Exhibit(a)(2)(i)

These materials are important and require your immediate attention. They require shareholders of Turquoise Hill Resources Ltd. to make important decisions. If you are in doubt about how to make such decisions, please contact your financial, legal, tax or other professional advisors. If you are a shareholder of Turquoise Hill Resources Ltd. and have any questions regarding the information contained in this management proxy circular or require assistance in completing your form of proxy, please contact our proxy solicitation agent, Kingsdale Advisors, at 1-888-370-3955 (toll-free within North America) or by calling collect at 416-867-2272 (outside of North America) or by email at contactus@kingsdaleadvisors.com. Questions on how to complete the letter of transmittal should be directed to Turquoise Hill Resources Ltd.’s transfer agent, TSX Trust Company, at 1-800-387-0825 (toll-free within North America) or at 416-682-3860 (outside of North America) or by email at shareholderinquiries@tmx.com.

Shareholders in the United States should read the section “Notice to Shareholders in the United States” on page (ii) of the accompanying management proxy circular.

ARRANGEMENT

INVOLVING

TURQUOISE HILL RESOURCES LTD.

AND

RIO TINTO INTERNATIONAL HOLDINGS LIMITED AND RIO TINTO PLC

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on November 1, 2022 at 10:30 a.m. (Montréal time),

in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room,

Montréal, Québec, Canada, H3B 1R1

and virtually via live audio webcast at https://web.lumiagm.com/449028588.

AND

MANAGEMENT PROXY CIRCULAR

YOUR VOTE IS IMPORTANT. TAKE ACTION AND VOTE TODAY.

The Board of Directors (excluding the Conflicted Directors), acting on the unanimous recommendation of the Special Committee, unanimously recommends that Minority Shareholders vote

IN FAVOUR

of the Arrangement Resolution

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE ARRANGEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR, AND ANY REPRESENTATION OTHERWISE IS AN OFFENCE.

September 27, 2022

LETTER TO SHAREHOLDERS

September 27, 2022

Dear Shareholders:

You are invited to attend a special meeting of holders of common shares (the “Shareholders”) of Turquoise Hill Resources Ltd. (“Turquoise Hill” or the “Corporation”) to be held in person and virtually on Tuesday, November 1, 2022 at 10:30 a.m. (Montréal time) (the “Meeting”). The purpose of the Meeting is to allow Shareholders to consider an offer by Rio Tinto International Holdings Limited (the “Purchaser”) to acquire all of the common shares of Turquoise Hill (each, a “Share”) not currently owned by the Purchaser or its affiliates (each, a “Minority Share”) at an all-cash price of C$43.00 per Share (the “Consideration”) by way of Court-approved statutory plan of arrangement (the “Arrangement”) involving the Corporation, the Purchaser and Rio Tinto plc pursuant to the provisions of the Business Corporations Act (Yukon).

A special committee of the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) consisting entirely of independent directors (the “Special Committee”) conducted, with the assistance of its financial and legal advisors, a review of the Corporation’s operations and financing needs and alternatives available to the Corporation and obtained an independent valuation of the Shares. Following this process, and after careful consideration, the Special Committee unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the holders of Minority Shares (the “Minority Shareholders”) and recommended that the Board of Directors approve the Arrangement and recommend that the Minority Shareholders vote in favour of the Arrangement.

On the unanimous recommendation of the Special Committee, the Board, with Alfred P. Grigg and Stephen Jones (being the two directors on the Board employed by Rio Tinto plc) having recused themselves, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and recommends that the Minority Shareholders vote in favour of the Arrangement.

In reaching its conclusion, the Special Committee took into consideration, among other things, the following:

•	the Consideration represents:

•

a 67% premium to the closing price of C$25.68 of the Shares on the Toronto Stock Exchange (“TSX”) on March 11, 2022, being the last trading date prior to the Purchaser’s initial public proposal to acquire the Minority Shares;

•	a 26% increase in the consideration as compared to the Purchaser’s initial proposal made on March 13, 2022 of C$34.00 per Share;

•	an 8% increase in the consideration as compared to the Purchaser’s revised proposal made on August 24, 2022 of C$40.00 per Share; and

•

a 19% premium to the closing price of C$36.12 of the Shares on the TSX on August 31, 2022, being the last trading day prior to the September 1, 2022 announcement of the agreement in principle and term sheet entered into by the parties with respect to the Arrangement;

•

the valuation carried out by TD Securities Inc., the independent valuator retained by the Special Committee, which determined that as of August 31, 2022 and based upon and subject to the assumptions, limitations and qualifications set out therein, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share;

•

fairness opinions received from BMO Capital Markets to the effect that, as of August 31, 2022 and September 5, 2022, respectively, and based upon and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates);

•

a fairness opinion received from TD Securities Inc., the independent valuator retained by the Special Committee, to the effect that, as of August 31, 2022, and based upon and subject to the assumptions, limitations and qualifications set out therein and such other matters that TD Securities Inc. considered relevant, the Consideration to be received by the Shareholders, other than Rio Tinto plc and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders;

•	the Consideration is all cash, which provides Minority Shareholders with certainty of value and immediate liquidity;

•	the Arrangement is the result of a process that included robust negotiations and procedural safeguards;

•

there are limited alternatives for a sale to third parties, including due to the fact that Rio Tinto plc has publicly announced that it is not interested in pursuing any alternative transaction and Rio Tinto plc’s controlling interest in the Corporation; and

•	there are a limited number of closing conditions to the completion of the Arrangement, including the lack of a financing condition.

Procedural Safeguards for the Shareholders

The negotiations leading to the execution and announcement of the Arrangement Agreement were undertaken by the Special Committee, which was comprised solely of independent directors and advised by experienced and qualified financial and legal advisors. The Arrangement is subject to the following approvals from Shareholders and the Supreme Court of Yukon (the “Court”), which provides additional protection to the Minority Shareholders:

(a)

a special resolution (the “Arrangement Resolution”), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the “Circular”), which must be approved by at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class;

(b)

as the Arrangement constitutes a “business combination” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (implemented in Québec as Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions) (“MI 61-101”), the Arrangement Resolution must also be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for this purpose, the votes attached to the Shares held by Rio Tinto plc and its affiliates and any other Shareholders required to be excluded under MI 61-101; and

(c)	the Arrangement must be approved by the Court, which will consider, among other things, the procedural and substantive fairness of the Arrangement to the Minority Shareholders.

The 102,196,643 Shares beneficially owned by Rio Tinto plc and its affiliates, representing approximately 50.8% of the Shares, will be excluded for the purposes of the “minority approval” required under MI 61-101.

In connection with the proposed Arrangement, all independent directors and executive officers of the Corporation entered into voting and support agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOUR of the Arrangement Resolution.

The Arrangement is currently scheduled to be completed on or about November 9, 2022 based on the assumption that all required Shareholder and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date.

The Meeting will be a hybrid meeting, held in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and in virtual format via live audio webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/449028588.

Please arrange for your proxy to be received by the Corporation’s transfer agent, TSX Trust Company (“TSX Trust”), at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, by no later than 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

Shareholders should review the accompanying notice of special meeting of Shareholders and the Circular, which describes, among other things, the background to the Arrangement as well as the reasons for the determinations and recommendations of the Special Committee and the Board. The Circular contains a detailed description of the Arrangement and includes additional information to assist you in considering how to vote at the Meeting. You are urged to read this information carefully and, if you require assistance, you are urged to consult your financial, legal, tax or other professional advisors.

Your vote is important regardless of the number of Shares you own. If you are unable to attend the Meeting online or in person, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy or voting instruction form, as applicable, so that your Shares can be voted at the Meeting in accordance with your instructions. If you are a registered Shareholder, we also encourage you to complete, sign, date and return the enclosed letter of transmittal, which will help the Corporation arrange for the prompt payment for your Shares if the Arrangement is completed.

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy please contact our proxy solicitation agent, Kingsdale Advisors, at 1-888-370-3955 (toll-free in North America), or by calling collect at 416-867-2272 (outside of North America) or by email at contactus@kingsdaleadvisors.com. Questions on how to complete the letter of transmittal should be directed to the Corporation’s transfer agent, TSX Trust, at 1-800-387-0825 (toll-free within North America) or at 416-682-3860 (outside of North America) or by email at shareholderinquiries@tmx.com.

On behalf of the Board, we would like to take this opportunity to thank you for the support you have shown as Shareholders of the Corporation.

Yours very truly,

(signed) R. Peter Gillin
R. Peter Gillin Independent Chairman of the Board of Directors

TURQUOISE HILL RESOURCES LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Montréal, Québec, Canada, September 27, 2022

NOTICE IS HEREBY GIVEN that, in accordance with an interim order of the Supreme Court of Yukon dated September 27, 2022 (the “Interim Order”), a special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Shares”) of Turquoise Hill Resources Ltd. (“Turquoise Hill” or the “Corporation”) will be held on Tuesday, November 1, 2022 at 10:30 a.m. (Montréal time) in person and in virtual format for the following purposes:

1.

to consider, and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the “Circular”), to approve an arrangement (the “Arrangement”) pursuant to section 195 of the Business Corporations Act (Yukon) (the “YBCA”) involving the Corporation, Rio Tinto International Holdings Limited (the “Purchaser”) and Rio Tinto plc, the whole as described in the Circular; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or postponement(s) thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the Arrangement.

Meeting

The Meeting will be held in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and in virtual format via live audio webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/449028588.

To access the Meeting, follow the instructions below:

If you are a registered Shareholder:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: TRQ2022 (case sensitive).

Please note that if you use your control number to log in to the Meeting, any vote you cast will thereby revoke any proxy you previously submitted. If you do not wish to revoke a proxy that you previously submitted, you should refrain from voting during the Meeting.

If you are a duly appointed proxyholder:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number you will have received by email from TSX Trust Company (“TSX Trust”), followed by the following password: TRQ2022 (case sensitive).

Please note that proxyholders who have been duly appointed and registered with TSX Trust in accordance with the instructions provided herein below will receive their own 13-digit control number via email from TSX Trust after the proxy voting deadline has passed.

If you are a guest:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Guest / Invité” icon and complete the online form.

Shareholders who are participating in the Meeting virtually must be connected to the internet throughout the entire Meeting in order to be able to vote. Participants must ensure that they have a good connection throughout the Meeting and set aside enough time to connect to the Meeting and follow the procedure described in this section.

You will require the most recent version of the browsers Chrome, Safari, Edge or Firefox. Make sure your browser is compatible by connecting in advance. PLEASE DO NOT USE INTERNET EXPLORER. Internal networks, firewalls, as well as VPNs (virtual private networks) may block the webcast or access to the virtual platform for the Meeting. If you experience issues, make sure your VPN is deactivated or that you are not using a computer connected to an enterprise network.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the Management nominees identified in the form of proxy or voting instruction form, including non-registered (beneficial) Shareholders who wish to appoint themselves as proxyholder, must carefully follow the instructions in the accompanying Circular and on their form of proxy or voting instruction form.

Additionally, such Shareholder or its duly appointed proxyholder MUST complete the online form at the address https://www.tsxtrust.com/control-number-request or contact TSX Trust at 1-866-751-6315 (toll-free in Canada and the United States) or 212-235-5754 (other countries) by 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting) and provide the TSX Trust representative with the required information so that TSX Trust may provide the proxyholder with his, her or its own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the Meeting but will be able to attend as guests.

The Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has set the close of business on September 19, 2022 as the record date (the “Record Date”) for determining the Shareholders who are entitled to receive notice of, and to vote their Shares at the Meeting. Only persons who are shown on the register of Shareholders at the close of business on the Record Date, or their duly appointed proxyholders, will be entitled to attend the Meeting and vote on the Arrangement Resolution.

As of the Record Date, there were 201,231,446 Shares issued and outstanding. Each Share entitles its holder to one (1) vote with respect to the matters to be voted on at the Meeting.

In order to become effective, the Arrangement must be approved by (i) at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class, and (ii) as the proposed transaction constitutes a “business combination” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (implemented in Québec as Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions) (“MI 61-101”), a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of (ii), the votes attached to the Shares held by Rio Tinto plc and its affiliates and any other Shareholders required to be excluded under MI 61-101. The 102,196,643 Shares beneficially owned by Rio Tinto plc and its affiliates (collectively, the “Excluded Shares”), representing approximately 50.8% of the Shares, will be excluded for purposes of such “minority approval” required under MI 61-101.

Accompanying this notice of meeting is the Circular, a proxy form and a letter of transmittal (for registered Shareholders) (the “Letter of Transmittal”). The accompanying Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this notice of meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by the Corporation before the Meeting or at the Chair’s discretion at the Meeting.

For a registered Shareholder (other than any dissenting Shareholders and the holders of the Excluded Shares) to receive the consideration of C$43.00 in cash per Share (the “Consideration”) to which it, he or she, as the case may be, is entitled upon the completion of the Arrangement, she, he or it, as the case may be, must complete, sign and return the Letter of Transmittal together with her, his or its, as the case may be, Share certificate(s) and/or Direct Registration System advice(s), as applicable, and any other required documents and instruments to the depositary named in the Letter of Transmittal, in accordance with the procedures set out therein.

Whether or not you are able to attend the Meeting, the Board and management of the Corporation urge you to participate in the Meeting and vote your Shares. If you cannot attend the Meeting in person or online to vote your Shares, please vote in one of the following ways:

i.

by following the instructions for internet voting in the accompanying proxy form at least 48 hours, excluding Saturdays, Sundays and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

ii.

by completing and signing the accompanying proxy form and returning it in the enclosed envelope, postage prepaid at least 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

iii.	by duly appointing someone as a proxy to participate in the Meeting and vote your Shares for you.

The Chair reserves the right to accept late proxies and to extend or waive the proxy cut off at their discretion, with or without notice, subject to the terms of the Arrangement Agreement.

If you are a beneficial (non-registered) Shareholder, please refer to the section in the Circular entitled “Information Concerning the Meeting and Voting – Non-Registered Shareholders” for information on how to vote your Shares. Beneficial (non-registered) Shareholders who hold their Shares through a broker, investment dealer, bank, trust company, custodian, nominee or another intermediary (an “Intermediary”), should carefully follow the instructions of their Intermediary to ensure that their Shares are voted at the Meeting in accordance with such Shareholders’ instructions and, as applicable, to arrange for their Intermediary to complete the necessary transmittal documents and to ensure that they receive payment of the Consideration for their Shares if the Arrangement is completed.

Dissent Rights

Pursuant to the Interim Order, registered Shareholders have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Shares by the Purchaser in accordance with the provisions of Section 193 of the YBCA (the “Dissent Rights”), as modified by the Interim Order and/or the plan of arrangement pertaining to the Arrangement (the “Plan of Arrangement”). A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement Resolution must send to the Corporation a Dissent Notice (as defined below), which the Corporation must receive, c/o Dustin Isaacs, Chief Legal Officer and Corporate Secretary, at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2, Canada, with copies to each of:

i.

Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, Canada, H3B 1R1, Attention: Steve Malas, email: steve.malas@nortonrosefulbright.com and Orestes Pasparakis, email: orestes.pasparakis@nortonrosefulbright.com;

ii.

McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Eva Bellissimo, email: ebellissimo@mccarthy.ca; and Shea Small, email: ssmall@mccarthy.ca; and

iii.

TSX Trust Company, 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department;

by no later than 4:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) business day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting) (the “Dissent Notice”), and must otherwise strictly comply with the dissent procedures described in the accompanying Circular. A Shareholder’s Dissent Notice sent with respect to the Arrangement shall be deemed to be and shall be automatically revoked if such Shareholder has voted (some or all of their Shares) in favour of the Arrangement Resolution, whether in person, virtually or by proxy.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Shareholders are entitled to exercise Dissent Rights. A non-registered Shareholder who wishes to exercise Dissent Rights must make arrangements for the registered Shareholder of such Shares to exercise Dissent Rights on behalf of such Shareholder. A registered Shareholder who intends to exercise Dissent Rights must do so with respect to all of the Shares registered in the Dissenting Shareholder’s name that either: (i) they hold on their own behalf; or (ii) they hold on behalf of any one beneficial Shareholder and only if a Dissent Notice is received from such Shareholder by the Corporation in the manner and within the time described above. There is no right to a partial Dissent Right.

It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights. The Shareholders’ Dissent Rights are more particularly described in the accompanying Circular, and copies of the Plan of Arrangement, the Interim Order and the text of Section 193 of the YBCA are set forth in Appendix B, Appendix E and Appendix G, respectively, of the Circular. Failure to strictly comply with the requirements set forth in Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement, will result in the loss of any right of dissent.

By order of the Board of Directors,

(signed) Dustin Isaacs

Dustin Isaacs
Chief Legal Officer and Corporate Secretary

TURQUOISE HILL RESOURCES LTD.

MANAGEMENT PROXY CIRCULAR

This management proxy circular (this “Circular”) is provided in relation to the solicitation of proxies by the management of Turquoise Hill Resources Ltd. (“we”, “us”, “Turquoise Hill” and the “Corporation”) for use at the special meeting of Shareholders (the “Meeting”) of the Corporation to be held on November 1, 2022 at 10:30 a.m. (Montréal time) in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and virtually via live audio webcast at https://web.lumiagm.com/449028588 and at any adjournment or postponement thereof. Unless otherwise indicated, the information provided in this Circular is provided as of the Record Date of September 19, 2022.

All capitalized terms used in this Circular but not otherwise defined herein have the meanings set forth in the “Glossary of Terms”. In this Circular, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number only (including defined terms) include the plural.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, references to “$” or “C$” refer to the lawful currency of Canada and references to “US$” refer to the lawful currency of the United States of America. On September 27, 2022, the daily average exchange rate as reported by the Bank of Canada was: C$1.00 = US$0.7285 and US$1.00 = C$1.3726.

CAUTIONARY STATEMENTS

We have not authorized any person to give any information or make any representation regarding the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular. If any such information or representation is given or made to you, you should not rely on it as being authorized or accurate.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. The delivery of this Circular will not, under any circumstances, create any implication or be treated as a representation that there has been no change in the information set out herein since the date of this Circular.

Management is soliciting your proxy. The Corporation has retained Kingsdale as its proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting, and will pay Kingsdale fees of approximately C$85,000 for such services in addition to certain out-of-pocket expenses. Management requests that you sign and return the proxy form or voting instruction form so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of Turquoise Hill. The Corporation will bear the cost of such solicitation and will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders. The Purchaser and Rio Tinto may also participate in the solicitation of proxies.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and are urged to consult with their own legal, tax, financial or other professional advisors.

The information contained in this Circular concerning the Purchaser and Rio Tinto, including such information under the heading “Special Factors – Background to the Arrangement”, has been provided by the Purchaser and Rio Tinto for inclusion in this Circular. Although the Corporation has no knowledge that any statement contained herein taken from, or based on, such information and records or information provided by the Purchaser or Rio Tinto are untrue or incomplete, the Corporation assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by the Purchaser or Rio Tinto to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Corporation.

All summaries of and references to the Arrangement Agreement, the Plan of Arrangement, Third A&R HoA and Early Advance Agreement in this Circular are qualified in their entirety by the complete text of such documents and Shareholders should refer to the full text for complete details of such documents. The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement, Third A&R HoA and Early Advance Agreement are available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov. You are urged to read the full text of the Arrangement Agreement and the Plan of Arrangement carefully.

i

NO CANADIAN SECURITIES REGULATORY AUTHORITY NOR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

FORWARD-LOOKING INFORMATION

This Circular contains “forward-looking information” within the meaning of applicable Canadian Securities Laws, and Turquoise Hill intends that such forward-looking statements be subject to the safe harbours created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and these statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. More particularly and without restriction, this Circular contains forward-looking statements and information regarding: statements and implications about the anticipated benefits of the Arrangement for the Corporation, the Purchaser and their respective shareholders, Shareholder and Court approvals and the anticipated timing of the completion of the Arrangement.

Forward-looking information is subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These risks and uncertainties include, but are not limited to, the failure of the parties to obtain the necessary Shareholder and Court approvals or to otherwise satisfy the conditions to the completion of the Arrangement; failure of the parties to obtain such approvals or satisfy such conditions in a timely manner or at all; significant transaction costs or unknown liabilities; failure to realize the expected benefits of the Arrangement; general economic conditions; and other risks and uncertainties identified under “Risk Factors” and “Information Concerning Turquoise Hill”. Failure to obtain the necessary Shareholder and Court approvals, or the failure of the parties to otherwise satisfy the conditions to the completion of the Arrangement or to complete the Arrangement, may result in the Arrangement not being completed on the proposed terms, or at all. In addition, if the Arrangement is not completed, and the Corporation continues as a publicly traded entity, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Corporation to the completion of the Arrangement could have an impact on its business and strategic relationships (including with future and prospective employees, customers, suppliers and partners), operating results and activities in general, and could have a material adverse effect on its current and future operations, financial condition and prospects. Furthermore, pursuant to the terms of the Arrangement Agreement, the Corporation may, in certain circumstances, be required to pay the Expense Reimbursement Amount to the Purchaser, the result of which could have an adverse effect on its financial position.

Consequently, all of the forward-looking information contained herein is qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking information contained herein is provided as of the date hereof, and we do not undertake to update or amend such forward-looking information whether as a result of new information, future events or otherwise, except as may be required by applicable Securities Laws.

This list is not exhaustive of the factors that may affect any of the forward-looking statements of Turquoise Hill. The risks and uncertainties that could affect forward-looking statements are described further under the heading “Risk Factors”. Additional risks are further discussed in Turquoise Hill’s Annual Information Form (Exhibit 99.1 to the Corporation’s Annual Report on Form 40-F) for the year ended December 31, 2021, the management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2021, as well as the management’s discussion and analysis of financial condition and results of operations for the second quarter period ended June 30, 2022, which have been filed under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The transactions contemplated herein constitute a “going private” transaction under Rule 13E-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). In connection with these transactions, the Corporation, the Purchaser and certain related parties have filed with the U.S. Securities and Exchange Commission (the “SEC”) a transaction statement (the “Schedule 13E-3”) pursuant to Section 13(e) of the U.S. Exchange Act and Rule 13E-3 thereunder, which incorporates, by reference therein, this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Corporation in connection with the Arrangement will be, available under Turquoise Hill’s profile on EDGAR at www.sec.gov.

ii

Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety, including the exhibits or appendices hereto or thereto, as applicable, because they contain important information.

Turquoise Hill is a corporation existing under the laws of Yukon and is a “foreign private issuer” within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Corporation nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (1) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (2) the requirements of Rule 13E-3 promulgated under the U.S. Exchange Act.

The unaudited interim financial statements and audited annual financial statements of Turquoise Hill and other financial information included or incorporated by reference in this Circular have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and thus may differ from the U.S. generally accepted accounting principles. Shareholders that are United States taxpayers are advised to consult their independent tax advisors regarding the United States federal, state, local and foreign tax consequences to them by participating in the Arrangement.

The enforcement by investors of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that Turquoise Hill is organized under the laws of a jurisdiction other than the United States, that some (or all) of its respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Turquoise Hill and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon Turquoise Hill and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws or any state within the United States, including “blue sky laws” of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws, including “blue sky laws” of any state within the United States.

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TABLE OF CONTENTS

Questions and Answers about the Meeting and the Arrangement	1
Summary of Arrangement	9
The Meeting	9
Record Date	9
Purpose of the Meeting	9
Summary of the Arrangement	9
Parties to the Arrangement	9
Turquoise Hill	9
Rio Tinto plc and the Purchaser	10
Background to the Arrangement	10
Recommendation of the Special Committee	10
Recommendation of the Board	10
Reasons for the Recommendation	10
Rio Tinto’s Purpose and Reasons for the Arrangement	11
Position of Rio Tinto as to the Fairness of the Arrangement	11
Required Shareholder Approvals	12
Formal Valuation and Fairness Opinions	12
MI 61-101 Requirements	12
Implementation of the Arrangement	13
Procedural Safeguards for Shareholders	14
Voting Agreements	14
Arrangement Agreement	14
Certain Canadian Federal Income Tax Considerations	14
Certain United States Federal Income Tax Considerations	14
Dissent Rights	15
Depositary	15
Stock Exchange Delisting and Reporting Issuer Status	15
Risks Associated With the Arrangement	15
Interest of Certain Persons in the Arrangement; Benefits from the Arrangement	16
Notice to Shareholders in the United States	16
Special Factors	18
Background to the Arrangement	18
Introduction	18
Background to the Timing of Rio Tinto’s Initial Proposal	18
Rio Tinto Initial Proposal	20
Equity Offering and Revised Proposal	27
Turquoise Hill’s Purposes and Reasons for the Arrangement	31
Position of Turquoise Hill as to Fairness of the Arrangement	31
Reasons for the Recommendation	31
Business Issues and Trends	32
Consideration Payable to Minority Shareholders	32

Limited Alternatives for Sale to Third Parties	33
Procedural Safeguards and Fairness	34
Deal Certainty	35
Key Risks and Countervailing Factors Inherent in the Arrangement	35
Recommendation of the Special Committee	37
Recommendation of the Board	37
Compensation of the Special Committee	38
Formal Valuation and TD Fairness Opinion	38
Engagement of TD Securities	39
Credentials of TD Securities	39
Independence of TD Securities	40
Scope of Review	40
Prior Valuations	41
Assumptions and Limitations	42
Formal Valuation of the Shares	44
Definition of Fair Market Value	44
Approach to Value	45
Oyu Tolgoi Model	45
Commodity Price and Exchange Rate Assumptions	45
Discount Rate Assumptions	46
Corporate G&A Assumptions	46
Synergies Assumptions	46
Shareholder Loans and Other Corporate Adjustments	46
NAV Analysis	47
Oyu Tolgoi NPV Sensitivity Analysis	47
Comparable Precedent Transaction Analysis	48
Trading Comparables Analysis	48
NAV Analysis Methodology	48
Summary of NAV Approach	48
Future EV / EBITDA Multiples Analysis Methodology	49
Summary of Future EV / EBITDA Approach	49
Formal Valuation Summary	50
Sensitivity Analysis	50
Formal Valuation Conclusion	51
TD Fairness Opinion	51
Approach to Fairness	51
Comparison of the Consideration to the Fair Market Value of the Shares	51
Comparison of Implied Premiums	51
TD Fairness Opinion Conclusion	52

Other Presentations by TD Securities	52
Fairness Opinions of BMO Capital Markets	52
August 31, 2022 Fairness Opinion	52
September 5, 2022 Fairness Opinion	52
Summary of Fairness Opinions	53
Presentations by BMO Capital Markets	57
Financial Analyses	57
Other Information	61
Preliminary Discussion Materials	62
Miscellaneous	62
Financial Projections	63
Rio Tinto’s Purposes and Reasons for the Arrangement	64
Position of Rio Tinto as to the Fairness of the Arrangement	65
Certain Effects of the Arrangement	68
Benefits of the Arrangement for the Corporation’s Unaffiliated Security Holders	68
Detriments of the Arrangement for the Corporation’s Unaffiliated Security Holders	68
Benefits of the Arrangement for Directors and Executive Officers of the Corporation	68
Benefits of the Arrangement for Rio Tinto	68
Detriments of the Arrangement for Rio Tinto	69
Information Concerning the Meeting and Voting	69
Purpose of the Meeting	69
Date, Time and Place of Meeting	69
Appointment of Proxyholders	70
Solicitation of Proxies	70
Voting Virtually	71
Voting by Proxy	71
What is a Proxy?	71
Appointment and Revocation of Proxyholders	71
Notice-and-Access	72
Registered Shareholders	72
Changing Your Mind (Revoking Your Proxy)	72
Non-Registered Shareholders	73
Voting Shares	74
Principal Shareholders	74
Other Business	74
The Arrangement	74
Overview	74
Shareholder Approval of the Arrangement	75
Voting Agreements	75
Implementation of the Arrangement	77
Effective Date	78

Procedure for Exchange of Share Certificates by Shareholders	78
Payment of Consideration	78
Expenses of the Arrangement	79
Sources of Funds for the Arrangement	80
Interest of Certain Persons in the Arrangement; Benefits from the Arrangement	80
Indemnification and Insurance	80
Holdings in Shares, RSUs, PSUs and DSUs	80
Employment Arrangements	81
Intentions of Directors and Executive Officers	81
Accounting Treatment of the Arrangement	81
Arrangements between Turquoise Hill and Security Holders	81
Information Concerning the Purchaser and Rio Tinto plc	81
Information Concerning Turquoise Hill	81
General	81
Description of Share Capital	82
Dividend Policy	82
Ownership of Securities	82
Situation Following the Completion of the Arrangement	83
Commitments to Acquire Securities of Turquoise Hill	83
Previous Purchases and Sales	84
Previous Distributions	84
Executive Officers and Directors	84
Trading in Shares	85
Interest of Informed Persons in Material Transactions	86
Material Changes in the Affairs of the Corporation	86
Selected Historical Financial Information	86
Consolidated Balance Sheets	88
Consolidated Statement of Income and Comprehensive Income	89
Consolidated Statement of Changes in Equity	90
Consolidated Statement of Cash Flows	91
Net Book Value	91
Additional Information	91
Arrangement Agreement	92
Arrangement	92
Interim and Final Orders	92
Articles of Arrangement and Effective Date	92
Covenants	93
Conduct of Business of Turquoise Hill	93
Mutual Covenants of Turquoise Hill, the Purchaser and Rio Tinto plc Relating to the Arrangement	94
Covenants of Turquoise Hill Relating to Employees	95
Non-Solicitation	95
Insurance and Indemnification	97

Pre-Acquisition Reorganization	97
Representations and Warranties	98
Conditions to Closing	99
Mutual Conditions Precedent	99
Additional Conditions Precedent to the Obligations of the Purchaser and Rio Tinto plc	99
Additional Conditions Precedent to the Obligations of Turquoise Hill	100
Termination of the Arrangement Agreement	100
Expense Reimbursement	102
Reimbursement Event	102
Purchaser Reimbursement Event	102
Amendments	102
Governing Law	103
Third Amended And Restated Heads Of Agreement	103
Early Advance Funding Agreement	103
Certain Legal Matters	104
Implementation of the Arrangement and Timing	104
Court Approvals and Completion of the Arrangement	105
Interim Order	105
Final Order	105
Securities Law Matters	105
Application of MI 61-101	105
Formal Valuation	106
Minority Approval	106
Stock Exchange Delisting and Reporting Issuer Status	106
Risk Factors	106
Risks Relating to Turquoise Hill	106
Risks Related to the Arrangement	107
Conditions Precedent and Required Approvals	107
Termination in Certain Circumstances and Expense Reimbursement	107
Occurrence of a Material Adverse Effect	107
Uncertainty Surrounding the Arrangement	107
Certain Canadian Federal Income Tax Considerations	110
Holders Resident in Canada	111
Disposition of Shares under the Arrangement	111
Dissenting Resident Holders of Shares	111
Capital Gains and Capital Losses	112
Additional Refundable Tax	112
Holders Not Resident in Canada	112
Disposition of Shares under the Arrangement	112
Taxable Canadian Property	112
Dissenting Non-Resident Holders	113

Certain United States Federal Income Tax Considerations	113
Passive Foreign Investment Company	115
Provisions for Unaffiliated Shareholders	116
Dissenting Shareholders’ Rights	116
Depositary	118
Questions and Further Assistance	118
Glossary of Terms	119
Consent of TD Securities Inc.	134
Consent of BMO Nesbitt Burns Inc.	135
APPENDIX A ARRANGEMENT RESOLUTION	A-1
APPENDIX B PLAN OF ARRANGEMENT UNDER SECTION 195 OF THE BUSINESS CORPORATIONS ACT (YUKON)	B-1
APPENDIX C FORMAL VALUATION AND FAIRNESS OPINION OF TD SECURITIES INC.	C-1
APPENDIX D FAIRNESS OPINIONS OF BMO NESBITT BURNS INC.	D-1
APPENDIX E INTERIM ORDER	E-1
APPENDIX F PETITION FOR THE FINAL ORDER	F-1
APPENDIX G SECTION 193 OF THE BUSINESS CORPORATIONS ACT (YUKON)	G-1

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT

Your vote is important. The following are key questions that you as a Shareholder may have regarding the Arrangement to be considered at the Meeting. You are urged to carefully read the remainder of this Circular as the information in this section does not provide all of the information that might be important to you with respect to the Arrangement. All capitalized terms used herein have the meanings ascribed to them in the “Glossary of Terms” on page 119 of this Circular.

Questions Relating to the Arrangement

Q.	What is the proposed Arrangement?

A.

Pursuant to the Arrangement, Rio Tinto would acquire the Minority Shares, representing the approximately 49.2% of the Shares of Turquoise Hill not currently owned by Rio Tinto, for C$43.00 in cash per Share by way of a Court-approved plan of arrangement pursuant to the provisions of the YBCA.

Q.	What is the background and reasons for the proposed Arrangement?

A.	The Arrangement Agreement is the result of arm’s length negotiations between the Special Committee, Rio Tinto and their respective advisors.

See “Special Factors – Background to the Arrangement” for a summary of certain relevant background information that informed the Special Committee’s deliberations as well as the principal events leading to the execution of the Arrangement Agreement and the public announcement of the Arrangement.

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee, with the assistance of financial and legal advisors, carefully reviewed the Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including those set out under “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation”.

Q.	Does the Special Committee support the Arrangement?

A.

Yes. The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed below under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from its financial advisor, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution. See “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Recommendation of the Special Committee”.

Q.	Does the Board support the Arrangement?

A.

Yes. The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from financial advisors, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution. See “Special Factors – Recommendation of the Board”.

Q.	Who has agreed to support the Arrangement?

A.

All independent directors and executive officers of the Corporation have entered into Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOUR of the Arrangement Resolution. See “The Arrangement – Voting Agreements”.

Q:	What approvals are required by Shareholders at the Meeting?

A:

To be effective, the Arrangement Resolution must be approved by (i) at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding for the purposes of (ii) the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101. See “The Arrangement – Shareholder Approval of the Arrangement”.

Q:	What other approvals are required for the Arrangement?

A:

The Arrangement requires approval by the Court under Section 195 of the YBCA. Prior to the mailing of this Circular, the Corporation obtained an Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Corporation will apply to the Court for a Final Order if the Shareholders approve the Arrangement at the Meeting. The Court will consider, among other things, the procedural and substantive fairness of the Arrangement. See “Certain Legal Matters – Court Approvals and Completion of the Arrangement”.

Q.	How will I know when all required approvals have been obtained?

A.

If all the necessary approvals have been received and conditions to the completion of the Arrangement have been satisfied or waived, other than conditions that, by their terms, cannot be satisfied until the Effective Date, then Turquoise Hill will issue a press release disclosing such fact.

Q:	When will the Arrangement become effective?

A:

The Arrangement is currently scheduled to be completed on or about November 9, 2022 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date. It is not possible, however, to state with certainty when the Effective Date will occur. The Arrangement will become effective on the date shown on the Certificate of Arrangement to be endorsed by the Director on the Articles of Arrangement giving effect to the Arrangement in accordance with the YBCA. See “Certain Legal Matters – Implementation of the Arrangement and Timing”.

Q.	If the Arrangement is approved by Shareholders at the Meeting, when will the Shares cease to be traded on stock exchanges?

A.

The Corporation and Rio Tinto have agreed to use their commercially reasonable efforts to cause the Shares to be delisted from the TSX and the NYSE promptly, with effect as soon as practicable following the acquisition by the Purchaser of the Minority Shares pursuant to the Arrangement. Following the Effective Date, it is expected that the Purchaser will cause the Corporation to apply to cease to be a reporting issuer under the securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Corporation is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. See “Securities Law Matters – Stock Exchange Delisting and Reporting Issuer Status”.

Q:	What will I receive for my Shares under the Arrangement?

A:

If the Arrangement becomes effective, Minority Shareholders will be entitled to receive Consideration of C$43.00 in cash per Share, representing a 67% premium to the closing price of C$25.68 of the Shares on the TSX on March 11, 2022, being the last trading day prior to the Purchaser’s Initial Proposal.

Q:	If I am a registered Shareholder, how do I receive my Consideration under the Arrangement?

A:

Accompanying this Circular is a form of proxy and Letter of Transmittal (for registered Shareholders). For a registered Minority Shareholder (other than any Dissenting Shareholder) to receive the Consideration of C$43.00 in cash per Share to which she, he or it, as the case may be, is entitled upon the completion of the Arrangement, she, he or it, as the case may be, must complete, sign and return the Letter of Transmittal together with her, his or its, as the case may be, Share certificate(s) and/or DRS Advice, as applicable, and any other required documents and instruments to the Depositary named in the Letter of Transmittal in accordance with the procedures set out therein.

Q:	What happens if I do not surrender the certificates representing my Shares in order to receive the Consideration under the Arrangement?

A:

Until surrendered, each certificate that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such certificate formerly representing Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Corporation or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Corporation, as applicable, and shall be paid over by the Depositary to the Purchaser as directed by the Purchaser. See “The Arrangement – Payment of Consideration”.

Q:	What will happen to the Corporation if the Arrangement is completed?

A:

If the Arrangement becomes effective, former Minority Shareholders will be entitled to receive the Consideration in exchange for their Shares and the only Shareholders of the Corporation will be wholly owned Subsidiaries of Rio Tinto plc, including the Purchaser, and the Corporation will become a privately held corporation and an indirect wholly owned Subsidiary of Rio Tinto and there will be no public market for its Shares.

Q.	What will happen if the Arrangement Resolution is not passed or the Arrangement is not completed for any reason?

A:

If the Arrangement Resolution is not passed or the Arrangement is not completed for any reason, the Arrangement Agreement may be terminated. If this occurs, the Corporation will continue as a publicly traded entity and continue to pursue its business plan on a stand-alone basis. Note that failure to complete the Arrangement could have an adverse effect on the Share price or on the Corporation’s operations, financial condition or prospects. See “Risk Factors”. Furthermore, pursuant to the terms of the Arrangement Agreement, the Corporation may, in certain circumstances, be required to pay the Expense Reimbursement Amount to the Purchaser, the result of which could have an adverse effect on the Corporation’s financial position.

Q.	Are there risks associated with the Arrangement?

A:

In evaluating the Arrangement, Shareholders should consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) the Arrangement Resolution must be approved by a simple majority of the votes (more than 50%) cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purpose of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; (ii) the Arrangement Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect or if holders of more than 12.5% of the outstanding Shares exercise Dissent Rights; and (iii) there can be no certainty that all other conditions precedent to the Arrangement will be satisfied or waived.

Any failure to complete the Arrangement could materially and negatively impact the trading price of the Shares. You should carefully consider the risk factors described in the section “Risk Factors” in evaluating the approval of the Arrangement Resolution. Readers are cautioned that such risk factors are not exhaustive.

Q.	Is there a termination fee if the Arrangement Resolution is not approved by Turquoise Hill’s Shareholders?

A:

There is no termination fee payable by either party if the Arrangement Resolution is not approved by Shareholders. However, if the Shareholder Approvals for the Arrangement are not obtained and certain other conditions are satisfied, the Purchaser has agreed in the Arrangement Agreement to pay the Expense Reimbursement Amount of US$15,000,000 to the Corporation which would defray a portion of the Corporation’s out-of-pocket fees, costs and expenses incurred in connection with the Arrangement. The Arrangement Agreement also provides that the Corporation will be required to pay the Expense Reimbursement Amount of US$15,000,000 to the Purchaser if the Arrangement Agreement is terminated and certain other conditions are satisfied.

Q.

The Pentwater Funds have reported that they have beneficial ownership of in excess of 13.7% of the outstanding Shares and have publicly stated that they do not support the Arrangement and are considering legal actions including exercising Dissent Rights under the Arrangement. If the Pentwater Funds do exercise Dissent Rights, can the Arrangement proceed?

A.

Under the Arrangement Agreement, the Purchaser’s obligation to complete the Arrangement is subject to a number conditions in its favour, including that the number of Shares held by Shareholders who validly exercise Dissent Rights does not exceed 12.5% of the Shares issued and outstanding on the date of the Arrangement Agreement. If Dissent Rights are validly exercised by Shareholders holding in excess of 12.5% of the issued and outstanding Shares, and the Purchaser and Rio Tinto plc, in their sole discretion, do not waive this condition on or before the Outside Date, the Purchaser and Rio Tinto plc will not be obligated to complete the Arrangement and any of the Corporation, the Purchaser or Rio Tinto plc may then terminate the Arrangement Agreement, in which case the Purchaser will be required to pay to the Corporation the Expense Reimbursement Amount.

Questions Relating to the Turquoise Hill Special Meeting of Shareholders

Q.	Why did I receive this Circular?

A.

You received this Circular because you are a Shareholder and Shareholders are being asked at the Meeting to approve the Arrangement involving Turquoise Hill and the Purchaser, pursuant to Section 195 of the YBCA.

Q.	Where and when will the Meeting be held?

A.

The Meeting will be held on November 1, 2022, at 10:30 a.m. (Montréal time). The Meeting will be held in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and in virtual format via live audio webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/449028588. See “Information Concerning the Meeting and Voting – Date, Time and Place of Meeting”.

In the event necessary to address material comments from any securities regulatory authority, including from the SEC, on this Circular or the Schedule 13E-3, the Parties have agreed pursuant to the Arrangement Agreement that the Corporation may adjourn the Meeting.

Q.	Am I entitled to vote?

A.

You are entitled to vote if you were a Shareholder as of the close of business on the Record Date, September 19, 2022. Each Share entitles its holder to one (1) vote with respect to the matters to be voted on at the Meeting.

Q.	What are Shareholders being asked to vote on at the Meeting?

A.

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The Arrangement provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding Minority Shares by way of a court-approved statutory plan of arrangement under section 195 of the YBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, if the Arrangement becomes effective each Minority Shareholder (except for any Dissenting Shareholders) will be entitled to receive C$43.00 in cash per Share.

Q.	What constitutes quorum for the Meeting?

A.

The Corporation’s by-laws provide that the quorum for the transaction of business at the Meeting is at least one (1) individual present, either in person or electronically, at the commencement of the Meeting holding, or representing by proxy the holder or holders of Shares carrying, in the aggregate, not less than one-third (33 1⁄3%) of the votes eligible to be cast at the Meeting.

Q.	How many Shares are entitled to be voted?

A.

As at the Record Date of September 19, 2022, there were 201,231,446 Shares issued and outstanding, and no issued and outstanding preferred shares. Each Share entitles its holder to one (1) vote with respect to the matters to be voted on at the Meeting.

Q.	What if I acquire ownership of Shares after the Record Date?

A.

You will not be entitled to vote Shares acquired after the Record Date on the Arrangement Resolution. Only persons owning Shares as of the Record Date of September 19, 2022 are entitled to vote their Shares on the Arrangement Resolution.

Q.	What do I need to do now in order to vote on the Arrangement Resolution?

A:

Registered Shareholders can vote by internet, by mail, or in person or virtually at the Meeting. It is recommended that you vote by internet to ensure that your vote is received before the Meeting. To cast your vote by internet, please have your form of proxy or VIF on hand and carefully follow the instructions contained therein. Your internet vote authorizes the named proxies to vote your Shares in the same manner as if you mark, sign and return your form of proxy. You may also vote by mail by completing, dating and signing the enclosed form of proxy or VIF and return it in the envelope provided for that purpose. To be valid, proxies must be received by TSX Trust Company, at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, by no later than 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

Q:	If my Shares are held by my broker, investment dealer or other Intermediary, will they vote my Shares for me?

A:

No. Non-registered (beneficial) Shareholders who receive these materials through their broker or other Intermediary should complete and send the form of proxy or VIF in accordance with the instructions provided by their broker or Intermediary.

Additionally, the Corporation may utilize the Broadridge QuickVoteTM system, which involves NOBOs being contacted by Kingsdale, which is soliciting proxies on behalf of Management, to obtain voting instructions over the telephone and relaying them to Broadridge (on behalf of the NOBO’s Intermediary). While representatives of Kingsdale are soliciting proxies on behalf of Management, Shareholders are not required to vote in the manner recommended by the Board of Directors. The QuickVoteTM system is intended to assist Shareholders in placing their votes, however, there is no obligation for any Shareholders to vote using the QuickVoteTM system, and Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Circular. Any voting instructions provided by a Shareholder will be recorded and such Shareholder will receive a letter from Broadridge (on behalf of the Shareholder’s Intermediary) as confirmation that their voting instructions have been accepted.

Q.	Who is soliciting my proxy?

A.

Management is soliciting your proxy. The Corporation has retained Kingsdale as its proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting, and will pay Kingsdale fees of approximately C$85,000 for such services in addition to certain out-of-pocket expenses. Management requests that you sign and return the form of proxy or VIF so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of Turquoise Hill. The Corporation will bear the cost of such solicitation and will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders. The Purchaser and Rio Tinto may also participate in the solicitation of proxies.

Q.	Can I appoint someone other than those named in the enclosed proxy forms to vote my Shares?

A.

Yes. You have the right to appoint a person other than the Management nominees identified in the form of proxy or VIF. Non-registered (beneficial) Shareholders who wish to appoint themselves as proxyholder must carefully follow the instructions in the Circular and on their form of proxy or VIF.

Additionally, a Shareholder or its duly appointed proxyholder who is entitled to attend the Meeting MUST complete the online form at the address https://www.tsxtrust.com/control-number-request or contact TSX Trust at 1-866-751-6315 (toll-free in Canada and the United States) or 212-235-5754 (other countries) by 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting) and provide the TSX Trust representative with the required information so that TSX Trust may provide the proxyholder with his, her or its own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the Meeting but will be able to attend as guests. See “Information Concerning the Meeting and Voting – Appointment of Proxyholders”.

Q.	What if my Shares are registered in more than one name or in the name of a company?

A.

If your Shares are registered in more than one name, all registered persons must sign the form of proxy. If your Shares are registered in a company’s name or any name other than your own, you may be required to provide documents proving your authorization to sign the form of proxy for that company or name. For any questions about the proper supporting documents, contact TSX Trust before submitting your form of proxy.

Q:	When will I receive the Consideration payable to me under the Arrangement for my Shares?

A:

If the Arrangement becomes effective and your Letter of Transmittal and Share certificate(s), if applicable, and all other required documents are properly completed and received by the Depositary, you will receive the Consideration due to you under the Arrangement as soon as practicable after the Arrangement becomes effective. The Arrangement is currently scheduled to be completed on or about November 9, 2022 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date.

Q:	What happens if I send in my Share certificate(s) and the Arrangement Resolution is not approved or the Arrangement is not completed?

A:	If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your Share certificate(s) will be returned promptly to you by the Depositary.

Q:	Can I revoke my vote after I have voted by proxy?

A:

Yes. If you want to revoke your proxy after you have delivered it, you can do so by (i) delivering a written notice of revocation that is received by TSX Trust Company, at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, no later than 5:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), or delivered to the person presiding at the Meeting before it commences, (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above; (iii) attending the Meeting and voting virtually if you were a registered Shareholder at the Record Date; or (iv) in any other manner permitted by Law. See “Information Concerning the Meeting and Voting – Changing Your Mind (Revoking Your Proxy)”.

Q.	Are the shareholders of the Purchaser required to approve the Arrangement?

A.	No.

Q.	Who is responsible for counting and tabulating the votes by proxy?

A.	Votes by proxy are counted and tabulated by TSX Trust, Turquoise Hill’s transfer agent.

Q:	What are the Canadian federal income tax consequences of the Arrangement?

A:

Subject to the discussion in “Certain Canadian Federal Income Tax Considerations”, a Shareholder who is, or is deemed to be, resident in Canada, holds the Shares as “capital property”, and who sells such Shares to the Purchaser pursuant to the Arrangement will realize a capital gain (or a capital loss) to the extent that such Shareholder’s proceeds of disposition, net of any reasonable cost of disposition, exceed (or are less than) the aggregate adjusted cost base to such Shareholder of his, her or its Shares.

The foregoing description of Canadian federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under “Certain Canadian Federal Income Tax Considerations” below which contains a summary of certain Canadian federal income tax considerations of the Arrangement generally applicable to a Resident Holder (including a Dissenting Resident Holder) or a Non-Resident Holder (including a Dissenting Non-Resident Holder). Neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder. Accordingly, Shareholders should consult their tax advisor with respect to their particular circumstances.

The foregoing is only a brief summary of certain material Canadian federal income tax considerations. Shareholders should read carefully the information in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”, which qualifies the summary set forth above. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Arrangement.

Q:	What are the United States income tax consequences of the Arrangement?

A:

Subject to the discussion in “Certain United States Federal Income Tax Considerations” a U.S. Shareholder who holds Shares as capital assets and who sells such Shares pursuant to the Arrangement and receives the Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the U.S. Shareholder’s adjusted tax basis in the Shares.

The foregoing description of U.S. federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under “Certain United States Federal Income Tax Considerations” below, and neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder residing in the United States. Accordingly, U.S. Shareholders should consult their tax advisor with respect to their particular circumstances.

Q:	Are Shareholders entitled to Dissent Rights?

A:

Pursuant to the Interim Order, registered Shareholders have the right to exercise Dissent Rights with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Shares by the Purchaser in accordance with the provisions of Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement Resolution must send to the Corporation a Dissent Notice, which the Corporation must receive, c/o Dustin Isaacs, Chief Legal Officer and Corporate Secretary, at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2, Canada, with copies to each of:

i.

Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, Canada, H3B 1R1, Attention: Steve Malas, email: steve.malas@nortonrosefulbright.com and Orestes Pasparakis, email: orestes.pasparakis@nortonrosefulbright.com;

ii.

McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Eva Bellissimo, email: ebellissimo@mccarthy.ca; and Shea Small, email: ssmall@mccarthy.ca; and

iii.

TSX Trust Company, 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department;

by no later than 4:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) Business Day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), and must otherwise strictly comply with the dissent procedures described in this Circular, the Interim Order, the Plan of Arrangement and Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. A Shareholder’s Dissent Notice sent with respect to the Arrangement will be deemed to be and will be automatically revoked if such Shareholder has voted (some or all of their Shares) in favour of the Arrangement Resolution, whether in person, virtually or by proxy.

A Shareholder’s failure to follow exactly the procedures set forth in the Plan of Arrangement and the Interim Order will result in the loss of such Shareholder’s Dissent Rights. If you are a Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the Plan of Arrangement, the Interim Order and the text of Section 193 of the YBCA, all of which are set forth in Appendix B, Appendix E and Appendix G, respectively, of this Circular. See “Dissenting Shareholders’ Rights”.

Q:	Who can help answer my questions?

A:

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact our proxy solicitor, Kingsdale, at 1-888 370 3955 (toll-free in North America), or by calling collect at 416-867-2272 (outside of North America) or by email at

contactus@kingsdaleadvisors.com. Questions on how to complete the Letter of Transmittal should be directed to the Corporation’s depositary, TSX Trust, at 1-800-387-0825 (toll-free within North America) or at 416-682-3860 (outside of North America) or by email at shareholderinquiries@tmx.com.

SUMMARY OF ARRANGEMENT

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular and the attached Appendices, all of which are important and should be reviewed carefully. Capitalized terms used in this summary without definition have the meanings ascribed to them in the Glossary of Terms starting on page 119 of this Circular. Shareholders are urged to read this Circular and its Appendices carefully and in their entirety.

The Meeting

The Meeting will be held on Tuesday, November 1, 2022 at 10:30 a.m. (Montréal time) in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and in virtual format via live audio webcast.

Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/449028588. See “Information Concerning the Meeting and Voting – Date, Time and Place of Meeting”.

In the event necessary to address material comments from any securities regulatory authority, including from the SEC, on this Circular or the Schedule 13E-3, the Parties have agreed pursuant to the Arrangement Agreement that the Corporation may adjourn the Meeting.

Record Date

The Shareholders entitled to vote at the Meeting are those holders of Shares as of the close of business on September 19, 2022. See “Information Concerning the Meeting and Voting”.

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution, the full text of which is set forth at Appendix A.

To be effective, the Arrangement Resolution must be approved by (i) at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of (ii), the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101 (the “Minority Approval”).

Shareholders may also be asked to consider other business that properly comes before the Meeting or any adjournment(s) or postponement(s) thereof.

Summary of the Arrangement

The Arrangement Agreement provides for, among other things, the acquisition by the Purchaser, directly or indirectly, of all of the issued and outstanding Minority Shares by way of a plan of arrangement under Section 195 of the YBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each holder of Minority Shares (other than any Dissenting Shareholders) will be entitled to receive from the Purchaser C$43.00 in cash for each Minority Share held. A copy of the Plan of Arrangement is attached to this Circular as Appendix B. See “The Arrangement”.

Parties to the Arrangement

Turquoise Hill

Turquoise Hill was incorporated under the Company Act (British Columbia) on January 25, 1994 under the name “463212 B.C. Ltd.” In February 1994, the Corporation changed its name to “Indochina Goldfields Ltd.” In March 1994, the Corporation increased its authorized capital from 10,000 common shares to 100,000,000 common shares and created 100,000,000 preferred shares. In February 1995, the Corporation was continued under the YBCA. In July 1997, the Corporation increased its authorized capital to an unlimited number of common shares and an unlimited number of preferred shares. In June 1999, the Corporation changed its name to “Ivanhoe Mines Ltd.” In August 2012, the Corporation changed its name to “Turquoise Hill Resources Ltd.”

Turquoise Hill is an international mining company focused on the operation and further development of the Oyu Tolgoi copper-gold mine in southern Mongolia, which is the Corporation’s principal and only material mineral resource property. Oyu Tolgoi is held through a 66% interest in OT LLC; the remaining 34% interest is held by Erdenes, a Mongolian state-owned entity.

Turquoise Hill’s head office is located at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2. The telephone number of Turquoise Hill’s head office is 514-848-1567.

Rio Tinto plc and the Purchaser

The Purchaser is a wholly owned Subsidiary of Rio Tinto plc and is incorporated under the laws of the United Kingdom with a registered office located at 6 St James’s Square, London SW1Y 4AD, United Kingdom. Rio Tinto plc is a corporation existing under the laws of the United Kingdom with a registered office located at 6 St James’s Square, London SW1Y 4AD, United Kingdom.

Rio Tinto plc is a leading international mining group headquartered in the United Kingdom with listings on the London Stock Exchange and New York Stock Exchange. Rio Tinto plc’s business is finding, mining and processing mineral resources in 35 countries around the world focusing on aluminium, copper, minerals and iron ore.

Background to the Arrangement

See “Special Factors – Background to the Arrangement” for a summary of certain relevant background information that informed the Special Committee’s deliberations as well as the principal events leading to the execution of the Arrangement Agreement and the public announcement of the Arrangement.

Recommendation of the Special Committee

The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from its financial advisor, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution. See “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Recommendation of the Special Committee”.

Recommendation of the Board

The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from financial advisors, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution. See “Special Factors – Recommendation of the Board”.

Reasons for the Recommendation

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee, with the assistance of financial and legal advisors, carefully reviewed the proposed Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including: (i) the significant premium the Consideration offers to the market value of the Shares prior to the publication of the Initial Proposal by Rio Tinto; (ii) the Formal Valuation and the Fairness Opinions; (iii) the compensation arrangements of each of BMO Capital Markets and TD Securities; (iv) that the Consideration is the product of extensive negotiation between the Special Committee and Rio Tinto that resulted in multiple material increases to the price offered by Rio Tinto for the Shares; (v) that Rio Tinto has publicly announced that the Consideration is its best and final offer; (vi) views on fair value expressed by certain Minority Shareholders with significant holdings of Shares; (vii) the certainty of value and immediate liquidity offered by the all-cash Consideration; (viii) the limited alternatives for sales to third parties and the public statements made by Rio Tinto confirming that it was not interested in pursuing any alternative transaction; (ix) a market canvass conducted by the Special Committee, with the assistance of BMO Capital Markets, involving outreach to industry participants and strategic investors; (x) macroeconomic conditions impacting the Corporation; (xi) the business, operations, financial condition and prospects of the Corporation and the relative benefits and risks of the Arrangement compared to the status quo; (xii) entry into the Third A&R HoA concurrently with and contingent on entering into the Arrangement Agreement in order to address the Corporation’s near-term liquidity needs while the Arrangement is pending; (xiii) the Arrangement Agreement being the result of a robust and arm’s length negotiation process; (xiv) the feasibility of the Corporation proceeding with its planned equity offering as an alternative to the Arrangement; (xv) the Arrangement being conditional on receipt of the Shareholder Approvals and approval from the Court; (xvi) the ability of registered Minority Shareholders who do not vote in favour of the Arrangement Resolution to exercise Dissent Rights; (xvii) the ability of the Board, in certain circumstances, to change its recommendation that Minority Shareholders vote in favour of the Arrangement in response to Intervening Events; (xviii) the ability of the Corporation to obtain the Expense Reimbursement Amount upon the occurrence of certain Reimbursement Events under the terms of the Arrangement Agreement; (xix) that the Special Committee and its advisors carefully scrutinized and evaluated information and analysis prepared by Rio Tinto, including the Manager; (xx) the limited number of conditions to completion of the Arrangement, including the lack of financing condition; (xxi) the Voting Agreements; (xxii) the ability of the Corporation to seek specific performance of the Arrangement Agreement; and (xxiii) that completion of the Arrangement does not require approval of holders of any equity interests in Rio Tinto.

In the course of its deliberations, the Special Committee also identified and considered a variety of risks and countervailing factors inherent in the Arrangement as described under “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation – Key Risks and Countervailing Factors Inherent in the Arrangement”.

The foregoing summary of the information and factors considered by the Special Committee is not intended to be exhaustive of the factors considered by the Special Committee in reaching its conclusions and making its recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee in reaching such conclusions and making such recommendations. In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual members of the Special Committee may have given different weights to different factors. The respective conclusions and unanimous recommendation of the Special Committee were made after considering all of the information and factors involved.

Rio Tinto’s Purpose and Reasons for the Arrangement

Under SEC rules governing going-private transactions, Rio Tinto is required to express its purposes and reasons for the Arrangement to the Minority Shareholders.

Rio Tinto is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. The views expressed by Rio Tinto in this section and elsewhere in the Circular are not, and should not be construed to be, a recommendation by Rio Tinto to any Shareholder as to how they should vote on the Arrangement Resolution.

For Rio Tinto, a primary purpose for the Arrangement is to permit Rio Tinto to acquire all of the Minority Shares so the Corporation can be operated as a privately held company with a simplified ownership structure. Rio Tinto believes that completing the Arrangement and operating the Corporation as a private company will, among other things, (i) enable the most efficient and effective operation and financing of Oyu Tolgoi, (ii) enable Rio Tinto to work more effectively with Erdenes in a stronger partnership, (iii) enable Rio Tinto to better support the Corporation’s financing needs, (iv) significantly reduce Rio Tinto’s disproportionate responsibility for operational and financial challenges at Oyu Tolgoi, (v) achieve certain synergies, (vi) strengthen the Purchaser’s copper portfolio by increasing its attributable share of global copper production, (vii) mitigate the risk of misalignment of goals and interests with its partner Erdenes, and (viii) over time reduce the governance complexity it faces in operating the project by simplifying the existing arrangements and improve communications with the Government of Mongolia.

See “Special Factors – Rio Tinto’s Purposes and Reasons for the Arrangement”.

Position of Rio Tinto as to the Fairness of the Arrangement

Rio Tinto is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. These statements are not, and should not be construed as, a recommendation to any Shareholder as to how that Shareholder should vote on the Arrangement Resolution.

Rio Tinto believes that the Arrangement is fair to the Corporation’s unaffiliated security holders. In reaching this conclusion, Rio Tinto noted that the Special Committee consists of independent directors and that the Plan of Arrangement must be approved by a majority of the votes cast by Minority Shareholders present in person, virtually present or represented by proxy at the Meeting. Rio Tinto further noted the unanimous recommendations of the Special

Committee and the Unconflicted Board of Directors and the factors considered by and the analyses and conclusions made by the Special Committee and the Unconflicted Board of Directors. The Purchaser further noted, among other things, (i) the consideration under the Arrangement of C$43.00 in cash per Share, which represents a premium of 67% to the closing price of the Shares on the TSX on March 11, 2022 of C$25.68 per Share, the last trading day prior to the Purchaser’s Initial Proposal and (ii) the very limited conditions to completion of the transactions contemplated by the Arrangement Agreement, which provide certainty and prompt execution and completion of the Arrangement, enabling the Corporation’s unaffiliated security holders to receive cash consideration for their Shares promptly.

See “Special Factors – Position of Rio Tinto as to the Fairness of the Arrangement”.

Required Shareholder Approvals

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The approval of the Arrangement Resolution will require the affirmative vote of at least: (i) two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares held, directly or indirectly, by Rio Tinto, which beneficially owns or exercises control or direction over an aggregate of 102,196,643 Shares, representing in the aggregate approximately 50.8% of the outstanding Shares, will be excluded from the Minority Approval.

Formal Valuation and Fairness Opinions

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and Fairness Opinions.

TD Securities provided a Formal Valuation in accordance with the requirements of MI 61-101 which concluded that, as of August 31, 2021, and based on TD Securities’ analysis and subject to the assumptions, limitations and qualifications set forth in the Formal Valuation and the TD Fairness Opinion, the fair market value of the Shares is in the range of C$42.00 to C$58.00.

TD Securities also provided the TD Fairness Opinion which states that, as of August 31, 2022, and subject to the assumptions, limitations and qualifications set forth in the Formal Valuation and the TD Fairness Opinion and such other matters that TD Securities considered relevant, the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

BMO Capital Markets provided the BMO Fairness Opinions to the effect that, as of August 31, 2022 and September 5, 2022, respectively, and based upon and subject to the assumptions, limitations and qualification set forth in the applicable BMO Fairness Opinion, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates).

See “Special Factors – Formal Valuation and TD Fairness Opinion” and “Special Factors – Fairness Opinions of BMO Capital Markets”.

MI 61-101 Requirements

The Arrangement constitutes a “business combination” for the purposes of MI 61-101. MI 61-101 requires that, in addition to any other required security holder approval (e.g. under the applicable corporate law statute or the Interim Order), a “business combination” also requires “minority approval” (as defined in MI 61-101) of every class of “affected securities” (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares held, directly or indirectly, by Rio Tinto, which beneficially owns or exercises control or direction over an aggregate of 102,196,643 Shares, representing in the aggregate approximately 50.8% of the outstanding Shares, will be excluded from the Minority Approval. See “Information Concerning the Purchaser and Rio Tinto plc” and “Information Concerning Turquoise Hill – Ownership of Securities”.

Implementation of the Arrangement

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the YBCA pursuant to the terms of the Arrangement Agreement. Pursuant to the Plan of Arrangement, commencing at the Effective Time each of the following events shall occur and shall be deemed to occur consecutively in the following order, five minutes apart, except where noted, without any further authorization, act or formality:

(a)

each DSU, PSU, and RSU outstanding immediately prior to the Effective Time (whether vested or unvested), to the extent applicable, respectively, shall be deemed to be unconditionally vested and such DSU, PSU, or RSU, as the case may be, shall, without any further action by or on behalf of a holder of such DSU, PSU, or RSU, be deemed to be assigned and transferred by such holder to the Corporation (free and clear of all Liens) in exchange for a cash payment equal to the Consideration for each DSU, PSU (taking into account the applicable performance multiplier for each PSU), or RSU, respectively, and such DSU, PSU, or RSU shall immediately be cancelled;

(b)

concurrently with the step described in paragraph (a), (i) each holder of DSUs, PSUs, and RSUs, respectively, shall cease to be a holder of such DSUs, PSUs, or RSUs, (ii) each such holder’s name shall be removed from each applicable register maintained by the Corporation, (iii) the DSU Plan and RSU Plan and all agreements relating to the DSUs, PSUs, and RSUs shall be terminated and shall be of no further force and effect, and (iv) each such holder shall thereafter have only the right to receive, from the Corporation, the consideration that they are entitled to receive pursuant to paragraph (a), at the time and in the manner specified therein;

(c)

each of the Dissent Shares shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a claim against the Purchaser under the YBCA, as modified by the Interim Order, for the amount determined under Section 4.1 of the Plan of Arrangement, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value for such Shares as set out in Section 4.1 of the Plan of Arrangement;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Corporation; and

(iii)

the Purchaser shall be deemed to be the transferee of such Shares free and clear of all Liens, and the Purchaser shall be entered in the registers of Shares maintained by or on behalf of the Corporation, as the holder of such Shares; and

(d)

each Share outstanding immediately prior to the Effective Time (other than (A) Shares held by a Dissenting Shareholder who has validly exercised its Dissent Right, or (B) the Excluded Shares) shall, without any further action by or on behalf of a holder of such Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Share held, and:

(i)

the holders of such Shares shall cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Consideration by the Depositary in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Corporation; and

(iii)

the Purchaser shall be deemed to be the transferee of such Shares (free and clear of all Liens) and the Purchaser shall be entered in the register of the Shares maintained by or on behalf of the Corporation;

it being expressly provided that the events provided for above will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov. See “Implementation of the Arrangement”.

Procedural Safeguards for Shareholders

The negotiations leading to the execution and announcement of the Arrangement Agreement were undertaken by the Special Committee comprised of independent directors, which was advised by experienced and qualified financial and legal advisors. The Arrangement is subject to the following Shareholder and Court approvals, which provide additional protection to the Minority Shareholders:

(a)

the Arrangement Resolution must be approved by at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class;

(b)

the Arrangement Resolution must be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; and

(c)

the Arrangement must be approved by the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

If the Arrangement does not proceed for any reason, including because it does not receive the Shareholder Approvals or approval of the Court, Turquoise Hill will continue as a publicly traded company.

Voting Agreements

All independent directors and executive officers of the Corporation have entered into Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOUR of the Arrangement Resolution. See “The Arrangement – Voting Agreements”.

Arrangement Agreement

On September 5, 2022, the Corporation, the Purchaser and Rio Tinto plc entered into the Arrangement Agreement, pursuant to which it was agreed, among other things, to implement the Arrangement in accordance with and subject to the terms and conditions contained therein and in the Plan of Arrangement. See “Arrangement Agreement”.

Concurrently with the Arrangement Agreement, the Corporation entered into the Third A&R HoA and the Early Advance Agreement. See “Third Amended And Restated Heads Of Agreement” and “Early Advance Funding Agreement”.

Certain Canadian Federal Income Tax Considerations

Generally, a Shareholder who is, or is deemed to be, resident in Canada, holds the Shares as “capital property”, and who sells such Shares to the Purchaser pursuant to the Arrangement will realize a capital gain (or a capital loss) to the extent that such Shareholder’s proceeds of disposition, net of any reasonable cost of disposition, exceed (or are less than) the aggregate adjusted cost base to such Shareholder of his, her or its Shares.

Generally, a Shareholder who is not, and is not deemed to be, resident in Canada and who does not use or hold, and is not deemed to use or hold, their Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Shares to the Purchaser pursuant to the Arrangement provided the Shares do not constitute “taxable Canadian property” to the Non-Resident Holder.

The foregoing is a brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by the longer discussion under “Certain Canadian Federal Income Tax Considerations” below which contains a summary of certain Canadian federal income tax considerations of the Arrangement generally applicable to a Resident Holder (including a Dissenting Resident Holder) or a Non-Resident Holder (including a Dissenting Non-Resident Holder). Neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder. Accordingly, Shareholders should consult their tax advisor with respect to their particular circumstances.

Certain United States Federal Income Tax Considerations

Subject to the discussion in “Certain United States Federal Income Tax Considerations” a U.S. Shareholder who holds Shares as capital assets and who sells such Shares pursuant to the Arrangement and receives the Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the U.S. Shareholder’s adjusted tax basis in the Shares.

The foregoing description of U.S. federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under “Certain United States Federal Income Tax Considerations” below, and neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder residing in the United States. Accordingly, U.S. Shareholders should consult their tax advisor with respect to their particular circumstances.

Dissent Rights

Pursuant to the Interim Order, registered Shareholders have the right to exercise Dissent Rights with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Shares by the Purchaser in accordance with the provisions of Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement Resolution must send to the Corporation a Dissent Notice, which the Corporation must receive, c/o Dustin Isaacs, Chief Legal Officer and Corporate Secretary, at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2, Canada, with copies to each of:

i.

Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, Canada, H3B 1R1, Attention: Steve Malas, email: steve.malas@nortonrosefulbright.com and Orestes Pasparakis, email: orestes.pasparakis@nortonrosefulbright.com;

ii.

McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Eva Bellissimo, email: ebellissimo@mccarthy.ca; and Shea Small, email: ssmall@mccarthy.ca; and

iii.

TSX Trust Company, 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department;

by no later than 4:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) Business Day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), and must otherwise strictly comply with the dissent procedures described in this Circular, the Interim Order, the Plan of Arrangement and Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. A Shareholder’s Dissent Notice sent with respect to the Arrangement shall be deemed to be and shall be automatically revoked if such Shareholder has voted (some or all of their Shares) in favour of the Arrangement Resolution, whether in person, virtually or by proxy.

A Shareholder’s failure to follow exactly the procedures set forth in the Plan of Arrangement and the Interim Order will result in the loss of such Shareholder’s Dissent Rights. If you are a Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the Plan of Arrangement, the Interim Order and the text of Section 193 of the YBCA, all of which are set forth in Appendix B, Appendix E and Appendix G, respectively, of this Circular. See “Dissenting Shareholders’ Rights”.

Depositary

TSX Trust will act as the depositary for the receipt of Share certificates and DRS Advices representing Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders pursuant to the Arrangement. See “Depositary”.

Stock Exchange Delisting and Reporting Issuer Status

The Corporation and Rio Tinto have agreed to use their commercially reasonable efforts to cause the Shares to be delisted from the TSX and the NYSE promptly, with effect as soon as practicable following the acquisition by the Purchaser of the Minority Shares pursuant to the Arrangement. Following the Effective Date, it is expected that the Purchaser will cause the Corporation to apply to cease to be a reporting issuer under the securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Corporation is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. See “Certain Legal Matters – Stock Exchange Delisting and Reporting Issuer Status”.

Risks Associated With the Arrangement

There is a risk that the Arrangement may not be completed. In evaluating the Arrangement, Shareholders should consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) the

Arrangement Resolution must be approved by a simple majority of the votes (more than 50%) cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purpose of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; (ii) the Arrangement Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect or if holders of more than 12.5% of the outstanding Shares exercise Dissent Rights; and (iii) there can be no certainty that all other conditions precedent to the Arrangement will be satisfied or waived.

Any failure to complete the Arrangement could materially and negatively impact the trading price of the Shares. You should carefully consider the risk factors described in the section “Risk Factors” in evaluating the approval of the Arrangement Resolution. Readers are cautioned that such risk factors are not exhaustive.

Interest of Certain Persons in the Arrangement; Benefits from the Arrangement

In considering the recommendation of the Board with respect to the Arrangement Resolution, Minority Shareholders should be aware that certain of the directors and officers of the Corporation have interests in connection with the Arrangement that may be in addition to, or separate from, those of Minority Shareholders generally in connection with the Arrangement. The Special Committee and the Board are aware of these interests and considered them along with other matters described herein.

See “The Arrangement – Interest of Certain Persons in the Arrangement; Benefits from the Arrangement”.

Notice to Shareholders in the United States

THE ARRANGEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED ON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR OR THE SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Turquoise Hill is a corporation existing under the laws of Yukon and is a “foreign private issuer” within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Corporation nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (1) Canadian corporate and securities laws, which differ from disclosure requirements in the United States, and (2) the requirements of Rule 13E-3 promulgated under the U.S. Exchange Act.

The unaudited interim financial statements and audited historical financial statements of Turquoise Hill and other financial information included or incorporated by reference in this Circular for Turquoise Hill have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and thus may differ from the U.S. generally accepted auditing standards.

The enforcement by investors of civil liabilities under the U.S. Securities Laws may be affected adversely by the fact that Turquoise Hill is organized under the laws of a jurisdiction other than the United States, that some (or all) of its respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Turquoise Hill and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon Turquoise Hill and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws or any state within the United States, including “blue sky laws” of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws, including “blue sky laws” of any state within the United States.

Shareholders who are foreign taxpayers should be aware that the Arrangement described in this Circular may have tax consequences both in Canada and such foreign jurisdiction. Such consequences for Shareholders are not fully described in this Circular. Shareholders are advised to consult their tax advisors to determine the particular tax consequences to them of the transactions contemplated in this Circular. Shareholders who are or may be subject to

United States federal income tax are urged to review the statements under “Certain United States Federal Income Tax Considerations”.

SPECIAL FACTORS

Background to the Arrangement

The Arrangement Agreement is the result of arm’s length negotiations between the Special Committee, Rio Tinto and their respective advisors. The following is a summary of certain relevant background information that informed the Special Committee’s deliberations, as well as the principal events leading to the execution of the Arrangement Agreement and public announcement of the Arrangement. Unless otherwise indicated, all information regarding Rio Tinto and its consideration of a potential acquisition of the Minority Shares was provided to Turquoise Hill by Rio Tinto in connection with the preparation of this Circular, and after the execution of the Arrangement Agreement and public announcement of the Arrangement; and Turquoise Hill was not previously aware of such information.

Introduction

Turquoise Hill is an international mining company focused on the operation and continued development of the Oyu Tolgoi copper-gold mine in Mongolia (“Oyu Tolgoi”), which is the Corporation’s principal and only material mineral resource property. The Corporation’s ownership of Oyu Tolgoi is held through a 66% interest in OT LLC; the remaining 34% interest is held by Erdenes, a Mongolian state-owned entity.

Rio Tinto commenced its investment in the Corporation in 2006, and in 2012 Rio Tinto acquired majority ownership of the Corporation when it increased its shareholding to approximately 50.8% of the then outstanding Shares. Rio Tinto has been a party to a series of agreements with the Corporation entered into since 2006 pursuant to which, among other things, Rio Tinto has provided operational, management and financing support to further the development of Oyu Tolgoi. The Manager (an affiliate of Rio Tinto) is responsible for the day-to-day operational management of Oyu Tolgoi. Rio Tinto currently owns, directly or indirectly, 102,196,643 Shares of Turquoise Hill, representing approximately 50.8% of the outstanding Shares.

Background to the Timing of Rio Tinto’s Initial Proposal

The information under this heading includes certain information provided by RTIHL and Rio Tinto for purposes of inclusion in this Circular with respect to the principal events leading to Rio Tinto’s decision to make the Initial Proposal and the reasons for the Initial Proposal and its timing.

Over the past two years, the Corporation and Rio Tinto have entered into several agreements related to the funding of Oyu Tolgoi’s underground project in light of increased development cost estimates for the project as well as the impact of the COVID-19 pandemic and delays in the anticipated date of first sustainable production, including a “heads of agreement” entered into between the Corporation and RTIHL on April 9, 2021 to provide an updated funding plan for the development of the Oyu Tolgoi underground project.

Beginning in mid-2021, a small internal working group within Rio Tinto began to assess the feasibility and desirability of a possible acquisition by Rio Tinto of the Minority Shares. Rio Tinto’s management concluded that it would not recommend proceeding with such a transaction unless there was a reset of the relationship with the Government of Mongolia that would allow the parties to commence underground mining operations at Oyu Tolgoi. Representatives of Turquoise Hill were not included in Rio Tinto’s informal working group, nor was Turquoise Hill informed of these internal discussions and assessments or the respective outcomes.

Over the course of 2021 and early 2022, the Corporation and Rio Tinto worked to renew the partnership with the Government of Mongolia, to amend the framework governing the funding for development of Oyu Tolgoi and, subject to reaching agreement with the Government of Mongolia, to commence underground mining operations (collectively the “Reset”). On December 30, 2021, the Parliament of Mongolia passed Resolution 103, which mandated the Government of Mongolia to take necessary measures to ensure the benefits to Mongolia of Oyu Tolgoi. Among other things, Resolution 103 prohibited any additional debt financing at OT LLC, regardless of whether it was provided by OT LLC’s shareholders or any third party. On January 10, 2022, a member of the Mongolian Parliament sent a letter to Rio Tinto (the “Response Letter”), which clarified that the debt restrictions with respect to OT LLC’s shareholders would apply until such time as sustainable production is achieved at the Oyu Tolgoi underground mine. At such time, sustainable production for Panel 0 in the underground mine was expected to be achieved by the first half of 2023. In Rio Tinto’s view, this intensified the need to resolve the funding structure of Oyu Tolgoi, which depends on debt funding guaranteed by Rio Tinto.

On January 24, 2022, the Corporation announced that it had reached a mutual understanding with the Government of Mongolia in connection with the Reset and that the OT LLC board of directors had unanimously approved the commencement of underground mining operations at Oyu Tolgoi. As part of the agreement with the Government of Mongolia, Turquoise Hill agreed, among other things, to waive in full the approximately US$2,400,000,000 carry account loan owed by Erdenes to the Corporation, which comprised the amount of equity invested in OT LLC by Turquoise Hill on behalf of Erdenes plus accrued interest.

In connection with the Reset, on January 24, 2022, the Corporation also announced that it had entered into the A&R HoA with RTIHL setting forth a comprehensive funding arrangement that did not contemplate additional loan financing at OT LLC prior to sustainable production (as required by Resolution 103 and the Response Letter) and to address Turquoise Hill’s incremental funding requirements, which were estimated at US$3,400,000,000 as at December 31, 2021.

Key elements of the A&R HoA included (subject to the applicable terms and conditions set forth in the A&R HoA):

•

RTIHL and Turquoise Hill agreeing to use their commercially reasonable efforts to negotiate the rescheduling of principal repayments of existing Oyu Tolgoi project debt to better align service of such debt with the updated Oyu Tolgoi mine plan and potentially reduce the base case funding requirement (US$3,400,000,000) by up to US$1,700,000,000 (the “Re-Profiling”) prior to December 31, 2022;

•	seeking to raise up to US$500,000,000 of additional senior supplemental debt from specified international financial institutions (“SSD”);

•

RTIHL committing to provide a co-lending facility (the “Co-Lending Facility”), incremental to the Re-Profiling and the SSD, of up to US$750,000,000 to be made available once sustainable production at Oyu Tolgoi is achieved;

•

RTIHL committing to provide one or more short-term secured advances (the “RT Advance”) directly to the Corporation up to a maximum of US$300,000,000, which would be available during the debt funding restriction period identified in Resolution 103 and would be indirectly repaid out of the proceeds of the Co-Lending Facility;

•	Turquoise Hill agreeing to conduct an equity offering of at least US$650,000,000 (the “Initial Equity Offering”) (including any pro rata participation by Rio Tinto) by no later than August 31, 2022;

•

Turquoise Hill committing to conduct one or more additional equity offerings by December 31, 2023 sufficient to generate gross proceeds in the amount required to fund any further funding shortfall up to the maximum amount of US$1,500,000,000 in the aggregate (including the proceeds from the Initial Equity Offering); and

•

Turquoise Hill acknowledging that RTIHL had considered, but would not support or expect to consent (where its consent was required), to any additional debt or other sources of funding beyond those explicitly contemplated in the A&R HoA.

In light of the debt financing restrictions imposed by Resolution 103, until sustainable production is achieved at Oyu Tolgoi, OT LLC’s estimated funding requirements were expected to be addressed by cash on hand, the Re-Profiling and the various funding elements contemplated by the A&R HoA through the Pre-payment Agreement.

Following execution of the A&R HoA, in light of the August 31, 2022 deadline for the Initial Equity Offering, the Corporation took steps to be in a position to proceed with an equity offering in the first half of 2022, subject to market and other conditions. These steps included engaging potential lead underwriters, including TD Securities, in November 2021.

Following the January 24, 2022 announcement of the Reset, the Corporation’s Share price materially increased, rising from a closing price of C$19.12 per Share on the TSX on January 24, 2022, the last trading day prior to the Reset announcement, to a closing price of C$25.68 on the TSX on March 11, 2022, the last trading day prior to Rio Tinto’s announcement of its proposal to acquire the Minority Shares.

Over the same period, copper prices increased by approximately 6% and the average share price of Turquoise Hill’s peers increased by approximately 18%.

Unbeknownst to Turquoise Hill at the time, Rio Tinto’s preliminary confidential work to evaluate a potential acquisition of the Minority Shares intensified during this period and the Rio Tinto board of directors was apprised of this work at a February 15, 2022 meeting. At that meeting, the Rio Tinto board of directors established a subcommittee of the board to further evaluate the merits and risks of the proposal. That subcommittee met several times over the following several weeks, working with Rio Tinto management to evaluate the feasibility, merits and risks of such an acquisition. The Rio

Tinto board of directors met again on March 11, 2022, at which meeting the Rio Tinto board of directors and management discussed potential proposal terms. The Rio Tinto board of directors authorized Rio Tinto management to speak to Peter Gillin, the independent Chairman of the Board of Turquoise Hill, to advise the Corporation that Rio Tinto was contemplating a proposal to acquire the Minority Shares.

Rio Tinto Initial Proposal

On March 11, 2022, Mr. Gillin received a call from Bold Baatar, Rio Tinto’s Chief Executive, Copper, advising that Rio Tinto was evaluating the possibility of a proposal to acquire the Minority Shares and that, should Rio Tinto decide that it intended to make a proposal to acquire the Minority Shares, applicable Securities Laws would require Rio Tinto to make a prompt public disclosure of the change in its investment intention through a regulatory filing. Following such call, Mr. Gillin informed the other independent members of the Board as well as Steve Thibeault, the Interim Chief Executive Officer of Turquoise Hill, that Rio Tinto was evaluating a proposal to acquire the Minority Shares. On March 12, 2022, Mr. Gillin received a call from Jakob Stausholm, Chief Executive Officer of Rio Tinto, reiterating that the Rio Tinto board of directors was considering a proposal to acquire the Minority Shares.

On March 13, 2022, Mr. Baatar and Andrew Latham, Head of Business Development at Rio Tinto, called Mr. Gillin and Russel C. Robertson, an independent member of the Board, to advise Mr. Gillin and Mr. Robertson that the Rio Tinto board of directors had met that day and approved a non-binding proposal for a transaction that would be shared with the Board later that day. Mr. Baatar and Mr. Latham also previewed the material terms of such proposal.

Later that day on March 13, 2022, the Board received a letter from Mr. Stausholm on behalf of Rio Tinto submitting a non-binding proposal from Rio Tinto to acquire the Minority Shares for consideration of C$34.00 per Share in cash (the “Initial Proposal”). The Initial Proposal was conditional on, among other things, approval of the Board and that Turquoise Hill not raise additional equity capital, including through a rights offering, bought deal or other share placement, pending completion of the proposed transaction. The Initial Proposal also stated that Rio Tinto was not interested in pursuing any alternative transaction, including any transaction that would result in the sale of Rio Tinto’s interest in Turquoise Hill or the acquisition by a third party of Turquoise Hill or Oyu Tolgoi in partnership with or independent of Rio Tinto. Rio Tinto subsequently issued a press release announcing the Initial Proposal prior to the commencement of trading on March 14, 2022, and filed an amendment to Rio Tinto’s Schedule 13D with respect to its shareholding in the Corporation with the SEC later that day.

Following receipt of the Initial Proposal, on March 13, 2022 the independent members of the Board met with Mr. Thibeault, Dustin Isaacs, Chief Legal Officer and Corporate Secretary of Turquoise Hill, and Blakes, ongoing legal counsel to the independent members of the Board, to discuss the Initial Proposal and the formation of a special committee to consider Rio Tinto’s privatization proposal. The independent directors considered, among other things, directors’ duties in the context of a going private transaction, the formation of a special committee, the terms of the Initial Proposal, and the requirements of MI 61-101 applicable to going private transactions. On March 14, 2022, the Corporation issued a press release acknowledging receipt of the Initial Proposal and announcing that the Board would be establishing a special committee of independent directors to review and consider the Initial Proposal.

On March 15, 2022, a meeting of the Board was held to form the Special Committee of independent directors, comprised of Maryse Saint-Laurent (Chair), George Burns, Mr. Gillin and Mr. Robertson, and to approve a mandate for the Special Committee that authorized the Special Committee to, among other things: (i) review and evaluate the Initial Proposal and any alternative transaction, including whether any such transaction would be in the best interests of the Corporation; (ii) consider the Corporation’s liquidity needs and financing options pending the Special Committee’s consideration of the Initial Proposal, or any other alternative transaction, and through completion of any proposed transaction; (iii) if determined desirable, negotiate the terms of any transaction with Rio Tinto, any alternative transaction or any potential financing transaction on behalf of the Corporation, and (iv) make recommendations to the Board respecting any potential transaction, including any potential financing transaction.

On March 16, 2022, the Special Committee invited eight investment banks to submit proposals to act as financial advisor to the Special Committee or independent valuator. Of these, six investment banks submitted detailed proposals. In connection with the selection process, candidates were required to disclose to the Special Committee details regarding their relationships with Rio Tinto so that the Special Committee could assess the materiality of those relationships for purposes of independence. In addition, on March 18, 2022, a ninth investment bank was invited to submit a proposal.

On March 17, 2022, the Special Committee met, with Mr. Thibeault, Mr. Isaacs and Blakes also in attendance, to consider, among other things, the Corporation’s liquidity requirements, the Corporation’s anticipated equity offering, including the requirement under the A&R HoA to complete the Initial Equity Offering by August 31, 2022 and the condition in the Initial Proposal that the Corporation not proceed with an equity offering, and to consider alternative financing options that might be requested from Rio Tinto pending the Special Committee’s consideration of the Initial

Proposal. Also on March 17, 2022, the Special Committee met separately with Blakes to discuss, among other things, the process for selecting a financial advisor and independent valuator.

On March 21, 2022, the Special Committee met, with Blakes, Mr. Thibeault and Mr. Isaacs also in attendance, to review and discuss the proposals received from potential financial advisors and independent valuators. The Special Committee considered the independence requirements for valuators under MI 61-101, reviewed the criteria it considered to be important in selecting an independent valuator and reviewed the disclosures made in each proposal regarding independence and additional considerations with respect to the independence of each financial advisor and valuator candidate. The Special Committee determined to invite six investment banks to make presentations on their credentials as a potential financial advisor or independent valuator.

On March 23, 2022, the Special Committee met at the offices of Blakes in Toronto to interview the candidates to become the Special Committee’s financial advisor, each of which was also prepared to act alternatively as independent valuator. Following the interviews, the Special Committee met to discuss the presentations provided by each of the candidates and consider each candidate’s qualifications, credentials and relevant experience. Mr. Thibeault attended at the invitation of the Special Committee for a portion of the meeting and provided the Special Committee with his views on the candidates interviewed. Following the March 23, 2022 meeting, the Special Committee engaged with BMO Capital Markets regarding potential terms of an engagement to serve as the Special Committee’s financial advisor.

During the weeks of March 14 and March 21, 2022, Mr. Gillin and Management had discussions with representatives of certain of the Corporation’s Minority Shareholders with significant holdings of Shares who, among other things, expressed a view that the consideration proposed to be offered to the Minority Shareholders under the Initial Proposal was inadequate.

On March 25, 2022, Ms. Saint-Laurent met with Mr. Latham in Calgary to discuss the process for the Special Committee’s consideration of the Initial Proposal, including the information that would be required from OT LLC and, in certain cases, from the Manager in order to complete an independent valuation. Mr. Latham and Ms. Saint-Laurent did not discuss the terms of the Initial Proposal or the terms of a potential transaction. Ms. Saint-Laurent informed Mr. Latham that the Special Committee was in the process of engaging advisors to assist it in considering the Initial Proposal.

On April 6, 2022, the Special Committee met with Blakes. Mr. Thibeault and certain other members of Management were also in attendance for portions of the meeting. At the meeting, BMO Capital Markets’ selection as financial advisor was formally approved. In addition, the Special Committee further discussed TD Securities’ qualifications as a valuator and considerations related to TD Securities’ independence, including TD Securities’ engagement as a potential lead underwriter in connection with the Corporation’s potential equity offering and TD Securities’ relationships with and past work for the Corporation and Rio Tinto, and further considered the independence requirements for valuators under MI 61-101. The Special Committee considered TD Securities’ prior roles advising the Corporation and its potential role as a lead underwriter in connection with an equity offering and determined that these relationships would not impact its independence for the purposes of MI 61-101. As a result, the Special Committee determined to retain TD Securities as independent valuator to prepare a formal valuation of the Shares in accordance with MI 61-101. At the meeting, the Special Committee also received an update from Management regarding the Corporation’s liquidity position, the status of the Re-Profiling and negotiation of the Pre-payment Agreement. The Special Committee considered potential terms for a loan from Rio Tinto that, if agreed to by Rio Tinto, would address the Corporation’s near-term liquidity requirements on terms acceptable to the Special Committee in lieu of proceeding with an equity offering to satisfy the Initial Equity Offering required under the A&R HoA.

The Corporation announced the Special Committee’s retention of BMO Capital Markets as financial advisor, TD Securities as independent valuator and Blakes as legal counsel by press release on April 7, 2022. Following TD Securities’ engagement as independent valuator, TD Securities commenced work on its valuation of the Shares, including obtaining information from Management regarding the Corporation and Oyu Tolgoi, and from OT LLC and, in certain cases, from the Manager regarding Oyu Tolgoi.

On April 12, 2022, at the direction of the Special Committee, Mr. Thibeault and Luke Colton, Chief Financial Officer of the Corporation, met with Elias Scafidas, Chief Financial Officer, Copper of Rio Tinto and Mr. Latham in London, United Kingdom to discuss the liquidity needs of the Corporation. Following the meeting, at the request of the Special Committee, Mr. Thibeault provided Rio Tinto with the Special Committee’s proposed terms for a potential debt facility to be provided by Rio Tinto in order to address the Corporation’s near-term liquidity requirements on terms acceptable to the Special Committee in lieu of proceeding with an equity offering to satisfy the Initial Equity Offering required under the A&R HoA.

From April 13, 2022 through to mid-May 2022, the Special Committee and Management, at the direction of the Special Committee, engaged in extensive negotiations with Rio Tinto regarding the size and terms of a potential debt facility from Rio Tinto to satisfy the Corporation’s near-term liquidity requirements in lieu of proceeding with an equity offering. Over the course of the negotiations, the Special Committee met on several occasions to consider, along with BMO Capital Markets and Blakes, and with input from members of Management, the Corporation’s liquidity needs, preparations for the proposed equity offering, and revised debt financing proposals received from Rio Tinto, as well as to receive updates on the status of TD Securities’ independent valuation.

During such time, the Corporation continued to prepare to launch an equity offering should negotiations with Rio Tinto on debt financing terms be unsuccessful. The Special Committee and Management communicated to Rio Tinto on several occasions that the Corporation continued to prepare for an equity offering and during this period shared with Rio Tinto, as required under the A&R HoA, draft offering documents for the planned equity offering. On April 24, 2022, during a meeting between Ms. Saint-Laurent, Mr. Gillin, Mr. Scafidas and Mr. Latham, Mr. Scafidas and Mr. Latham reiterated that Rio Tinto intended to withdraw the Initial Proposal (which was conditional on no equity being issued by the Corporation) if the Corporation proceeded with an equity offering. They also confirmed that Rio Tinto intended to participate pro rata in any such equity offering pursuant to its existing pre-emptive rights. This was subsequently confirmed in writing by Mr. Latham the following day. In addition, during such period BMO Capital Markets reported to the Special Committee on several discussions it had held at the direction of the Special Committee with the potential lead underwriters for the equity offering during which BMO Capital Markets discussed with the potential lead underwriters the potential of proceeding with an equity offering despite the complexities due to the pendency of the Initial Proposal.

On April 28, 2022, Mr. Scafidas delivered a revised proposal to the Special Committee for an early advance credit facility of US$400,000,000.

At a meeting on April 30, 2022, the Special Committee authorized BMO Capital Markets to proceed with outreach to industry participants and strategic investors to discuss potential alternatives to the transaction proposed by Rio Tinto in the Initial Proposal. In the weeks that followed, at the direction of the Special Committee, representatives of BMO Capital Markets reached out to 13 industry participants and strategic investors and held discussions regarding potential participation in an alternative transaction, including acquisition of the Minority Shares or participation in a private placement offering of equity of the Corporation.

On May 5, 2022, the Special Committee delivered a revised proposal to Rio Tinto for an early advance credit facility of US$400,000,000 in addition to amendments to the A&R HoA, which was subsequently negotiated over the following 13 days.

On May 11, 2022, following her election as an independent director to the Board at the Corporation’s annual shareholders’ meeting, the Board appointed Ms. Donally to the Special Committee as its fifth member.

On May 16, 2022, the Special Committee met, with representatives of BMO Capital Markets and Blakes in attendance, to discuss a draft Second A&R HoA in order to give effect to additional short term debt financing from Rio Tinto to address the Corporation’s near-term liquidity requirements in lieu of proceeding with an equity offering. Mr. Thibeault and certain other members of Management also attended portions of the meeting at the invitation of the Special Committee. During the meeting, the Special Committee considered the application of MI 61-101 to the Second A&R HoA due to the fact that Rio Tinto is a “related party” of the Corporation (as defined in MI 61-101). Following careful consideration by the Special Committee of the financing options available to the Corporation, including the planned equity offering, feedback from potential lead underwriters and then current market conditions; the Special Committee resolved to recommend that the Board approve the Second A&R HoA in the form of the draft provided to the Special Committee, subject to acceptance thereof by Rio Tinto.

On May 17, 2022, in connection with TD Securities’ ongoing valuation work, TD Securities engaged Enthalpy PTY Ltd. (“Enthalpy”) as a technical consultant to assist with TD Securities’ independent valuation and the review of mine design, mine optimization opportunities and certain potential risks relating to Oyu Tolgoi.

On May 18, 2022, the Corporation announced that it had entered into the Second A&R HoA with RTIHL in order to, among other things, make interim debt funding available to the Corporation to address the Corporation’s near-term estimated funding requirements and to extend the date by which Turquoise Hill was required to complete the Initial Equity Offering. Key elements of the Second A&R HoA included (subject to the applicable terms and conditions set forth in the Second A&R HoA):

•	an extension of the date by which the Corporation was required to conduct the Initial Equity Offering to December 31, 2022 from August 31, 2022;

•

a commitment by Rio Tinto to make available additional short-term bridge financing directly to the Corporation by way of one or more secured advances of up to US$400,000,000 (the “Early Advance”) subject to satisfaction or waiver of certain conditions precedent and to be repaid out of the proceeds of the Initial Equity Offering; and

•

if Rio Tinto did not publicly withdraw the Initial Proposal prior to June 30, 2022, the automatic removal of the condition that the Corporation have completed the Initial Equity Offering prior to drawing any RT Advances.

In furtherance of its mandate, the Special Committee continued to monitor and evaluate the Corporation’s liquidity needs and financing options following execution of the Second A&R HoA. The Special Committee determined that the Corporation should continue to be prepared to proceed with an equity offering on short notice, and the Corporation continued to hold regular calls with potential lead underwriters and legal counsel in respect of the potential equity offering throughout the remainder of May 2022 through to August 2022, including with BMO Capital Markets and TD Securities.

On May 25, 2022, Mr. Gillin had a call with Dominic Barton, the recently appointed Chairman of the board of directors of Rio Tinto. In their conversation, Mr. Barton and Mr. Gillin noted the Special Committee’s ongoing process in reviewing the Initial Proposal, but did not otherwise discuss the Initial Proposal.

In connection with TD Securities’ independent valuation and BMO Capital Markets’ engagement as financial advisor, from June 1 to 4, 2022, representatives of TD Securities and BMO Capital Markets travelled to Mongolia along with the Senior Manager, Business Strategy and Analysis of Turquoise Hill to conduct a site visit of Oyu Tolgoi and to meet with staff of OT LLC in Ulaanbaatar. During the course of the visit, representatives of OT LLC and Turquoise Hill led the TD Securities and BMO Capital Markets representatives through key areas of Oyu Tolgoi and engaged in discussions with such representatives regarding the project. The site visit included presentations from various representatives of OT LLC as well as tours of the open pit mine, underground development area and concentrator.

On June 9, 2022, Ms. Saint-Laurent had a call with Mr. Latham in which Ms. Saint-Laurent described the information which Ms. Saint-Laurent understood remained outstanding from TD Securities’ requests of OT LLC and, in certain cases, from the Manager. Mr. Latham confirmed that he would follow up to seek that the requested information would be provided.

On June 9, 2022, a representative of BMO Capital Markets met with a representative of one of Rio Tinto’s financial advisors, RBC Capital Markets, to discuss the basis upon which Rio Tinto arrived at the offer price of C$34.00 per Share in the Initial Proposal.

On June 10, 2022, the Special Committee met with representatives of BMO Capital Markets, TD Securities and Blakes to receive an update from TD Securities on the status of TD Securities’ independent valuation and outstanding information requests related thereto and an update from members of Management on the Corporation’s liquidity needs and status of preparations for the planned equity offering. In addition, representatives of BMO Capital Markets provided an update to the Special Committee on the results of its outreach to third parties regarding a potential investment in the Corporation or an acquisition of the Minority Shares, reporting that the parties had advised BMO Capital Markets that they were unwilling to acquire a minority stake without Rio Tinto’s support, which the Special Committee recognized would not be forthcoming as set out in the Initial Proposal. TD Securities reported to the Special Committee on its engagement with Enthalpy and Enthalpy’s review of the Oyu Tolgoi mine plan. Mr. Thibeault and other members of Management were invited to participate in certain portions of the meeting. Management provided the Special Committee with an update on the status of the Re-Profiling, noting that engagement with lenders’ counsel had commenced and was progressing towards completion before the US$362,000,000 principal payment would become due in December 2022. Management also provided an update on the progress of the underground operations at Oyu Tolgoi and the anticipated timing of sustainable production and updated the Special Committee on the Corporation’s readiness to proceed with an equity offering.

On June 15, 2022, representatives of BMO Capital Markets met with representatives of one of Rio Tinto’s financial advisers, RBC Capital Markets, to discuss the Initial Proposal. At the meeting, representatives of BMO Capital Markets indicated that the Special Committee expected to be in a position to engage with Rio Tinto on the Initial Proposal in July.

From June 17 to June 24, 2022, members of the Special Committee travelled to Mongolia to conduct a site visit of Oyu Tolgoi and to receive updates on underground development directly from representatives of OT LLC.

On June 21, 2022, Ms. Saint-Laurent received an update from TD Securities on the status of TD Securities’ independent valuation and outstanding information requests related thereto, including outstanding information requested from OT LLC and, in certain cases, from the Manager. TD Securities confirmed that, while it would continue to pursue such outstanding information that it had requested in connection with its valuation work, it would be in a position to provide a preliminary indications of value analysis to the Special Committee the following week.

On June 27, 2022, the Special Committee met with representatives of TD Securities, BMO Capital Markets and Blakes to receive a draft presentation from TD Securities regarding its preliminary indications of value analysis regarding the value of the Shares based on its work performed to date. In connection with such presentation, TD Securities provided the Special Committee with a detailed explanation of the analysis and assumptions underlying its preliminary indications of value analysis as well as an overview of outstanding information that had been requested from the Corporation, OT LLC and, in certain cases, the Manager in order to inform TD Securities’ analysis. TD Securities’ presentation included a preliminary analysis of transaction values based on price to NAV multiples and future enterprise value to EBITDA multiples, with the lowest transaction value implied by these methodologies being C$39.10 per Share. TD Securities noted to the Special Committee that the draft preliminary analysis presented was as of such date, not a formal valuation and further analysis, refinement and receipt of additional information would be required prior to TD Securities being in a position to provide a formal valuation range. At the meeting, representatives of BMO Capital Markets also presented to the Special Committee the results of a preliminary financial analysis based on publicly available information and information provided by or on behalf of the Corporation to date. The Special Committee discussed the preliminary indications of value analysis presented by TD Securities and financial analysis presented by BMO Capital Markets and noted that the offer price of C$34.00 per Share was well below the ranges of values implied by the analysis presented by TD Securities.

In late June and early July 2022, at the request of the Special Committee, BMO Capital Markets held meetings with the representatives of a number of Minority Shareholders with significant holdings of Shares to hear their perspectives on the Corporation, and the Minority Shareholders’ views that the fair value for the Shares was well above the C$34.00 per Share offer price contemplated by the Initial Proposal and on how to maximize value for Shareholders.

On July 6, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss the feedback that BMO Capital Markets had received from the representatives of certain Minority Shareholders on the Initial Proposal. At the meeting, the Special Committee discussed alternatives to a take-private transaction with Rio Tinto, noting that Rio Tinto had publicly stated that it would be unwilling to support an alternative transaction. Alternatives considered included continuing to pursue the Corporation’s business plan on a stand-alone basis and options to assist the Corporation in pursuing such plan and addressing the Corporation’s funding needs, including through a public or private offering of equity. The Special Committee also considered alternative consideration structures for a potential take-private transaction with Rio Tinto that could potentially bridge the gap between Rio Tinto’s offer price and the Special Committee’s views on a fair value for the Shares. TD Securities was in attendance for a portion of the meeting and provided a draft presentation to the Special Committee updating its preliminary indications of value analysis previously provided on June 27, 2022 to account for additional information reviewed by TD Securities in the intervening period, updated market conditions and other refinements. Within this presentation, the lowest transaction value implied by the future enterprise value to EBITDA multiple methodology had been updated to C$40.34 per Share. TD Securities noted to the Special Committee that the draft preliminary analysis presented was as of such date, not a formal valuation and further analysis, refinement and receipt of additional information would be required prior to TD Securities being in a position to provide a formal valuation range. Following such update, TD Securities continued to seek outstanding information from Management regarding the Corporation and Oyu Tolgoi, and from OT LLC and, in certain cases, from the Manager, regarding Oyu Tolgoi, related to its ongoing valuation work.

On July 11, 2022, the Special Committee met, with representatives of BMO Capital Markets and Blakes in attendance. At such meeting, the Special Committee received a presentation from representatives of BMO Capital Markets that updated the financial analysis presented by BMO Capital Markets on June 27, 2022 based on the passage of time and additional information that was publicly available or provided by or on behalf of the Corporation to BMO Capital Markets as of such date. Following such presentation, the Special Committee, with advice from BMO Capital Markets and following careful consideration of, among other things, the preliminary indications of value analysis provided by TD Securities and preliminary financial analysis provided by BMO Capital Markets, the size and quality of Oyu Tolgoi as a tier 1 asset that is expected to be one of the largest copper mines in the world, market conditions in the equity and copper markets and the feedback received from certain Minority Shareholders on the Initial Proposal, determined that Rio Tinto’s offer price of C$34.00 per Share was inadequate. In addition, the Special Committee once again discussed with BMO Capital Markets alternatives to a take-private transaction with Rio Tinto and options for satisfying the Corporation’s liquidity needs.

On July 12, 2022, Ms. Saint-Laurent and Mr. Gillin held a telephone call with Mr. Baatar and Mr. Latham of Rio Tinto to discuss the Initial Proposal. During the call, Mr. Gillin relayed that the offer price of C$34.00 per Share was well below the ranges of values implied by the analysis presented by TD Securities and that the Special Committee believed that C$34.00 per Share was inadequate. Mr. Gillin, Mr. Baatar and Mr. Latham discussed, among other things, the recent decline in the market price of copper and the impact on the share prices of the Corporation’s peers and developmental, operating and financial challenges associated with Oyu Tolgoi. Mr. Baatar and Mr. Latham explained that, in Rio Tinto’s view, each of these factors supported that the offer price of C$34.00 in cash per Share represented fair value to the Minority Shareholders. Ms. Saint-Laurent and Mr. Gillin invited Rio Tinto to have its financial advisors engage further with representatives of BMO Capital Markets to discuss a potential transaction, including the parties’ respective preliminary financial analyses.

On July 14, 2022, representatives of BMO Capital Markets met with Rio Tinto’s financial advisors, Credit Suisse, RBC Capital Markets and Rothschild & Co, to provide the Special Committee’s rationale for concluding that the Initial Proposal was inadequate and to discuss potential alternatives for structuring consideration in a take-private transaction as well as to address the parties’ differing views on value. During the meeting, BMO Capital Markets and Rio Tinto’s financial advisors discussed the primary methodologies being used by the parties in their respective financial analyses. In the course of this discussion, Rio Tinto’s financial advisors conveyed to representatives of BMO Capital Markets that Rio Tinto was unwilling to consider any alternatives to an all-cash transaction, and that Rio Tinto was not prepared to increase its offer price from the C$34.00 per Share in cash offered in the Initial Proposal. Following such meeting, the representatives of BMO Capital Markets provided the Special Committee with a high-level summary of the primary methodologies Rio Tinto’s financial advisors had indicated were being used by Rio Tinto as compared to the primary methodologies being used by the Special Committee’s advisors.

During the week of July 18, 2022, the Special Committee met on a number of occasions to receive updates regarding the discussions with Rio Tinto and its financial advisors, to consider alternatives to a take-private transaction with Rio Tinto, including proceeding with an equity offering, and to evaluate the Corporation’s readiness to proceed with an equity offering.

On July 21, 2022, Ms. Saint-Laurent and Mr. Gillin met with Mr. Baatar and Mr. Latham of Rio Tinto in Toronto. During the meeting, Ms. Saint-Laurent and Mr. Gillin informed Mr. Baatar and Mr. Latham that the Corporation expected that the independent valuation being prepared by TD Securities would result in a range well above Rio Tinto’s offer price of C$34.00 in cash per Share. The parties engaged in a discussion of valuation methodologies, including operating assumptions and discount rates which impacted their respective analyses, and the parties agreed that their respective financial advisors should meet again to better understand the reasons for differing views on valuation.

On July 26, 2022, Andrew Latham, on behalf of Rio Tinto, delivered a letter to Ms. Saint-Laurent and Mr. Gillin that provided Rio Tinto’s perspectives on the value of the Shares and the potential risks facing Turquoise Hill’s investment in Oyu Tolgoi. The letter outlined valuation considerations from Rio Tinto’s perspective including (i) sovereign considerations reflecting Mongolia’s country risk profile, (ii) operational considerations reflecting risks associated with the ramp up and operation of a complex block cave and (iii) financing considerations, including the risk that the required equity raise may be well in excess of the US$1,500,000,000 commitment in the Second A&R HoA. The letter claimed that the Special Committee’s views on value, informed by the analyses of its financial advisor and valuator, did not appropriately factor in these risks. Following receipt of the letter, Ms. Saint-Laurent and Mr. Gillin shared the letter with the other members of the Special Committee, Blakes, BMO Capital Markets, TD Securities and representatives of Management.

On July 28, 2022, Rio Tinto delivered to BMO Capital Markets a copy of Rio Tinto’s updated valuation model, an earlier version of which had been shared with BMO Capital Markets in June 2022.

On July 29, 2022, the Special Committee met, with representatives of BMO Capital Markets, TD Securities, Blakes, Mr. Thibeault and certain other members of Management also in attendance, to discuss Rio Tinto’s July 26, 2022 letter. The Special Committee, with input from members of Management, considered each of the risks identified in Rio Tinto’s letter and determined that none of these were new risks and that each had already been considered and disclosed in the Corporation’s public disclosure. The Special Committee also determined, with input from BMO Capital Markets and TD Securities, that the risks identified in Rio Tinto’s letter had been largely considered and incorporated into the respective financial analyses of BMO Capital Markets and TD Securities, where appropriate.

On August 1, 2022, representatives of BMO Capital Markets met with Rio Tinto’s financial advisors, Credit Suisse, RBC Capital Markets and Rothschild & Co., to discuss Rio Tinto’s July 26, 2022 letter and their clients’ respective approaches to the financial analyses. Later in the day on August 1, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss the Initial Proposal and Rio Tinto’s July 26, 2022 letter.

Also on August 1, 2022, representatives of BMO Capital Markets, at the direction of the Special Committee, had a discussion with a Minority Shareholder with a significant holding of Shares regarding such Minority Shareholder’s views on value and the Initial Proposal. During the meeting, the Minority Shareholder expressed its view that fair value for the Shares was well above the C$34.00 per Share offer price contemplated by the Initial Proposal.

On August 4, 2022, the Corporation announced its second quarter financial results and disclosed, among other things, an increase in its estimated base case incremental funding requirement from US$3,400,000,000 to US$3,600,000,000 and that it could need to raise incremental equity proceeds of approximately US$400,000,000, which would be in addition to the Initial Equity Offering of US$650,000,000 required by December 31, 2022, to fully address its estimated incremental funding requirements within the timing framework of the Second A&R HoA which set a target date for the Re-Profiling of no later than December 31, 2022 and an outside date for the SSD and the Co-Lending Facility of the earlier of three months following the lifting of the debt restrictions under Resolution 103 and December 31, 2023. The Corporation also reiterated that its liquidity outlook would continue to be impacted, either positively or negatively, by various factors, many of which are outside of the Corporation’s control, including (i) achieving alignment with relevant stakeholders in addition to Rio Tinto; (ii) success in implementing the Second A&R HoA; (iii) changes in commodity prices and other market-based assumptions such as LIBOR and inflation; (iv) achieving certain cost and performance metrics in mining operations, performance of surface operations and cost or schedule estimates for the underground mine; and (v) the outcomes of the Corporation’s and Rio Tinto’s ongoing engagement with the Government of Mongolia.

On August 4, 2022, Ms. Saint-Laurent and Mr. Gillin met with Mr. Baatar and Mr. Latham to discuss the Initial Proposal and Rio Tinto’s July 26, 2022 letter. At the meeting, Ms. Saint-Laurent and Mr. Gillin acknowledged the July 26, 2022 letter and advised that the Special Committee was of the view that the risks outlined in their letter and facing the Corporation and Oyu Tolgoi were adequately understood by the Corporation and taken into consideration by the Special Committee and its financial advisor and valuator in their evaluation of the Initial Proposal. Accordingly, Ms. Saint-Laurent and Mr. Gillin reiterated that the Special Committee would be unable to support the Initial Proposal at an offer price of C$34.00 per Share.

Following the meeting with Rio Tinto, the Special Committee requested that BMO Capital Markets prepare a reconciliation of inputs and assumptions underlying BMO Capital Markets’ advice on the Initial Proposal, such that BMO Capital Markets could seek to demonstrate to Rio Tinto’s financial advisors that the mine model on which BMO Capital Markets had based its analysis was consistent with the model being used by Rio Tinto and to assist Rio Tinto in understanding the Special Committee’s views on value.

At a meeting on August 8, 2022, representatives of BMO Capital Markets presented the Special Committee with a summary of the inputs and assumptions underlying the preliminary financial analyses prepared by the Special Committee’s and Rio Tinto’s respective advisors and confirmed that overall the inputs and operating assumptions used in the analyses were largely consistent. On August 9, 2022, Ms. Saint-Laurent shared this summary with Rio Tinto, which confirmed that the underlying operating models being used by the parties were similar.

On August 11, 2022, representatives of BMO Capital Markets and one of Rio Tinto’s financial advisors, Credit Suisse, met to discuss their clients’ respective approaches to the financial analyses and the summary of inputs and assumptions that BMO Capital Markets had prepared.

On August 12, 2022, the Special Committee met, with representatives of BMO Capital Markets and Blakes in attendance, to consider the status of discussions with Rio Tinto regarding the Initial Proposal. During the meeting, the Special Committee determined to inform Rio Tinto that if it could not provide an improved offer, the Special Committee was prepared to publicly announce its rejection of the Initial Proposal to facilitate the Corporation moving forward with an equity offering.

Later on August 12, 2022, Ms. Saint-Laurent and Mr. Gillin spoke by telephone with Mr. Baatar and Mr. Latham of Rio Tinto. During this meeting, it was acknowledged and agreed that similar mine plans and operating assumptions were being used by each party in connection with their respective valuation analyses and that the difference between Rio Tinto’s view of value and the Special Committee’s view of value was primarily due to differences in methodologies and the discount rate being applied. Ms. Saint-Laurent and Mr. Gillin once again reiterated that the Special Committee was unable to support the Initial Proposal at the offer price of C$34.00 per Share and relayed the Special Committee’s determination to publicly announce the rejection of the Initial Proposal if Rio Tinto was not prepared to provide an improved offer. Ms. Saint-Laurent and Mr. Gillin agreed to give Rio Tinto until the evening of August 14, 2022 to provide an improved offer before publicly announcing the Special Committee’s rejection of the Initial Proposal. During the call, the representatives of Rio Tinto also indicated that, should the Special Committee reject the Initial Proposal and the Corporation proceed with an equity offering, Rio Tinto intended to withdraw the Initial Proposal but would, however, participate pro rata in such equity offering pursuant to its existing pre-emptive rights.

Over the course of the weekend, members of the Special Committee met with representatives of Rio Tinto on several occasions to discuss the Initial Proposal. However, these discussions did not result in an improved offer from Rio Tinto. On August 14, 2022, Ms. Saint-Laurent, Mr. Gillin and Ms. Donally held a call with Mr. Stausholm, Mr. Baatar and Mr. Latham of Rio Tinto wherein it became evident that the parties’ respective views on the appropriate range of value for the Shares continued to differ. At a meeting of the Special Committee on the evening of August 14, 2022, and with advice from BMO Capital Markets, after considering, among other factors, that Rio Tinto’s offer price of C$34.00 per Share was well below the ranges of values implied by TD Securities’ preliminary indications of value analysis, the size and quality of Oyu Tolgoi as a tier 1 asset, market conditions in the equity and copper markets, the risks facing the

Corporation’s continued pursuit of its business plan on a stand-alone basis and the feedback received from certain Minority Shareholders on the Initial Proposal, the Special Committee determined that Rio Tinto’s offer price of C$34.00 per Share did not fairly reflect the fundamental and long-term strategic value of the Corporation’s majority ownership of Oyu Tolgoi and that it was not in the best interests of the Corporation or the Minority Shareholders for the Special Committee to support the Initial Proposal. Consequently, the Special Committee resolved to proceed with a public announcement of its rejection of the Initial Proposal, and a press release to that effect was issued on August 15, 2022.

Equity Offering and Revised Proposal

Following its decision to reject the Initial Proposal, the Special Committee instructed Management to proceed with finalizing preparations for an equity offering that would satisfy the Initial Equity Offering required under the Second A&R HoA, with the intention of launching an offering as soon as feasible and, if possible, before the end of August 2022, subject to market conditions.

On August 17, 2022, Ms. Saint-Laurent, Mr. Gillin, and Ms. Donally met with Mr. Stausholm, Mr. Baatar and Mr. Latham of Rio Tinto to discuss valuation and explore the possibility of the parties agreeing on an offer price in connection with a privatization transaction. The representatives of Rio Tinto communicated their view that future potential operational and financing challenges of Oyu Tolgoi, comparisons to similar mining projects and the price of copper assets made a valuation of above C$40.00 per Share difficult for Rio Tinto to justify. While specifics regarding the ranges of values implied by TD Securities’ preliminary indications of value analysis were not shared with Rio Tinto, the members of the Special Committee communicated to Rio Tinto that the Special Committee would not accept an offer price that was below the ranges of values implied by such preliminary analysis. The parties discussed shareholder relations and the financing needs of Oyu Tolgoi, including the Corporation’s planned equity raise.

On August 21, 2022, the Corporation informed Rio Tinto that it intended to launch an equity offering by August 24, 2022, and indicated that updated draft offering documents would be shared with Rio Tinto and its Canadian legal advisors shortly as required pursuant to the Second A&R HoA. Following such notice, Mr. Gillin spoke with Mr. Baatar of Rio Tinto who asked that the Corporation hold off on announcing an equity offering to allow time for Rio Tinto to come back with an improved privatization proposal.

On August 22, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss Rio Tinto’s request for additional time prior to the announcement of an equity offering to consider providing an improved privatization proposal. The Special Committee determined that the Corporation should continue to prepare to launch an equity offering by August 24, 2022, market conditions permitting, having considered, among other things, the Corporation’s liquidity needs, the status of preparations for the equity offering, indications from the potential lead underwriters for the equity offering that favourable market conditions were anticipated to exist for the launch of an offering in the near-term, the deadline for the Initial Equity Offering under the Second A&R HoA and the Special Committee’s responsibility for considering the Corporation’s liquidity needs and financing options.

On August 23, 2022, Mr. Gillin had several discussions with representatives of Rio Tinto regarding a potential improved privatization proposal from Rio Tinto.

On the morning of August 24, 2022, the Special Committee received a revised proposal from Rio Tinto to acquire the Minority Shares for C$40.00 in cash per Share (the “Revised Proposal”). The Revised Proposal was shortly thereafter publicly announced by Rio Tinto via press release. The Revised Proposal was subject to the same conditions as the Initial Proposal, including, among others, that no equity be issued by the Corporation. The Revised Proposal also noted that Rio Tinto was only prepared to continue with the Revised Proposal if it had the unanimous support and positive recommendation of the Special Committee.

On August 24, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss the Revised Proposal and its impact on the planned equity offering. Mr. Thibeault was also in attendance for a portion of the meeting to discuss the status of the equity offering. It was determined that due to the announcement of the Revised Proposal and in light of applicable requirements related to equity offerings, it would be prudent to postpone launch of the equity offering. Following a discussion of the Revised Proposal, the Special Committee determined that C$40.00 per Share did not reflect fair value for the Shares, noting, among other things, that it remained below the ranges of values implied by TD Securities’ preliminary indications of value analysis. However, given the significant increase in offer price from the Initial Proposal against the backdrop of a decline in the broader equity markets, copper pricing and Turquoise Hill’s peer share prices, and in light of the postponement of launch of the equity offering, the Special Committee determined to engage with Rio Tinto to negotiate an improved purchase price for the Shares.

On August 25, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss the Revised Proposal. At the meeting, the Special Committee received BMO Capital Markets’ preliminary financial analysis regarding the Revised Proposal and an update from BMO Capital Markets on the status of the planned equity offering. Following such meeting, on August 25, 2022, Mr. Gillin had a discussion with Mr. Baatar regarding the status of the Special Committee’s consideration of the Revised Proposal. Later in the day on August 25, 2022, the Special Committee reconvened, with representatives of BMO Capital Markets and Blakes also in attendance, and determined to propose a price of C$45.00 per Share to Rio Tinto as a price that the Special Committee would be willing to support based on their collective evaluation of the information and factors considered by the Special Committee to date, including, among other things, advice from BMO Capital Markets and the preliminary indications of value analysis received from TD Securities.

Over the following days, at Rio Tinto’s request, members of the Special Committee met daily with representatives of Rio Tinto, including Mr. Stausholm, Mr. Baatar and Mr. Latham, to discuss the Revised Proposal and the offer price. In these discussions, the Special Committee advised Rio Tinto that the Special Committee was not prepared to proceed with a privatization transaction, even if a price acceptable to the Special Committee was proposed by Rio Tinto, unless the parties also agreed to appropriate amendments to the Second A&R HoA to address the Corporation’s near-term liquidity requirements while any privatization proposal was pending. During these discussions, Rio Tinto indicated that it was not prepared to increase its offer price. In addition, representatives of Rio Tinto indicated that Rio Tinto was only interested in pursuing a transaction that had the support of the Special Committee and that Rio Tinto did not intend to launch an unsolicited takeover bid to acquire the Minority Shares.

During this time, the Special Committee met on several occasions with representatives of BMO Capital Markets and Blakes to discuss the status of discussions with Rio Tinto, to receive advice from BMO Capital Markets and to discuss the feasibility of the Corporation proceeding with its planned equity offering in the near-term.

On August 25, 2022, Management provided Ms. Saint-Laurent and Mr. Gillin with an outline of proposed amendments to be made to the Second A&R HoA should the Special Committee accept the Revised Proposal or any other improved offer from Rio Tinto. Management stated that such amendments would, in its view, address the Corporation’s liquidity risks prior to, and improve the conditions for launching and successfully completing, an equity offering in 2023, and would facilitate the evaluation by Minority Shareholders of any proposed privatization transaction by Rio Tinto.

On August 26, 2022, Management presented to the Special Committee its preliminary analysis on the Corporation’s liquidity outlook under a range of potential scenarios (including where implementation of the Re-Profiling was to be delayed beyond December 2022), and associated implications for the timing and amount of required equity raises by the Corporation.

Later on August 26, 2022, Mr. Barton called Mr. Gillin to discuss the Revised Proposal and to explore bridging the valuation gap. Mr. Gillin advised Mr. Barton that the Special Committee could not support the Revised Proposal.

On August 27, 2022, the Special Committee advised representatives of Rio Tinto that it was prepared to publicly announce, as early as August 29, 2022, a rejection of the Revised Proposal and the launch of an equity offering by the Corporation. Throughout the weekend, the Corporation’s legal and financial advisors continued to prepare for a potential public announcement of the Special Committee’s rejection of the Revised Proposal and to position the Corporation to immediately proceed with an equity offering.

On the morning of August 28, 2022, Mr. Gillin received a letter from Mr. Stausholm, on behalf of Rio Tinto, addressed to the independent directors of the Corporation. In the letter, Mr. Stausholm described the letter as a “final attempt to reach agreement” with respect to a privatization transaction that would have the recommendation of the Special Committee. In the letter, Mr. Stausholm reiterated the C$40.00 per Share offer price under the Revised Proposal and indicated that if an agreement was not reached by August 31, 2022, Rio Tinto would withdraw the Revised Proposal. The August 28, 2022 letter also included the reasons why Rio Tinto viewed its latest proposal of C$40.00 in cash per Share as compelling and detailed certain proposed amendments to the Second A&R HoA that were intended to address the Corporation’s near-term funding requirements as well as Rio Tinto’s views on the Corporation’s financing outlook and funding gap, including Rio Tinto’s view that the equity raise that could be required to address such funding gap could be well in excess of US$1,050,000,000.

Following receipt of the August 28, 2022 letter, the Special Committee continued to engage in discussions with representatives of Rio Tinto throughout the day on August 28, 2022. During these discussions, the full Special Committee, then Mr. Gillin and Ms. Saint-Laurent in discussions with Mr. Stausholm, advised that the Special Committee was unwilling to support the revised offer price of C$40.00 per Share. During the course of the day on August 28, 2022, Mr. Stausholm suggested alternative offer prices to Ms. Saint-Laurent and Mr. Gillin, subject to approval by the Rio Tinto board of directors. Throughout the day, following each call with Mr. Stausholm, Ms. Saint-Laurent and Mr. Gillin met with the Special Committee to report on Mr. Stausholm’s revised proposals. In the course of such meetings, the Special Committee considered the advice received from BMO Capital Markets and the preliminary indications of value analysis received from TD Securities. Following an evaluation of this information and advice, and also taking into consideration recent market conditions, the Special Committee determined that it would not be prepared to support a privatization transaction with Rio Tinto at less than C$43.00 per Share.

Following such meetings with the Special Committee, Ms. Saint-Laurent and Mr. Gillin reiterated to Mr. Stausholm that they were unwilling to support a transaction at C$40.00 per Share. In their final conversation on August 28, 2022, Mr. Stausholm advised Ms. Saint-Laurent and Mr. Gillin that he would be prepared to offer C$42.50 per Share, which price Ms. Saint-Laurent and Mr. Gillin rejected. Following another meeting of the Special Committee that evening, Mr. Gillin engaged with Mr. Stausholm and advised that the Special Committee was not prepared to support a transaction at less than C$43.00 per Share. Mr. Stausholm advised Mr. Gillin that he would consider the Special Committee’s position and advise the following morning on Rio Tinto’s position.

On the morning of August 29, 2022, Mr. Stausholm called Mr. Gillin to advise that Rio Tinto would be prepared to increase its offer price to C$43.00 per Share, subject to certain conditions, and that Rio Tinto was prepared to provide certain interim financing arrangements requested by the Special Committee to address the Corporation’s near-term liquidity requirements. The conditions included that: (i) the revised offer would receive the unanimous recommendation of the Special Committee; (ii) each independent member of the Board enter into a voting support agreement in respect of the transaction; (iii) the parties would work to finalize a term sheet on an expedited basis setting out the agreement in principle and announcement relating to the transaction (the “Term Sheet”); and (iv) the parties mutually commit to expediting the finalization of the transaction documentation due to the Corporation’s liquidity requirements. Mr. Stausholm also stated that the purchase price of C$43.00 in cash per Share was Rio Tinto’s best and final offer.

On August 29, 2022, McCarthy Tétrault LLP, legal counsel to Rio Tinto, provided Blakes with a first draft of the Arrangement Agreement as well as a draft of the Term Sheet setting out the agreed price of C$43.00 per Share and a summary of the proposed amendments to the Second A&R HoA. Over the days that followed, the Special Committee and Blakes, with input from Management and the Corporation’s Canadian and U.S. legal counsel, negotiated the terms of the Term Sheet with Rio Tinto and its counsel, including extensive negotiations regarding the amendments to the Second A&R HoA.

On August 30, 2022, the Special Committee met with representatives of BMO Capital Markets and Blakes to discuss the status of negotiations regarding the Term Sheet. At the meeting, Blakes reviewed the terms of the draft Term Sheet and discussed the material terms that remained outstanding. The Special Committee also received advice from Management on the proposed amendments to the Second A&R HoA contemplated in the Term Sheet and the Corporation’s near-term liquidity requirements. In addition, the Special Committee received a presentation from BMO Capital Markets analyzing the proposed offer price of C$43.00 per Share relative to various measures of the fair value of the Shares.

On August 31, 2022, representatives of TD Securities met with members of Management for the purposes of confirming certain information necessary to finalize the Formal Valuation and TD Fairness Opinion.

On August 31, 2022, the Special Committee met to consider the Term Sheet. Representatives of TD Securities, BMO Capital Markets, and Blakes, Mr. Thibeault and certain other members of Management were also in attendance. At the meeting, the Special Committee received an overview from Blakes of the terms of the Term Sheet. TD Securities made a presentation at such meeting regarding the conclusion of its Formal Valuation of the fair market value of the Shares, and provided its oral opinion to the Special Committee that, as of August 31, 2022, and based on TD Securities’ analysis and subject to the assumptions, limitations and qualifications to be set out in TD Securities’ written valuation and fairness opinion, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share. TD Securities also provided an oral opinion to the Special Committee that, as of August 31, 2022, and subject to the assumptions, limitations and qualifications to be set out in TD Securities’ written valuation and fairness opinion and such other matters that TD Securities considered relevant, the consideration of C$43.00 per Share to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders. TD Securities subsequently delivered the Formal Valuation and the TD Fairness Opinion to this effect.

BMO Capital Markets also presented a financial analysis and provided its oral opinion to the Special Committee at such meeting that, as of August 31, 2022 and subject to the assumptions, limitations and qualifications to be set out in BMO Capital Markets’ written fairness opinion, the consideration of C$43.00 per Share contemplated to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Term Sheet and the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates). BMO Capital Markets subsequently delivered the BMO August 31st Fairness Opinion to this effect.

After consideration and discussion of the advice and opinions provided to the Special Committee, the short, medium- and long-term risks and opportunities facing the Corporation, and the Special Committee’s view that Shareholders should be given the opportunity to consider the offer in light of the foregoing, the Special Committee unanimously determined that Rio Tinto’s offer price of C$43.00 per Share was fair to the Minority Shareholders and that it was in the best interests of the Corporation to enter into the Term Sheet. Accordingly, the Special Committee unanimously determined to approve entering into the Term Sheet. The Term Sheet was finalized and executed on the evening of August 31, 2022, and publicly announced on the morning of September 1, 2022.

The Term Sheet provided that the parties would work expeditiously to finalize and sign a definitive arrangement agreement providing for the making by the Unconflicted Board of Directors, acting on the recommendation of the Special Committee, of a unanimous recommendation that Minority Shareholders vote in favour of a plan of arrangement that would provide for the acquisition of the Minority Shares at a price of C$43.00 per Share. The Term Sheet provided that entering into such arrangement agreement would be conditional on, among other things, approval by the Unconflicted Board of Directors of the arrangement and the arrangement agreement (based on the unanimous recommendation of the Special Committee) and the entering into of the Third A&R HoA to implement the following amendments to the Second A&R HoA contemplated in the Term Sheet:

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increasing the Early Advance to US$650,000,000 from US$400,000,000, provided that if there is an anticipated funding shortfall for March 2023 the parties will in good faith discuss increasing the Early Advance by up to an additional US$100,000,000;

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extending the date by which the Initial Equity Offering must be conducted and Early Advance repaid from December 31, 2022 to March 31, 2023 (subject to a potential day for day extension up to May 31, 2023 in certain circumstances including if there were to be regulatory or other delays to the Arrangement);

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a new US$362,000,000 commitment from Rio Tinto to provide additional bridge financing to Turquoise Hill on the same terms as the Early Advance if, despite the parties’ reasonable commercial efforts to secure the Re-Profiling, all or a portion of the Re-Profiling is unsuccessful or delayed and additional funds are required by Turquoise Hill in respect of the December 2022 debt principal repayment under the Oyu Tolgoi project finance facility; and

•	a commitment by Rio Tinto to participate pro rata in the Initial Equity Offering, subject to certain pre-conditions.

As a result, under the Third A&R HoA, Rio Tinto would commit to provide the Corporation with near-term liquidity while the Arrangement is pending, including up to US$650,000,000 in connection with the Early Advance, with a potential for up to an additional US$100,000,000 in the event of a funding shortfall in March 2023 and US$362,000,000 in additional bridge financing in the event additional funds are required by Turquoise Hill in respect of the December 2022 principal debt repayment under the Oyu Tolgoi project finance facility. This incremental financing would need to be repaid by the Corporation in the first half of 2023 if the Arrangement is not approved by the Shareholders, which repayment would require the Corporation to seek additional equity financing. This financing is incremental to the other elements of the Corporation’s funding plan contemplated by the Third A&R HoA.

Between September 1 and September 5, 2022, the Special Committee and Blakes, together with the assistance of the Corporation’s Management and Canadian and U.S. legal counsel, engaged in negotiations with Rio Tinto and its counsel to settle the terms of the Arrangement Agreement. Among other things, the Special Committee sought in the negotiations to ensure that the Arrangement Agreement would include terms satisfactory to the Special Committee and Management.

During this time, the Corporation and its Canadian legal counsel, Norton Rose Fulbright Canada LLP, also engaged in negotiations with Rio Tinto and its counsel regarding the Third A&R HoA to implement the amendments contemplated by the Term Sheet.

On September 5, 2022, the Special Committee met to consider the Arrangement Agreement and the Third A&R HoA and to receive a detailed presentation from TD Securities with respect to the Formal Valuation and the TD Fairness Opinion orally delivered to the Special Committee on August 31, 2022. Representatives of TD Securities, BMO Capital Markets, and Blakes, Mr. Thibeault and certain other members of Management were also in attendance. At the meeting, the Special Committee received a presentation by Blakes that included a summary of the terms of the Arrangement Agreement and related matters, and an overview of the terms of the Third A&R HoA and the Early Advance from Norton Rose Fulbright Canada LLP.

At the meeting, TD Securities reviewed in further detail its analysis supporting its opinion that, as of August 31, 2022, and based on TD Securities’ analysis and subject to the assumptions, limitations and qualifications to be set out in TD Securities’ written valuation and fairness opinion and such other matters that TD Securities considered relevant, the fair market value of the Shares is in the range of C$42.00 and C$58.00 per Share and that the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

Also at the meeting, BMO Capital Markets presented a financial analysis that was consistent with the analysis presented on August 31, 2022, subject to updates for the passage of time, and provided its oral opinion that, as of September 5, 2022, and subject to the assumptions, limitations and qualifications to be set out in BMO Capital Markets’ written fairness opinion, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates). BMO Capital Markets subsequently delivered the BMO September 5th Fairness Opinion to this effect.

For a detailed discussion of the Formal Valuation and Fairness Opinions, please see “Special Factors – Formal Valuation and TD Fairness Opinion” and “Special Factors – Fairness Opinions of BMO Capital Markets”.

After consideration and discussion of the advice and opinions provided to the Special Committee, the Special Committee accepted TD Securities’ conclusions as to the fair value of the Shares and accepted the TD Fairness Opinion and BMO Fairness Opinions. The Special Committee unanimously determined, based on the factors set forth below under “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation”, that (i) the Arrangement is in the best interests of the Corporation, and (ii) the Arrangement is fair to the Minority Shareholders. The Special Committee also unanimously resolved to recommend to the Board that the Board: (i) determine that the Arrangement is in the best interests of the Corporation; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favour of the Arrangement Resolution. The Special Committee also unanimously determined that the Third A&R HoA was in the best interests of the Corporation and unanimously resolved to recommend to the Board that it approve the Third A&R HoA.

The Unconflicted Board of Directors was convened on September 5, 2022 immediately following the Special Committee meeting. After receiving the aforementioned recommendation of the Special Committee, the Unconflicted Board of Directors unanimously adopted the Special Committee’s analyses and conclusions as its own and unanimously resolved, based on the recommendation of the Special Committee and the factors set forth below under “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation”, to: (i) determine that the Arrangement is in the best interests of the Corporation; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favour of the Arrangement Resolution. The Unconflicted Board of Directors also unanimously resolved to approve the Third A&R HoA.

The Arrangement Agreement and Third A&R HoA were finalized and executed later in the day on September 5, 2022 and entry into the Arrangement Agreement and Third A&R HoA was publicly announced on the evening of September 5, 2022. The members of the Unconflicted Board of Directors and executive officers of the Corporation also entered into Voting Agreements concurrently with the execution of the Arrangement Agreement.

Turquoise Hill’s Purposes and Reasons for the Arrangement

The Special Committee and the Unconflicted Board of Directors have determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders. In deciding to recommend the Arrangement to the Minority Shareholders, the Unconflicted Board of Directors, following receipt of the unanimous recommendation of the Special Committee, carefully considered, among other things, the benefits to the Corporation of the Arrangement, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed below under the heading “Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from financial advisors. As discussed below under “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement”, the Consideration to be paid to the Minority Shareholders of C$43.00 in cash per Minority Share represents a premium of 67% over the closing price of the Shares on the TSX on March 11, 2022, the last trading day before the public announcement of the Initial Proposal, a premium of 66% over the 20-business day volume weighted average price for the Shares on the TSX ended on such date, and a premium of 19% over the closing price of the Shares on the TSX on August 31, 2022, the last trading day before the public announcement of the Term Sheet. See “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement”. After weighing all of these factors, the Special Committee and the Unconflicted Board of Directors determined that the Arrangement is in the best interests of the Corporation and that Minority Shareholders should be given the opportunity to consider the Arrangement and that the Unconflicted Board of Directors would recommend that Minority Shareholders vote in favour of the Arrangement Resolution.

Position of Turquoise Hill as to Fairness of the Arrangement

Reasons for the Recommendation

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee, with the assistance of financial and legal advisors, carefully reviewed the proposed

Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including the following:

Business Issues and Trends

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In concluding that the Arrangement is in the best interests of the Corporation, the Special Committee and the Board considered, among other things, the volatility of the current global economy and the challenging capital market conditions. The price of the Shares has historically been subject to a relatively high degree of volatility and has been significantly affected by, among other things, short-term changes in copper and precious metal prices and other mineral prices. Market conditions in the equity and copper markets have changed significantly since the receipt of the Initial Proposal in March, with the average share prices of Turquoise Hill’s peers declining by more than 30% between receipt of the Initial Proposal and signing of the Term Sheet. During that same period, Rio Tinto materially increased its offer price. Macroeconomic conditions considered by the Special Committee and Board include, among others, the continued adverse impact of COVID-19 and uncertainty regarding the potential impact of the geopolitical environment and location of Oyu Tolgoi.

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The Special Committee, with the assistance of its financial and legal advisors, considered extensive information concerning the business, operations, financial condition and prospects of the Corporation, as well as the current and prospective environment in which the Corporation operates, and assessed the relative benefits and risks of the Arrangement compared to the status quo. In considering the status quo as an alternative to pursuing the Arrangement, the Special Committee assessed the Corporation’s current business plan given the Special Committee’s assessment of the current and anticipated future opportunities and risks associated with the financing and development of Oyu Tolgoi, including the risk that some or all of the Re-Profiling may not be successful, the debt financing restrictions imposed by the Government of Mongolia pursuant to Resolution 103 until achievement of sustainable production, the requirement under the Second A&R HoA to complete the Initial Equity Offering by December 31, 2022 and the Corporation’s expected need for additional equity to satisfy the latest funding gap projections, including the potential associated dilutive impact on the Minority Shareholders that do not participate on a pro rata basis in any such equity offering.

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Concurrently with and contingent on entering into the Arrangement Agreement, the Purchaser and the Corporation entered into the Third A&R HoA in order to extend the deadline for the Initial Equity Offering in the event the Arrangement does not close to March 31, 2023 (subject to a potential day for day extension up to May 31, 2023 in certain events including regulatory or other delays to the Arrangement) and to provide bridge financing to address the Corporation’s near-term liquidity needs while the Arrangement is pending, while also giving Minority Shareholders time to evaluate and vote in respect of the Arrangement.

Consideration Payable to Minority Shareholders

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The Consideration to be paid to the Minority Shareholders of C$43.00 in cash per Minority Share represents a premium of 67% over the closing price of the Shares on the TSX on March 11, 2022, the last trading day before the public announcement of the Initial Proposal, a premium of 66% over the 20-business day volume weighted average price for the Shares on the TSX ended on such date, and a premium of 19% over the closing price of the Shares on the TSX on August 31, 2022, the last trading day before the public announcement of the Term Sheet, all while considering that the average share prices of Turquoise Hill’s peers declined by more than 30% between the date the Corporation received the Initial Proposal and the signing of the Term Sheet.

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TD Securities, the independent valuator retained by the Special Committee, prepared the Formal Valuation in accordance with MI 61-101. In the Formal Valuation, which was delivered orally to the Special Committee at the time the Special Committee approved entering into the Term Sheet and subsequently confirmed by delivery of a written opinion dated August 31, 2022, TD Securities determined that as of August 31, 2022, and based on TD Securities’ analysis and subject to the assumptions, limitations and qualifications set forth therein, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share.

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TD Securities delivered an oral opinion to the Special Committee at the time the Special Committee approved entering into the Term Sheet, which was subsequently confirmed by delivery of a written opinion dated August 31, 2022, that, as of August 31, 2022, and subject to the assumptions, limitations and qualifications set forth therein and such other matters that TD Securities considered relevant, the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

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BMO Capital Markets, financial advisor to the Special Committee, delivered an oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated September 5, 2022, that, as of September 5, 2022, and subject to the assumptions, limitations and qualification set forth therein, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates).

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The Consideration to be paid to the Minority Shareholders pursuant to the Arrangement is the product of extensive negotiation between the Special Committee and Rio Tinto that resulted in multiple material increases in the price to be offered by Rio Tinto to the Minority Shareholders. The offer price pursuant to Rio Tinto’s Initial Proposal was C$34.00 per Minority Share, which Rio Tinto subsequently increased to C$40.00 per Minority Share pursuant to the Revised Proposal that was publicly announced by Rio Tinto on August 24, 2022, and ultimately increased to C$43.00 per Minority Share, which represents a 26% premium over the Initial Proposal and a further 8% premium over the Revised Proposal.

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Rio Tinto publicly announced that the Consideration of C$43.00 per Minority Share to be paid to the Minority Shareholders pursuant to the Arrangement is its best and final offer and indicated to the Special Committee that it was only interested in pursuing a transaction that had the support of the Special Committee. If the Special Committee were to have rejected Rio Tinto’s offer, Minority Shareholders may have been denied an opportunity to evaluate and vote in respect of the Arrangement.

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In the course of considering the Initial Proposal and subsequent proposals received from Rio Tinto, members of the Special Committee and its advisors as well as Management engaged with certain Minority Shareholders with significant holdings of Shares that expressed their views on the value of the Minority Shares and other Minority Shareholders have also publicly expressed their views on value. While some Minority Shareholders have expressed their view that a fair price for the Minority Shares is higher than the price offered by Rio Tinto, other Minority Shareholders have indicated that prices less than C$43.00 per Minority Share would be an attractive and fair price for their Minority Shares. As a result, given that the Special Committee concluded that a price of C$43.00 per Share would be a fair price for the Minority Shares, based on the advice of the independent valuator and its financial advisor, and determined that the Arrangement is in the best interests of the Corporation, the Special Committee determined that all Minority Shareholders should be provided the opportunity to evaluate and vote in respect of the Arrangement.

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The payment to the Minority Shareholders pursuant to the Arrangement will be all cash, which will provide Minority Shareholders with certainty of value and immediate liquidity at a price that may not otherwise be available, in particular in the short to medium term, in the absence of the Arrangement.

Limited Alternatives for Sale to Third Parties

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When Rio Tinto made the Initial Proposal, Rio Tinto informed the Corporation and publicly announced that it was not interested in pursuing any alternative transaction, including any transaction which could result in the sale of Rio Tinto’s interest in Turquoise Hill or the acquisition by a third party of Turquoise Hill or Oyu Tolgoi in partnership with or independent of Rio Tinto. Given that Rio Tinto controls approximately 50.8% of the Shares, it is unlikely that any other party or combination of parties would make a proposal to acquire the Corporation or any material portion of the Corporation for a higher price than the Consideration to be paid pursuant to the Arrangement, or that any such proposal would be reasonably capable of completion.

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The Initial Proposal, as well as the formation of the Special Committee, was publicly announced in March 2022. In the subsequent five months between the date of the Initial Proposal and the signing of the Arrangement Agreement, the Special Committee did not receive any written expressions of interest or proposals from third parties with respect to an alternative transaction, including an acquisition of the Minority Shares or a minority stake under 20%. While an acquisition of a minority stake under 20% would not require Rio Tinto’s approval, a proposal for an acquisition of the Minority Shares could not be effected under applicable Canadian Securities Laws without the support of Rio Tinto.

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The Special Committee, with the assistance of BMO Capital Markets, conducted a market canvass involving outreach to industry participants and strategic investors and determined that it was unlikely that any of those parties would submit an offer to acquire the Corporation given an acquisition of the Minority Shares could not be effected without the support of Rio Tinto, and the third parties expressed they were unwilling to acquire a minority stake under 20% without Rio Tinto’s support.

Procedural Safeguards and Fairness

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The Arrangement Agreement is the result of a robust negotiation process that was undertaken at arm’s length between the Special Committee, the Corporation and their respective advisors, on the one hand, and Rio Tinto and its advisors, on the other hand. The Special Committee had the authority not to recommend the Arrangement or any other transaction to the Board and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transaction. The Special Committee held over 30 formal meetings to consider and review the terms of the Initial Proposal, subsequent proposals received from Rio Tinto and the Arrangement and its members were adequately compensated for their services and their compensation was in no way contingent on their approving the Arrangement Agreement or taking the other actions described herein. The Special Committee was comprised solely of independent directors who are unrelated to Rio Tinto and Management, and was advised by experienced and qualified financial and legal advisors. The advice received by the Special Committee included detailed financial advice from a highly qualified financial advisor, including with respect to the Corporation remaining a publicly traded corporation and continuing to pursue its business plan on a stand-alone basis, as well as an independent formal valuation of the Shares prepared in accordance with MI 61-101.

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The Board included in the Special Committee’s mandate responsibility for considering the Corporation’s liquidity needs and financing options pending the Corporation’s consideration of the Initial Proposal and any alternative transaction. Pursuant to this authority under its mandate, and notwithstanding that Rio Tinto’s Initial Proposal was conditioned on the Corporation not raising any additional equity, the Special Committee considered whether the Corporation should proceed with an equity offering to meet its liquidity requirements and took substantial steps for the Corporation to be able to conduct an equity offering that would satisfy the Corporation’s obligations under the Second A&R HoA to raise US$650,000,000 in additional equity prior to December 31, 2022. As a result of these actions, the Corporation was well positioned to consider alternatives to the Arrangement.

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The Arrangement will become effective only if the Arrangement Resolution is approved by (i) at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

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Completion of the Arrangement is subject to the approval of the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

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Subject to a dissent condition in favour of Rio Tinto under the Arrangement Agreement, registered Minority Shareholders who do not vote in favour of the Arrangement Resolution and who follow the procedures described under “Dissenting Shareholders’ Rights” will be entitled to exercise Dissent Rights with respect to the Arrangement Resolution and receive “fair value” for their Shares as determined by the Court.

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The Arrangement Agreement permits the Board, in certain circumstances, to change its recommendation that Minority Shareholders vote in favour of the Arrangement in order to respond to certain Intervening Events that would reasonably be expected to have a material positive effect on the Corporation, its properties or its assets.

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If Shareholder approval for the Arrangement is not obtained and certain other conditions are satisfied, the Purchaser has agreed in the Arrangement Agreement to pay the Expense Reimbursement Amount of US$15,000,000 to the Corporation which would defray a portion of the Corporation’s out-of-pocket fees, costs and expenses incurred in connection with the Arrangement.

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Certain information relied upon by the Special Committee and its advisors was received from Rio Tinto and the Manager. In light of potential or perceived conflicts of interest, the Special Committee and its legal advisors, financial advisor and independent valuator carefully scrutinized and analysed such information (including the underlying assumptions) in conducting their own analysis and reaching their own conclusions, including, in the case of TD Securities, engaging an external technical consultant. In addition, the Arrangement Agreement includes a representation from Rio Tinto with respect to the accuracy of information provided by Rio Tinto in connection with the Formal Valuation.

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The Special Committee considered the compensation arrangements of each of BMO Capital Markets and TD Securities, in particular that (i) TD Securities was engaged to provide the Formal Valuation and the TD Fairness

Opinion on a fixed fee basis that was not contingent on the conclusions reached therein or the completion of the Arrangement; and (ii) a substantial portion of BMO Capital Markets’ fees (excluding the fixed fees for the BMO Fairness Opinions) are contingent upon the consummation of the Arrangement, which the Special Committee considers to be a reasonably customary compensation structure for financial advisors in similar transactions and therefore was satisfied that BMO Capital Markets’ fees properly aligned their incentives for the mandate.

Deal Certainty

•	Completion of the Arrangement is subject to a limited number of conditions which the Special Committee believes are reasonable under the circumstances.

•

Completion of the Arrangement is not subject to any financing condition and Rio Tinto plc has unconditionally and irrevocably guaranteed the due and punctual performance by the Purchaser of its covenants, obligations and undertakings under the Arrangement Agreement, including the due and punctual payment of the aggregate Consideration pursuant to the Arrangement.

•

All members of the Unconflicted Board of Directors and executive officers of Turquoise Hill have entered into voting support agreements with the Purchaser pursuant to which, and subject to the terms thereof, they have agreed to vote their Minority Shares in favour of the Arrangement.

•	The Corporation has the ability to seek specific performance to prevent breaches of the Arrangement Agreement and to enforce specifically the terms of the Arrangement Agreement.

•	Completion of the Arrangement is not subject to the approval of the Arrangement by the members or holders of any share capital or comparable equity interest of Rio Tinto.

Key Risks and Countervailing Factors Inherent in the Arrangement

In considering the Arrangement, the Special Committee also considered risks of entering into the Arrangement Agreement and potential negative factors that the Arrangement posed to the Corporation and the Minority Shareholders, including the following:

•

The consideration to be paid to the Minority Shareholders pursuant to the Arrangement is at the lower end of the fair market value range for the Shares as of August 31, 2022 as determined by TD Securities pursuant to the Formal Valuation prepared in accordance with MI 61-101. In addition, certain Minority Shareholders have expressed their view that a fair price for the Minority Shares is higher than the price of C$43.00 offered by Rio Tinto.

•

The Special Committee considered the significant positive developments in recent months associated with the Corporation’s investment in Oyu Tolgoi, including the Reset in January 2022, the significant progress made on underground development, the advanced schedule on draw bell construction, the potential for sustainable production to be achieved earlier than previously forecast and progress on meeting OT LLC’s requirement to source long-term power from domestic sources. Following the January 24, 2022 announcement of the Reset, the Corporation’s Share price materially increased, rising from a closing price of C$19.12 per Share on the TSX on the last trading day prior to the Reset announcement to a closing price of C$25.68 on the TSX on the last trading day prior to Rio Tinto’s announcement of the Initial Proposal. The Special Committee considered that the market price of the Shares could significantly further appreciate as the Corporation achieved further milestones regarding the development of Oyu Tolgoi.

•

In the spring and summer of 2022, the Corporation made substantial progress towards completing an equity offering of at least US$650,000,000, which would have satisfied its obligation under the Second A&R HoA to complete the Initial Equity Offering prior to December 31, 2022. However, the potential lead underwriters for the Corporation’s equity offering had discussed the challenges in launching an equity offering given the pendency of the Initial Proposal. Had the Corporation proceeded with the Initial Equity Offering despite Rio Tinto’s condition in its proposals that the Corporation not raise any equity, the trading price of the Shares may have improved if the market ascribed value to the Corporation meeting the equity funding obligation in the A&R HoA.

•

The Corporation and Rio Tinto are working towards the Re-Profiling of the debt repayment schedule of the Oyu Tolgoi project financing with a view to completing the Re-Profiling prior to the payment of a US$362,000,000 principal payment scheduled in December 2022. Rio Tinto and the Corporation are required under the Third A&R HoA to use their commercially reasonable efforts to negotiate and secure the Re-Profiling of the project financing by December 31, 2022. In considering whether to recommend entering into the Arrangement Agreement, the Special Committee considered that, were the Corporation and Rio Tinto to complete the Re-Profiling, the market price of the Shares may have increased if the market ascribed value to the associated reduction in the Corporation’s funding gap, notwithstanding any potential dilution resulting from the Corporation having to conduct the Initial Equity Offering which would have been required to be completed prior to December 31, 2022.

•

Rio Tinto will realize any benefits of maintaining an investment in the Corporation following completion of the Arrangement, including any benefits that may result from any improvement in the Corporation’s financial results or appreciation in the value of Oyu Tolgoi. The Arrangement would eliminate the opportunity for Minority Shareholders to participate in the potential benefits of a continued investment in the Corporation.

•

Rio Tinto’s public announcement at the time of the Initial Proposal that it was not interested in pursuing any alternative transaction, including any transaction which could result in the sale of Rio Tinto’s interest in Turquoise Hill or the acquisition by a third party of Turquoise Hill or Oyu Tolgoi in partnership with or independent of Rio Tinto, resulted in difficulty in attracting expressions of interest or proposals from third parties with respect to an alternative transaction.

•

Rio Tinto’s majority equity interest in the Corporation, the Corporation’s non-solicitation obligations under the Arrangement Agreement, the expense reimbursement payable by the Corporation to Rio Tinto in certain circumstances under the Arrangement Agreement and the Corporation’s inability to terminate the Arrangement Agreement in response to a superior proposal may discourage other parties from making a superior proposal. The Special Committee was advised, and understood, that such restrictions would further limit the possibility that a superior proposal will emerge. However, given that Rio Tinto could block a competing transaction and the fact that no competing Acquisition Proposal has been received by the Corporation since the Initial Proposal was publicly announced in March 2022, these restrictions were not considered significant by the Special Committee in the circumstances.

•

The Arrangement Agreement imposes certain restrictions on the conduct of the Corporation’s business during the period between the execution of the Arrangement Agreement and the consummation of the Arrangement or the termination of the Arrangement Agreement, including on the ability of the Corporation to raise equity. While the Third A&R HoA extended the date by which the Corporation must conduct the Initial Equity Offering from December 31, 2022 to March 31, 2023, (subject to a potential day-for-day extension up to May 31, 2023 in certain circumstances including if there were to be regulatory or other delays to the Arrangement), if the Arrangement is not completed for any reason, the Corporation will be required to proceed with the Initial Equity Offering by the deadline required under the Third A&R HoA regardless of prevailing market conditions. Pending completion of the Arrangement, the Corporation will be required to rely on bridge financing provided by Rio Tinto in order to satisfy certain of its near-term liquidity requirements, which bridge financing is repayable at the same time as the Initial Equity Offering. In addition, in certain circumstances the deadline for the Initial Equity Offering and the maturity of certain bridge financing from Rio Tinto will accelerate in the event the Corporation breaches its covenants under the Arrangement Agreement in any material respect.

•	The Purchaser has the right to terminate the Arrangement Agreement under certain limited circumstances, including if holders of more than 12.5% of the outstanding Shares exercise Dissent Rights.

•

There are risks to the Corporation if the Arrangement is delayed or not completed, including the costs to the Corporation of pursuing the Arrangement, the potential for suits, actions or proceedings in respect of the Arrangement Agreement or the Arrangement, the diversion of Management’s attention away from conducting the Corporation’s business in the ordinary course, the potential impact on the Corporation’s current business relationships (including with the Government of Mongolia, employees, suppliers and industry partners), the potential loss of value to the Shareholders and the possible reduction of the trading price of the Shares.

•

The Arrangement will be a taxable transaction and, as a result, Minority Shareholders will generally be required to pay taxes on any gains that result from their receipt of the Consideration pursuant to the Arrangement.

The Special Committee did not base its assessment of the Consideration on the liquidation value or the net book value of the Corporation in its evaluation of the Arrangement because of its belief that neither liquidation value nor net book value present a meaningful valuation of the Corporation and its business, including because the Corporation’s value is derived from the potential development of its projects rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs.

The Special Committee was not aware of any firm offer, proposal or indication of interest for a merger, sale of all or substantial part of the Corporation’s assets, or a purchase of a controlling amount of the Corporation’s securities having been received by the Corporation from affiliated persons or third parties during the two years preceding the signing of the Arrangement Agreement, other than the proposals from Rio Tinto as described herein. The Special Committee did not consider purchase prices previously paid for Shares in the past two years because, to the knowledge of the Special Committee, any such purchases would have been made at the then-current market or trading prices of such Shares and do not necessarily reflect the present market value of the Shares.

The Special Committee did not retain an unaffiliated representative to act solely on behalf of the Minority Shareholders for purposes of negotiating the terms of the Arrangement. The Special Committee was comprised entirely of independent directors who are non-executives of the Corporation and are unaffiliated with Rio Tinto. In addition, the Special Committee retained BMO Capital Markets as a financial advisor to advise it in considering Rio Tinto’s acquisition proposal and to assist in negotiations with Rio Tinto, TD Securities as independent valuator to prepare the Formal Valuation and Blakes as Canadian legal advisor.

The Special Committee concluded that the potential benefits that it expected the Minority Shareholders would achieve as a result of the Arrangement outweighed the risks and potentially negative factors relevant to the Arrangement. The foregoing summary of the information and factors considered by the Special Committee is not intended to be exhaustive of the factors considered by the Special Committee in reaching its conclusions and making its recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee in reaching such conclusions and making such recommendations. The members of the Special Committee evaluated the various factors summarized above in light of their own knowledge of the business of Turquoise Hill and the industry in which Turquoise Hill operates and of the Corporation’s financial condition and prospects and were assisted in this regard by Management and the Special Committee’s legal and financial advisors. In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual members of the Special Committee may have given different weights to different factors. The respective conclusions and unanimous recommendation of the Special Committee were made after considering all of the information and factors involved. Accordingly, the Special Committee determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders for the reasons described above.

The foregoing includes forward-looking information and Shareholders are cautioned that actual results may vary. See “Forward-Looking Information” and “Risk Factors”.

Recommendation of the Special Committee

The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed above under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from its financial advisor, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.

Recommendation of the Board

The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed above under the heading “Special Factors – Position of Turquoise Hill as to Fairness of the Arrangement – Reasons for the Recommendation” and advice from financial advisors, unanimously determined that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.

In adopting the Special Committee’s recommendations and concluding that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Board considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee’s analysis and conclusions in their entirety.

Compensation of the Special Committee

The Unconflicted Board of Directors has approved the following payments to the members of the Special Committee: (i) a fee of C$30,000 per month plus a retainer of C$35,000 for the Chair of the Special Committee; (ii) a fee of C$20,000 per month plus a retainer of C$25,000 for the other members of the Special Committee; and (iii) the reimbursement of expenses incurred in connection with their services as members of the Special Committee. Such payments are not conditional on completion of the Arrangement.

In recommending and approving the compensation structure, the Board considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed, the nature and scope of the privatization transaction proposed by Rio Tinto and the time expected to be required by the Special Committee members and Chair, and potential advantages and disadvantages of alternative compensation arrangements.

Formal Valuation and TD Fairness Opinion

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and the TD Fairness Opinion prepared by TD Securities.

TD Securities provided a Formal Valuation in accordance with the requirements of MI 61-101, which concluded that, as at August 31, 2022, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and the TD Fairness Opinion, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share.

TD Securities also provided its opinion to the effect that, as at August 31, 2022, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and the TD Fairness Opinion and such other matters that TD Securities considered relevant, the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

MI 61-101 regulates certain types of special transactions to ensure equality of treatment among security holders and may require enhanced disclosure, approval by a majority of security holders, excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of certain transactions by a special committee of independent directors. The protections afforded by MI 61-101 apply to, among other transactions, “business combinations”, as defined in MI 61-101, in which the interest of holders of equity securities may be terminated without their consent and where a “related party” (as defined in MI 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a “connected transaction”, as defined in MI 61-101, to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class or a collateral benefit.

Pursuant to MI 61-101, a formal valuation of the Shares is required since the Arrangement is a “business combination” within the meaning of MI 61-101 and Rio Tinto is a “related party” of the Corporation (as defined in MI 61-101). Consequently, the Special Committee retained TD Securities to provide it with a formal valuation of the fair market value of the Shares in accordance with the requirements of MI 61-101.

The following summary of the Formal Valuation and the TD Fairness Opinion is qualified in its entirety by reference to the full text of the Formal Valuation and the TD Fairness Opinion attached to this Circular as Appendix C. The Formal Valuation and the TD Fairness Opinion are not a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement. The full text of the Formal Valuation and the TD Fairness Opinion sets out the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken in connection with the Formal Valuation and the TD Fairness Opinion. Shareholders are urged to read the Formal Valuation and the TD Fairness Opinion carefully and in their entirety.

Certain financial data referred to in the Formal Valuation and the TD Fairness Opinion and in the following summary of the Formal Valuation and the TD Fairness Opinion, including the summary of the key outputs of the Adjusted Resource Case (collectively, the “TRQ FV Forecasts”), were made available by or on behalf of the Corporation to TD Securities for the purposes of the Formal Valuation and the TD Fairness Opinion. The TRQ FV Forecasts are included in this Circular not to influence your decision whether to vote for or against the Arrangement Resolution, but because TRQ FV Forecasts were made available to TD Securities.

The TRQ FV Forecasts are subjective in many respects and reflect numerous judgments, estimates and assumptions by the Corporation that are inherently uncertain, many of which are difficult to predict or cannot be predicted, are subject to significant uncertainties and are beyond the Corporation’s control, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions, future commodity, operational, maintenance and production costs, as well as other future events. Important factors may cause actual results to differ from the TRQ FV Forecasts. In addition, since the TRQ FV Forecasts cover many years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the TRQ FV Forecasts will be realized or that actual results will not be significantly higher or lower than projected.

The TRQ FV Forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with the published guidelines of the SEC or Canadian securities regulators regarding projections and forecasts or accounting rules, standards and procedures for preparation and presentation of projections and forecasts. Neither the Corporation’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the TRQ FV Forecasts, and accordingly, neither the Corporation’s independent registered public accounting firm, nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect to the TRQ FV Forecasts.

The TRQ FV Forecasts should not be considered in isolation or in lieu of the Corporation’s operating and other financial information that is publicly available. In addition, the TRQ FV Forecasts may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the TRQ FV Forecasts were compiled, the inclusion of specific portions of the TRQ FV Forecasts in the Formal Valuation and the TD Fairness Opinion and in the following summary of the Formal Valuation and the TD Fairness Opinion should not be regarded as an indication that the Corporation or TD Securities considers the TRQ FV Forecasts to be necessarily predictive of actual future events, and the TRQ FV Forecasts should not be relied on as such an indication. No one has made any representation to any Shareholder or anyone else regarding the ultimate performance of the Corporation as reflected in the TRQ FV Forecasts.

Engagement of TD Securities

Pursuant to the TD Engagement Agreement, TD Securities was formally engaged as a professional advisor experienced in business and securities valuations to provide the Formal Valuation, pursuant to and in accordance with MI 61-101, with respect to the fair market value of the Shares. In addition, TD Securities was also engaged to provide the TD Fairness Opinion as to whether the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

TD Securities will receive a fixed fee, as stipulated in the TD Engagement Agreement, for the Formal Valuation and the TD Fairness Opinion. In addition, TD Securities is entitled to recover reasonable out-of-pocket expenses. The fee payable to TD Securities is not contingent, in whole or in part, on whether the Arrangement is completed, or on the conclusions reached in the Formal Valuation and/or the TD Fairness Opinion, and TD Securities does not have any financial interest in the completion of the Arrangement. In addition, pursuant to the TD Engagement Agreement, TD Securities will be indemnified by the Corporation under certain circumstances for liabilities arising in connection with its engagement.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions, including in connection with transactions that are subject to the formal valuation requirements of MI 61-101. The Special Committee determined that TD Securities was a qualified valuator and selected it based on its qualifications, expertise and reputation, its experience with MI 61-101 valuations and its strong mining industry expertise.

The Formal Valuation and the TD Fairness Opinion are the opinion of TD Securities and their form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Formal Valuation and the TD Fairness Opinion have been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC, but IIROC has not been involved in the preparation or review of the Formal Valuation and the TD Fairness Opinion.

Independence of TD Securities

The Special Committee determined that TD Securities is independent of all Interested Parties (as defined below) in the Arrangement within the meaning of MI 61-101 and is an independent valuator (as defined for the purposes of MI 61-101), as required by MI 61-101, based, in part, on representations made to it by TD Securities that neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated entity or affiliated entity or issuer insider (as such terms are defined in MI 61-101) of Turquoise Hill, Rio Tinto or any of their respective associated entities or affiliated entities (collectively, the “Interested Parties”); (ii) is an advisor to any of the Interested Parties in connection with the Arrangement other than to the Special Committee pursuant to the TD Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Arrangement.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, have not acted as lead or co-lead manager on any offering of securities of the Interested Parties, and have not had a material financial interest in any transaction involving the Interested Parties during the twenty-four (24) months preceding the date on which TD Securities was first contacted with respect to the Arrangement, other than as described in the Formal Valuation and the TD Fairness Opinion. TD Securities and/or its affiliates have been engaged by the Interested Parties on the following mandates, or have provided the following services to such entities: (i) mandated as joint bookrunner by Turquoise Hill with respect to a potential equity financing effective November 2021 (the “Equity Mandate”); (ii) advisor to a special committee of Turquoise Hill’s independent directors with respect to the evaluation of financing alternatives available to Turquoise Hill from April 2020 to April 2021; (iii) an affiliate of TD Securities provides a US$330,000,000 commitment to Rio Tinto’s US$7,500,000,000 revolving credit facility, holding title of “Bookrunner & Mandated Lead Arranger”, together with 18 other banks at the same commitment level (no active lead role) and 7 banks at a lower lending tier; (iv) an affiliate of TD Securities acted as a passive bookrunner (4.5% syndicate position) in a US$1,250,000,000 bond financing for Rio Tinto in October 2021; and (v) an affiliate of TD Securities provides banking services, including cash management, trade finance, foreign exchange, interest rate hedging and commodities trading, to Rio Tinto.

The fees paid to TD Securities in connection with the foregoing activities, together with the fees payable to TD Securities pursuant to the TD Engagement Agreement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Formal Valuation and the TD Fairness Opinion. Other than the Equity Mandate there are no understandings or agreements between TD Securities and the Interested Parties with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. TD Securities and its affiliates may in the future, in the ordinary course of their respective businesses, provide banking services or credit facilities to the Interested Parties.

TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, or any other Interested Party.

Having regard to the nature of TD Securities’ roles in the matters described above and the factors specified in the Companion Policy to MI 61-101, the Special Committee was satisfied that TD Securities is an independent valuator. The Special Committee assessed all prior mandates disclosed above and determined that they were not material and would not reasonably interfere with the exercise of TD Securities’ independent judgment in respect of the Arrangement and other transactions contemplated in the Term Sheet.

Scope of Review

In connection with the Formal Valuation and the TD Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation of) or carried out, among other things, the following:

1.	Audited financial statements of Turquoise Hill, and management’s discussion and analysis related thereto, for the fiscal years ended December 31, 2021, 2020 and 2019;

2.	Unaudited financial statements of Turquoise Hill, and management’s discussion and analysis related thereto, for the fiscal quarters ended March 31, 2022 and June 30, 2022;

3.	Annual reports, annual information forms, and management information circulars of Turquoise Hill for its most recent three fiscal years as outlined above;

4.	Financial statements of OT LLC and analysis related thereto for the fiscal years ended December 31, 2021 and 2020;

5.

National Instrument 43-101 Oyu Tolgoi 2020 technical report titled “Oyu Tolgoi 2020 Technical Report” prepared in accordance with the requirements of National Instrument 43-101—Standards of Disclosure for Mineral Projects with an effective date of June 30, 2020 (the “2020 OTTR”);

6.

Discussions with Management, including but not limited to, various opportunities and risks relating to Oyu Tolgoi, Oyu Tolgoi’s long-term prospects and other issues and matters deemed relevant by TD Securities;

7.	Discussions with the Special Committee and legal counsel to the Special Committee;

8.	Representations contained in a certificate dated August 31, 2022, from senior officers of Turquoise Hill (the “TD TRQ Certificate”);

9.	Memorandum from Turquoise Hill to TD Securities dated August 31, 2022 regarding the TD TRQ Certificate (the “TD Management Memo”);

10.	Representations contained in a certificate dated August 31, 2022, from a director of the Manager (the “TD RT Certificate”);

11.	Representations to Turquoise Hill contained in a form of certificate dated August 31, 2022, from the Chief Executive Officer and Chief Financial Officer of OT LLC (the “OT Certificate”);

12.	Meetings with OT LLC management on June 2, 2022 and visit to Oyu Tolgoi on June 3, 2022;

13.	Financial models provided by OT LLC and Management;

14.

Non-public technical reports, trade-off and expansion studies, management presentations, engineering reports, budget documents, and other relevant internal project evaluation materials relating to Oyu Tolgoi;

15.	Draft of the Term Sheet dated August 31, 2022;

16.	Various research reports prepared by equity research analysts regarding Turquoise Hill and other selected public entities considered relevant;

17.	Public information relating to the business, operations, financial performance and trading history of Turquoise Hill and other selected public entities considered relevant;

18.	Public information with respect to certain other transactions of a comparable nature considered relevant;

19.	Discussions with Enthalpy, a mining technical consulting firm engaged by TD Securities in connection with the Formal Valuation; and

20.

Other financial, legal and operating information and materials provided by Turquoise Hill and the Manager and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not reviewed any draft of the Circular as no such draft was available as of August 31, 2022, the date the Formal Valuation and the TD Fairness Opinion were rendered. TD Securities did not meet with the auditors of Turquoise Hill and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of Turquoise Hill and OT LLC referred to above and any reports of the auditors thereon.

Prior Valuations

Turquoise Hill has represented in the TD TRQ Certificate to TD Securities that, to the best of senior Management’s knowledge, information and belief after reasonable inquiry, there have been no valuations or appraisals relating to Turquoise Hill or any of its Subsidiaries or any of their respective material assets or material liabilities (“material assets” and “material liabilities” have the meanings ascribed thereto in the TD TRQ Certificate, as described below) made by or on behalf of Turquoise Hill or, to the knowledge of Turquoise Hill, any other person, in the preceding twenty-four (24) months.

Assumptions and Limitations

With the Special Committee’s acknowledgement and agreement as provided for in the TD Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation in all material respects of all financial and other data and information filed by Turquoise Hill with securities regulatory or similar authorities (including under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov), provided to it by or on behalf of Turquoise Hill, OT LLC, Rio Tinto, the Manager or their respective representatives or affiliates in respect of Turquoise Hill and/or Oyu Tolgoi, or otherwise obtained by TD Securities, including the certificates identified above (collectively, the “TD Information”). The Formal Valuation and the TD Fairness Opinion are conditional upon such accuracy, completeness and fair presentation in all material respects of the TD Information. Subject to the exercise of professional judgment, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the TD Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of Turquoise Hill and Rio Tinto, reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

The interim Chief Executive Officer and the Chief Financial Officer of Turquoise Hill, on behalf of Turquoise Hill and not in their personal capacities and without personal liability, have represented to TD Securities in the TD TRQ Certificate, among other things, that to the best of their knowledge, information and belief after reasonable inquiry: (i) Turquoise Hill has no information or knowledge of any facts, public or otherwise, not specifically provided to TD Securities or otherwise contained to in the TD Corporation Information (as defined below) relating to Turquoise Hill which would reasonably be expected to affect materially the Formal Valuation or TD Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information, data and other material as filed by Turquoise Hill under its profile on SEDAR and/or provided to TD Securities by or on behalf of Turquoise Hill or its representatives in respect of Turquoise Hill and its Subsidiaries (within the meaning thereof in the Securities Act (Ontario)) in connection with the Arrangement (collectively, the “TD Corporation Information”) is or, in the case of historical TD Corporation Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical TD Corporation Information did not, at the date of preparation, contain any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)), or omit to state a material fact necessary to make such TD Corporation Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the TD Corporation Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed in a filing by Turquoise Hill that is publicly available on SEDAR or disclosed to TD Securities or updated by more current information provided to TD Securities by Turquoise Hill which would have or which would reasonably be expected to have a material effect on the Formal Valuation; (iv) any portions of the TD Corporation Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable belief of Turquoise Hill, are (or were at the time of preparation and, in the case of forecasts, projections or estimates prepared in connection with the Formal Valuation and provided to TD Securities, continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Turquoise Hill or any of its Subsidiaries or any of their respective material assets or material liabilities made by or on behalf of Turquoise Hill or, to the knowledge of Turquoise Hill, any other person, in the preceding twenty-four (24) months; (vi) except as otherwise publicly disclosed by Turquoise Hill, there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Turquoise Hill or any of its Subsidiaries communicated to or in which Turquoise Hill has been involved during the preceding twenty-four (24) months which have not been disclosed to TD Securities. For the purposes of paragraphs (v), (vi) and (vii), “material assets”, “material liabilities”, “material property” and “material transaction” include assets, liabilities, property or a transaction of Turquoise Hill or its Subsidiaries having a gross value greater than or equal to US$100,000,000; (vii) since the last date on which TD Corporation Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by Turquoise Hill or any of its Subsidiaries; (viii) other than as disclosed in the TD Corporation Information, neither Turquoise Hill nor any of its Subsidiaries has any contingent liabilities that are material to Turquoise Hill and its Subsidiaries on a consolidated basis and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, Turquoise Hill or any of its Subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect Turquoise Hill; (ix) all financial material, documentation and other data concerning Turquoise Hill and its Subsidiaries, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Turquoise Hill; (x) Turquoise Hill has no information or knowledge of any agreements, undertakings, commitments or understandings (whether written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared by Turquoise Hill in connection with the Arrangement for filing with regulatory authorities or delivery or communication to security holders of Turquoise Hill (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not contained, do not and will not contain, any misrepresentation (as defined in the Securities Act (Ontario)), and the Disclosure Documents have complied, comply and will comply with all requirements under applicable Laws; (xii) there is no plan or proposal for any material change in the affairs of Turquoise Hill which has not been disclosed to TD Securities; (xiii) since the dates on which the TD Corporation Information was provided to TD Securities, there has been no material change (as such term is defined in the Securities Act (Ontario)) or change in material facts, financial or otherwise, in or relating to the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise), business, operations or prospects of Turquoise Hill or any of its Subsidiaries. Turquoise Hill is in compliance in all material respects with its continuous disclosure obligations under applicable Securities Laws; and (xiv) Turquoise Hill, except as disclosed to TD Securities, has not received any request from any applicable regulatory authority, stock exchange or similar body for any information, meeting or hearing relating to the Arrangement or any disclosure document or other document prepared in connection with the Arrangement, and is not subject to any cease trading, restraining or similar order or the initiation of any meeting, hearing, proceeding, litigation or investigation by a regulatory or judicial authority or other person with respect to the Arrangement.

In connection with the TD TRQ Certificate: (i) the TD Management Memo was intended to provide additional context regarding the source and nature of the information delivered to TD Securities, including the fact that certain information was provided by the Manager, which is an affiliate of Rio Tinto, and by OT LLC; (ii) the TD RT Certificate was provided to TD Securities whereby the Manager represented to TD Securities that (a) with the exception of forecasts, projections or estimates referred to in (d) below, the information, data and other material provided to Turquoise Hill by or on behalf of the Manager or its representatives in respect of Oyu Tolgoi (excluding for the avoidance of doubt any information, data or other material provided by OT LLC) in connection with the Arrangement (collectively, the “TD Manager Information”) is or, in the case of historical TD Manager Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical TD Manager Information did not, at the date of preparation, (A) contain any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)), or (B) omit to state a material fact necessary to make such TD Manager Information not misleading in the light of circumstances in which it was presented; (b) the Manager has no information or knowledge of any facts with respect to Oyu Tolgoi, not contained in the TD Manager Information, Turquoise Hill’s public disclosure or otherwise provided to OT LLC or Turquoise Hill, which would reasonably be considered material to a determination of the fair value of Oyu Tolgoi prepared for the purposes of MI 61-101; (c) to the extent that any of the TD Manager Information identified in (a) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to Turquoise Hill or updated by more current information provided to Turquoise Hill which would have or which would reasonably be expected to have a material effect on the Formal Valuation; (d) any portions of the TD Manager Information provided by or on behalf of the Manager to Turquoise Hill which constitute forecasts, projections or estimates were prepared using assumptions which, in the reasonable belief of the Manager, were at the time of preparation reasonable in the circumstances; and (e) other than as disclosed in the TD Manager Information or Turquoise Hill’s public disclosure, there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Oyu Tolgoi at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect Oyu Tolgoi; and (iii) the OT Certificate was provided to Turquoise Hill whereby OT LLC made certain representations to Turquoise Hill in support of the representations made in the TD TRQ Certificate.

In preparing the Formal Valuation and the TD Fairness Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the Term Sheet and will not contain any term, condition or other provision that materially affects the Formal Valuation and the TD Fairness Opinion, that all conditions precedent to the consummation of the Arrangement can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Arrangement will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Arrangement are valid and effective and comply in all material respects with all applicable Laws and regulatory requirements, that all required documents have been or will be distributed to the Shareholders in accordance with applicable Laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable Laws and regulatory requirements. In its analysis in connection with the preparation of the Formal Valuation and the TD Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities, Turquoise Hill, Rio Tinto and their respective Subsidiaries and affiliates or any other Party involved in the Arrangement. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of, and has relied upon, both the audited and unaudited financial statements forming part of the TD Information. The Formal Valuation and the TD Fairness Opinion are conditional on all such assumptions being correct.

The Formal Valuation and the TD Fairness Opinion have been provided for the exclusive use of the Special Committee and for inclusion in the Circular relating to the Arrangement and are not intended to be, and do not constitute, a recommendation that Turquoise Hill take, or that any Shareholder vote in favor of or otherwise take, any action in connection with the Arrangement.

The Formal Valuation and the TD Fairness Opinion may not be used or relied upon by any Person other than the Special Committee or for any other purpose without the express prior written consent of TD Securities. The Formal Valuation and the TD Fairness Opinion do not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Turquoise Hill, nor do they address the underlying business decision to implement the Arrangement or any other term or aspect of the Arrangement or any agreements entered into or to be entered into in connection with implementing the Arrangement. In considering fairness, from a financial point of view, of the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement, TD Securities considered the Arrangement from the perspective of Shareholders (other than Rio Tinto and its affiliates) generally and did not consider the specific circumstances of any particular Shareholder, including with regard to income tax considerations. TD Securities expresses no opinion with respect to future trading prices of securities of Turquoise Hill. The Formal Valuation and the TD Fairness Opinion are rendered as of August 31, 2022 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Turquoise Hill and its Subsidiaries and affiliates as they were reflected in the TD Information. Any changes therein may affect the Formal Valuation and the TD Fairness Opinion and, although TD Securities reserves the right to change, withdraw or supplement the Formal Valuation and the TD Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any Person of any such change that may come to its attention, or to change, withdraw or supplement the Formal Valuation and the TD Fairness Opinion after such date. In preparing the Formal Valuation and the TD Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Shares or other securities of Turquoise Hill, or any business combination or other extraordinary transaction involving Turquoise Hill, nor did TD Securities negotiate with any other party in connection with any such transaction involving Turquoise Hill. TD Securities has not undertaken an independent evaluation, appraisal or physical inspection (other than the site visit to Oyu Tolgoi on June 3, 2022) of any assets or liabilities of Turquoise Hill or any of its Subsidiaries or affiliates. TD Securities is not an expert on, and did not render advice to the Special Committee or Turquoise Hill regarding, legal, accounting, regulatory, operating, permitting or tax matters. TD Securities has relied upon, without independent verification, the assessment of the Special Committee and their respective legal, accounting, tax or regulatory advisors with respect to legal, accounting, tax or regulatory matters. The Formal Valuation and the TD Fairness Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express prior written consent of TD Securities.

The preparation of the Formal Valuation and the TD Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Formal Valuation and the TD Fairness Opinion. Accordingly, the Formal Valuation and the TD Fairness Opinion should be read in their entirety.

Formal Valuation of the Shares

Definition of Fair Market Value

For purposes of the Formal Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, TD Securities has made no downward adjustment to the fair market value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement on the Shares, or the fact that the Shares held by the Minority Shareholders do not form part of a controlling interest.

Approach to Value

The Formal Valuation is based upon techniques and assumptions that TD Securities considered appropriate in the circumstances for the purpose of arriving at an opinion as to the range of fair market value of the Shares. Fair market value of the Shares was analyzed on a going concern basis, as Turquoise Hill is expected to continue as a going concern, and was expressed as an amount per Share. In determining the fair market value of the Shares, based on its experience, TD Securities has relied primarily on a NAV analysis and, as a secondary methodology, has considered a future enterprise value (“EV”) to forward earnings before interest, taxes, depreciation, and amortization (“EBITDA”) multiples analysis (“Future EV / EBITDA”).

Oyu Tolgoi Model

TD Securities relied on a financial model prepared by Management, which is based on the April 2022 Oyu Tolgoi Life of Mine Model prepared by management at OT LLC and includes mineral reserves and resources from the open pit Oyut deposit and Oyu Tolgoi’s four underground deposits – Hugo North Lift 1, Hugo North Lift 2, Hugo South and Heruga (the “Resource Case”). Based on guidance and certain technical judgements from Management, the financial model was adjusted for certain near-term updates and longer-term opportunities to get to the “Adjusted Resource Case”. These adjustments included: (i) capital expenditure reforecast, completed in Q2 2022; (ii) accelerated ramp-up of Panel 0 of Hugo North Lift 1; (iii) debottlenecking of the mill to improve throughput; (iv) mining of the Hugo North Lift 1 high-grade structural pillars; and (v) resequencing of deposits to move development of Hugo South forward in the mine plan. The Adjusted Resource Case was approved by the Special Committee for TD Securities’ use for purposes of the Formal Valuation and the TD Fairness Opinion.

A summary of the key outputs of the Adjusted Resource Case is set forth in the table below.

	Annual Average
			Life of Mine	First 10 Years	First 20 Years
Cu Produced		kt	286	390	436
CuEq. Produced		kt	348	460	504
Net Revenue	US$	mm	$2,332	$3,177	$3,386
Operating Costs	US$	mm	($854)	($944)	($981)

EBITDA	US$	mm	$1,479	$2,234	$2,406

Capital Expenditures	US$	mm	($441)	($712)	($620)
Sustaining Capital	US$	mm	($348)	($476)	($385)
Development Capital	US$	mm	($93)	($236)	($235)
Tax	US$	mm	($218)	($153)	($321)
Working Capital and Other	US$	mm	($1)	($6)	($3)

Unlevered Free Cash Flow	US$	mm	$818	$1,362	$1,462

Note: Figures may not sum exactly to totals due to rounding.

Note: Full year 2022 figures are included for purposes of average calculations. Sustaining capital includes VAT and closure costs.

Commodity Price and Exchange Rate Assumptions

Forecast commodity prices and foreign exchange rate (“FX”) assumptions are a critical determinant of the outcome of the NAV and Future EV / EBITDA analysis. Future commodity prices and exchange rates are very difficult to predict and different views can have a very significant impact on resulting net present values. TD Securities selected its commodity price forecast based on a review of equity research analysts’ commodity price estimates and spot prices, which TD Securities believes is representative of that used by financial and industry participants in evaluating assets. FX projections are based on the underlying rates used by Management. The financial model was created on a U.S. dollar basis, however there are embedded exchange rate assumptions that underpin certain cost assumptions. Only a portion of cost inputs are exposed to movements in foreign currencies, other than the U.S. dollar.

	Selected Price Deck
	H2 2022	2023	2024	2025	2026	Long-Term
Copper (US$/lb)	$3.60	$3.75	$3.85	$3.85	$3.85	$3.50
Gold (US$/oz)	$1,750	$1,750	$1,750	$1,700	$1,675	$1,600
Silver (US$/oz)	$20.00	$20.00	$22.00	$22.00	$22.00	$22.00
Molybdenum (US$/lb)	n/a	n/a	n/a	n/a	n/a	$11.00

Adjusted Resource Case Embedded FX
MNT / USD	2,890
CNY / USD	6.45

Discount Rate Assumptions

TD Securities generally uses, as a starting point, an 8% real discount rate for producing base metal mines and a 10% real discount rate for development stage base metal projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks. TD Securities believes this methodology is representative of that used by financial and industry participants in evaluating mining assets and is consistent with the application of discount rates in connection with the precedent transactions and related value approaches in the Formal Valuation and the TD Fairness Opinion.

A number of asset-specific factors, which are outlined in the Formal Valuation and the TD Fairness Opinion attached as Appendix C to this Circular, also influenced the selection of the discount rate. In addition, other data points were considered, including: (i) the 2020 OTTR uses an 8% discount rate; (ii) research analysts covering Turquoise Hill use a range of discount rates from 8% to 12% (median of 10%); and (iii) average discount rates used by research analysts and available to TD Securities in relevant precedent transactions range from 8% to 11% (median of 9%).

Based on the foregoing, TD Securities selected a real discount rate of 10%.

Corporate G&A Assumptions

The Adjusted Resource Case includes annual corporate general and administrative expenses (“G&A”), which are the corporate expenses that are not directly attributable to the mine, of approximately US$27,000,000 per annum.

Synergies Assumptions

TD Securities reviewed and considered whether any distinctive material value would accrue to Rio Tinto or any other purchaser through the acquisition of all of the Shares. It was concluded that there would be synergies available to Rio Tinto and to certain other mining industry participants as a result of the potential accrual of certain savings described in the Formal Valuation and the TD Fairness Opinion. Based on information received from Rio Tinto and guidance provided by Management, synergies that could be achievable by Rio Tinto were estimated to range from US$10,000,000 – US$20,000,000 per annum. TD Securities reflected such amounts in its valuation of the Shares.

Shareholder Loans and Other Corporate Adjustments

Turquoise Hill has funded OT LLC’s cash requirements beyond internally generated cash flows by a combination of equity investment and shareholder debt. For amounts funded by debt (the “Shareholder Loans”), OT LLC must repay such amounts, including accrued interest before it can pay common share dividends. As at June 30, 2022 the aggregate outstanding balance of the Shareholder Loans was approximately US$8,600,000,000, including accrued interest of approximately US$2,500,000,000, and bears interest at LIBOR + 6.5%. The Shareholder Loans have no fixed repayment date or maturity schedule and are repaid by OT LLC’s cash flows in subordination to the repayment of the project finance facilities, but must be repaid in full prior to any dividends being paid. Given that Turquoise Hill owns 66% of OT LLC, that portion of the Shareholder Loans are inter-company, and therefore only 34% of the Shareholder Loans value is included in the NAV.

TD Securities valued the Shareholder Loans by selecting a market rate to discount the future loan repayments. In selecting a pre-tax nominal market interest rate range of 12% – 14%, TD Securities considered, among other things, the expected duration, assessment of sovereign risk and asset risk, and the subordinated nature of the Shareholder Loans.

TD Securities incorporated several other corporate adjustments, including adjustments for: (i) tax dispute recovery; (ii) expected transfer taxes on the Entrée license transfer; (iii) Canadian taxes; (iv) management services payments paid to Rio Tinto and Turquoise Hill (“MSP”); (v) guarantee fees paid to Rio Tinto; (vi) unconsolidated investments; and (vii) integration costs.

NAV Analysis

TD Securities calculated consolidated NAV by taking the NPV of Turquoise Hill’s interest in Oyu Tolgoi and adjusting for other assets, liabilities and corporate adjustments in the manner that TD Securities determined to be the most appropriate to the nature of each particular asset and liability. To arrive at the Oyu Tolgoi NPV, TD Securities relied on the attributable, unlevered, after-tax free cash flows projected in the Adjusted Resource Case, discounted to June 30, 2022 using a 10% real discount rate. Adjustments were then made to account for the value of: (i) cash and cash equivalents; (ii) debt; (iii) corporate G&A (iv) G&A synergies; (v) Shareholder Loans; and (vi) other corporate adjustments, as described above. A summary of the NAV is provided below:

(In US$ millions, except per share data)	Attributable	Discount Rate	Model
Oyu Tolgoi	66%	10%	$9,278

Mining Asset NAV			$9,278

Cash(1)	100%	n/a	$488
Debt(2)	66%	n/a	($2,836)
Corporate G&A	100%	10%	($293)
G&A Synergies(3)	100%	10%	$157
Shareholder Loans(4)	34%	13%nominal	$2,386
Other Corporate Adjustments(5)			($473)

Total Corporate Adjustments			($572)

Total Corporate NAV			$8,707

Fully -Diluted Shares Outstanding (mm)			201.2

Total Corporate NAVPS (US $)			$43.27
Total Corporate NAVPS (C$)(6)			$56.59

Notes: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.
(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.
(3)	Annual synergies of US$10,000,000 – US$20,000,000 at midpoint of range.
(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at midpoint of range (12% – 14%).
(5)	Includes Entrée transfer taxes and Canadian tax at midpoint of ranges, tax dispute recovery, MSP, guarantee fee, unconsolidated investments and integration costs.
(6)	Converted to C$ NAV per share using spot CAD/USD FX rate of 0.7646.

Oyu Tolgoi NPV Sensitivity Analysis

To illustrate the effects of variations in key assumptions, TD Securities performed a variety of sensitivity analyses on the Oyu Tolgoi NPV. In particular, the table in the Formal Valuation and the TD Fairness Opinion, attached as Appendix C to this Circular, under the heading “Oyu Tolgoi NPV Sensitivity Analysis” shows eight key sensitivities (namely discount rate, copper price, copper production, operating costs, gold price, gold production, sustaining capex and remaining development capex) to TD Securities’ calculated Oyu Tolgoi NPV.

TD Securities also reviewed various other upside and downside sensitivities specific to Oyu Tolgoi. These were not explicitly included in the Adjusted Resource Case due to the level of uncertainty surrounding the underlying assumptions.

Comparable Precedent Transaction Analysis

TD Securities identified a list of comparable precedent transactions involving companies and assets in the copper sector which are pending or have been concluded and for which there is sufficient public information to derive value multiples. The comparable precedent transactions approach consists of selecting appropriate value benchmarks based on transactions of a comparable nature and applying these value benchmarks to the appropriate Turquoise Hill metrics. TD Securities focused on selecting transactions involving companies and assets considered most comparable to Turquoise Hill, taking into account criteria such as: asset size, commodity mix, stage, geographic location, and grade. TD Securities identified and reviewed 21 comparable precedent transactions, as set forth in the Formal Valuation and the TD Fairness Opinion, attached as Appendix C to this Circular, in the table titled “Summary of Comparable Precedent Transactions”.

TD Securities analyzed precedent P/NAV multiples and Future EV / EBITDA multiples based on the median of equity research analyst estimates of the targets’ NAV and EBITDA, respectively, at the date of each precedent transaction. Based on the above analysis, TD Securities selected a range of multiples from 0.75x to 1.10x P/NAV and 3x to 6x Future EV / EBITDA for Turquoise Hill, to be applied under the valuation approaches considered below.

Trading Comparables Analysis

TD Securities also reviewed the market trading multiples of selected base metal companies that it considered relevant to determine whether a public market trading analysis might imply values which exceed values determined by the comparable precedent transactions approach. Based on this review, TD Securities concluded that the public market trading approach implied values that were generally equal to or below the values determined by the comparable precedent transactions analysis.

For the purposes of its review of market trading multiples, TD Securities identified and reviewed six publicly traded copper-focused base metals companies (as set forth in Appendix C of the Formal Valuation and the TD Fairness Opinion: Trading Comparables Summary).

NAV Analysis Methodology

Based on its experience, TD Securities has relied on the NAV analysis as its primary value methodology. Under this approach, TD Securities applied a selected range of P/NAV precedent transaction multiples to the mining asset NAV calculated for Oyu Tolgoi to derive an implied value range for Turquoise Hill’s interest in Oyu Tolgoi. TD Securities then adjusted for the values of certain other assets, liabilities, and corporate adjustments, as deemed appropriate, to arrive at an en bloc equity value for Turquoise Hill.

Summary of NAV Approach

For the NAV approach, TD Securities applied a selected range of P/NAV multiples of 0.75x to 1.10x based on a review of relevant comparable precedent transactions, as described above. This approach implies a range of values for the Shares of C$38.83 to C$64.62 per Share.

			NAV Approach
(In US$ millions, except per share data)	Attributable	Discount Rate	Low	–	High
Mining Assets
Oyu Tolgoi	66%	10%		$9,278

Mining Asset NAV				$9,278
Selected Multiple			0.75x	–	1.10x

Mining Asset Value			$6,959	–	$10,206

Corporate Adjustments
Cash(1)	100%	n/a		$488
Debt(2)	66%	n/a		($2,836)
Corporate G&A	100%	10%		($293)
G&A Synergies(3)	100%	10%	$105	–	$210
Shareholder Loans(4)	34%	12%—14% nom.	$2,205	–	$2,584
Other Corporate Adjustments(5)			($653)	–	($417)
Total Corporate Adjustments			($985)	–	($264)

Implied Equity Value			$5,974	–	$9,942

Fully -Diluted Shares Outstanding (mm)				201.2

Implied Share Price (US $)			$29.69	–	$49.41

Implied Share Price (C$)(6)			$38.83	–	$64.62

Notes: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.
(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.
(3)	Annual synergies of US$10,000,000 – US$20,000,000.
(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at range of 12% – 14%.
(5)	Includes tax dispute recovery, Entrée transfer taxes, Canadian tax, MSP, guarantee fee, unconsolidated investments and integration costs.
(6)	Converted to C$ using spot CAD/USD FX rate of 0.7646.

Future EV / EBITDA Multiples Analysis Methodology

Based on its experience, as a secondary methodology, TD Securities considered a Future EV / EBITDA multiples analysis. This methodology was broken into two components, a near-term period and a longer-term period. For the near-term period, Oyu Tolgoi attributable, unlevered, after-tax FCF through 2030 (representing the first fully ramped-up underground production year), as reflected in the Adjusted Resource Case, were discounted to present value as at June 30, 2022 using a 10% discount rate. For the longer-term period, a selected range of EV / EBITDA precedent transaction multiples (as described below) was applied to the average EBITDA for years 2030 – 2036, as reflected in the Adjusted Resource Case, which was then discounted to June 30, 2022. The present value of the near-term period was then added to the range of present values for the longer-term period to calculate the mining asset value. TD Securities then adjusted for the values of certain other assets, liabilities, and corporate adjustments set forth in the table below, as deemed appropriate, to arrive at an en bloc equity value for Turquoise Hill.

Summary of Future EV / EBITDA Approach

For the Future EV / EBITDA approach, TD Securities applied a selected range of EV / EBITDA multiples of 3x to 6x based on a review of relevant comparable precedent transactions, as described above. This approach implies a range of values for the Shares of C$38.11 to C$58.16 per Share.

			Future EV / EBITDA
(In US$ millions, except per share data)	Attributable	Discount Rate	Low	—	High
Present Value of FCF (H2 2022 - 2030)	66%	10%		$4,362
Future EBITDA (Avg. 2030 - 2036)	66%	n/a		$1,709

Selected Multiple			3x	—	6x

Present Value of Future Value	66%	10%	$2,392		$4,784

Mining Asset Value			$6,754	—	$9,146

Cash(1)	100%	n/a		$488
Debt(2)	66%	n/a		($2,836)
Corporate G&A (H2 2022 - 2030)	100%	10%		($166)
G&A Synergies (H2 2022 - 2030)(3)	100%	10%	$58	—	$116
Shareholder Loans(4)	34%	12% -14% nom.	$2,205	—	$2,584
Other Corporate Adjustments(5)			($639)	—	($383)

Total Corporate Adjustments			($890)	—	($197)

Implied Equity Value			$5,863	—	$8,949

Fully-Diluted Shares Outstanding (mm)				201.2

Implied Share Price (US $)			$29.14	—	$44.47

Implied Share Price (C$)(6)			$38.11	—	$58.16

Notes: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.
(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.
(3)	Annual synergies of US$10,000,000 – US$20,000,000.
(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at range of 12% – 14%.
(5)	Includes tax dispute recovery, Entrée transfer taxes, Canadian tax, MSP, guarantee fee, unconsolidated investments and integration costs.
(6)	Converted to C$ using spot CAD/USD FX rate of 0.7646.

Formal Valuation Summary

The following table summarizes the range of the fair market value of the Shares based on the methodologies described above. In arriving at fair market value of the Shares, TD Securities did not attribute specific quantitative weight to any particular valuation methodology. TD Securities made qualitative judgments based on TD Securities’ experience in rendering such opinions and on prevailing circumstances as to the significance and relevance of each valuation methodology.

(C$ per share)	Value of Turquoise Hill Shares
	Low	High
NAV Approach	$38.83	$64.62
Future EV / EBITDA Approach	$38.11	$58.16

Sensitivity Analysis

To illustrate the effects of variations in key assumptions, TD Securities also performed a sensitivity analysis on the value of the Shares under the NAV approach, as outlined below:

NAV Approach – Low (0.75x P/NAV)

(C$ per share)	Long-Term Copper Price (US $/lb)
Discount Rate	$3.00	$3.25	$3.50	$3.75	$4.00
8%	$37.61	$43.84	$49.91	$55.66	$61.25
9%	$32.97	$38.51	$43.89	$48.97	$53.87
10%	$29.05	$34.02	$38.83	$43.34	$47.69
11%	$25.70	$30.19	$34.52	$38.57	$42.46
12%	$22.81	$26.90	$30.83	$34.49	$37.98

NAV Approach – High (1.10x P/NAV)

(C$ per share)	Long-Term Copper Price (US $/lb)
Discount Rate	$3.00	$3.25	$3.50	$3.75	$4.00
8%	$64.19	$72.83	$81.23	$89.29	$97.24
9%	$57.20	$64.82	$72.21	$79.27	$86.23
10%	$51.28	$58.06	$64.62	$70.86	$77.00
11%	$46.23	$52.31	$58.17	$63.73	$69.19
12%	$41.88	$47.37	$52.64	$57.62	$62.51

Note: Highlighted share values reflect the low and high end of the NAV approach range.

Formal Valuation Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of August 31, 2022, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share.

TD Fairness Opinion

Approach to Fairness

In considering the fairness of the Consideration to be received by the Minority Shareholders in connection with the Arrangement, TD Securities considered and relied upon, among other things:

1.	a comparison of the Consideration to the fair market value of the Shares as determined in the Formal Valuation; and

2.

a comparison of the premiums implied by the Consideration to the trading prices of the Shares prior to announcement of the Arrangement, to the premiums implied by selected precedent transactions involving mining companies and selected acquisition of remaining interest transactions.

Comparison of the Consideration to the Fair Market Value of the Shares

The Consideration to be received by the Minority Shareholders in connection with the Arrangement is within the range of fair market value of the Shares as at August 31, 2022, as determined by TD Securities in the Formal Valuation.

Comparison of Implied Premiums

TD Securities considered the premium implied by the Consideration to the trading price of the Shares prior to the day of public announcement of the Initial Proposal, dated March 13, 2022, and premiums implied by Canadian mining large cap takeover transactions and Canadian target remaining interest acquisitions, calculated based on the unaffected closing price on the date prior to the transaction announcement, as set forth in greater detail in the Formal Valuation and the TD Fairness Opinion attached as Appendix C to this Circular. Although TD Securities did not consider any specific transaction to be directly comparable to the Arrangement, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the premium implied by the Consideration is above the median and average premiums implied by the selected Canadian mining large cap takeover transactions and Canadian target remaining interest acquisitions.

TD Fairness Opinion Conclusion

Based upon and subject to the foregoing, and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of August 31, 2022, the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders.

Other Presentations by TD Securities

In addition to the Formal Valuation and the TD Fairness Opinion rendered to the Special Committee on August 31, 2022 and reviewed with the Special Committee on September 5, 2022, as summarized above, TD Securities made certain preliminary illustrative presentations to the Special Committee on June 27, 2022 and July 6, 2022 (the “Preliminary TD Securities Presentations”). Copies of the Formal Valuation and the TD Fairness Opinion and the Preliminary TD Securities Presentations will be filed with the SEC as exhibits to the Schedule 13E-3.

The Preliminary TD Securities Presentations contained analyses substantially similar to the analyses contained in the Formal Valuation and the TD Fairness Opinion using the same methodologies, as summarized above. However, the Preliminary TD Securities Presentations were in draft form, did not form the basis of the Formal Valuation or TD Fairness Opinion, and none of the Preliminary TD Securities Presentations, alone or together, constitutes a valuation by, or an opinion of TD Securities.

The financial analyses in such Preliminary TD Securities Presentations were based on financial, economic, monetary, market, and other conditions and circumstances as they existed as of the relevant dates for each such presentation, as well as other information that was available at such time to TD Securities. Accordingly, the results of the financial analyses contained in each such presentation differed due to changes in those conditions, circumstances and information, as well as TD Securities’ continuing refinement to various aspects of its financial analyses over time. Each Preliminary TD Securities Presentation and the draft preliminary analysis therein was as of such date, not a formal valuation and further analysis, refinement and receipt of additional information was required prior to TD Securities being in a position to provide a formal valuation range.

The Preliminary TD Securities Presentations as well as the Formal Valuation and the TD Fairness Opinion will be available for any interested Shareholder to inspect and copy at the Corporation’s executive offices during regular business hours.

Fairness Opinions of BMO Capital Markets

August 31, 2022 Fairness Opinion

Prior to entering into the Term Sheet, the Special Committee requested that BMO Capital Markets evaluate the fairness, from a financial point of view, of the Consideration contemplated to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Term Sheet and the Arrangement. On August 31, 2022, at a meeting of the Special Committee held to evaluate the proposed Term Sheet and the plan of arrangement contemplated by the Term Sheet, BMO Capital Markets rendered the BMO August 31st Fairness Opinion orally to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated August 31, 2022, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its written opinion, the Consideration contemplated to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Term Sheet and the Arrangement is fair from a financial point of view to such Shareholders.

September 5, 2022 Fairness Opinion

The Special Committee requested that BMO Capital Markets provide an updated opinion of the fairness, from a financial point of view, of the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement prior to the Special Committee recommending that, among other things, the Board approve the Arrangement Agreement. On September 5, 2022, at a meeting of the Special Committee held to consider the Arrangement Agreement, BMO Capital Markets rendered the BMO September 5th Fairness Opinion orally to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated September 5, 2022 to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its written opinion, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to such Shareholders.

Summary of Fairness Opinions

The full text of the BMO Fairness Opinions, which describe the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, are attached as Appendix D to this Circular, and should be read carefully in their entirety. The description of the BMO Fairness Opinions set forth below is qualified in its entirety by reference to the full text of the BMO Fairness Opinions.

The BMO Fairness Opinions were provided to the Special Committee (in its capacity as such) for its benefit and exclusive use only in evaluating the Consideration from a financial point of view. The BMO Fairness Opinions did not address the relative merits of the Arrangement as compared to any strategic alternatives or other transactions or business strategies that may be available to Turquoise Hill, nor did BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the Arrangement or the other transactions contemplated by the Term Sheet or Arrangement Agreement. BMO Capital Markets did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of Turquoise Hill, or any class of such persons, in connection with the Arrangement relative to the Consideration or otherwise. Furthermore, the BMO Fairness Opinions do not constitute a recommendation as to how any Shareholder or any other party should vote or act on any matter relating to the Arrangement and was not a recommendation to the Special Committee to enter into the Term Sheet or the Arrangement Agreement or to proceed with the Arrangement or any other action the Special Committee, any Shareholder or any other party should take in connection with the Arrangement or otherwise.

The BMO Fairness Opinions were prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC, but IIROC was not involved in the preparation and review of such opinions.

The BMO Fairness Opinions did not constitute an independent formal valuation for the purposes of MI 61-101.

The BMO Fairness Opinions represented the opinions of BMO Capital Markets, the issuance of which were approved by a fairness opinion committee of BMO Capital Markets.

In connection with rendering the BMO Fairness Opinions, BMO Capital Markets reviewed and relied upon, or carried out, among other things, the following:

•	with respect to the BMO August 31st Fairness Opinion, a draft of the Term Sheet dated August 31, 2022, outlining the preliminary terms and conditions of the proposed transaction;

•	with respect to the BMO September 5th Fairness Opinion, a draft of the Arrangement Agreement dated September 2, 2022;

•	with respect to the BMO September 5th Fairness Opinion, a draft dated as of September 2, 2022 of the Third A&R HoA;

•

certain publicly available information relating to the business, operations, financial condition and trading history of the Corporation, the Purchaser and Rio Tinto plc and other selected public companies that BMO Capital Markets considered relevant;

•

certain internal financial, operating, corporate and other information prepared or provided by or on behalf of Turquoise Hill relating to the business, operations and financial condition of Turquoise Hill;

•	internal Management forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) and budgets prepared or provided by or on behalf of Management;

•	the 2020 OTTR;

•	discussions with legal counsel to the Special Committee;

•	discussions with Management relating to Turquoise Hill’s current business plans, financial condition and prospects;

•

a site visit to Oyu Tolgoi from June 1, 2022 to June 4, 2022 which was comprised of presentations provided by various representatives of OT LLC as well as tours of the open pit mine, underground development area and concentrator;

•	public information with respect to selected precedent transactions that BMO Capital Markets considered relevant;

•	historical commodity prices and the impact of various forward-looking commodity pricing assumptions on the business, prospects and financial forecasts of Turquoise Hill;

•	various reports published by equity research analysts and industry sources BMO Capital Markets considered relevant;

•

presentations from TD Securities, the independent valuator, to the Special Committee regarding the Formal Valuation that ultimately determined that, as of August 31, 2022, and based on TD Securities’ analysis and subject to the assumptions, limitations and qualifications to be set forth in the Formal Valuation, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share and TD Securities’ perspectives on (i) with respect to the BMO August 31st Fairness Opinion, the preliminary indications on value of the Shares; and (ii) with respect to the BMO September 5th Fairness Opinion, the value of the Shares;

•

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the BMO Fairness Opinions are based, addressed to BMO Capital Markets and dated as of the date of each BMO Fairness Opinion, provided by senior officers of Turquoise Hill (the “BMO TRQ Certificates”);

•	a memorandum from Turquoise Hill addressed to BMO Capital Markets and dated August 31, 2022 regarding the BMO TRQ Certificates (the “BMO Management Memo”);

•

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the BMO Fairness Opinions are based, addressed to BMO Capital Markets and dated as of the date of each BMO Fairness Opinion, provided by a director of the Manager (the “BMO RT Certificates”);

•	the OT Certificate; and

•	such other information, investigations, analyses and discussions as BMO Capital Markets considered necessary or appropriate in the circumstances.

As at the date the BMO Fairness Opinions were rendered, BMO Capital Markets had not reviewed any draft of this Circular, as no such draft was available at those dates, nor has BMO Capital Markets, to the best of its knowledge, been denied access to any information requested by BMO Capital Markets.

BMO Capital Markets relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by it from public sources or provided to it by or on behalf of Turquoise Hill or otherwise obtained by BMO Capital Markets in connection with its engagement (collectively, the “BMO Corporation Information”). The BMO Fairness Opinions were each conditional upon such completeness, accuracy and fair presentation. BMO Capital Markets was not requested to, and assumed no obligation to, independently verify the completeness, accuracy or fair presentation of any such BMO Corporation Information. BMO Capital Markets assumed, without independent investigation, that forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) and budgets provided to BMO Capital Markets and used in its analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of Management, having regard to Turquoise Hill’s business, plans, financial condition and prospects. BMO Capital Markets expressed no opinion with respect to any such forecasts, projections, estimates or budgets or the assumptions on which they are based.

Senior officers of Turquoise Hill have in the BMO TRQ Certificates represented to BMO Capital Markets, in their capacities as officers of Turquoise Hill and on behalf of Turquoise Hill and not in their personal capacities, and without personal liability, to the best of their knowledge, information and belief after reasonable inquiry, among other things, that: (i) with the exception of forecasts, projections or estimates (including, without limitation, estimates of future resource or reserve additions), the financial and other information, data, advice, opinions, representations and other material provided to BMO Capital Markets orally by or on behalf of Turquoise Hill, or in writing by Turquoise Hill or any of its Subsidiaries or any of its or their representatives in connection with BMO Capital Markets’ engagement (the “Financial and other Information”), was, at the date such Financial and other Information was provided to BMO Capital Markets, except as disclosed publicly or to BMO Capital Markets, and (other than historical Financial and other Information) was as of August 31, 2022 and September 5, 2022, respectively, complete, true and correct in all material respects, and did not and (other than historical Financial and other Information) does not contain a misrepresentation (as defined in the Securities Act (Ontario)); (ii) with respect to any portions of the Financial and other Information that constitute historical BMO Corporation Information, since the dates on which such Financial and other Information was provided to BMO Capital Markets, except as disclosed publicly or to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Turquoise Hill or any of its Subsidiaries, which would have or which could reasonably be expected to have a material effect on the BMO Fairness Opinions; and (iii) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Turquoise Hill or any of its Subsidiaries or any of their respective material assets or material liabilities that have been prepared in the two years preceding the date thereof and which have not been provided to BMO Capital Markets (other than the valuation work undertaken by TD Securities in connection with the Formal Valuation).

In connection with the BMO TRQ Certificates: (i) the BMO Management Memo was intended to provide additional context regarding the source and nature of the information delivered to BMO Capital Markets, including the fact that certain information was provided by the Manager, which is an affiliate of the Purchaser, and by OT LLC; (ii) the BMO RT Certificates were provided to BMO Capital Markets whereby the Manager represented to BMO Capital Markets, among other things, that (a) with the exception of forecasts, projections or estimates referred to in (d) below, certain specified information, data and other material provided to the Corporation by or on behalf of the Manager or its representatives in respect of Oyu Tolgoi (excluding for the avoidance of doubt any information, data or other material provided by OT LLC) in connection with the proposed transaction (collectively, the “BMO Manager Information”) is or, in the case of historical BMO Manager Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical BMO Corporation Information did not, at the date of preparation, (A) contain any untrue statement of a material fact (as such term is defined in the Securities Act (Ontario)), or (B) omit to state a material fact necessary to make such BMO Manager Information not misleading in the light of circumstances in which it was presented; (b) the Manager has no information or knowledge of any facts with respect to Oyu Tolgoi, not contained in the BMO Corporation Information, the Corporation’s public disclosure or otherwise provided to OT LLC or the Corporation, which would reasonably be considered material to a determination of the fair value of Oyu Tolgoi prepared for the purposes of the applicable BMO Fairness Opinion; (c) to the extent that any of the BMO Manager Information identified in (a) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to the Corporation or updated by more current information provided to the Corporation which would have or which would reasonably be expected to have a material effect on the applicable BMO Fairness Opinion; (d) any portions of the BMO Manager Information provided by or on behalf of the Manager to the Corporation which constitute forecasts, projections or estimates were prepared using assumptions which, in the reasonable belief of the Manager, were at the time of preparation reasonable in the circumstances; and (e) other than as disclosed in the BMO Manager Information or the Corporation’s public disclosure, there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Oyu Tolgoi at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect Oyu Tolgoi; and (iii) the OT Certificate was provided to the Corporation whereby OT LLC made certain representations in support of the representations made in the BMO TRQ Certificates.

BMO Capital Markets assumed that (i) in the case of the BMO August 31st Fairness Opinion, the executed Arrangement Agreement would not differ in any material respect from the arrangement agreement contemplated to be executed by the draft Term Sheet; and (ii) in the case of the BMO September 5th Fairness Opinion, the executed Arrangement Agreement and the Third A&R HoA would not differ in any material respect from the drafts that it reviewed, and in each case, that the Arrangement would be consummated in accordance with the terms and conditions of the Arrangement Agreement without waiver of, or amendment to, any term or condition that would be in any way material to BMO Capital Markets’ analyses.

The BMO Fairness Opinions were necessarily based on securities markets, economic, financial and general business conditions prevailing as of the date of such opinions and the condition and prospects, financial and otherwise, of the Corporation as they are reflected in the BMO Corporation Information and as they have been represented to BMO Capital Markets in discussions with Management and its representatives. In BMO Capital Markets’ analyses and in preparing the BMO Fairness Opinions, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond BMO Capital Markets’ control or that of any party involved in the Arrangement. The BMO Fairness Opinions were provided to the Special Committee for its exclusive use only in considering the Arrangement and may not be used or relied upon by any other Person or for any other purpose without BMO Capital Markets’ prior written consent. The BMO Fairness Opinions do not constitute a recommendation as to how any Shareholder or any other party should vote or act on any matter relating to the Arrangement and did not constitute a recommendation to the Special Committee or the Board of Directors to enter into the Term Sheet or the Arrangement Agreement.

BMO Capital Markets did not prepare a formal valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or securities of Turquoise Hill or any of its affiliates, and the BMO Fairness Opinions should not be construed as such. BMO Capital Markets was not engaged to review any legal, tax, accounting or regulatory aspects of the Arrangement and its opinions did not address any such matters. BMO Capital Markets relied upon, without independent verification, the assessments of Turquoise Hill and its legal advisors with respect to such matters. The BMO Fairness Opinions were not, and should not be construed as, advice as to the prices at which Shares or other securities of Turquoise Hill may trade or otherwise be transferable at any time. The BMO Fairness Opinions were limited to the fairness, from a financial point of view and as of the date of such opinions, of the Consideration (to the extent expressly specified in the BMO Fairness Opinions). The BMO Fairness Opinions did not address the relative merits of the Arrangement as compared to any strategic alternatives that may be available to Turquoise Hill.

The BMO August 31st Fairness Opinion was rendered as of August 31, 2022 and the BMO September 5th Fairness Opinion was rendered as of September 5, 2022 and BMO Capital Markets disclaimed any undertaking or obligation to update, revise or reaffirm the BMO Fairness Opinions, or otherwise comment on or advise any person of any change in any fact or matter affecting the BMO Fairness Opinions which may come or be brought to the attention of BMO Capital Markets after the date of such opinions. However, without limiting the foregoing, if BMO Capital Markets learns that any of the information it relied upon in preparing either BMO Fairness Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw the BMO Fairness Opinions.

In preparing the BMO Fairness Opinions, BMO Capital Markets performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of the BMO Fairness Opinions or the analyses underlying, and factors considered in connection with, the BMO Fairness Opinions, which involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The preparation of a financial opinion is a complex process and is not necessarily amenable to partial analysis or summary. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. BMO Capital Markets arrived at its ultimate opinions based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the BMO Fairness Opinions.

In its analyses, BMO Capital Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of the applicable BMO Fairness Opinion, many of which are beyond the control of Turquoise Hill. No company, business or transaction reviewed is identical or directly comparable to Turquoise Hill or the Arrangement and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in BMO Capital Markets’ analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BMO Capital Markets’ analyses are inherently subject to substantial uncertainty.

BMO Capital Markets was not requested to, and it did not, recommend or determine the specific consideration payable in the Arrangement. The type and amount of consideration payable in the Arrangement were determined through negotiations between Turquoise Hill and the Purchaser and the decision to recommend and enter into the Arrangement Agreement was solely that of the Special Committee and the Board. The BMO Fairness Opinions were only one of many factors considered by the Special Committee in its evaluation of the Arrangement and should not be viewed as determinative of the views of the Special Committee or Management with respect to the Arrangement or the Consideration.

The summary of the financial analyses described below under the heading “Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses” is a summary of the material financial analyses prepared and reviewed with the Special Committee in connection with BMO Fairness Opinions. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the BMO Fairness Opinions, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by BMO Capital Markets. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. BMO Capital Markets does not assume responsibility if future results are different from those described, whether or not any such difference is material. Financial data for Turquoise Hill utilized in the financial analyses described below were based on, among other things, internal Management forecasts and estimates (including, without limitation, estimates of future resource or reserve additions) prepared or provided by or on behalf of Management (the “TRQ Forecasts”). See “Fairness Opinions of BMO Capital Markets – Financial Projections”.

Presentations by BMO Capital Markets

Financial Analyses

In addition to the BMO Fairness Opinions, BMO Capital Markets presented or delivered certain preliminary illustrative presentations to the Special Committee, which will be filed with the SEC as exhibits to the Schedule 13E-3. The financial presentation provided to the Special Committee in connection with the BMO September 5th Fairness Opinion (the “BMO September 5th Presentation”) included the following material financial analyses. The financial presentation provided to the Special Committee in connection with the BMO August 31st Fairness Opinion (the “BMO August 31st Presentation” and, together with the BMO September 5th Presentation, the “BMO Presentations”) was substantially similar to, and did not differ materially from, the financial presentation provided to the Special Committee in connection with the BMO September 5th Fairness Opinion.

In preparing the BMO Fairness Opinions, BMO Capital Markets primarily considered the methodologies set forth in detail below. Although not forming part of its financial analysis, BMO Capital Markets also considered a number of other factors in arriving at the BMO Fairness Opinions (as described below under the heading “Other Information”).

Net Asset Value Per Share. BMO Capital Markets performed a NAV analysis for Oyu Tolgoi and Turquoise Hill by calculating the estimated present value of the unlevered, after-tax free cash flows that Oyu Tolgoi was forecasted to generate based on the Forecasts (as defined under Financial Projections). The present values (as at June 30, 2022) of the unlevered, after-tax free cash flows that Oyu Tolgoi was forecasted to generate (the “NPV of Cash Flows”) were calculated by applying a discount rate of 10%, which represents a commonly used discount rate used by base metal development sector equity research analysts in calculating NAVs. Oyu Tolgoi’s NAV was calculated by adjusting the sum of the NPV of Cash Flows for (i) the balance of the project finance facility, net of cash, at Oyu Tolgoi as at June 30, 2022; and (ii) the balance of the Shareholder Loans payable by Oyu Tolgoi to Turquoise Hill as at June 30, 2022.

BMO Capital Markets also took into account, based on the Forecasts, public filings and other publicly available information, as applicable, (i) Turquoise Hill’s 66% interest in Oyu Tolgoi’s NAV; (ii) Turquoise Hill’s Shareholder Loans receivable balance from Oyu Tolgoi as at June 30, 2022; (iii) the present values (as at June 30, 2022) of the management services payment cash flows forecasted to be received from Oyu Tolgoi; (iv) Turquoise Hill’s balance sheet as at June 30, 2022; (v) the present values (as at June 30, 2022) of the general and administrative expenses and taxes payable; and (vi) the Corporation’s Shares outstanding. This analysis indicated an approximate implied NAV for Turquoise Hill of US$9,300,000,000 and an approximate implied per Share NAV for Turquoise Hill of C$60.38.

Discounted In-Production NAV Analysis. BMO Capital Markets also examined the potential present value of the Shares after making assumptions with respect to future equity financing requirements in order to bring Oyu Tolgoi’s underground development projects into sustainable production. As part of this analysis, the same aforementioned NAV analysis was performed with the NPV of Cash Flows utilizing a discount rate of 8.5% based on a commonly used discount rate used by base metal producer sector equity research analysts in calculating NAVs, and discounted to December 31, 2024. After discounting the NAV from December 31, 2024 to June 30, 2022 using the mid-point of the inflation-adjusted real equity cost of capital of 21.0%, the resulting implied per Share discounted in-production (“DIP”) NAV was C$44.75.

Transaction Premium Analysis. BMO Capital Markets reviewed the premiums paid in selected precedent transactions that BMO Capital Markets viewed as generally relevant as transactions announced during the period beginning in 2016 and ending on the date of the applicable BMO Fairness Opinions involving base metal development or base metal producer target companies. In connection with its analysis, BMO Capital Markets analyzed the premium paid relative to each target’s closing share price as of the last trading day unaffected by the applicable transaction (“1-Day Premium”). The selected transactions were:

Announcement Date	Acquiror	Target	1-Day Premium
December 20, 2021	Lundin Mining Corporation	Josemaria Resources Inc.	30%
December 16, 2021	IGO Ltd.	Western Areas Ltd.	54%
October 28, 2020	Nova Resources B.V.	KAZ Minerals Ltd.	43%
June 22, 2020	OZ Minerals Ltd.	Cassini Resources Ltd.	47%
June 25, 2019	Sandfire Resources Ltd.	MOD Resources Ltd.	45%
September 5, 2018	Zijin Mining Group Co. Ltd.	Nevsun Resources Ltd.	57%
June 18, 2018	South32 Ltd.	Arizona Mining Inc.	47%
March 27, 2018	OZ Minerals Ltd.	Avanco Resources Ltd.	116%
October 3, 2017	Glencore Plc	Volcan Compañia Minera S.A.A.	42%
July 5, 2016	Centerra Gold Inc.	Thompson Creek Metals Company Inc.	32%
April 24, 2016	Nevsun Resources Ltd.	Reservoir Minerals Inc.	171%

For informational purposes only, and not relied upon in reaching any conclusions, BMO Capital Markets also reviewed the low, high and median 1-Day Premiums. The following table reflects the results of this analysis:

	Low	High	Median
1-Day Premium	30%	171%	47%

BMO Capital Markets then reviewed the share price performance of 7 selected companies in the base metal development sector (“Peer Developer Companies”) and 6 selected companies in the base metal producing sector (“Peer Producer Companies” and, the Peer Developer Companies and Peer Producer Companies collectively referred to herein as, the “Peer Companies”), to analyze how Turquoise Hill’s Share price may have traded, based on such peer performance, absent the Purchaser’s proposals.

Peer Developer Companies:

Filo Mining Corp.	Solaris Resources Inc.
Ivanhoe Mines Ltd.	SolGold Plc
Los Andes Copper Ltd.	Western Copper and Gold Corp.
NGEx Minerals Ltd.

Peer Producer Companies:

Capstone Copper Corp.	Hudbay Minerals Inc.
Ero Copper Corp.	Ivanhoe Mines Ltd.
First Quantum Minerals Ltd.	Lundin Mining Corporation

The low, high and median trading performance among the Peer Companies (i) since March 11, 2022, the last trading day before the Initial Proposal; and (ii) since August 23, 2022, the last trading day before the Revised Proposal, were calculated as summarized in the table below.

	Low	High	Median	Reference Range
Peer Companies’ Performance Since March 11, 2022	(59%)	(3%)	(37%)	(47	%) to (24%)
Peer Companies’ Performance Since August 23, 2022	(17%)	4%	(9%)	(11	%) to (7%)

BMO Capital Markets then selected a reference range for the trading performance over the applicable period of (i) (47%) to (24%) for the Peer Companies’ performance since March 11, 2022 (representing approximately the 25th to

75th percentile of such Peer Companies’ performance over such time); and (ii) (11%) to (7%) for the Peer Companies’ performance since August 23, 2022 (representing approximately the 25th to 75th percentile of such Peer Companies’ performance over such time). BMO Capital Markets applied the reference ranges to Turquoise Hill’s closing Share price on the TSX on (i) March 11, 2022, of C$25.68, the last closing Share price unaffected by the Initial Proposal; and (ii) August 23, 2022, of C$30.19, the last closing Share price unaffected by the Revised Proposal, and added a 47% premium (representing the median one (1) trading day premium for the selected transactions) to each such implied price per Share, resulting in implied value per Share equity value reference ranges of C$19.93 to C$28.87 based on the analysis as of March 11, 2022 and C$39.65 to C$41.22 based on the analysis as of August 23, 2022.

No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Corporation or directly comparable to the Arrangement in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which the Corporation is being compared. In evaluating the selected precedent transactions, BMO Capital Markets made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters that are beyond the Corporation’s control, such as the impact of competition on the Corporation and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Corporation, the industry in which it operates or the financial markets in general.

Selected Precedent Transactions Analysis. Using publicly available information, BMO Capital Markets reviewed financial data relating to the following 21 selected transactions that BMO Capital Markets viewed as generally relevant as transactions announced during the period beginning in 2010 and ending on the date of BMO Capital Markets’ opinion with transaction values in excess of US$1,000,000,000 and involving copper development (“Precedent Developer Transactions”) or copper producing (“Precedent Producer Transactions” and, together with Precedent Developer Transactions, the “Selected Transactions”) target companies or assets (excluding mergers of equals transactions). BMO Capital Markets analyzed transaction values of the Selected Transactions based on the consideration paid in the relevant transactions as a multiple of publicly available equity research analysts’ NAV estimates for the target companies at or around the time of such transactions.

Precedent Developer Transactions:

Announcement Date	Acquiror	Target	Price / NAV
October 25, 2010	Equinox Minerals Ltd.	Citadel Resource Group Ltd.	1.14x
April 13, 2014	MMG Ltd.-led Consortium	Las Bambas (Glencore Plc)	1.04x
September 5, 2018	Zijin Mining Group Co. Ltd.	Nevsun Resources Ltd.	0.93x

Precedent Producer Transactions:

Announcement Date	Acquiror	Target	Price / NAV
November 10, 2011	Mitsubishi Corp.	24.5% AA Sur (Anglo American Plc)	1.76x
July 5, 2011	Jinchuan Group International Resources Co., Ltd.	Metorex (Pty.) Ltd.	1.42x
February 15, 2016	Sumitomo Metal Mining Co., Ltd.	13% Morenci (Freeport-McMoRan Inc.)	1.36x
April 25, 2011	Barrick Gold Corp.	Equinox Minerals Ltd.	1.33x
October 28, 2020	Nova Resources B.V.	KAZ Minerals PLC	1.29x
November 15, 2016	BHR Equity Investment Fund Management Co., Ltd.	24% Tenke Fungurume (Lundin Mining Corporation)	1.21x
May 9, 2016	China Molybdenum Co., Ltd.	56% Tenke Fungurume (Freeport-McMoRan Inc.)	1.21x
October 6, 2014	Lundin Mining Corporation	80% Candelaria (Freeport-McMoRan Inc.)	1.18x
July 30, 2015	Antofagasta Plc	50% Zaldivar (Barrick Gold Corp.)	1.17x
September 23, 2021	Sandfire Resources Ltd.	MATSA (Mubadala Investment Co. & Trafigura Group Pte. Ltd.)	1.13x
August 7, 2022	BHP Group Ltd.(1)	OZ Minerals Ltd.	1.09x
March 17, 2022	Metals Acquisition Corp.	CSA Copper Mine (Glencore Plc)	1.07x
February 13, 2017	Glencore Plc	Mutanda Mining Sarl	0.99x

September 29, 2011	Minmetals Resources Ltd.	Anvil Mining Ltd.	0.99x
November 28, 2012	First Quantum Minerals Ltd.	Inmet Mining Corp.	0.89x
May 8, 2015	Guangdong Rising Assets Management Co., Ltd.	PanAust Ltd.	0.81x
October 14, 2021	South32 Ltd.	Sierra Gorda (Sumitomo Metal Mining Co., Ltd. & Sumitomo Corp.)	0.78x
December 6, 2011	KGHM Polska Miedź S.A.	Quadra FNX Mining Ltd.	0.70x

Note:

(1)	Proposal made by BHP Group Ltd. was rejected by OZ Minerals Ltd.

For informational purposes only, and not relied upon in reaching any conclusions, BMO Capital Markets also reviewed the low, high and median multiples from the Selected Transactions. The following table reflects the results of this analysis:

	Low	High	Median
Price / NAV (Precedent Developer Transactions)	0.93x	1.14x	1.04x
Price / NAV (Precedent Producer Transactions)	0.70x	1.76x	1.17x

BMO Capital Markets then selected reference ranges of NAV per share multiples for (i) the Precedent Developer Transactions of 0.95x to 1.15x (representing approximately the low and high multiples from the Precedent Developer Transactions); and (ii) the Precedent Producer Transactions of 1.00x to 1.30x (representing approximately the 25th to 75th percentile of the multiples from the Precedent Producer Transactions). BMO Capital Markets applied (i) the reference ranges for the selected Precedent Developer Transactions to the implied per Share NAV (10% discount rate) of C$60.38 indicated by the NAV analysis described above; and (ii) the reference ranges for the Precedent Producer Transactions to the implied per Share DIP NAV (8.5% discount rate) of C$44.75 indicated by the DIP NAV analysis described above, which indicated the following approximate implied per Share equity value reference ranges for the Shares:

	Reference Range		Implied Per Share Equity Value Reference Range
	Low	High	Low		High
Price / NAV (Precedent Developer Transactions)	0.95x	1.15x	C$	57.36	C$	69.43
Price / NAV (Precedent Producer Transactions)	1.00x	1.30x	C$	44.75	C$	58.17

No company or transaction utilized as a comparison in the analysis of Selected Transactions is identical to the Corporation or directly comparable to the Arrangement in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which the Corporation is being compared. In evaluating the Selected Transactions, BMO Capital Markets made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters that are beyond the Corporation’s control, such as the impact of competition on the Corporation and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Corporation or the industry or the financial markets in general.

Selected Public Companies Analysis. BMO Capital Markets reviewed publicly available financial and stock market information of Turquoise Hill, the Peer Developer Companies, including Filo Mining Corp. and Ivanhoe Mines Ltd., as the two selected companies among the Peer Developer Companies with a ratio of initial capital expenditure requirements to market capitalization less than 2:1 (“Low Relative Capital Requirement Developers”). BMO Capital Markets reviewed, among other information, closing share prices on September 2, 2022 as a multiple of publicly available equity research analysts’ NAV per share estimates as of September 2, 2022:

For informational purposes only, and not relied upon in reaching any conclusions, BMO Capital Markets also reviewed the low, high and median multiples for the Peer Developer Companies and the Low Relative Capital Requirement Developers. The following table reflects the results of this analysis:

	Low	High	Median
Price / NAV (Low Relative Capital Requirement Developers)	0.42x	0.67x	0.55x
Price / NAV (Peer Developer Companies)	0.14x	0.67x	0.27x

BMO Capital Markets then selected reference ranges of NAV per share multiples for (i) the Low Relative Capital Requirement Developers of 0.40x to 0.65x (representing approximately the low and high multiples derived from the Low Relative Capital Requirement Developers); and (ii) the Peer Developer Companies of 0.15x to 0.40x (representing approximately the 25th to 75th percentile of the multiples derived from the Peer Developer Companies). BMO Capital Markets applied the reference ranges for the Low Relative Capital Requirement Developers and the Peer Developer Companies to the implied per Share NAV (10% discount rate) of C$60.38 indicated by the NAV analysis described above:

	Reference Range		Implied Per Share Equity Value Reference Range
	Low	High	Low		High
Price / NAV (Low Relative Capital Requirement Developers)	0.40x	0.65x	C$	24.15	C$	39.24
Price / NAV (Peer Developer Companies)	0.15x	0.40x	C$	9.06	C$	24.15

No company utilized in the selected publicly traded companies analysis is identical to the Corporation. In evaluating Peer Developer Companies, BMO Capital Markets made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Corporation’s control, such as the impact of competition on the Corporation and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Corporation or the industry, or in the financial markets in general.

Discounted Cash Flow Analysis. BMO Capital Markets performed a discounted cash flow analysis to calculate the estimated present value (as at June 30, 2022) of the unlevered free cash flows that Management forecasted the Corporation would generate from the second half of fiscal year 2022 through to fiscal year 2110 in the Forecasts based on each of (i) street consensus commodity prices, using the median of equity research analyst estimates for future commodity prices from fiscal year 2023 through to fiscal year 2110 and spot commodity prices as of September 2, 2022 for the second half of fiscal year 2022, and (ii) spot commodity prices, using spot commodity prices as of September 2, 2022 from the second half of fiscal year 2022 through to fiscal year 2110. BMO Capital Markets also estimated the Corporation’s weighted average cost of capital (“WACC”) ranging from 16.7% to 18.8% which is reflective of a Mongolian country risk premium of 5.2%. This analysis indicated the following implied per Share equity value reference range for each Share:

	Implied Per Share Equity Value Reference Range
	Low		High
Implied per Share NAV (WACC; Based on Street Consensus Commodity Prices)	C$	30.19	C$	34.84
Implied per Share NAV (WACC; Based on Spot Commodity Prices)	C$	26.69	C$	31.09

Other Information

BMO Capital Markets also observed certain additional information that was not considered part of its financial analyses with respect to the BMO Fairness Opinions but was noted for informational purposes, including the following:

•

1-year Share price targets for the Shares as reflected in five publicly available equity research analysts’ reports and discounted to current value based on the mid-point of the nominal cost of equity, which indicated a target Share price range of C$32.42 to C$38.90 per Share; and

•

a representative range of price / NAV per Share based on a reference range of 0.50x to 0.65x (representing approximately the 25th to 75th percentile of the multiples from the selected Peer Producer Companies) applied to Turquoise Hill’s implied per Share DIP NAV (8.5% discount rate) calculated by the DIP NAV analysis using the Forecasts, indicating an approximate implied per Share equity value of C$22.37 to C$29.09.

Preliminary Discussion Materials

In addition to the BMO August 31st Presentation and the BMO September 5th Presentation, which will be filed with the SEC as exhibits (c)(x) and (c)(xi) to the Schedule 13E-3, respectively, BMO Capital Markets also provided, for informational purposes, preliminary discussion materials to the Special Committee on June 27, 2022, July 11, 2022, July 14, 2022, August 7, 2022, August 8, 2022, August 25, 2022 and August 30, 2022 as summarized below, each which will be filed with the SEC as exhibits to the Schedule 13E-3.

The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of the dates of such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information made available to BMO Capital Markets as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the BMO Presentations as a result of, among other things, changes in the Corporation’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. BMO Capital Markets also continued to refine various aspects of such preliminary financial considerations and other information. The BMO Presentations superseded the preliminary discussion materials. The preliminary discussion materials did not constitute an opinion of, or recommendation by, BMO Capital Markets with respect to a possible transaction or otherwise.

The June 27, 2022 preliminary discussion materials, filed as exhibit (c)(iii) to the Schedule 13E-3, contained, among other things, a preliminary selected companies analysis, a preliminary precedent transactions analysis, a preliminary transaction premium analysis, a preliminary discounted cash flow analysis, a preliminary illustrative future analysis and a preliminary ability to pay analysis.

The July 11, 2022 preliminary discussion materials, filed as exhibit (c)(iv) to the Schedule 13E-3, contained, among other things, an overview of peer company share price performance since the Initial Proposal and an illustrative re-rating analysis.

The July 14, 2022 preliminary discussion materials, filed as exhibit (c)(v) to the Schedule 13E-3, contained a preliminary indicative financial analysis, which compared certain preliminary methodologies considered by BMO Capital Markets and certain methodologies assumed to have been considered by the Purchaser’s financial advisor.

The August 7, 2022 preliminary discussion materials, filed as exhibit (c)(vi) to the Schedule 13E-3, contained, among other things, a preliminary selected companies analysis, a preliminary precedent transactions analysis, a preliminary transaction premium analysis and a preliminary NAV analysis.

The August 8, 2022 preliminary discussion materials, filed as exhibit (c)(vii) to the Schedule 13E-3, contained a reconciliation of inputs and assumptions underlying BMO Capital Markets’ financial analysis and Rio Tinto’s financial advisors’ financial analysis, in each case, in respect of the Initial Proposal.

The August 25, 2022 preliminary discussion materials, filed as exhibit (c)(viii) to the Schedule 13E-3, contained, among other things, a preliminary precedent transactions analysis and a preliminary ability to pay analysis.

The August 30, 2022 preliminary discussion materials, filed as exhibit (c)(ix) to the Schedule 13E-3, were substantially similar to the BMO Presentations.

Miscellaneous

Turquoise Hill has agreed to pay BMO Capital Markets for its financial advisory and investment banking services in connection with the proposed Arrangement an aggregate fee of approximately C$14,400,000, which includes a flat fee of approximately C$4,000,000 which was payable upon delivery of the BMO Fairness Opinions and approximately C$10,400,000 which is payable contingent upon consummation of the Arrangement in accordance with the terms of BMO Capital Markets’ engagement as the Special Committee’s financial advisor. In addition, Turquoise Hill has agreed to reimburse BMO Capital Markets for reasonable expenses, including reasonable fees and expenses of counsel, incurred in connection with BMO Capital Markets’ engagement and to indemnify BMO Capital Markets and certain related parties against certain potential liabilities, including liabilities under Securities Laws, that might arise out of BMO Capital Markets’ engagement.

As of the date of each of the BMO Fairness Opinions, neither BMO Capital Markets nor any of its affiliates was an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Interested Parties.

BMO Capital Markets had not been engaged to provide any financial advisory services nor had it participated in any financings involving the Interested Parties within the two-year period prior to the date of each of the BMO Fairness Opinions, other than (i) acting as financial advisor to the Corporation and the Special Committee in connection with the Arrangement; (ii) acting as financial advisor to the Corporation and the Board of Directors on a renewed partnership with the Government of Mongolia, announced on January 24, 2022; (iii) providing various trading products, cash management, and trade finance services to certain of the Purchaser’s affiliates, including the Corporation; and (iv) acting as lender to certain of the Purchaser’s affiliates. The fees paid to BMO Capital Markets in connection with the foregoing activities are not, in the aggregate, financially material to BMO Capital Markets.

Other than as set forth above, as of the date of each BMO Fairness Opinion, there were no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings. BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of its affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of its affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Arrangement. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly owned Subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

Turquoise Hill selected BMO Capital Markets to act as its financial advisor in connection with the proposed Arrangement based on BMO Capital Markets’ reputation, experience and familiarity with Turquoise Hill and its businesses as well as the absence of material relationships between BMO Capital Markets and the Purchaser and its affiliates (not including the Corporation and its Subsidiaries). BMO Capital Markets is one of the largest investment banking firms in North America, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

The preliminary BMO Capital Markets discussion materials, the BMO Presentations, and the BMO Fairness Opinions will be available for any interested Shareholder to inspect and copy at the Corporation’s executive offices during regular business hours.

Financial Projections

The TRQ Forecasts were prepared by Management and made available to BMO Capital Markets for use in connection with its financial analyses. Certain of these projections and forecasts (or certain information contained therein) were, with the Special Committee’s consent, adjusted to reflect the median of equity research analyst estimates for future commodity prices from fiscal year 2023 and thereafter and spot prices for the second half of fiscal year 2022 rather than the estimates for future commodity prices provided by Management, and relied upon in connection with the BMO Fairness Opinions and related analyses (“Forecasts”). Such adjustments were made to ensure that the forecasts for commodity prices are comparable with the forecasts for commodity prices used by equity research analysts in calculating the NAV that are utilized in the comparable trading and precedent transaction analysis described below. The Forecasts are included in this Circular not to influence your decision whether to vote for or against the Arrangement Resolution, but because Forecasts were made available to BMO Capital Markets.

The Forecasts are subjective in many respects and reflect numerous judgments, estimates and assumptions that are inherently uncertain, many of which are difficult to predict or cannot be predicted, are subject to significant uncertainties and are beyond the Corporation’s control, including estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions, future commodity, operational, maintenance and production costs, as well as other future events. Important factors may cause actual results to differ from the Forecasts. In addition, since the Forecasts cover many years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than projected.

Except as otherwise discussed above, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared.

The Forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with the published guidelines of the SEC or Canadian securities regulators regarding projections and forecasts or accounting rules, standards and procedures for preparation and presentation of projections and forecasts. Neither the Corporation’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Forecasts, and accordingly, neither the Corporation’s independent registered public accounting firm, nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect to the Forecasts.

The Forecasts included should not be considered in isolation or in lieu of the Corporation’s operating and other financial information that is publicly available. In addition, the Forecasts may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the Forecasts were compiled, the inclusion of specific portions of the Forecasts should not be regarded as an indication that the Corporation or BMO Capital Markets considers the Forecasts to be necessarily predictive of actual future events, and the Forecasts should not be relied on as such an indication. No one has made any representation to any Shareholder or anyone else regarding the ultimate performance of the Corporation as reflected in the Forecasts.

A summary of future commodity prices used in the Forecasts is set forth in the table below.

(US$)	H2 2022(1)	2023	2024	2025	2026	2027	Long-Term
Copper	3.42	4.00	4.00	3.75	3.75	3.67	3.50
Gold	1,710	1,783	1,750	1,707	1,750	1,750	1,675
Silver	17.92	23.70	23.00	23.00	23.46	23.95	22.75
Molybdenum	16.77	14.00	13.00	12.00	12.00	12.00	12.00

Note:

(1)	Spot prices as of September 2, 2022.

A summary of key outputs of the Forecasts is set forth in the table below.

		H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031-2040	2041-2110
Copper Sales	(kt Cu)	69	154	208	348	400	448	464	585	631	4,395	14,484
Gold Sales	(koz Au)	88	144	192	465	335	289	301	424	467	2,655	16,452
Silver Sales	(koz Ag)	404	879	1,260	1,987	2,214	2,490	2,491	3,159	3,432	23,813	99,256
Molybdenum Sales	(kt Mo)	—	—	—	—	—	—	—	—	—	—	60

Net Revenue	(US$ mm)	$584	$1,430	$1,924	$3,226	$3,424	$3,612	$3,563	$4,585	$4,964	$33,204	$122,335
Operating Cash Flow	(US$ mm)	$173	$515	$1,057	$2,297	$2,475	$2,665	$2,625	$3,105	$3,298	$18,869	$59,445
Capex	(US$ mm)	($903)	($1,346)	($862)	($645)	($476)	($409)	($585)	($509)	($447)	($3,958)	($26,148)

Pre-Finance Cash Flow	(US$ mm)	($730)	($831)	$195	$1,652	$1,999	$2,257	$2,040	$2,597	$2,851	$14,911	$33,297

Rio Tinto’s Purposes and Reasons for the Arrangement

The information under this heading has been provided by Rio Tinto and RTIHL for inclusion in this Circular in order to satisfy the requirements of Rule 13E-3 under the U.S. Exchange Act.

Under the rules of the SEC governing “going private” transactions, Rio Tinto is required to describe its purposes and reasons for the Arrangement to the Corporation’s “unaffiliated security holders” as defined pursuant to Rule 13E-3 under the U.S. Exchange Act. Rio Tinto is making the statements in this section of the Circular solely for the purpose of complying with those requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. The views expressed by Rio Tinto in this section or elsewhere in this Circular are not, and should not be construed to be, a recommendation by Rio Tinto to any of the Shareholders as to how they should vote on the Arrangement Resolution.

For Rio Tinto, a primary purpose for the Arrangement is to permit Rio Tinto to acquire all of the Minority Shares so the Corporation can be operated as a privately held company with a simplified ownership structure. Rio Tinto believes that the Arrangement will provide the following benefits:

•

Given the scale and timeline inherent in the development of Oyu Tolgoi, Rio Tinto believes the Corporation is best owned and operated, and financed, by a large, well-capitalized global mining company, rather than being owned by a diverse set of shareholders with varying objectives and investment horizons, many of which may have a limited appetite and ability to bear their proportionate share of the risk inherent in development of a large capital project such as Oyu Tolgoi and to avoid the potential dilution inherent in a significant equity offering by the Corporation such as those contemplated.

•

Simplifying ownership and operation of the Corporation enables Rio Tinto to work more effectively with Erdenes in a stronger partnership to realize the full potential of Oyu Tolgoi and the benefits to Erdenes, Mongolia and Rio Tinto.

•

Rio Tinto will be better able to support the Corporation’s significant financing needs. For example, in connection with the execution of the Third A&R HoA, Rio Tinto agreed to provide the Corporation with secured short-term liquidity of up to US$1,100,000,000, which interim financing would need to be repaid from equity raised by the Corporation in the first half of 2023 if the Arrangement is not approved. The Corporation has estimated that it will require US$3,600,000,000 of additional funding in total to complete Oyu Tolgoi and to meet the debt repayment and servicing commitments under Oyu Tolgoi’s project financing. The Corporation and Rio Tinto have agreed to use their commercially reasonable efforts to amend the terms of the Oyu Tolgoi project financing to, among other things, reschedule the required principal repayments in order to reduce the anticipated funding shortfall by up to US$1,700,000,000. The Re-Profiling will, however, require the unanimous consent of participating lenders or the replacement of any lenders that withhold consent as well as the arranging of incremental debt. The success of the Re-Profiling and certain other funding plans is uncertain. If the Re-Profiling is unsuccessful, the Corporation would need additional equity financing if alternative sources of funding, such as the US$500,000,000 in SSD contemplated under the Third A&R HoA, are not available or are insufficient. Rio Tinto believes that the Corporation also faces significant challenges and complexities with respect to the continued funding of Oyu Tolgoi, particularly in light of constraints imposed by Resolution 103 and its ongoing partnership with the Government of Mongolia. The Arrangement delivers certainty for the financing needs of Oyu Tolgoi and alleviates any further funding risks for Minority Shareholders. Given Rio Tinto’s position as operator of Oyu Tolgoi, Rio Tinto is confident that it will be able to develop and operate the project efficiently and effectively under a unified ownership structure.

•

Significantly reduce Rio Tinto’s disproportionate responsibility for operational and financial challenges at Oyu Tolgoi in light of its financial profile, its role as operator of the project and the completion support guarantee for the project debt it has provided while benefiting only in proportion to its 50.8% shareholding in the Corporation in any value enhancement plus the financing and management fees that it receives.

•	Strengthen Rio Tinto’s copper portfolio by increasing its attributable share of global copper production.

•

Rio Tinto believes that it will be able to achieve a number of synergies, including the elimination of head office and public company expenses, and may potentially be able to finance Oyu Tolgoi more efficiently and cost effectively through Rio Tinto’s own financing capabilities enabling the project to achieve a much lower cost of financing than the Corporation could achieve on its own.

•

Rio Tinto believes that through full ownership of the Corporation, it may be able to mitigate the risk of misalignment of goals and interests with its partner, Erdenes, particularly in light of Resolution 103 and the divergence of interests with Minority Shareholders.

•

Rio Tinto also believes that through full ownership of the Corporation, it will be able over time to reduce the governance complexity it faces in operating the project by simplifying the existing arrangements and improve communications with the Government of Mongolia.

Rio Tinto did not actively consider any alternative transaction or pursue any other form of transaction because of its belief that structuring the transaction as a plan of arrangement was the most effective and direct way to acquire the Minority Shares and provide certain value to the Corporation’s unaffiliated security holders.

Position of Rio Tinto as to the Fairness of the Arrangement

The information under this heading has been provided by Rio Tinto and RTIHL for inclusion in this Circular in order to satisfy the requirements of Rule 13E-3 under the U.S. Exchange Act.

Under the rules of the SEC governing “going private” transactions, Rio Tinto is required to express its belief as to the fairness of the Arrangement to the Corporation’s “unaffiliated security holders” as defined in Rule 13E-3 under the U.S. Exchange Act. Rio Tinto is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. These statements are not, and should not be construed as, a recommendation to any Shareholder of the Corporation as to how that Shareholder should vote on the Arrangement Resolution.

Neither Rio Tinto nor the Conflicted Directors nominated by Rio Tinto on the Board of Directors participated in the Special Committee’s deliberations regarding the fairness of the Arrangement nor did Rio Tinto have access either to the Special Committee’s financial advisor or the work of TD Securities, the independent valuator retained by the Special Committee. The two Conflicted Directors on the Board, who are Rio Tinto nominees, recused themselves from all deliberations of the Board relating to the Arrangement. Furthermore, Rio Tinto did not engage a financial advisor for the purpose of assessing the fairness of the Arrangement, including in particular the fairness of the Arrangement to the Corporation’s unaffiliated security holders. Rio Tinto believes, however, that the Arrangement is fair to the Corporation’s unaffiliated security holders based on the following factors, among others:

•

the consideration payable to the Minority Shareholders under the Arrangement of C$43.00 in cash per Share represents a significant premium to the trading price of the Shares; it is a premium of 67% to the closing price of the Shares on the TSX on March 11, 2022 of C$25.68 per Share, the last trading day prior to Rio Tinto’s public Initial Proposal to acquire the Minority Shares; a premium of 125% to the closing price on January 24, 2022 of C$19.12 per Share, the last trading day prior to the announcement that the Corporation, Rio Tinto and the Government of Mongolia had reached agreements on, among other things, the funding of Oyu Tolgoi that enabled commencement of production of the underground mine at Oyu Tolgoi; a premium of 42% to the closing price of the Shares on the TSX on August 23, 2022, the last trading day prior to Rio Tinto’s announcement of the Revised Proposal to acquire the Minority Shares; and a four-year high compared to the historical trading price of the Shares, all while considering that the average share prices of Turquoise Hill’s peers declined by more than 30% over this period;

•

the Arrangement will provide immediate cash consideration to the Corporation’s unaffiliated security holders, allowing those Shareholders to realize a compelling, definite value for their Shares and to avoid the continued exposure to commodity prices, particularly copper prices, which have declined from near record values at the time Rio Tinto’s Initial Proposal was made public, as well as the risk of delays and cost increases inherent in developing a significant block caving operation such as Oyu Tolgoi;

•

the Corporation’s latest estimate of the incremental funding requirement for the development of Oyu Tolgoi and to meet the debt repayment and servicing commitments under the Oyu Tolgoi project financing is US$3,600,000,000, of which a significant portion would likely need to be satisfied through the issuance of new equity. The Arrangement removes the burden faced by unaffiliated equity holders of either funding this new equity (if given the opportunity to do so in any equity placement) or being significantly diluted in their ownership interest if they do not participate;

•

the rigorous and lengthy review and analysis of the Special Committee of independent directors consisting solely of directors who have no current or former relationship with Rio Tinto, to evaluate Rio Tinto’s privatization proposal and negotiate improved terms;

•

the Special Committee process, which appeared thorough and deliberative and extended over five months, to determine whether the Arrangement was in the best interests of the Corporation’s unaffiliated security holders and to evaluate and negotiate the Arrangement terms;

•

the very limited conditions to completion of the transactions contemplated by the Arrangement Agreement, which provide certainty and prompt execution and completion of the Arrangement, enabling the Corporation’s unaffiliated security holders to receive the proceeds for their Shares promptly;

•

neither Rio Tinto nor any of its affiliates participated in or had any influence on the deliberative process of, the negotiating positions of, or the conclusions reached by, the Special Committee. The two Conflicted Directors on the Board, who are Rio Tinto nominees, also did not participate in the Special Committee’s process;

•

the Special Committee evaluated the Arrangement in consultation with Management and its own legal and financial advisors and, after considering various factors, the Special Committee: (i) unanimously determined that the Arrangement is fair to the Minority Shareholders, (ii) unanimously determined that the Arrangement is in the best interests of the Corporation and (iii) unanimously recommended that the Board approve the Arrangement Agreement and recommend that the Minority Shareholders vote in favour of the Arrangement Resolution;

•

after receiving the Special Committee’s unanimous recommendation, the Unconflicted Board of Directors evaluated the Arrangement in consultation with Management and legal and financial advisors, and, after considering various factors, (i) unanimously determined that the Arrangement is fair to the Minority Shareholders, (ii) unanimously determined that the Arrangement is in the best interests of the Corporation and (iii) unanimously recommended that the Minority Shareholders vote in favour of the Arrangement Resolution;

•

the Special Committee received the Formal Valuation and the TD Fairness Opinion dated August 31, 2022 from TD Securities, and the BMO Fairness Opinions, dated August 31, 2022 and September 5, 2022, from BMO Capital Markets, as to the fairness, from a financial point of view of the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement, as of such dates, which valuation and opinions were based upon and subject to various assumptions and qualifications made, procedures followed, matters considered and limitations on the review undertaken respectively described in such valuation and opinions;

•

the Arrangement is conditioned upon the approval of (i) at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; and

•

registered Shareholders who do not vote in favour of the Arrangement Resolution and who comply with certain procedural requirements will be entitled to exercise Dissent Rights under the Interim Order and the Business Corporations Act (Yukon).

In the course of reaching its determination as to the fairness of the Arrangement to the Corporation’s unaffiliated security holders, Rio Tinto also considered a variety of risks and other countervailing factors related to the Arrangement Agreement and the Arrangement, including the following:

•

the Corporation’s unaffiliated security holders will have no ongoing equity participation in the Corporation following the Arrangement and thus will cease to participate in the Corporation’s growth, if any, particularly if the development of Oyu Tolgoi is successful, and those unaffiliated security holders will not benefit from any potential future increases in the value of the Shares;

•	the risk that the Arrangement might not be completed in a timely manner or at all;

•

the risk, if the Arrangement is not consummated, that pursuing the Arrangement could affect adversely the Corporation’s or Rio Tinto’s relationship with the Government of Mongolia and the Corporation’s other important relationships including those with its customers, employers, suppliers, agents and others with which it has business dealings;

•

under the Arrangement Agreement, the Corporation and its Subsidiaries have agreed not to solicit, assist, initiate, encourage or otherwise knowingly facilitate any inquiry, proposal or offer that could reasonably be expected to constitute or lead to an alternative Acquisition Proposal for the Corporation, among other things;

•

the Corporation has incurred and will continue to incur significant transaction costs and expenses in connection with the Arrangement Agreement, regardless of whether the Arrangement is consummated; provided that if the Shareholder Approvals for the Arrangement are not obtained and certain other conditions are satisfied, the Purchaser has agreed in the Arrangement Agreement to pay the Expense Reimbursement Amount of US$15,000,000 to the Corporation which would reduce the Corporation’s out-of-pocket fees, costs and expenses incurred in connection with the Arrangement; and

•	the Arrangement will result in a taxable transaction for Shareholders.

In evaluating the substantive fairness of the Arrangement to the Corporation’s unaffiliated security holders, Rio Tinto did not consider the prices paid in any past transactions in which any Shares were purchased, since any such purchases were made at then-current market or trading prices of such Shares and do not necessarily reflect the present market value of the Shares.

The foregoing discussion of the information and factors considered and given weight by Rio Tinto in connection with the fairness of the Arrangement is not intended to be exhaustive but includes the factors considered by Rio Tinto. Rio Tinto did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Arrangement. Rather, the determination was made after consideration of all of the foregoing factors, among others, taken together as a whole.

Certain Effects of the Arrangement

Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. Due to this termination, the Corporation will no longer be required to file annual, quarterly and current reports with the SEC. Similarly, the Corporation will apply to terminate its status as a reporting issuer under Canadian Securities Laws, and will cease to file reports with Canadian securities regulatory authorities.

The Shares are currently registered under the U.S. Exchange Act and traded on the TSX and the NYSE under the trading symbol “TRQ”. If the Arrangement is successful, the Corporation will become a privately held corporation and an indirect wholly owned Subsidiary of Rio Tinto and there will be no public market for its Shares. Following the consummation of the Arrangement, the Corporation intends to have its Shares delisted from any stock exchange or quotation system, including the TSX and NYSE. In addition, registration of the Shares under the U.S. Exchange Act and the Corporation’s status as a reporting issuer is expected to be terminated following the consummation of the Arrangement.

Benefits of the Arrangement for the Corporation’s Unaffiliated Security Holders

A primary benefit of the Arrangement to the Corporation’s unaffiliated security holders will be the right of such Shareholders to receive the consideration of C$43.00 in cash per Share, as described above, representing a premium of 67% to the closing price of the Shares on the TSX on March 11, 2022, the last trading day prior to Rio Tinto’s public Initial Proposal to acquire the Minority Shares. Additionally, such Shareholders will avoid the risk of any possible decrease in the future growth or value of the Corporation, the risks related to the Corporation’s business including the risks associated with the development and funding of Oyu Tolgoi, and the need to provide significant additional equity funding or suffer being diluted.

Detriments of the Arrangement for the Corporation’s Unaffiliated Security Holders

The primary detriments of the Arrangement to the unaffiliated security holders of the Corporation include that such Shareholders will no longer participate in the Corporation’s potential growth or value if any. Additionally, the receipt of cash in exchange for the Shares pursuant to the Arrangement will generally be a taxable sale transaction for Shareholders, as described in more detail under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

Benefits of the Arrangement for Directors and Executive Officers of the Corporation

In connection with the Arrangement, the Corporation’s directors and executive officers will receive benefits and be subject to obligations that may be different from, or in addition to, the benefits and obligations of the Shareholders generally, as described in more detail under “The Arrangement – Interest of Certain Persons in the Arrangement; Benefits from the Arrangement” beginning on page 80 of this Circular. Those incremental benefits are expected to include, among others, certain executive officers becoming entitled to severance payments in certain circumstances following the change of control resulting from the Arrangement.

Benefits of the Arrangement for Rio Tinto

In connection with the Arrangement, Rio Tinto will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Shareholders generally. The primary benefits of the Arrangement to Rio Tinto include Rio Tinto’s expanded attributable share of copper production and increased share of the potential future earnings and growth of the Corporation’s business.

Additionally, following the Arrangement, the Corporation is expected to be a private company with a simplified ownership structure, and as such will be relieved of the burdens imposed on companies with publicly traded equity.

Detriments of the Arrangement for Rio Tinto

The primary detriments of the Arrangement to Rio Tinto include the fact that all of the risk of any possible shortfall in the growth or value of the Corporation, including any potential delays or cost increases in the development of Oyu Tolgoi following completion of the Arrangement, will be borne solely by Rio Tinto. Rio Tinto will assume all development risk and be required to fund substantially the entire development of Oyu Tolgoi. Rio Tinto will be substantially liable for all of the operating costs of the Corporation until such time, if any, as the Corporation generates revenue and becomes profitable, which is itself subject to the material risks inherent in mining activities, particularly those undertaken in remote jurisdictions, including development and production delays and failures as well as the volatility of commodity prices. Additionally, Rio Tinto’s investment in the Corporation will not be liquid, with no public trading market for such securities.

INFORMATION CONCERNING THE MEETING AND VOTING

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution.

Date, Time and Place of Meeting

The Meeting will be held in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1 and in virtual format via live audio webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/449028588.

In the event necessary to address material comments from any securities regulatory authority, including from the SEC, on this Circular or the Schedule 13E-3, the Parties have agreed pursuant to the Arrangement Agreement that the Corporation may adjourn the Meeting.

As the vast majority of Shareholders typically vote by proxy in advance of Turquoise Hill’s Shareholders’ meetings, you are encouraged to vote by proxy ahead of the Meeting. Participating at the Meeting in person or online allows registered Shareholders as well as duly appointed proxyholders, including non-registered Shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate time during the Meeting.

To access the Meeting, follow the instructions below:

If you are a registered Shareholder:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: TRQ2022 (case sensitive).

Please note that if you use your control number to log in to the Meeting, any vote you cast will thereby revoke any proxy you previously submitted. If you do not wish to revoke a proxy that you previously submitted, you should refrain from voting during the Meeting.

If you are a duly appointed proxyholder:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number you will have received by email from TSX Trust, followed by the following password: TRQ2022 (case sensitive).

Please note that proxyholders who have been duly appointed and registered with TSX Trust in accordance with the instructions provided herein below will receive their own 13-digit control number via email from TSX Trust after the proxy voting deadline has passed.

If you are a guest:

Step 1:

Log in online at: https://web.lumiagm.com/449028588

Step 2:

Select the “Guest / Invité” icon and complete the online form.

Shareholders who are participating in the Meeting must be connected to the internet throughout the entire Meeting in order to be able to vote. Participants must ensure that they have a good connection throughout the Meeting and set aside enough time to connect to the Meeting and follow the procedure described in this section.

You will require the most recent version of the browsers Chrome, Safari, Edge or Firefox. Make sure your browser is compatible by connecting in advance. PLEASE DO NOT USE INTERNET EXPLORER. Internal networks, firewalls, as well as VPNs (virtual private networks) may block the webcast or access to the virtual platform for the Meeting. If you experience issues, make sure your VPN is deactivated or that you are not using a computer connected to an enterprise network.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the Management nominees identified in the form of proxy or voting instruction form (“VIF”), including non-registered (beneficial) Shareholders who wish to appoint themselves as proxyholder, must carefully follow the instructions in the management proxy circular and on their form of proxy or VIF.

Additionally, the Shareholder or its duly appointed proxyholder MUST complete the online form at the address https://www.tsxtrust.com/control-number-request or contact TSX Trust at 1-866-751-6315 (toll-free in Canada and the United States) or 212-235-5754 (other countries) by 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting) and provide the TSX Trust representative with the required information so that TSX Trust may provide the proxyholder with his, her or its own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the Meeting but will be able to attend as guests.

We recommend that you log in by 10:00 a.m. (Montréal time) on November 1, 2022. It is important to ensure you are connected to the internet at all times in order to vote when balloting commences. You are responsible for ensuring internet connectivity for the duration of the Meeting.

Similar to registered Shareholders and duly appointed proxyholders attending the Meeting in person, registered Shareholders and duly appointed proxyholders will be able to attend the Meeting virtually, participate, submit questions online and vote virtually, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the accompanying Circular. Registered Shareholders who are unable to attend the Meeting in-person or virtually are requested to complete, sign and date the accompanying proxy form in accordance with the instructions provided therein and in this Circular and return it in accordance with the instructions and timelines set out in this Circular. In order for non-registered (or beneficial) Shareholders to attend the virtual Meeting, participate, submit questions in person or online and vote in person or virtually, they must duly appoint themselves as proxyholders.

Solicitation of Proxies

This Circular is delivered in connection with the solicitation of proxies by Management for use at the Meeting or any adjournment(s) or postponement(s) thereof, at the place and for the purposes set out in the accompanying Notice of Meeting.

Management is soliciting your proxy. The Corporation has retained Kingsdale as its proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting, and will pay Kingsdale fees of approximately C$85,000 for such services in addition to certain out-of-pocket expenses. Management requests that you sign and return the proxy form or VIF so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of Turquoise Hill. The Corporation will bear the cost of such solicitation and will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders. The Purchaser and Rio Tinto may also participate in the solicitation of proxies.

Voting Virtually

Registered Shareholders who cannot attend the Meeting in person may vote virtually. To ensure your vote is counted, you should complete and return the enclosed form of proxy as soon as possible, even if you plan to attend the Meeting virtually. Even if you return a proxy, you can still virtually participate in the Meeting and virtually vote.

Voting by Proxy

If you are a registered Shareholder but do not plan to attend the Meeting, you may vote by using a proxy to appoint someone to attend the Meeting as your proxyholder.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes at the Meeting on behalf of a registered Shareholder. Each registered Shareholder has the right to appoint as proxyholder a person or company other than the persons designated by Management in the enclosed form of proxy to attend and act on the registered Shareholder’s behalf at the Meeting or any adjournment or postponement thereof. If you are a registered Shareholder, you should use the form of proxy accompanying this Circular.

Appointment and Revocation of Proxyholders

The persons appointed to act under the proxy form solicited by Management are independent directors of the Corporation. Every Shareholder has the right to appoint another person or company of their choice (who need not be a Shareholder) to attend and act on their behalf at the Meeting, or any adjournment or postponement thereof, and may do so by inserting such other proxyholder’s name in the blank space provided for that purpose in the proxy form. Such Shareholder should notify such nominee of the appointment, obtain such nominee’s consent to act as proxy and instruct such nominee on how the Shares held by such Shareholder are to be voted at the Meeting.

A proxy may be revoked by the person giving it to the extent that it has not yet been exercised. If you want to revoke your proxy after you have delivered it, you can do so by (i) delivering a written notice of revocation that is received by TSX Trust Company, at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, no later than 5:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), or delivered to the person presiding at the Meeting before it commences; (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above; (iii) attending the Meeting and voting virtually if you were a registered Shareholder at the Record Date; or (iv) in any other manner permitted by Law.

The persons whose names are printed on the proxy form will vote all the Shares in respect of which they are appointed to act in accordance with the instructions given on the proxy form. In the absence of a specified choice in relation to the Arrangement Resolution, or if more than one choice is indicated, the Shares represented by the proxy form will be voted IN FAVOUR of the Arrangement Resolution.

Every proxy given to any person in the proxy form that accompanies the Notice of Meeting will confer discretionary authority with respect to amendments or variations to the items of business identified in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

To be valid, proxies must be received by TSX Trust Company, at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, by no later than 10:30 a.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

Notice-and-Access

The Corporation has elected not to use the notice-and-access procedures under applicable Securities Laws to send the proxy-related materials to registered Shareholders.

Registered Shareholders

You are a “registered Shareholder” if you have a Share certificate or DRS Advice issued in your name and as a result, have your name shown on Turquoise Hill’s register of Shareholders kept by our transfer agent, TSX Trust Company.

Voting Options

By internet by logging on to the live webcast of the Meeting

By proxy

In person

Voting for Registered Shareholders

As a registered Shareholder, you can vote your Shares in the following ways:

Internet	Go to www.tsxtrust.com/vote-proxy. Enter the 13-digit control number printed on the form and follow the instructions on the screen.

Mail

Enter voting instructions, sign the proxy form and send your completed proxy form to:

TSX Trust Company

1200-1 Toronto Street

Toronto, Ontario M5C 2V6

Canada

or

TSX Trust Company

1600-2001 Robert-Bourassa Blvd.

Montréal, Québec H3A 2A6

Canada

In person	By attending the Meeting to be held in person at Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Chapleau Room, Montréal, Québec, Canada, H3B 1R1. You do not need to complete or return a form of proxy if you intend to vote in person at the Meeting. You will be required to register your attendance for the Meeting with the scrutineer at the registration desk.

Virtually	By logging on to the live webcast of the Meeting and voting on a voting platform specifically designed for this matter at https://web.lumiagm.com/449028588.

Questions	Please call Turquoise Hill’s proxy solicitation agent, Kingsdale, at 1-888-370-3955 (toll-free in North America), or by calling collect at 416-867-2272 (outside of North America) or by email at contactus@kingsdaleadvisors.com.

Changing Your Mind (Revoking Your Proxy)

If you want to revoke your proxy after you have delivered it, you can do so by (i) delivering a written notice of revocation that is received by TSX Trust Company, at 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, no later than 5:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), or delivered to the person presiding at the Meeting before it commences; (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above; (iii) attending the Meeting and voting virtually if you were a registered Shareholder at the Record Date; or (iv) in any other manner permitted by Law. If you revoke your proxy and do not replace it with another proxy that is deposited with us before the deadline, you can still vote your

Shares if you are a registered Shareholder, but to do so, you must attend the Meeting. Only registered Shareholders have the right to revoke a proxy. Non-registered Shareholders who wish to change their vote must in sufficient time in advance of the Meeting, arrange for their respective Intermediaries to change their vote and, if necessary, revoke their proxy in accordance with the revocation procedures.

Non-Registered Shareholders

Only Shareholders who are “registered Shareholders” or duly appointed individuals named in the form of proxy are permitted to vote at the Meeting. You are a “non-registered Shareholder” or “beneficial owner” if your Shares are held on your behalf through an Intermediary or nominee (for example, a bank, trust company, securities broker, clearing agency or other institution). If you are not sure whether you are a registered Shareholder or a non-registered Shareholder, please contact the Corporation’s transfer agent, TSX Trust, at 1-800-387-0825.

Under applicable Securities Laws, a beneficial owner of securities is a “non-objecting beneficial owner” (or “NOBO”) if such beneficial owner has or is deemed to have provided instructions to the Intermediary holding the securities on such beneficial owner’s behalf not objecting to the Intermediary disclosing ownership information about the beneficial owner in accordance with said legislation, and a beneficial owner is an “objecting beneficial owner” (or “OBO”) if such beneficial owner has or is deemed to have provided instructions objecting to same.

These materials are being sent to both registered and non-registered Shareholders. If you are a non-registered Shareholder, you received these materials from your Intermediary or its agent, the whole in accordance with NI 54-101. Your Intermediary is required to seek your instructions as to how to exercise the voting rights attached to your Shares. The Corporation has agreed to pay for Intermediaries to deliver to non-registered Shareholders the proxy-related materials and the relevant VIF. The VIF that is sent to a non-registered Shareholder by the Intermediary or its agent should contain an explanation as to how you can exercise the voting rights attached to your Shares, including how to attend and vote directly at the Meeting.

Non-registered Shareholders should follow the procedures set out below, depending on which type of form they receive:

(a)

Voting Instruction Form – In most cases, a non-registered Shareholder will receive, as part of the materials related to the Meeting, a VIF. If a non-registered Shareholder does not wish to attend and vote at the Meeting virtually (or have another person attend and vote virtually on the holder’s behalf), the VIF must be completed, signed and returned in accordance with the directions on the form. Depending on the form, VIFs may be able to be submitted by telephone or electronically through the internet in accordance with the directions provided. If a non-registered Shareholder wishes to attend and vote at the Meeting virtually (or have another person attend and vote on the holder’s behalf), the non-registered Shareholder must complete the VIF (including by inserting the non-registered Shareholder’s (or such other person’s) name in the blank space provided), sign and return the VIF in accordance with the directions provided; or

(b)

Proxy Form – Less frequently, a non-registered Shareholder will receive, as part of the Meeting materials, a proxy form that the Intermediary has already signed, typically by a facsimile, stamped signature, which is restricted as to the number of Shares beneficially owned by the non-registered Shareholder but which is otherwise not completed. If the non-registered Shareholder does not wish to attend and vote at the Meeting virtually, or have another person attend and vote virtually on the Shareholder’s behalf, the non-registered Shareholder must complete the proxy form and deposit it with TSX Trust as described above. If a non-registered Shareholder wishes to attend and vote at the Meeting virtually or have another person attend and vote virtually on the holder’s behalf, the non-registered Shareholder must insert the non-registered Shareholder’s or such other person’s name in the blank space provided.

In either case, non-registered Shareholders should carefully follow the instructions of their Intermediaries, including those regarding when and where the VIF or proxy form is to be submitted.

Additionally, the Corporation may utilize the Broadridge QuickVoteTM system, which involves NOBOs being contacted by Kingsdale, which is soliciting proxies on behalf of Management, to obtain voting instructions over the telephone and relaying them to Broadridge (on behalf of the NOBO’s Intermediary). While representatives of Kingsdale are soliciting proxies on behalf of Management, Shareholders are not required to vote in the manner recommended by the Board of Directors. The QuickVoteTM system is intended to assist Shareholders in placing their votes, however, there is no obligation for any Shareholders to vote using the QuickVoteTM system, and Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Circular. Any voting instructions provided by a Shareholder will be recorded and such Shareholder will receive a letter from Broadridge (on behalf of the Shareholder’s Intermediary) as confirmation that their voting instructions have been accepted.

Voting Shares

Each holder of Shares is entitled to one (1) vote per Share. As of the Record Date of September 19, 2022, 201,231,446 Shares were issued and outstanding. Only persons shown on the register of Shares at the close of business on the Record Date, or their proxyholders, will be entitled to attend the Meeting and vote.

Principal Shareholders

The following table shows the names of the persons who, as of September 19, 2022, to the knowledge of the Corporation’s directors and executive officers, beneficially owned, or exercised control or direction over, directly or indirectly, 10% or more of the issued and outstanding Shares:

Name of Shareholder	Number of Shares	% of issued and outstanding Shares	% of Total Voting Rights
Rio Tinto(1)	102,196,643	50.8%	50.8%
Pentwater Funds(2)	27,708,256	13.8%	13.8%

Notes:

(1)

Based on information provided by Rio Tinto, Rio Tinto currently beneficially owns 102,196,643 Shares, representing approximately 50.8% of the issued and outstanding Shares; the Shares are held by Rio Tinto indirectly through the Purchaser (as to 43,947,833 Shares, representing approximately 21.8% of the issued and outstanding Shares), 535630 Yukon Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), 46117 Yukon Inc. (as to 15,228,810 Shares, representing approximately 7.6% of the issued and outstanding Shares) and 7999674 Canada Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), each company a wholly owned Subsidiary of Rio Tinto plc. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

(2)

Based on its public filings, as of September 19, 2022, Pentwater Capital Management LP, its affiliates and the funds and accounts over which they exercise control and direction (collectively, the “Pentwater Funds”) beneficially owned 27,708,256 Shares. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

Other Business

Management does not intend to present and does not have any reason to believe that others will present any item of business other than those set out in this Circular at the Meeting. However, if any other business is properly presented at the Meeting or any adjournment(s) or postponement(s) thereof, and may be properly considered and acted upon, proxies will be voted by those named in the applicable proxy form in their sole discretion, including with respect to any amendments or variations to the matters identified in this Circular, to the extent permitted by Law.

THE ARRANGEMENT

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass the Arrangement Resolution to approve the Arrangement. The Arrangement, the Plan of Arrangement and the terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

In order to become effective, the Arrangement must be approved:

(a)	by at least two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and

(b)

as the Arrangement will constitute a “business combination” for the purposes of MI 61-101, by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purpose of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

A copy of the Arrangement Resolution is set out in Appendix A of this Circular. To the knowledge of the Corporation, after reasonable inquiry, of the 201,231,446 Shares issued and outstanding as of the Record Date, 99,034,803 Shares, representing approximately 49.2% of the Shares, can be voted in respect of the Minority Approval under MI 61-101.

Overview

The Arrangement will be effected pursuant to the terms of the Arrangement Agreement, which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding Minority Shares by way of a court-

approved statutory plan of arrangement under Section 195 of the YBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each Minority Shareholder (except for any Dissenting Shareholders) will be entitled to receive C$43.00 in cash per Share.

Shareholder Approval of the Arrangement

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The approval of the Arrangement Resolution will require the affirmative vote (the “Shareholder Approvals”) of at least: (i) two-thirds (66 2⁄3%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares (being the Shares beneficially owned or controlled, directly or indirectly, by Rio Tinto), which will be excluded from the calculation of the Minority Approval required under MI 61-101 represent, to the knowledge of the Corporation, an aggregate of 102,196,643 Shares, representing approximately 50.8% of the issued and outstanding Shares, as set out in the table below:

Name	Number of Shares Beneficially Owned or Controlled	Total Number of Shares Issued and Outstanding	Percentage of Shares Beneficially Owned or Controlled
Rio Tinto plc(1)	102,196,643	201,231,446	50.8%

Note:

(1)

Based on information provided by Rio Tinto, Rio Tinto currently beneficially owns 102,196,643 Shares, representing approximately 50.8% of the issued and outstanding Shares; the Shares are held by Rio Tinto indirectly through the Purchaser (as to 43,947,833 Shares, representing approximately 21.8% of the issued and outstanding Shares), 535630 Yukon Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), 46117 Yukon Inc. (as to 15,228,810 Shares, representing approximately 7.6% of the issued and outstanding Shares) and 7999674 Canada Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), each company a wholly owned Subsidiary of Rio Tinto plc. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

See “Certain Legal Matters – Securities Law Matters – Minority Approval”.

Notwithstanding the approval by the Shareholders of the Arrangement Resolution in accordance with the foregoing, the Arrangement Resolution authorizes the Board, without notice to or approval of the Shareholders, (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

Voting Agreements

All independent directors and executive officers of the Corporation have entered into Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOUR of the Arrangement Resolution.

The covenants of such directors and executive officers of the Corporation pursuant to the Voting Agreements include:

(a)

at any meeting of Shareholders of the Corporation (including in connection with any separate vote of any sub-group of Shareholders of the Corporation that may be required to be held and of which sub-group such director or executive officer forms part) called to vote upon the Arrangement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Arrangement is sought, such director or executive officer shall cause all of his or her Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all of his or her Subject Shares in favour of the approval of the Arrangement Resolution, the transactions contemplated by the Arrangement Agreement and any other matter necessary for the consummation of the Arrangement;

(b)

at any meeting of Shareholders of the Corporation (including in connection with any separate vote of any sub-group of Shareholders of the Corporation that may be required to be held and of which sub-group such director or executive officer forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the Shareholders or other security holders of the Corporation is sought (including by written consent in lieu of a meeting), such director or executive officer shall cause all of its Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all of his or her Subject Shares against any Acquisition Proposal and/or any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Arrangement or any of the transactions contemplated by the Arrangement Agreement or such director or executive officer’s Voting Agreement;

(c)

such director or executive officer revokes any and all authorities pursuant to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling, voting instruction form, other voting document or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approvals of any kind, in any case, that may conflict or be inconsistent with the matters set forth in such director or executive officer’s Voting Agreement;

(d)

such director or executive officer agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Shares to any person, other than pursuant to the Arrangement Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than (A) pursuant to the Voting Agreement; (B) upon the death of such director or executive officer or (C) to a person controlled by such director or executive officer who executes an agreement in favour of the Purchaser in the same form as such director or executive officer’s Voting Agreement;

(e)

such director or executive officer shall not exercise any rights of appraisal or rights of dissent with respect to the Arrangement or the transactions contemplated by the Arrangement Agreement that such director or executive officer may have; and

(f)

without limiting the paragraphs (a) and (b), no later than five (5) Business Days prior to the date of the Meeting: (i) with respect to all Subject Shares that are registered in the name of such director or executive officer, such director or executive officer shall deliver or cause to be delivered, in accordance with the instructions set out in this Circular, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution; and (ii) with respect to all Subject Shares that are beneficially owned by such director or executive officer but not registered in the name of such director or executive officer, such director or executive officer shall deliver a duly executed voting instruction form to the Intermediary through which such director or executive officer holds his or her beneficial interest in such director or executive officer’s Subject Shares instructing that such Subject Shares be voted at the Meeting in favour of the Arrangement Resolution. Such proxy or proxies shall name those individuals as may be designated by the Corporation in this Circular and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Purchaser.

A Voting Agreement terminates automatically upon the earliest of (i) the Effective Time, (ii) the termination of the Arrangement Agreement in accordance with its terms or (iii) upon written notice from the director or executive officer that is a party to such Voting Agreement to the Purchaser following a Change in Recommendation permitted by the terms of the Arrangement Agreement. A Voting Agreement may also be terminated (i) upon mutual written agreement of the Purchaser and the director or executive officer that is a party to such Voting Agreement; (ii) by the Purchaser if: (x) any of the representations and warranties of such director or executive officer in such Voting Agreement shall not be true and correct in all material respects or (y) such director or executive officer shall not have complied with its covenants to the Purchaser contained in such Voting Agreement in all material respects; or (iii) by such director or executive officer if: (x) any of the representations and warranties of the Purchaser in such Voting Agreement shall not be true and correct in all material respects, (y) the Purchaser shall not have complied with its covenants to such director or executive officer contained in such Voting Agreement in all material respects or (z) if, without the prior written consent of such director or executive officer, the Arrangement Agreement or Plan of Arrangement is amended in any manner that would result in a decrease in the amount, or change in the form, of Consideration payable pursuant to the Arrangement.

Nothing in the Voting Agreements shall limit or restrict a director or executive officer who is party thereto from properly fulfilling his or her fiduciary duties as a director or officer of the Corporation or any of its Subsidiaries (including, without limitation, taking any action permitted by the Arrangement Agreement).

The form of Voting Agreement for independent directors and executive officers of the Corporation is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov. The preceding is only a summary of the Voting Agreements and is qualified in its entirety by reference to the full text of the form of Voting Agreement.

Implementation of the Arrangement

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the YBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)	the Shareholder Approvals must be obtained;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement, as set out in the Arrangement Agreement, must be satisfied, or waived (if permitted) by the appropriate Party; and

(d)

the Articles of Arrangement, prepared in the form prescribed by the YBCA and signed by an authorized director or officer of the Corporation, must be filed with the Director and a Certificate of Arrangement issued related thereto.

Pursuant to the Plan of Arrangement, commencing at the Effective Time each of the following events shall occur and shall be deemed to occur consecutively in the following order, five minutes apart, except where noted, without any further authorization, act or formality:

(a)

each DSU, PSU, and RSU outstanding immediately prior to the Effective Time (whether vested or unvested), to the extent applicable, respectively, shall be deemed to be unconditionally vested and such DSU, PSU, or RSU, as the case may be, shall, without any further action by or on behalf of a holder of such DSU, PSU, or RSU, be deemed to be assigned and transferred by such holder to the Corporation (free and clear of all Liens) in exchange for a cash payment equal to the Consideration for each DSU, PSU (taking into account the applicable performance multiplier for each PSU), or RSU, respectively, and such DSU, PSU, or RSU shall immediately be cancelled;

(b)

concurrently with the step described in paragraph (a), (i) each holder of DSUs, PSUs, and RSUs, respectively, shall cease to be a holder of such DSUs, PSUs, or RSUs, (ii) each such holder’s name shall be removed from each applicable register maintained by the Corporation, (iii) the DSU Plan and RSU Plan and all agreements relating to the DSUs, PSUs, and RSUs shall be terminated and shall be of no further force and effect, and (iv) each such holder shall thereafter have only the right to receive, from the Corporation, the consideration that they are entitled to receive pursuant to paragraph (a), at the time and in the manner specified therein;

(c)

each of the Dissent Shares shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a claim against the Purchaser under the YBCA, as modified by the Interim Order, for the amount determined under Section 4.1 of the Plan of Arrangement, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid fair value for such Shares as set out in Section 4.1 of the Plan of Arrangement;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Corporation; and

(iii)

the Purchaser shall be deemed to be the transferee of such Shares free and clear of all Liens, and the Purchaser shall be entered in the registers of Shares maintained by or on behalf of the Corporation, as the holder of such Shares; and

(d)

each Share outstanding immediately prior to the Effective Time (other than (A) Shares held by a Dissenting Shareholder who has validly exercised its Dissent Right, or (B) the Excluded Shares) shall, without any further action by or on behalf of a holder of such Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Share held, and:

(i)

the holders of such Shares shall cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Consideration by the Depositary in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Corporation; and

(iii)

the Purchaser shall be deemed to be the transferee of such Shares (free and clear of all Liens) and the Purchaser shall be entered in the register of the Shares maintained by or on behalf of the Corporation;

it being expressly provided that the events provided for above will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

This description of the steps is qualified in its entirety by the full text of the Plan of Arrangement annexed as Appendix B to this Circular.

Effective Date

The Arrangement will become effective on the date shown on the Certificate of Arrangement to be endorsed by the Director on the Articles of Arrangement giving effect to the Arrangement in accordance with the YBCA.

Procedure for Exchange of Share Certificates by Shareholders

Enclosed with this Circular is the form of Letter of Transmittal which, when properly completed and duly executed and returned together with the certificate(s) or DRS Advice(s) representing Shares and all other required documents, will enable each Minority Shareholder (other than any Dissenting Shareholders) to obtain the Consideration that such holder of Shares is entitled to receive under the Arrangement.

The form of Letter of Transmittal contains complete instructions on how to exchange the certificate(s) or DRS Advice(s) representing your Shares for the Consideration under the Arrangement. You will not receive your Consideration under the Arrangement until after the Arrangement is completed and you have returned your properly completed documents, including the Letter of Transmittal, and the certificate(s) or copy of the DRS Advice(s) representing your Shares to the Depositary.

Only registered Shareholders are required to and may submit a Letter of Transmittal. If you are a beneficial or non-registered owner holding your Shares through an Intermediary, you should contact that Intermediary for instructions and assistance and carefully follow any instructions provided to you by such Intermediary.

From and after the Effective Time, all certificates or DRS Advice(s) that represented the Shares immediately prior to the Effective Time will cease to represent any rights with respect to the Shares and will only represent the right to receive the Consideration or, in the case of any Dissenting Shareholders, the right to receive fair value for their Shares.

Any use of mail to transmit certificate(s) or DRS Advice(s) representing Shares and the Letter of Transmittal is at each holder’s risk. Turquoise Hill recommends that such certificate(s) or DRS Advice(s), and other documents be delivered by hand to the Depositary and a receipt therefor be obtained or that registered mail be used (with proper acknowledgement) and appropriate insurance be obtained.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares has been lost, stolen or destroyed, the Shareholder should contact the Depositary and upon the making of an affidavit describing the loss by the Shareholder claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the share register maintained by or on behalf of the Corporation, the Depositary will, subject to the satisfaction of the conditions precedent described immediately below, deliver in exchange for such lost, stolen or destroyed certificate, the Consideration to which the holder of Shares is entitled pursuant to the Plan of Arrangement. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Shareholder to whom such Consideration is to be issued and delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Purchaser and the Depositary, each acting reasonably, in such sum as the Purchaser may direct, acting reasonably, or otherwise indemnify Turquoise Hill and the Purchaser in a manner satisfactory to Turquoise Hill and the Purchaser, each acting reasonably, against any claim that may be made against Turquoise Hill or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed before the Shareholder can receive any cash compensation for its Shares. See also the instructions in the Letter of Transmittal.

Payment of Consideration

No later than the Business Day prior to the Effective Date, the Purchaser is required to deposit, or arrange to be deposited, for the benefit of the Minority Shareholders (other than any Dissenting Shareholders), cash with the

Depositary in the aggregate amount equal to the payments required by the Plan of Arrangement, with the amount per Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Share for this purpose, net of applicable withholdings for the benefit of the Shareholders.

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to the Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholders represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Shares, less any amounts deducted and withheld pursuant to the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law, and any certificate so surrendered shall forthwith be cancelled.

On or as soon as practicable after the Effective Date, the Corporation shall pay or cause to be paid the amounts, net of applicable withholdings, to be paid to holders of the DSUs, RSUs and PSUs pursuant to the Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Corporation, or (ii) by cheque or similar means (delivered to such holder of DSUs, RSUs and/or PSUs, as reflected on the register maintained by or on behalf of the Corporation in respect of the DSUs, RSUs and PSUs).

Until surrendered, each certificate that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such certificate formerly representing Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Corporation or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Corporation, as applicable, and shall be paid over by the Depositary to the Purchaser as directed by the Purchaser.

Any payment made by way of cheque by the Depositary (or the Corporation, if applicable) in accordance with the Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Corporation) or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Shares in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.

No holder of Shares, DSUs, RSUs and/or PSUs shall be entitled to receive any consideration with respect to such Shares, DSUs, RSUs and/or PSUs other than any cash payment to which such holder is entitled to receive in accordance with the Plan of Arrangement.

Expenses of the Arrangement

Turquoise Hill estimates that expenses in the aggregate amount of approximately C$32,635,605 will be incurred by it in connection with the Arrangement, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Circular and fees in respect of the Formal Valuation and the Fairness Opinions. The estimated fees, costs and expenses in connection with the Arrangement are set forth in the table below:

Expense	Amount
Legal	C$	8,036,300
Accounting and Financial Advisory	C$	18,944,305
Formal Valuation and Fairness Opinions	C$	4,000,000
SEC Filing Fee	C$	400,000
Proxy Solicitation	C$	85,000
Miscellaneous	C$	1,170,000

Estimate Total:	C$	32,635,605

Except as otherwise expressly provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated thereunder, including all costs, expenses and fees of the Corporation incurred prior to or after the Effective Time in connection with, or incidental to, the Arrangement Agreement and Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

The Arrangement Agreement provides that if the Shareholder Approvals for the Arrangement are not obtained and certain other conditions are satisfied, the Purchaser must pay the Expense Reimbursement Amount of US$15,000,000 to the Corporation, which would defray a portion of the Corporation’s out-of-pocket fees, costs and expenses incurred in connection with the Arrangement. See “Arrangement Agreement – Expense Reimbursement”.

The Arrangement Agreement also provides that the Corporation will be required to pay the Expense Reimbursement Amount of US$15,000,000 to the Purchaser if the Arrangement Agreement is terminated and certain other conditions are satisfied. See “Arrangement Agreement – Expense Reimbursement”.

Sources of Funds for the Arrangement

The Purchaser has represented in the Arrangement Agreement that it has, and will have at the Effective Time, sufficient funds available to consummate the Arrangement, including the funds required to be paid by the Purchaser pursuant to the Arrangement Agreement and Plan of Arrangement. The Corporation and the Purchaser estimate that the total amount of funds required to complete the Arrangement and related transactions and pay related fees and expenses will be approximately C$4,400,000,000.

Interest of Certain Persons in the Arrangement; Benefits from the Arrangement

In considering the recommendation of the Board with respect to the Arrangement Resolution, Minority Shareholders should be aware that certain of the directors and officers of the Corporation have interests in connection with the Arrangement as described below that may be in addition to, or separate from, those of Minority Shareholders generally in connection with the Arrangement. The Special Committee and the Board are aware of these interests and considered them along with other matters described herein.

All benefits received, or to be received, by directors, officers or employees of the Corporation as a result of the Arrangement are, and will be, solely in connection with their services as directors, officers or employees of the Corporation. No benefit has been, or will be, conferred for the purpose of increasing the value of the Consideration payable to any such person for the Shares held by such person, and no consideration is, or will be, conditional on such person supporting the Arrangement.

Indemnification and Insurance

Prior to the Effective Time, the Purchaser shall provide to the Corporation evidence of a customary “tail” policy of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by the Corporation and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and the Purchaser will, and will cause its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for no less than six (6) years from the Effective Time. From and after the Effective Time, the Purchaser agrees not to take any action to terminate such directors’ and officers’ liability insurance or adversely affect the rights of the Corporation’s present and former directors and officers thereunder.

Holdings in Shares, RSUs, PSUs and DSUs

The Shares, RSUs, PSUs and DSUs held by the directors and executive officers of Turquoise Hill are listed under “Information Concerning Turquoise Hill – Ownership of Securities”. Except for the Excluded Shares, the Shares held by the directors and executive officers of Turquoise Hill will be treated in the same fashion under the Arrangement as Shares held by any other holders. This includes the right to receive a cash payment from the Corporation for each Share, as applicable, equal to the amount of C$43.00. DSUs, PSUs and RSUs will also be treated in accordance with the Plan of Arrangement. See “Information Concerning Turquoise Hill – Ownership of Securities – Situation Following the Completion of the Arrangement”.

The members of the Unconflicted Board of Directors collectively hold 245,605 DSUs (see “Information Concerning Turquoise Hill – Ownership of Securities”) which, in accordance with the terms of the DSU Plan and the Plan of Arrangement, will, upon closing of the Arrangement, be transferred to the Purchaser and cancelled in exchange for an aggregate cash payment of C$10,561,015 to the members of the Unconflicted Board of Directors.

The executive officers of the Corporation collectively hold 48,817 RSUs and 114,395 PSUs (see “Information Concerning Turquoise Hill – Ownership of Securities”) which, in accordance with the terms of the RSU Plan and the PSU Plan, as applicable, and the Plan of Arrangement, will (whether vested or unvested), upon closing of the Arrangement, be deemed to be unconditionally vested, transferred to the Purchaser and cancelled in exchange for an aggregate cash payment of C$14,396,443 to all such executive officers.

Employment Arrangements

Mr. Steve Thibeault, as Interim Chief Executive Officer of the Corporation, is employed by the Corporation on a fixed-term basis and he does not have any termination and/or change of control provisions in his employment agreement, nor does he hold any RSUs, PSUs or DSUs. In the event the Arrangement is completed, Mr. Thibeault would be entitled to receive a transaction completion cash bonus in the amount of C$2,000,000.

In addition, all of the executive officers of the Corporation have entered into employment agreements with the Corporation pursuant to which, among other matters, such persons would be entitled to receive payments in the event their employment with the Corporation is terminated without cause or if such persons resign from their employment for certain specified reasons following completion of the Arrangement. In the event the Arrangement is completed and the aforementioned termination without cause or resignation provisions are triggered under such executive officers’ respective employment agreements, such persons would be entitled to receive, as a group, an aggregate cash payment of C$16,821,671, excluding the cash payout values of the RSUs and PSUs described above.

Intentions of Directors and Executive Officers

All independent directors and executive officers of the Corporation have entered Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOUR of the Arrangement Resolution. See “The Arrangement – Voting Agreements”.

Accounting Treatment of the Arrangement

The Arrangement will be accounted for in accordance with International Financial Reporting Standards (IFRS). The Corporation is of the view that the Arrangement would not constitute a change of control under IFRS.

Arrangements between Turquoise Hill and Security Holders

Except as otherwise described in this Circular, Turquoise Hill has not made or proposed to be made any agreement, commitment or understanding with a security holder of Turquoise Hill relating to the Arrangement.

INFORMATION CONCERNING THE PURCHASER AND RIO TINTO PLC

The Purchaser is a wholly owned Subsidiary of Rio Tinto plc and is incorporated under the laws of the United Kingdom with a registered office located at 6 St. James’s Square, London, SW1Y 4AD, United Kingdom. Rio Tinto plc is a corporation existing under the laws of the United Kingdom with a registered office located at 6 St James’s Square, London SW1Y 4AD, United Kingdom.

Rio Tinto plc is a leading international mining group headquartered in the United Kingdom with listings on the London Stock Exchange and New York Stock Exchange. Rio Tinto plc’s business is finding, mining and processing mineral resources in 35 countries around the world focusing on aluminium, copper, minerals and iron ore.

The Purchaser has on hand the total amount of funds required to complete the Arrangement. See “The Arrangement – Sources of Funds for the Arrangement”.

INFORMATION CONCERNING TURQUOISE HILL

General

Turquoise Hill was incorporated under the Company Act (British Columbia) on January 25, 1994 under the name “463212 B.C. Ltd.” In February 1994, the Corporation changed its name to “Indochina Goldfields Ltd.” In March 1994, the Corporation increased its authorized capital from 10,000 common shares to 100,000,000 common shares and created 100,000,000 preferred shares. In February 1995, the Corporation was continued under the YBCA. In July 1997, the Corporation increased its authorized capital to an unlimited number of common shares and an unlimited number of preferred shares. In June 1999, the Corporation changed its name to “Ivanhoe Mines Ltd.” In August 2012, the Corporation changed its name to “Turquoise Hill Resources Ltd.”.

Turquoise Hill is an international mining company focused on the operation and further development of the Oyu Tolgoi copper-gold mine in southern Mongolia, which is the Corporation’s principal and only material mineral resource property. Oyu Tolgoi is held through a 66% interest in OT LLC; the remaining 34% interest is held by Erdenes, a Mongolian state-owned entity.

Turquoise Hill’s head office is located at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2. The telephone number of Turquoise Hill’s head office is 514-848-1567.

Description of Share Capital

Turquoise Hill’s authorized share capital consists of an unlimited number of Shares without par value and an unlimited number of preferred shares. As at the Record Date of September 19, 2022, there were 201,231,446 issued and outstanding Shares and no issued and outstanding preferred shares.

Dividend Policy

The Corporation has neither declared nor paid any dividends since its incorporation and it does not currently anticipate paying dividends on the Shares for the foreseeable future.

Ownership of Securities

The names of the directors, executive officers and other insiders of the Corporation, the positions held by them with the Corporation and the number and percentage of outstanding Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, by each of them as of September 19, 2022 and, where known after reasonable inquiry, by their respective associates or affiliates, are set out in the following table. The table also sets out the number of RSUs, PSUs and DSUs held by each of them prior to the Arrangement:

Name	Position with Turquoise Hill	Shares	% of Shares	% of voting rights attached to all Shares	RSUs	PSUs	DSUs

Steve Thibeault	Interim Chief Executive Officers	Nil.	Nil.	Nil.	Nil.	Nil.	Nil.

Luke Colton	Chief Financial Officer	4,488	0.00002%	0.00002%	13,030	39,090	Nil.

Jo-Anne Dudley	Chief Operating Officer	1,900	0.000009%	0.000009%	15,771	35,372	Nil.

Dustin Isaacs	Chief Legal Officer and Corporate Secretary	Nil.	Nil.	Nil.	12,023	25,265	Nil.

Roy McDowall	Vice President Investor Relations and Communications	Nil.	Nil.	Nil.	7,993	14,668	Nil.

R. Peter Gillin	Chair of the Board	13,000	0.00006%	0.00006%	Nil.	Nil.	89,142

Russel C. Robertson	Director	Nil.	Nil.	Nil.	Nil.	Nil.	93,298

Maryse Saint-Laurent	Director	3,080	0.000015%	0.000015%	Nil.	Nil.	32,519

Name	Position with Turquoise Hill	Shares	% of Shares	% of voting rights attached to all Shares	RSUs	PSUs	DSUs

Stephen Jones	Director	Nil.	Nil.	Nil.	Nil.	Nil.	Nil.

George R. Burns	Director	Nil.	Nil.	Nil.	Nil.	Nil.	30,196

Alfred P. Grigg	Director	Nil.	Nil.	Nil.	Nil.	Nil.	Nil.

Caroline Donally	Director	Nil.	Nil.	Nil.	Nil.	Nil.	450

All of the directors and executive officers, as a group	—	22,468	0.0001%	0.0001%	48,817	114,395	245,605

Rio Tinto(1)	Insider	102,196,643	50.79%	50.79%	Nil.	Nil.	Nil.

Bold Baatar(2)	Insider	Nil.	Nil.	Nil.	Nil.	Nil.	Nil.

Pentwater Funds(3)	Insider	27,708,256	13.77%	13.77%	Nil.	Nil.	Nil.

Notes:

(1)

Based on information provided by Rio Tinto, Rio Tinto currently beneficially owns 102,196,643 Shares, representing approximately 50.8% of the issued and outstanding Shares; the Shares are held by Rio Tinto indirectly through the Purchaser (as to 43,947,833 Shares, representing approximately 21.8% of the issued and outstanding Shares), 535630 Yukon Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), 46117 Yukon Inc. (as to 15,228,810 Shares, representing approximately 7.6% of the issued and outstanding Shares) and 7999674 Canada Inc. (as to 21,510,000 Shares, representing approximately 10.7% of the issued and outstanding Shares), each company a wholly owned Subsidiary of Rio Tinto plc. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

(2)

Based on information provided by Rio Tinto, Mr. Bold Baatar is Chief Executive, Rio Tinto Copper. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

(3)

Based on its public filings, as of September 19, 2022, the Pentwater Funds beneficially owned 27,708,256 Shares. The Corporation assumes no responsibility for the accuracy or completeness of the foregoing information.

Situation Following the Completion of the Arrangement

To the knowledge of the directors and executive officers of Turquoise Hill, it is expected that, following the completion of the Arrangement and the Consideration to be received in connection with the Arrangement by each of the directors and executive officers of the Corporation, such persons will not hold any Shares, other securities, DSUs, PSUs or RSUs of or issued by the Corporation.

Commitments to Acquire Securities of Turquoise Hill

None of the Corporation and its directors and executive officers or, to the knowledge of the directors and executive officers of the Corporation, any of their respective associates or affiliates, any other insiders of the Corporation, any person acting jointly or in concert with the Corporation, or their respective associates or affiliates, other than Rio Tinto as described below, has made any agreement, commitment or understanding to acquire securities of the Corporation.

Pursuant to the terms and subject to the conditions of the Arrangement Agreement, the Purchaser has committed to acquire all of the Shares from the Minority Shareholders.

Under the Private Placement Agreement, the Purchaser has certain pre-emptive rights entitling it to participate, subject to certain specific exceptions, in future issuances of Shares on a basis sufficient to maintain its percentage shareholding interest in Turquoise Hill on economic terms equivalent to those upon which any such Shares (including securities convertible into or exercisable for Shares) are issued to third parties. Pursuant to the Third A&R HoA, the Purchaser has committed to exercise its pre-emptive rights under the Private Placement Agreement in connection with the Initial Equity Offering. See “Third Amended And Restated Heads Of Agreement”. The Private Placement Agreement and the Third A&R HoA are available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

Previous Purchases and Sales

No Shares or other securities of the Corporation have been purchased or sold by the Corporation during the 24-month period preceding the date of this Circular.

Previous Distributions

No Shares were distributed by the Corporation during the five (5) years preceding the date of this Circular.

Executive Officers and Directors

The following table summarizes the positions held by Turquoise Hill’s executive officers and directors in the past five (5) years.

Name	Address	Company	Position Held	From	To

Steve Thibeault	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Interim Chief Executive Officer	March 2021	Present
	747 Square Victoria St., Montréal, QC, Canada, H2Y 3Y9	Canada Steamship Lines (CSL) Group	Chief Financial Officer	April 2017	April 2020
	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Chief Financial Officer	June 2014	April 2017

Luke Colton	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Chief Financial Officer	October 2017	Present
	The Farm RBM, PO Box 401, Richards Bay 3900, South Africa	Richard Bay Minerals	Chief Financial Officer	May 2013	October 2017

Jo-Anne Dudley	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Chief Operating Officer	June 2019	Present
	155, Charlotte St., Brisbane, QLD, Australia, 4000	Rio Tinto Ltd.	Senior Manager Resources & Strategic Mine Planning	January 2014	May 2019

Name	Address	Company	Position Held	From	To
Dustin Isaacs	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Chief Legal Officer and Corporate Secretary	December 2020	Present
	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Vice President, General Counsel and Corporate Secretary	April 2017	November 2020
	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	General Counsel and Corporate Secretary	January 2013	March 2017
Roy McDowall	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Vice President Investor Relations and Communications	December 2021	Present
	1 Place Ville Marie, Suite 3680, Montréal, QC, Canada, H3B 3P2	Turquoise Hill Resources Ltd.	Head of Investor Relations & Corporate Communications	May 2019	December 2021
	Rue des Jardins, Imm. Zino - Deux-plateaux - Vallon Cocody II, Abidjan, Cote d’Ivoire	Afrique Gold.	Vice President Business Development	May 2018	May 2019
	4310-1250 René-Lévesque Blvd. W., Montréal, QC, H3B 4W8	BioAmber Inc.	Vice President Investor Relation & Business Developments	April 2017	May 2018

Trading in Shares1

The Shares are listed and posted for trading on the TSX and the NYSE under the symbol “TRQ”. The following table summarizes the high and low closing market prices and the trading volumes of the Shares on the TSX and the NYSE for each of the periods indicated:

	TSX(1)			NYSE(2)
Calendar Period	High	Low	Volume	High	Low	Volume
	(C$)			(US$)
2022
March	$38.53	$24.00	10,644,503	$30.67	$18.73	9,710,898
April	$38.91	$34.64	6,438,511	$30.87	$27.03	3,731,333
May	$36.49	$32.84	10,917,628	$28.80	$25.17	9,375,256
June	$38.92	$33.63	9,072,861	$31.00	$25.85	3,665,265
July	$34.86	$30.66	6,542,880	$26.80	$23.54	3,405,369
August	$38.05	$27.86	11,766,932	$29.31	$21.35	6,069,130
September (1 to 27)	$42.00	$39.97	18,599,486	$32.09	$29.47	8,756,691

Notes:

(1)	Based on the data for Bloomberg ticker “TRQ CT Equity”.

[1]	All data in the tables presented in this section are presented on a post-share consolidation basis.

(2)	Based on the data for Bloomberg ticker “TRQ UN Equity”.

The closing price per Share on August 31, 2022, the last trading day on the Exchanges before the public announcement of the Arrangement was C$36.12 per Share on the TSX and US$27.47 on the NYSE.

The following table shows the market prices and volumes of trading of the Shares on the TSX and the NYSE since the third quarter of 2020:

	TSX(1)			NYSE(2)
	High	Low	Volume	High	Low	Volume
	(C$)			(US$)
2020
Q3	$15.60	$10.00	6,019,133	$11.90	$7.39	5,819,365
Q4	$17.44	$9.80	14,340,439	$13.57	$7.49	8,705,072
2021
Q1	$22.58	$12.97	26,458,299	$18.20	$10.14	16,367,695
Q2	$26.45	$19.35	16,257,827	$21.89	$15.66	14,224,813
Q3	$21.67	$16.06	12,127,518	$17.39	$12.57	9,712,567
Q4	$22.00	$12.15	17,084,641	$17.18	$9.76	12,076,356
2022
Q1	$38.53	$18.15	19,025,960	$30.67	$14.32	17,371,153
Q2	$38.92	$32.84	26,429,000	$31.00	$25.17	16,771,854

Notes:

(1)	Based on the data for Bloomberg ticker “TRQ CT Equity”.
(2)	Based on the data for Bloomberg ticker “TRQ UN Equity”.

Interest of Informed Persons in Material Transactions

Except as otherwise described elsewhere in this Circular (including disclosure of the share ownership of Rio Tinto and as discussed in “The Arrangement – Interest of Certain Persons in the Arrangement; Benefits from the Arrangement”), to the knowledge of the directors and executive officers of the Corporation, no director or officer of the Corporation, or person who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Shares, or director or officer of such person, or associate or affiliate of the foregoing has any interest, direct or indirect, in any transaction since January 1, 2021 or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its Subsidiaries.

Material Changes in the Affairs of the Corporation

Except as described in this Circular, the directors and executive officers of the Corporation are not aware of (i) any plans or proposals for material changes in the affairs of the Corporation; (ii) any plans, proposals, or negotiations that would result in changes to Turquoise Hill’s charter, bylaws or other governing instruments; and (iii) any material corporate events during the last two (2) years concerning any mergers, consolidations, acquisition, sale of a material amount of assets of the Corporation.

Selected Historical Financial Information

Set forth below is certain selected historical financial data relating to the Corporation, which has been derived from the Corporation’s audited consolidated annual financial statements of the Corporation as at and for the financial years ended December 31, 2021 and 2020, together with the notes thereto and the auditor’s report thereon, which was filed on SEDAR on March 2, 2022 and with the SEC as Exhibit 99.2 to Form 40-F on March 2, 2022; and the unaudited condensed interim consolidated financial statements of the Corporation for the six months ended June 30, 2022, together with the notes thereon, which was filed on SEDAR on August 4, 2022 and furnished to the SEC as Exhibit 99.1 to the Corporation’s Report on Form 6-K on August 4, 2022.

The information is only a summary and should be read in conjunction with the audited financial statements and other financial information of the Corporation contained in: (a) the annual information form of the Corporation for the year ended December 31, 2021 filed on SEDAR on March 2, 2022 and filed with the SEC as Exhibit 99.1 to Form 40-F on March 2, 2022; (b) the audited consolidated annual financial statements of the Corporation as at and for the financial years ended December 31, 2021 and 2020, together with the notes thereto and auditor’s report thereon, which was filed on SEDAR on March 2, 2022 and with the SEC as Exhibit 99.2 to Form 40-F on March 2, 2022; (c) the management’s discussion and analysis of financial condition and results of operations of the Corporation for the year ended December 31, 2021, which was filed on SEDAR on March 2, 2022 and filed with the SEC as Exhibit 99.3 to Form 40-F on March 2, 2022; (d) the unaudited condensed interim consolidated financial statements of the Corporation for the six months ended June 30, 2022, together with the notes thereon, which was filed on SEDAR on August 4, 2022 and furnished to the SEC as Exhibit 99.1 to the Corporation’s Report on Form 6-K on August 4, 2022; and (e) the management’s discussion and analysis of financial condition and results of operations of the Corporation for the six months ended June 30, 2022, which was filed on SEDAR on August 4, 2022 and filed with the SEC as Exhibit 99.2 to Form 6-K on August 4, 2022.

More comprehensive financial information is included in such reports and other documents, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Information Concerning Turquoise Hill – Additional Information”.

The Corporation’s annual consolidated financial statements for the financial year ended December 31, 2021 have been audited by KPMG LLP, Chartered Professional Accountants, Vancouver, Canada. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and presented in U.S. dollars.

Consolidated Balance Sheets

The following table summarizes the Corporation’s consolidated balance sheet as at the end of the financial years ended December 31, 2020 and 2021, and as at the end of the second quarter ended June 30, 2022:

Consolidated Balance Sheets

(Stated in thousands of U.S. dollars)

	June 30, 2022	December 31, 2021	December 31, 2020
Current assets
Cash and cash equivalents	$508 402	$694 296	$1 123 621
Inventories	293 298	290 017	197 962
Trade and other receivables	12 853	16 119	60 012
Prepaid expenses and other assets	86 524	120 715	127 274

	901 077	1 121 147	1 508 869

Non-current assets
Property, plant and equipment	12 630 001	11 974 480	10 927 512
Inventories	47 517	60 711	37 557
Prepaid expenses and other assets	315 192	348 671	—
Deferred income tax assets	879 557	602 862	880 705
Other financial assets	17 341	16 818	14 118

	13 889 608	13 003 542	11 859 892

Total assets	$14 790 685	$14 124 689	$13 368 761

Current liabilities
Borrowings and other financial liabilities	$713 424	$397 421	$28 288
Trade and other payables	467 131	384 488	390 059
Deferred revenue	172 231	149 368	103 289

	1 352 786	931 277	521 636

Non-current liabilities
Borrowings and other financial liabilities	3 429 669	3 785 358	4 173 491
Deferred income tax liabilities	164 585	145 434	111 717
Decommissioning obligations	171 404	153 662	133 964

	3 765 658	4 084 454	4 419 172

Total liabilities	$5 118 444	$5 015 731	$4 940 808

Equity
Share capital	$11 432 122	$11 432 122	$11 432 122
Contributed surplus	1 555 774	1 555 774	1 558 834
Accumulated other comprehensive income	4 525	4 363	1 418
Deficit	(3 881 793)	(2 890 711)	(3 415 601)

Equity attributable to owners of Turquoise Hill	9 110 628	10 101 548	9 576 773
Attributable to non-controlling interest	561 613	(992 590)	(1 148 820)

Total equity	9 672 241	9 108 958	8 427 953

Total liabilities and equity	$14 790 685	$14 124 689	$13 368 761

Consolidated Statement of Income and Comprehensive Income

The following table summarizes the Corporation’s consolidated statement of income and comprehensive income as at the end of the financial years ended December 31, 2020 and 2021, and as at the end of the second quarter ended June 30, 2022:

Consolidated Statements of Income

(Stated in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2022	December 31, 2021	December 31, 2020
Revenue	$804 688	$1 971 042	$1 078 192
Cost of sales	(394 427)	(622 329)	(669 394)

Gross margin	410 261	1 348 713	408 798

Operating expenses	(123 413)	(275 487)	(202 271)
Corporate administration expenses	(28 996)	(37 699)	(30 602)
Other (expenses) income	(22 769)	(37 577)	482

Income before finance items and taxes	235 083	997 950	176 407

Finance items
Finance income	1 887	2 998	17 349
Finance costs	(6 748)	(8 036)	(5 510)

	(4 861)	(5 038)	11 839

Income from operations before taxes	230 222	992 912	188 246

Income and other taxes	257 420	(311 792)	306 396

Income for the period	$487 642	$681 120	$494 642

Attributable to owners of Turquoise Hill Resources Ltd.	$357 864	$524 890	$406 288
Attributable to owner of non-controlling interest	129 778	156 230	88 354

Income for the period	$487 642	$681 120	$494 642

Basic and diluted earnings per share attributable to owners of Turquoise Hill Resources Ltd.	$1,78	$2,61	$2,02

Basic weighted average number of shares outstanding (000's)	201 231	201 231	201 231

Consolidated Statements of Comprehensive Income

(Stated in thousands of U.S. dollars)

	June 30, 2022	December 31, 2021	December 31, 2020

Income for the period	$487 642	$681 120	$494 642

Other comprehensive income:
Items that will not be reclassified to income:
Changes in the fair value of marketable securities at FVOCI	162	2 945	2 231

Other comprehensive income for the period	162	2 945	2 231

Total comprehensive income for the period	$487 804	$684 065	$496 873

Attributable to owners of Turquoise Hill	358 026	527 835	408 519
Attributable to owner of non-controlling interest	129 778	156 230	88 354

Total comprehensive income for the period	$487 804	$684 065	$496 873

Consolidated Statement of Changes in Equity

The following table summarizes the Corporation’s consolidated statement of changes in equity as at the end of the financial years ended December 31, 2020 and 2021, and as at the end of the second quarter ended June 30, 2022:

Consolidated Statements of Equity

(Stated in thousands of U.S. dollars)

	June 30, 2022	December 31, 2021	December 31, 2020
Share capital
Opening balance	$11 432 122	$11 432 122	$11 432 122
Share issue	—	—	—

Closing balance	$11 432 122	$11 432 122	$11 432 122

Contributed surplus
Opening balance	$1 555 774	$1 558 834	$1 558 811
Employee share plan	—	(3 060)	23

Closing balance	$1 555 774	$1 555 774	$1 558 834

Accumulated other comprehensive income
Opening balance	$4 363	$1 418	$(813)
Other comprehensive income for the period	162	2 945	2 231

Closing balance	$4 525	$4 363	$1 418

Deficit
Opening balance	$(2 840 895)	$(3 415 601)	$(3 821 889)
Income for the period	357 864	524 890	406 288
Waiver of non-recourse loans	(1 398 762)	—	—

Closing balance	$(3 881 793)	$(2 890 711)	$(3 415 601)

Total	$9 110 628	$10 101 548	$9 576 773

Non-controlling interests
Opening balance	$(966 927)	$(1 148 820)	$(1 237 174)
Income for the period	129 778	156 230	88 354
Waiver of non-recourse loans	1 398 762	—	—

Closing balance	$561 613	$(992 590)	$(1 148 820)

Total equity	$9 672 241	$9 108 958	$8 427 953

Consolidated Statement of Cash Flows

The following table summarizes the Corporation’s consolidated statement of cash flows as at the end of the financial years ended December 31, 2020 and 2021, and as at the end of the second quarter ended June 30, 2022:

Consolidated Statements of Cash Flows

(Stated in thousands of U.S. dollars)

	June 30, 2022	December 31, 2021	December 31, 2020
Cash generated from operating activities before interest and tax	$438 010	$1 210 790	$371 169

Interest received	1 469	2 735	20 407
Interest paid	(85 580)	(276 392)	(316 778)
Income and other taxes paid	(2 477)	(361 040)	(33 855)

Net cash generated from operating activities	$351 422	$576 093	$40 943

Cash flows from investing activities
Expenditures on property, plant and equipment	(490 807)	(996 917)	(1 080 516)
Receivable from related party: amounts withdrawn	—	—	511 284
Purchase of commodity put options	—	(29 907)	—
Proceeds from pre-production revenues	—	69 726	26 091
Purchase of other financial assets	—	(206)	(399)
Other investing cash flows	(1)	63	1 106

Cash used in investing activities	$(490 808)	$(957 241)	$(542 434)

Cash flows from financing activities
Repayment of project finance facility	(41 826)	(43 489)	(23 289)
Payment of lease liability	(5 152)	(4 085)	(4 344)

Cash used in financing activities	$(46 978)	$(47 574)	$(27 633)

Effects of exchange rates on cash and cash equivalents	470	(603)	760

Net decrease in cash and cash equivalents	$(185 894)	$(429 325)	$(528 364)

Cash and cash equivalents - beginning of period	$694 296	$1 123 621	$1 651 985
Cash and cash equivalents - end of period	$508 402	$694 296	$1 123 621

Net Book Value

The net book value per Share as of June 30, 2022 was US$48.07 based on 201,231,446 issued and outstanding Shares as of that date.

Additional Information

Additional financial and other information relating to the Corporation is included in its most recent audited annual and unaudited interim financial statements, annual and quarterly management’s discussion and analysis and other continuous disclosure documents, which are available on SEDAR at www.sedar.com and/or on EDGAR under the Corporation’s profile at www.sec.gov. Additional copies of this Circular and the documents referred to in the preceding sentence are available upon written request to the Corporate Secretary of the Corporation, without charge where applicable. The most recent unaudited interim financial statements will be sent without charge to any Shareholder requesting them.

The information listed below and filed with the SEC is hereby incorporated by reference:

•

the audited consolidated annual financial statements of the Corporation as at and for the financial years ended December 31, 2021 and 2020, together with the notes thereto and auditor’s report thereon, which was filed on SEDAR on March 2, 2022 and with the SEC as Exhibit 99.2 to Form 40-F on March 2, 2022; and

•

the unaudited condensed interim consolidated financial statements of the Corporation for the six months ended June 30, 2022, together with the notes thereon, which was filed on SEDAR on August 4, 2022 and furnished to the SEC as Exhibit 99.1 to the Corporation’s Report on Form 6-K on August 4, 2022.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

Because the Arrangement is a going-private transaction under applicable U.S. Securities Laws, the Corporation, the Purchaser and certain related parties have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Arrangement. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

ARRANGEMENT AGREEMENT

The Arrangement Agreement and the Plan of Arrangement are the legal documents that govern the Arrangement. This section of this Circular describes the material provisions of the Arrangement Agreement but does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to you. This summary is qualified in its entirety by the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov. We encourage you to read the Arrangement Agreement in its entirety. The Arrangement Agreement establishes and governs the legal relationship between Turquoise Hill, the Purchaser and Rio Tinto plc with respect to the transactions described in this Circular. It is not intended to be a source of factual, business or operational information about Turquoise Hill, the Purchaser and Rio Tinto plc.

Concurrently with the execution of the Arrangement Agreement, the Corporation entered into the Third A&R HoA and the Early Advance Agreement. See “Third Amended And Restated Heads Of Agreement” and “Early Advance Funding Agreement”.

Arrangement

On September 5, 2022, the Corporation, the Purchaser and Rio Tinto plc entered into the Arrangement Agreement pursuant to which the Purchaser agreed to acquire all of the outstanding Minority Shares for C$43.00 in cash per Share and to effect the Arrangement, subject to the terms and conditions of the Arrangement Agreement. The Purchaser will, no later than the Business Day prior to the Effective Date, deposit in escrow with the Depositary sufficient funds to satisfy the aggregate Consideration payable to the Shareholders pursuant to the Plan of Arrangement. Rio Tinto plc has agreed to unconditionally, absolutely and irrevocably guarantee in favour of the Corporation the due and punctual performance by the Purchaser of each and every of the Purchaser’s covenants, obligations and undertakings under the Arrangement Agreement and the Plan of Arrangement, including the due and punctual payment of the aggregate Consideration pursuant to the Arrangement.

Interim and Final Orders

As soon as reasonably practicable following the execution of the Arrangement Agreement, the Corporation shall apply to the Court in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 195 of the YBCA and prepare, file and diligently pursue an application to the Court for the Interim Order.

If (a) the Interim Order is obtained; and (b) the Shareholder Approval is obtained at the Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of the Arrangement Agreement, the Corporation shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 195 of the YBCA as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Shareholder Approval is obtained.

Articles of Arrangement and Effective Date

The Corporation shall file the Articles of Arrangement giving effect to the Arrangement within five (5) Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in the Arrangement Agreement (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions, to the extent they may be waived, on the Effective Date) or on such other date as may be agreed upon by the Parties in writing, and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

The closing of the Arrangement will take place by electronic transmission of documents by 8:00 a.m. (Montréal time) on the Effective Date, or at such other time and place as may be agreed to in writing by the Parties.

Covenants

Conduct of Business of Turquoise Hill

The Corporation has covenanted and agreed that, during the period from the date of the Arrangement Agreement until the earlier of the Effective Date and the time that the Arrangement Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause each of its Subsidiaries to (i) conduct business in, and not take any action except in, the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the current business organization, goodwill, properties, business relationships and assets of the Corporation and its Subsidiaries, keep available the services of the officers and employees of the Corporation and its Subsidiaries and to maintain good relations with suppliers, customers, landlords, licensors, lessors, creditors, distributors and all other Persons having business relationships with the Corporation or any of its Subsidiaries (other than Rio Tinto plc and its affiliates).

Without limiting the foregoing, the Corporation has also covenanted and agreed that, during the period from the date of the Arrangement Agreement until the earlier of the Effective Date and the time that the Arrangement Agreement is terminated in accordance with its terms, the Corporation shall not, and shall cause each of its Subsidiaries not to:

(a)

issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Shares or other equity or voting interests or any options, share appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Shares or other equity or voting interests or other securities or, other than in respect of Permitted Liens, any shares of its Subsidiaries (including, for greater certainty, any equity-based awards), other than pursuant to the vesting or settlement of DSUs, PSUs or RSUs in accordance with their terms or the issuance of DSUs in the ordinary course of business consistent with past practice;

(b)	adjust, split, combine or reclassify any outstanding Shares or the securities of any of its Subsidiaries;

(c)

redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Shares or other securities of the Corporation or any securities of its Subsidiaries or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Corporation or any of its Subsidiaries;

(d)

sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any tangible or intangible assets of the Corporation or any of its Subsidiaries or any interest in any tangible assets of the Corporation or any of its Subsidiaries having a value in excess of US$5,000,000 in the aggregate, including any Mineral Rights or mineral product from Mineral Rights, but excluding any transaction in the ordinary course consistent with past practice;

(e)

acquire (by merger, consolidation, acquisition of shares or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, assets, securities, properties, interests or businesses or division thereof, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, in any case having a value in excess of US$5,000,000 in the aggregate, either by purchase of shares or securities, contributions of capital (other than to wholly owned Subsidiaries), property transfer or purchase of any property or assets of any other Person;

(f)

incur any capital expenditures or enter into any agreement obligating the Corporation or its Subsidiaries (other than OT LLC) to provide for future capital expenditures which individually or in the aggregate exceeds US$5,000,000;

(g)	enter into any Contract with a value of US$1,000,000 or greater or with a term greater than one (1) year;

(h)

other than as contemplated in the Third A&R HoA, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances;

(i)

enter into any agreement that, if entered into prior to the date of the Arrangement Agreement, would have been a Material Contract, or modify, amend in any material respect, transfer or terminate any Material Contract;

(j)	make or forgive any loans or advances to any of its officers, directors, employees, agents or consultants;

(k)	make any bonus or profit sharing distribution or similar payment of any kind;

(l)	take any action or fail to take any action that would result in the termination, variance or relinquishment of any Mineral Rights or Surface Rights; or

(m)

take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted.

Shareholders should refer to the Arrangement Agreement for details regarding the additional negative and affirmative covenants given by the Corporation in relation to the conduct of its business prior to the Effective Date.

Mutual Covenants of Turquoise Hill, the Purchaser and Rio Tinto plc Relating to the Arrangement

Each of the Corporation, the Purchaser and Rio Tinto plc has covenanted and agreed that, subject to the terms and conditions of the Arrangement Agreement, from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, it shall:

(a)

use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations as set forth in the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it or any of its Subsidiaries from parties to the Material Contracts; (ii) obtain all necessary and material Authorizations (including the Regulatory Approvals) as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of the Arrangement Agreement and the Arrangement required to be satisfied by it, including, if applicable, delivery of the certificates of their respective officers as set forth in the Arrangement Agreement; and (iv) co-operate with the other Parties in connection with the performance by it and its Subsidiaries of their obligations under the Arrangement Agreement;

(b)

not take any action, refrain from taking any action, and not permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to, individually or in the aggregate, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated in the Arrangement Agreement;

(c)

use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting the Arrangement Agreement or the consummation of the transactions contemplated therein; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, settlements, stipulations or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent), relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement;

(d)

carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated in the Arrangement Agreement; and

(e)

remain in compliance in all material respects with its respective agreements, covenants and obligations under all other agreements between the Corporation and any of its Subsidiaries, on the one hand, and Rio Tinto plc, the Purchaser or their respective affiliates, on the other hand, including the Third A&R HoA.

Covenants of Turquoise Hill Relating to Employees

The Corporation has covenanted and agreed to take such actions as are necessary under the terms of the RSU Plan, the PSU Plan, the DSU Plan, and the Plan of Arrangement, to facilitate the surrender and termination of all RSUs, PSUs, and DSUs on the terms contemplated in the Plan of Arrangement.

Each of the Purchaser and Rio Tinto plc has covenanted and agreed, and after the Effective Time will cause the Corporation and any successor to the Corporation, to honour and comply in all respects with the terms of (i) the employment, indemnification, change in control, severance, retention, termination or other compensation agreements and employment and severance obligations of the Corporation or any of its Subsidiaries and, in the case of employees of Rio Tinto plc or its Subsidiaries that are working for or are seconded to the Corporation or its Subsidiaries, the obligations of Rio Tinto plc or its Subsidiary in connection therewith set out in the Arrangement Agreement, and (ii) the obligations of the Corporation and its Subsidiaries under the Benefit Plans and, in the case of employees of Rio Tinto plc or its Subsidiaries that are working for or are seconded to the Corporation or one of its Subsidiaries, the obligations of Rio Tinto plc or its Subsidiary in connection with any plans to which such employees are beneficiaries set out in the Arrangement Agreement.

Each of the Purchaser and Rio Tinto plc has agreed and acknowledged that the Corporation has instituted special retention and/or transition bonus programs in connection with the Arrangement and, subject to completion of the Arrangement, each of the Purchaser and Rio Tinto plc has covenanted and agreed to cause the Corporation to allocate and pay out to the eligible employees bonus amounts pursuant to the terms of such special retention and/or transition bonus programs as disclosed to the Purchaser. The Corporation shall not make any payment in connection with the special retention and/or bonus programs other than those disclosed to the Purchaser without Rio Tinto plc and the Purchaser’s prior written consent.

Non-Solicitation

Except as otherwise expressly provided in the non-solicitation provisions of the Arrangement Agreement, the Corporation and its Subsidiaries shall not, directly or indirectly, through any officers, directors, employees, representatives (including any financial or other advisor) or agents of the Corporation or any of its Subsidiaries (collectively, the “Representatives”):

(a)

solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Corporation or any of its Subsidiaries) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(b)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Purchaser and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, provided that the Corporation may advise any Person of the restrictions applicable to the Corporation and its Subsidiaries set forth in the Arrangement Agreement;

(c)	make a Change in Recommendation;

(d)

accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of the Arrangement Agreement; provided that the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation by press release before the end of such five (5) Business Day period (or in the event that the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Meeting); provided, further, that the Corporation shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel); or

(e)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding relating to any Acquisition Proposal.

The Corporation has represented and warranted to the Purchaser that neither the Corporation nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which the Corporation or any of its Subsidiaries is a party as of the date of the Arrangement Agreement.

Subject to the Arrangement Agreement, the Corporation covenants and agrees that (i) the Corporation shall take all necessary action to enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which the Corporation or any of its Subsidiaries is a party, and (ii) neither the Corporation nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of the Purchaser, release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Corporation, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which the Corporation or any of its Subsidiary is a party (it being acknowledged by the Purchaser and Rio Tinto plc that the automatic termination or automatic release, in each case pursuant to the terms thereof, of any standstill restrictions of any such agreements as a result of the entering into and announcement of the Arrangement Agreement shall not be a violation of the non-solicitation provisions of the Arrangement Agreement).

Notification of Acquisition Proposals

If the Corporation, or any of its Subsidiaries or any of their respective Representatives receives (i) any inquiry, proposal or offer made after the date of the Arrangement Agreement that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or (ii) any request for copies of, access to, or disclosure of, confidential information relating to the Corporation or any Subsidiary in connection with any proposal that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, including information, access or disclosure relating to the properties, facilities, books or records of the Corporation or any Subsidiary, in each case made after the date of the Arrangement Agreement, then the Corporation shall promptly notify the Purchaser orally, and then in writing within twenty-four (24) hours, of such Acquisition Proposal, inquiry, proposal, offer or request (irrespective of whether the Acquisition Proposal, inquiry, proposal, offer or request is conditional upon the Corporation not disclosing the receipt, or contents of the Acquisition Proposal, inquiry, proposal or request to any Person), including the identity of the Person making such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and provide copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person.

The Corporation shall keep the Purchaser fully informed on a current basis of the status of material developments with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

Responding to an Intervening Event

(a)

Notwithstanding anything to the contrary in the Arrangement Agreement, but subject to paragraph (b) below, the Unconflicted Board of Directors may, at any time prior to obtaining the Shareholder Approvals, make a Change in Recommendation in response to an Intervening Event if the Unconflicted Board of Directors (based upon, amongst other things, the recommendation of the Special Committee) has determined in good faith, after consultation with the Corporation’s external legal and financial advisors, that the failure by the Unconflicted Board of Directors to make such a Change in Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties.

(b)

Upon becoming aware of an Intervening Event, the Corporation shall promptly provide an Intervening Event Notice and shall at all times keep the Purchaser reasonably informed of developments with respect to such Intervening Event (whether or not such Intervening Event results in a Change in Recommendation). Prior to the Unconflicted Board of Directors making a Change in Recommendation in response to an Intervening Event, (i) the Corporation shall provide written notice to the Purchaser that the Unconflicted Board of Directors intends to make a Change in Recommendation and specifying, in reasonable detail, the underlying facts giving rise to, and the reasons for making, a Change in Recommendation, including the reasons for which the Unconflicted Board of Directors believes that failure to make a Change in Recommendation in response to the Intervening Event would be inconsistent with its fiduciary duties, (ii) during the Intervening Event Period, the Purchaser shall have the opportunity (but not the obligation) to request such additional information about the Intervening Event as it may reasonably require (which information shall be provided promptly to the Purchaser, to the extent it is available to the Corporation), and (iii) at the end of such Intervening Event Period, the Unconflicted Board of Directors (based upon, amongst other things, the recommendation of the Special Committee) shall have determined in good faith, after consultation with the Corporation’s external legal and financial advisors that the failure by the Unconflicted Board of Directors to make a Change in Recommendation in response to such Intervening Event would continue to be inconsistent with its fiduciary duties.

(c)

If the Corporation delivers an Intervening Event Notice to the Purchaser after a date that is less than five (5) Business Days prior to the Meeting, the Corporation shall be entitled to, and the Corporation shall upon request by the Purchaser, postpone the Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date of the Meeting (and, in any event, prior to the Outside Date).

(d)

For greater certainty, notwithstanding any Change in Recommendation but subject to paragraph (c) above, unless the Arrangement Agreement has been terminated in accordance with its terms, the Corporation shall call the Meeting to occur and the Arrangement Resolution to be put to the Shareholders thereat for consideration in accordance with the Arrangement Agreement, and the Corporation shall not, except as required by applicable Law, submit to a vote of the Shareholders any Acquisition Proposal other than the Arrangement Resolution prior to the termination of the Arrangement Agreement.

(e)	The Corporation acknowledges and agrees that any Change in Recommendation may only be made pursuant to paragraph (a) above.

(f)

Without limiting the generality of the foregoing, the Corporation shall advise its Subsidiaries and its Representatives of the prohibitions set out in the non-solicitation provisions of the Arrangement Agreement and any violation of the restrictions set forth therein by the Corporation, its Subsidiaries or Representatives shall be deemed to be a breach of the non-solicitation provisions of the Arrangement Agreement by the Corporation.

Access to Information; Confidentiality

From the date of the Arrangement Agreement until the earlier of the Effective Time and the termination of the Arrangement Agreement pursuant to its terms, subject to compliance with applicable Laws, COVID-19 Measures and the terms of any existing Contracts, the Corporation shall, and shall cause its Representatives to, afford to the Purchaser and its Representatives, upon reasonable notice, such access as the Purchaser may require at all reasonable times for purposes of consummating the transactions contemplated in the Arrangement Agreement, including, for the purpose of facilitating integration business planning and Tax Planning, to its officers, employees, agents, properties (including without limitation, any leased or owned office space or other real property), books, records and Contracts.

Insurance and Indemnification

Prior to the Effective Time, the Purchaser shall provide to the Corporation evidence of a customary “tail” policy of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by the Corporation and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and the Purchaser will, and will cause its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for no less than six (6) years from the Effective Time. From and after the Effective Time, the Purchaser agrees not to take any action to terminate such directors’ and officers’ liability insurance or adversely affect the rights of the Corporation’s present and former directors and officers thereunder.

The Corporation will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Corporation and its Subsidiaries under Law and under the articles or other constating documents of the Corporation and/or its Subsidiaries or to the extent that they are disclosed in the Corporation Disclosure Letter, under any agreement or contract of any indemnified Person with the Corporation or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of the Corporation, the Corporation shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified Person and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date. From and following the Effective Time, the Purchaser will cause the Corporation to comply with its obligations as set forth in this paragraph.

Pre-Acquisition Reorganization

Subject to certain stated conditions set forth in the Arrangement Agreement, the Corporation agreed to effect such reorganization of its business, operations, Subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as the Purchaser may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly. The Purchaser shall provide written notice to the Corporation of any proposed Pre-Acquisition Reorganization in reasonable detail at least fifteen (15) Business Days prior to the Effective Date. Any step or action taken by the Corporation or its Subsidiaries in furtherance of a proposed Pre-Acquisition Reorganization shall not be considered to be a breach of any representation, warranty or covenant of the Corporation contained in the Arrangement Agreement. If the Arrangement is not completed, the Purchaser or Rio Tinto plc shall forthwith reimburse the Corporation or at the Corporation’s direction, its Subsidiaries, for all reasonable fees and expenses (including any professional fees and expenses and taxes) incurred by the Corporation and its Subsidiaries in considering or effecting a Pre-Acquisition Reorganization and shall be responsible for any fees, expenses and costs (including professional fees and expenses and taxes) of the Corporation and its Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected. Subject to the foregoing, the Corporation agrees that it shall, and shall cause each of its Subsidiaries to, co-operate with the Purchaser and Rio Tinto plc in good faith to plan, prepare and implement such Pre-Acquisition Reorganizations as are desirable and requested by the Purchaser or Rio Tinto plc.

Regulatory Approvals

Each of the Corporation, the Purchaser and Rio Tinto plc shall, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications required to be prepared or filed by it in respect of obtaining or satisfying all sanctions, rulings, consents, orders, exemptions, permits and other approvals of, registration and filing with, Governmental Entities, or the expiry, waiver or termination of any waiting period imposed by Law or any Governmental Entity, in each case, necessary to proceed with the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement (collectively, the “Regulatory Approvals”), and use its commercially reasonable efforts to obtain and maintain such Regulatory Approvals as promptly as practicable after the date of the Arrangement Agreement but in any event by or prior to the Outside Date.

Each of the Corporation, the Purchaser and Rio Tinto plc shall keep the other Parties informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify the other Parties of any communication from any Governmental Entity in respect of the transactions contemplated by the Arrangement Agreement, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the transactions contemplated by the Arrangement Agreement unless it consults with the other Parties in advance and gives the other Parties the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings.

TSX and NYSE Delisting

The Purchaser and the Corporation shall use their commercially reasonable efforts to cause, and do or cause to be done all things reasonably necessary or advisable under applicable Law, and the rules and regulations of the TSX and the NYSE to enable, the Shares to be delisted from the TSX and the NYSE promptly, with effect as soon as practicable following the acquisition by the Purchaser of the Shares pursuant to the Arrangement, and cause the deregistration of the Shares and suspension of the Corporation’s reporting obligations under the U.S. Exchange Act as promptly as practicable thereafter.

Representations and Warranties

The Arrangement Agreement contains certain representations and warranties of Turquoise Hill relating to the following: “Organization”; “Authorization; Validity of Agreement; Company Action”; “Board Approvals”; “No Violations”; “Consents and Approvals”; “Subsidiaries”; “Compliance with Laws and Constating Documents”; “Authorizations”; “Capitalization; Listing”; “Reporting Issuer Status and Stock Exchange Compliance”; “U.S. Securities Law Matters”; “Reports”; “Comments, Review, Audits, Etc.”; “Sarbanes-Oxley Compliance”; “Financial Statements”; “Undisclosed Liabilities”; “Employment Matters”; “Absence of Certain Changes or Events”; “Litigation; Orders”; “Taxes”; “Books and Records”; “Insurance”; “Non-Arm’s Length Transactions”; “Benefit Plans”; “Company Material Contracts”; “Interest in Properties and the Company Mineral Rights”; “Mineral Resources”; “Corrupt Practices Legislation”; “Compliance with Sanction Legislation”; “Intellectual Property; Data Protection; Cybersecurity”; “Brokers; Expenses”; and “Fairness Opinions and Valuation”.

Although many of the foregoing representations and warranties have been provided by the Corporation with respect to itself and its Subsidiaries, in recognition of the fact that the Purchaser is very knowledgeable of the operations, assets and finances of OT LLC given the fact that an affiliate of the Purchaser is the Manager of the mine owned and operated by OT LLC, other than for certain limited exceptions, such representations and warranties have not been provided and do not apply with respect to OT LLC.

The Arrangement Agreement contains certain representations and warranties of the Purchaser and Rio Tinto plc relating to the following: “Organization”; “Authorization; Validity of Agreement; Company Action”; “No Conflict; Required Filings and Consent”; “Available Funds”; “No Vote”; “Ownership of the Purchaser”; “Ownership of Company Shares”; “Certain Arrangements”; “Litigation” and “Company Representations and Warranties”.

In addition to the foregoing and in recognition of the fact that the Purchaser is very knowledgeable of the operations, assets and finances of OT LLC given the fact that an affiliate of the Purchaser is the Manager of the mine owned and operated by OT LLC, the Purchaser has also represented to the Corporation that, as of the date of the Arrangement Agreement: (i) there was no information in the possession or knowledge of the Rio Tinto Copper Group Senior

Leadership Team, after due inquiry, with respect to OT LLC and its assets that would reasonably be considered material to a determination of the fair value of OT LLC and its assets that was not provided to OT LLC or the Corporation; and (ii) the information, data and other material provided to the Corporation by or on behalf of the Purchaser, Rio Tinto plc or their respective affiliates in response to requests for information in connection with the preparation of the Formal Valuation (collectively, the “Information”) was, as of the date of the Arrangement Agreement or, in the case of historical Information, was at the date of its preparation, true, complete and accurate in all material respects and did not as of the date of the Arrangement Agreement or, in the case of historical Information, did not at the date of preparation, (i) contain any untrue statement of a material fact (as such term is defined in the Securities Act having regard to the Shares), or (ii) omit to state a material fact necessary to make such Information not misleading in the light of circumstances in which it was presented. For the avoidance of doubt, the Parties acknowledged that the foregoing representation and warranty does not relate to any information, data or other material prepared or provided by OT LLC.

Conditions to Closing

Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Shareholder Approvals shall have been obtained in accordance with the Interim Order;

(b)

the Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement and in form and substance acceptable to each of the Purchaser and the Corporation, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either the Corporation or the Purchaser, each acting reasonably, on appeal or otherwise; and

(c)

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement.

Additional Conditions Precedent to the Obligations of the Purchaser and Rio Tinto plc

The obligation of the Purchaser and Rio Tinto plc to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Purchaser and Rio Tinto plc and may be waived by the Purchaser and Rio Tinto plc, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which the Purchaser may have):

(a)

Representations and Warranties: (i) The representations and warranties of the Corporation regarding “Organization”; “Authorization; Validity of Agreement; Company Action”; “Board Approvals”; “No Violations”; “Consents and Approvals”; “Subsidiaries”; “Absence of Certain Changes or Events”; and “Brokers; Expenses” shall be true and correct in all material respects as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Corporation regarding “Capitalization” shall be true and correct in all material respects as of the date of the Arrangement Agreement; and (iii) the representations and warranties of the Corporation set forth in the other provisions of the Arrangement Agreement shall be true and correct in all material respects (disregarding for purposes of this subparagraph (iii) any materiality or the Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date), and except in the case of this subparagraph (iii) where the failure to be so true and correct in all respects, individually or in the aggregate, would not have a Material Adverse Effect, and the Corporation shall have provided to the Purchaser and Rio Tinto plc, a certificate of two (2) senior officers of the Corporation certifying (on the Corporation’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)

The Corporation shall have complied in all material respects with each of the covenants of the Corporation contained in the Arrangement Agreement to be complied with prior to the Effective Time and the Corporation shall have provided to the Purchaser and Rio Tinto plc, a certificate of two (2) senior officers of the Corporation certifying (on the Corporation’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)

Since the date of the Arrangement Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), a Material Adverse Effect and the Corporation shall have provided to the Purchaser and Rio Tinto plc, a certificate of two (2) senior officers of the Corporation to that effect (on the Corporation’s behalf and without personal liability);

(d)

The number of Shares held by the Shareholders that have validly exercised Dissent Rights (and not withdrawn such exercise) shall not exceed 12.5% of Shares issued and outstanding as of the date of the Arrangement Agreement; and

(e)

There shall be no action or proceeding pending by a Governmental Entity that would, if successful: (i) enjoin or prohibit the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Shares, including the right to vote Shares; or (ii) if the Arrangement is consummated, have a Material Adverse Effect.

Additional Conditions Precedent to the Obligations of Turquoise Hill

The obligation of the Corporation to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Corporation and may be waived by the Corporation, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which the Corporation may have):

(a)

Representations and Warranties: (i) The representations and warranties of the Purchaser and Rio Tinto plc regarding “Organization”; “Authorization; Validity of Agreement; Company Action”; “Available Funds”; and “Valuation Information” shall be true and correct in all material respects as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date); and (ii) the representations and warranties of the Purchaser set forth in the other provisions of the Arrangement Agreement shall be true and correct in all material respects (disregarding for purposes of this subparagraph (ii) any materiality qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date), and except in the case of this subparagraph (ii) where the failure to be so true and correct in all respects individually or in the aggregate would not materially impede consummation of the Arrangement, and the Purchaser shall have provided to the Corporation a certificate of two (2) senior officers of the Purchaser certifying (on the Purchaser’s behalf and without personal liability) the foregoing dated the Effective Date; and

(b)

The Purchaser shall have complied in all respects with the covenants of the Purchaser contained in the Arrangement Agreement regarding the payment of Consideration and the Purchaser and Rio Tinto plc shall have complied in all material respects with its other covenants contained in the Arrangement Agreement, and the Purchaser shall have provided to the Corporation a certificate of two (2) senior officers of the Purchaser certifying (on the Purchaser’s behalf and without personal liability) compliance with such covenants dated the Effective Date.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of the Corporation and the Purchaser;

(b)	by either the Corporation or the Purchaser, if:

(i)

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate the Arrangement Agreement shall not be available to any Party (or, in the case of the Purchaser, by the Purchaser or Rio Tinto plc) whose failure to fulfill any of its covenants or agreements or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(ii)

after the date of the Arrangement Agreement, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable; provided that the Party seeking to terminate the Arrangement Agreement has complied in all material respects with its obligation under the

Arrangement Agreement to use commercially reasonable efforts to, as applicable, appeal, overturn, have lifted, rescinded or otherwise rendered non-applicable in respect of the Arrangement such Law or Order, or

(iii)

the Meeting is duly convened and held and the Shareholder Approvals shall not have been obtained as required by the Interim Order; provided that a Party may not terminate the Arrangement Agreement if the failure to obtain the Shareholder Approvals has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement;

(c)	by the Purchaser, if:

(i)

prior to the Shareholder Approvals having been obtained: (1) the Unconflicted Board of Directors or any committee thereof: (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies, in a manner adverse to the Purchaser or states an intention to withdraw, amend, modify or qualify the Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or a neutral position with respect to an Acquisition Proposal for more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Meeting, if sooner), (C) publicly announces that it proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, or (D) fails to publicly reaffirm (without qualification) the Board Recommendation within five (5) Business Days after having been requested in writing by the Purchaser to do so (or in the event the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the Meeting) or (2) the Board shall have resolved or proposed to take any of the foregoing actions (each of the foregoing described in clauses (1) or (2), a “Change in Recommendation”);

(ii)	prior to the Shareholder Approvals having been obtained, the Corporation shall have breached the non-solicitation provisions of the Arrangement Agreement in any material respect;

(iii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Corporation set forth in the Arrangement Agreement shall have occurred that would cause any condition related to its representations and warranties or covenants not to be satisfied, and such breach is not cured in accordance with the terms of the Arrangement Agreement; provided that the Purchaser is not then in breach of the Arrangement Agreement so as to cause any condition related to its representations and warranties or covenants not to be satisfied; or

(iv)	there has occurred after the date of the Arrangement Agreement a Material Adverse Effect which is incapable of being cured on or prior to the Outside Date;

(d)

by the Corporation, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or Rio Tinto plc set forth in the Arrangement Agreement shall have occurred that would cause any condition related to its representations and warranties or covenants not to be satisfied, and such breach is not cured in accordance with the Arrangement Agreement; provided that the Corporation is not then in breach of the Arrangement Agreement so as to cause any condition related to its representations and warranties or covenants not to be satisfied.

If the Arrangement Agreement is terminated pursuant to the exercise by any Party of its above-described termination rights, the Arrangement Agreement shall become null and void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated in the Arrangement Agreement.

There is no termination or “break” fee payable by any Party to any other Party in connection with a termination of the Arrangement Agreement irrespective of the cause or nature of the termination event, and the only amounts payable under the Arrangement Agreement would be the Expense Reimbursement Amount described below. However, in the event the Arrangement Agreement is validly terminated following a breach in a material respect by the Corporation of its covenant(s) under the Arrangement Agreement, there would be certain consequences to the Corporation under the Early Advance Funding Agreement as described below under “Early Advance Funding Agreement”.

Expense Reimbursement

Costs and Expenses

Except as otherwise provided in the Arrangement Agreement, all fees, costs and expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

Reimbursement Event

The Arrangement Agreement provides that the Purchaser will pay the Expense Reimbursement Amount to the Corporation upon the occurrence of a “Reimbursement Event”, which means the termination of the Arrangement Agreement:

(a)	by any Party if the Effective Time shall not have occurred on or before the Outside Date, provided that the condition precedent regarding Dissent Rights has not been met;

(b)

by any Party if the Shareholder Approvals are not obtained, provided that a Change in Recommendation has not occurred and the failure to obtain the Shareholder Approvals has not been caused by, and is not a result of, a breach by the Corporation of any of its representations or warranties or the failure of the Corporation to perform any of its covenants or agreements under the Arrangement Agreement; or

(c)

by the Corporation, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or Rio Tinto plc set forth in the Arrangement Agreement shall have occurred that would cause any condition related to its representations and warranties or covenants not to be satisfied, and such breach is not cured in accordance with the Arrangement Agreement; provided that the Corporation is not then in breach of the Arrangement Agreement so as to cause any condition related to its representations and warranties or covenants not to be satisfied.

If a Reimbursement Event occurs, the Purchaser shall pay the Expense Reimbursement Amount to the Corporation, by wire transfer of immediately available funds within two (2) Business Days of termination of the Arrangement Agreement.

Purchaser Reimbursement Event

The Arrangement Agreement provides that the Corporation will pay the Expense Reimbursement Amount to the Purchaser upon the occurrence of a “Purchaser Reimbursement Event” which means:

(a)

any termination of the Arrangement Agreement in the event that (i) the Meeting is duly convened and held and the Shareholder Approvals is not obtained as required by the Interim Order, and (ii) the Corporation has breached the non-solicitation provision of the Arrangement Agreement in any material respect;

(b)

any termination of the Arrangement Agreement in the event that (i) the Meeting is duly convened and held and the Shareholder Approvals are not obtained as required by the Interim Order, and (ii) prior to the Meeting, a Change in Recommendation occurs; or

(c)

the termination of the Arrangement Agreement by the Purchaser as a result of an uncured breach of any representation or warranty or a failure to perform any covenant or agreement on the part of the Corporation set forth in the Arrangement Agreement which results in any condition related to its representations and warranties or covenants not to be satisfied; provided that the Purchaser is not then in breach of the Arrangement Agreement so as to cause any condition related to its representations and warranties or covenants not to be satisfied.

If a Purchaser Reimbursement Event occurs, the Corporation shall pay the Expense Reimbursement Amount to the Purchaser, by wire transfer of immediately available funds within two (2) Business Days of termination of the Arrangement Agreement.

Amendments

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, the Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may without limitation: (a) change the time for performance of any of the obligations or acts of the Parties; (b) waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (c) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and/or (d) waive compliance with or modify any mutual conditions precedent contained in the Arrangement Agreement.

Governing Law

The Arrangement Agreement and all matters arising out of or relating to the Arrangement Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to the Arrangement Agreement and the Arrangement.

Notwithstanding the foregoing, all matters relating to the Plan of Arrangement and the approval of the Arrangement by the Court, including the Interim Order and Final Order, shall be governed by and construed in accordance with the laws of Yukon and the laws of Canada applicable therein.

THIRD AMENDED AND RESTATED HEADS OF AGREEMENT

Concurrently with the Arrangement Agreement and the Early Advance Agreement, the Corporation and the Purchaser entered into the Third Amended and Restated Heads of Agreement (the “Third A&R HoA”) to amend the comprehensive funding arrangement between the parties to, among other things, provide interim debt funding to the Corporation to address its near-term estimated funding requirements and to extend the date by which the Corporation is required to raise additional equity capital. The principal amendments to the prior Second A&R HoA that were negotiated and are set forth in the Third A&R HoA include:

•

an increase to the Early Advance from US$400,000,000 to US$650,000,000 and, if there will be an anticipated funding shortfall for March 31, 2023, the Corporation and the Purchaser will in good faith discuss increasing the Early Advance by up to an additional US$100,000,000;

•

an extension to the date by which the Corporation shall have conducted the Initial Equity Offering and the date by which the Early Advance must be repaid from December 31, 2022 to March 31, 2023 (the “Early Advance Maturity Date”) and potentially to no later than May 31, 2023 upon the occurrence of certain events not attributable to the Corporation, including regulatory or other delays to either the date of the Meeting (if it is held after November 1, 2022) or if the Shareholder Approval shall have been obtained but closing is delayed beyond November 15, 2022;

•

if the Corporation does not comply in any material respect with its covenants under the Arrangement Agreement and the Arrangement Agreement is terminated by the Purchaser, then the Early Advance Maturity Date would be accelerated from March 31, 2023 (as such date may be extended as described above but to no later than May 31, 2023) to either (i) January 3, 2023, if the Arrangement Agreement is terminated on or before December 21, 2022, or (ii) to the fifth (5th) Business Day following the effective date of termination, if the Arrangement Agreement is terminated after December 21, 2022;

•

a new commitment by the Purchaser to provide additional bridge financing to the Corporation on the same terms as the Early Advance in the event that the Corporation is required to provide additional funding for Oyu Tolgoi in respect of the December 2022 principal repayment under the Oyu Tolgoi project finance facility of US$362,000,000; and

•	the commitment by the Purchaser to participate pro rata in the Initial Equity Offering subject to certain pre-conditions in consideration for payment of a 0.5% commitment fee.

The effectiveness of the Third A&R HoA is not subject to any third-party approval or consent, including approval of the Shareholders, and Shareholders are not being asked to take any actions with respect to the Third A&R HoA at the Meeting or otherwise in connection with this Circular. The foregoing summary of the Third A&R HoA is qualified in its entirety by the complete text of the Third A&R HoA, a copy of which is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

EARLY ADVANCE FUNDING AGREEMENT

Concurrently with the Arrangement Agreement and the Third A&R HoA, the Corporation also entered into a secured early advance funding agreement with the Purchaser, as initial lender, and the Corporation’s wholly owned Subsidiary,

Cuprum Metals PTE Ltd (“Cuprum”), as borrower (the “Early Advance Agreement”) to give effect to the Early Advance as provided in the Third A&R HoA and, more specifically, to fund prepayment advances by Cuprum to OT LLC under the prepayment agreement for copper concentrates relating to Oyu Tolgoi dated as of July 6, 2022 between OT LLC and Cuprum (as amended, supplemented or restated from time to time in accordance with the terms thereof), which advances are to be used by OT LLC to meet projected cash requirements under programs and budgets approved by its board of directors and fund costs and expenses to develop, construct and complete the Hugo North Lift 1 (phase II) component of Oyu Tolgoi. Key elements of the Early Advance Agreement include:

•	the provision by the Purchaser of a non-revolving secured early advance credit facility in favour of Cuprum in a principal amount of up to US$650,000,000 (the “Early Advance Facility”);

•

the grant of the following security by the Corporation in favour of the Purchaser, by the entering into of a parent guarantee dated September 5, 2022 granted by the Corporation in favour of the Purchaser, a general security agreement dated September 5, 2022 between the Corporation, as debtor, and the Purchaser, as secured party, and a deed of hypothec dated September 5, 2022 between the Corporation, as grantor, and the Purchaser, as lender:

•

A guarantee of the payment of all the debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by Cuprum to the Purchaser or remaining unpaid by Cuprum to the Purchaser;

•	A security interest in all of its present, future and after-acquired undertaking and property, both real and personal; and

•	A hypothec of the universality of all of its movable property, present and future, corporeal and incorporeal, of whatever nature and wherever situated;

•

the ability of Cuprum to draw on the Early Advance Facility in an amount required to re-establish the cash reserves of the Corporation (on a consolidated basis) for the payment of working capital expenses at US$200,000,000, should it fall under that threshold; and

•	the obligation of the Purchaser to make funds available to Cuprum under the Early Advance Facility being subject to the satisfaction of customary conditions precedent.

As described above under “Third Amended And Restated Heads Of Agreement”, the Third A&R HoA provides that if there will be an anticipated funding shortfall for March 31, 2023, the Corporation and the Purchaser will in good faith discuss increasing the Early Advance by up to an additional US$100,000,000.

The effectiveness of the Early Advance Agreement is not subject to any third-party approval or consent, including approval of the Shareholders, and Shareholders are not being asked to take any actions with respect to the Early Advance Agreement at the Meeting or otherwise in connection with this Circular. The foregoing summary of the Early Advance Agreement is qualified in its entirety by the complete text of the Early Advance Agreement, a copy of which is available under Turquoise Hill’s profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

CERTAIN LEGAL MATTERS

Implementation of the Arrangement and Timing

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the YBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)	the Shareholder Approvals must be obtained;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived (if permitted) by the appropriate party; and

(d)	the Final Order and Articles of Arrangement in the form prescribed by the YBCA must be filed with the Director.

Except as otherwise provided in the Arrangement Agreement, the Corporation will file the Articles of Arrangement with the Director as soon as reasonably practicable after the satisfaction or, where permitted, waiver of the conditions set forth in the Arrangement Agreement (other than those which by their nature are to be satisfied at the Effective Time) unless another time or date is agreed to by the Purchaser and the Corporation.

The Arrangement is currently scheduled to be completed on or about November 9, 2022 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date. It is not possible, however, to state with certainty when the Effective Date will occur. The Effective Date could be earlier than anticipated or could be delayed for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order. As provided under the Arrangement Agreement, the Outside Date to complete the Arrangement is currently January 31, 2023, without triggering termination rights under the Arrangement Agreement, unless such Outside Date is extended to a later date with the consent of both the Purchaser and the Corporation.

Court Approvals and Completion of the Arrangement

Interim Order

The Arrangement requires approval by the Court under Section 195 of the YBCA. Prior to the mailing of this Circular, the Corporation obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters, including, but not limited to: (a) the Shareholder Approvals, (b) the Dissent Rights to registered Shareholders, (c) the notice requirements with respect to the presentation of the application to the Court for the Final Order, (d) the ability of the Corporation to adjourn or postpone the Meeting from time to time in accordance with the terms of the Arrangement Agreement without the need for additional approval of the Court and (e) unless required by Law or authorized by the Court, that the Record Date for the Shareholders entitled to notice of and to vote at the Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Meeting. A copy of the Interim Order as issued is attached as Appendix E to this Circular.

Final Order

Subject to the terms of the Arrangement Agreement, following the approval of the Arrangement Resolution by Shareholders, the Corporation will make an application to the Court for the Final Order. An application for the Final Order approving the Arrangement is expected to be presented before the Supreme Court of Yukon on November 4, 2022 at 10:00 a.m. (Whitehorse time), or as soon as counsel may be heard, at the Courthouse located at 2134 Second Avenue, Whitehorse, Yukon, Canada, Y1A 5H6 or in such other place as the Court may determine (the “Final Hearing”). A copy of the Petition for the Final Order is set forth in Appendix F to this Circular. Any Shareholder who wishes to appear and be heard at the Final Hearing must file by November 2, 2022 at 4:00 p.m. (Whitehorse time) an “appearance and response” in the respective forms prescribed by the Rules of Court of the Supreme Court of Yukon, together with a copy of all material on which the Shareholder intends to rely at the application for the Final Order, as well as an outline of the Shareholder’s proposed submissions. and serve same on Turquoise Hill’s counsel c/o Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, Canada, H3B 1R1, Attention: Steve Malas, email: steve.malas@nortonrosefulbright.com with a copy to Orestes Pasparakis, email: orestes.pasparakis@nortonrosefulbright.com.

At the Final Hearing, the Court will consider, among other things, the fairness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. In the event that the Final Hearing is postponed, adjourned or rescheduled then, subject to any further order of the Court, only those persons having previously served an appearance and response in compliance with the Petition and the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

Securities Law Matters

Application of MI 61-101

The Corporation is a reporting issuer in all the provinces and territories of Canada and, accordingly, is subject to applicable Securities Laws of such provinces and such territories. In addition, the securities regulatory authorities in the Provinces of Ontario, Québec, Alberta, Manitoba and New Brunswick have adopted MI 61-101, which regulates certain transactions that raise the potential for conflicts of interest, including issuer bids, insider bids, related party transactions and business combinations.

The protections afforded by MI 61-101 apply to, among other transactions, “business combinations” (as defined in MI 61-101) in which the interest of holders of equity securities may be terminated without their consent and where a “related party” (as defined in MI 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a “connected transaction” (as defined in MI 61-101) to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class. The Arrangement is a “business combination” within the meaning of and subject to the provisions of MI 61-101.

Formal Valuation

Pursuant to MI 61-101, a formal valuation of the Shares is required since the Arrangement is a “business combination” within the meaning of MI 61-101 and “interested parties” will, as a consequence of the Arrangement, directly or indirectly, acquire the Corporation, whether alone or with joint actors.

To the knowledge of the directors and executive officers of the Corporation, after reasonable inquiry, (a) there has been no prior valuation (as defined in MI 61-101) prepared in respect of the Corporation within the twenty-four (24) months preceding the date of this Circular, and (b) there has been no bona fide prior offer relating to the subject matter of, or other relevant to, the Arrangement received by the Corporation within the twenty-four (24) months preceding the date of this Circular.

Minority Approval

MI 61-101 requires that, in addition to any other required security holder approval, a “business combination” be subject to “minority approval” (as defined in MI 61-101) of every class of “affected securities” (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a majority (more than 50%) of the votes cast by all the holders of Shares present in person, virtually present or represented by proxy at the Meeting other than: (i) “interested parties” (as defined in MI 61-101); (ii) any “related party” (as defined in MI 61-101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested party” nor “issuer insiders” of the Corporation; and (iii) any person that is a “joint actor” (as defined in MI 61-101) with any of the foregoing, voting separately as a class.

The Shares held, directly or indirectly, by Rio Tinto, which beneficially owns or exercises control or direction over an aggregate of 102,196,643 Shares, representing in the aggregate approximately 50.8% of the outstanding Shares, will be excluded from the vote of the Minority Shareholders. See “Information Concerning the Purchaser and Rio Tinto plc” and “Information Concerning Turquoise Hill – Ownership of Securities”.

Stock Exchange Delisting and Reporting Issuer Status

The Corporation and Rio Tinto have agreed to use their commercially reasonable efforts to cause the Shares to be delisted from the TSX and the NYSE promptly, with effect as soon as practicable following the acquisition by the Purchaser of the Minority Shares pursuant to the Arrangement. Following the Effective Date, it is expected that the Purchaser will cause the Corporation to apply to cease to be a reporting issuer under the securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Corporation is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated.

RISK FACTORS

The following risk factors should be carefully considered by Shareholders in evaluating the approval of the Arrangement Resolution. The following risk factors are not a definitive list of all risk factors associated with the Corporation or the Arrangement.

Risks Relating to Turquoise Hill

If the Arrangement is not completed, Turquoise Hill will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described in Turquoise Hill’s Annual Information Form and Annual Report (Form 40-F) for the year ended December 31, 2021, the management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2021, as well as the management’s discussion and analysis of financial condition and results of operations for the interim period ended June 30, 2022, which have been filed on SEDAR at www.sedar.com and/or on EDGAR under Turquoise Hill’s profile at www.sec.gov.

Risks Related to the Arrangement

Conditions Precedent and Required Approvals

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, nor can there be any certainty of the timing of their satisfaction or waiver. Failure to complete the Arrangement could materially negatively impact the trading price of the Shares.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside the control of the Corporation and the Purchaser, including receipt of the Shareholder Approvals and the granting of the Final Order. In addition, the completion of the Arrangement by the Purchaser is conditional on, among other things, no Material Adverse Effect having occurred since the date of the Arrangement Agreement and Dissent Rights not having been validly exercised (and such exercise not having been withdrawn) by the holders of more than 12.5% of the issued and outstanding Shares. There can be no certainty, nor can the Corporation or the Purchaser provide any assurance, that these conditions will be satisfied or waived or, if satisfied or waived, when they will be satisfied or waived. In this regard, two Minority Shareholders of the Corporation, SailingStone Capital Partners LLC (“SailingStone”) and the Pentwater Funds who, together, hold more than 12.5% of the issued and outstanding Shares of the Corporation, have publicly announced their opposition to the Arrangement.

If any of the conditions precedent to the Arrangement are not met and the Purchaser and Rio Tinto plc, in their sole discretion, do not waive these conditions on or before the Outside Date, the Purchaser and Rio Tinto plc will not be obligated to complete the Arrangement and any of the Corporation, the Purchaser and Rio Tinto plc may then terminate the Arrangement Agreement.

Moreover, a substantial delay in obtaining satisfactory approvals could result in the Arrangement not being completed. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Corporation to the completion thereof could have a negative impact on the Corporation’s current business relationships, including with future and prospective employees, customers, distributors, suppliers and partners, and could have a material adverse effect on the current and future operations, financial condition and prospects of the Corporation. In addition, failure to complete the Arrangement for any reason could have a material negative impact on the trading price of the Shares.

Termination in Certain Circumstances and Expense Reimbursement

Each of the Corporation and the Purchaser has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can the Corporation provide any assurance, that the Arrangement Agreement will not be terminated by either of the Corporation or the Purchaser prior to the completion of the Arrangement. Turquoise Hill’s business, financial condition or results of operations could also be subject to various material adverse consequences, including that the Corporation would remain liable for significant costs relating to the Arrangement including, among others, legal, accounting and printing expenses. Under the Arrangement Agreement, the Corporation is required to pay to the Purchaser the Expense Reimbursement Amount upon the occurrence of a Purchaser Reimbursement Event. See “Arrangement Agreement – Reimbursement Event”.

Occurrence of a Material Adverse Effect

The completion of the Arrangement is subject to the condition that, among other things, on or after September 5, 2022 (the date on which the Arrangement Agreement was entered into), there shall not have occurred a Material Adverse Effect. Although a Material Adverse Effect excludes certain events, there can be no assurance that a Material Adverse Effect will not occur prior to the Effective Time. If such a Material Adverse Effect occurs and the Purchaser does not waive the same, the Arrangement would not proceed. See “Arrangement Agreement – Conditions to Closing”.

Uncertainty Surrounding the Arrangement

As the Arrangement is dependent upon satisfaction of a number of conditions precedent, its completion is uncertain. In response to this uncertainty, parties with whom the Corporation has or is seeking business relationships may delay or defer decisions concerning the Corporation. Any delay or deferral of those decisions could adversely affect the business and operations of the Corporation, regardless of whether the Arrangement is ultimately completed. Similarly, uncertainty may adversely affect the Corporation’s ability to attract or retain key personnel. In the event the Arrangement Agreement is terminated, the Corporation’s relationships with the Government of Mongolia, customers, suppliers, landlords, employees and other stakeholders may be adversely affected. Changes in such relationships could adversely affect the business and operations of the Corporation.

Absence of Assurance that the Corporation Will be Able to Secure the Funding that it Needs to Continue Development of Oyu Tolgoi

If the Arrangement is not completed, there can be no assurance that the Corporation will be able to secure the funding that it needs, whether under the Third A&R HoA or otherwise, to continue development of the Oyu Tolgoi underground mine. While the Third A&R HoA is a binding agreement which sets out a comprehensive funding arrangement to address the Corporation’s base case incremental funding requirements, there can be no assurance that all key elements of the Third A&R HoA, including the Re-Profiling or obtaining SSD, can be secured within the timeframes set out in the Third A&R HoA or on terms acceptable to Rio Tinto and the Corporation, or at all.

If the full amount of funding under the funding elements set out in the Third A&R HoA is not available or obtainable on reasonable commercial terms, or if the Corporation’s base case incremental funding requirement increases beyond the scope of the funding contemplated by the Third A&R HoA, the Corporation may be required to issue Shares or instruments convertible into equity, including through future rights offerings, which issuances could result in dilution to the holders of Shares and have a material adverse effect upon the market price of Shares.

The Significant Resources Dedicated in Connection with the Arrangement, Restrictions from Taking Specified Actions while the Arrangement is Pending and Negative Impact of a Failure to Complete the Arrangement on the Corporation’s Business

The Arrangement Agreement restricts the Corporation from taking certain specified actions until the Arrangement is completed or the Arrangement Agreement terminated. These restrictions may prevent the Corporation from pursuing certain opportunities that may arise prior to the completion of the Arrangement. Among other restrictions, the Arrangement Agreement restricts the ability of the Corporation to raise equity. While the Third A&R HoA extended the date by which the Corporation must conduct the Initial Equity Offering from December 31, 2022 to March 31, 2023, and potentially to May 31, 2023 in certain events including regulatory or other delays to the Arrangement, if the Arrangement is not completed for any reason the Corporation will be required to proceed with the Initial Equity Offering by the deadline required under the Third A&R HoA regardless of prevailing market conditions. Pending completion of the Arrangement, the Corporation will be required to rely on bridge financing provided by Rio Tinto in order to satisfy certain of its near-term liquidity requirements, which bridge financing is repayable at the same time as the Initial Equity Offering. In addition, in certain circumstances the deadline for the Initial Equity Offering and the maturity of certain bridge financing from Rio Tinto will accelerate in the event the Corporation breaches its covenants under the Arrangement Agreement in any material respect.

In addition, the Corporation is subject to non-solicitation provisions under the Arrangement Agreement. If the Arrangement is not completed for any reason, the announcement of the Arrangement, the dedication of the Corporation’s resources to the completion thereof and the restrictions that were imposed on the Corporation under the Arrangement Agreement may have an adverse effect on the current future operations, financial condition and prospects of the Corporation. See “Arrangement Agreement – Covenants” and “Arrangement Agreement – Non-Solicitation”.

The Volatility of the Relative Trading Price of Shares Prior to the Effective Date

Market assessments of the benefits of the Arrangement and the likelihood that the Arrangement will be consummated may impact the volatility of the market price of the Shares prior to the consummation of the Arrangement.

The Possibility for the Corporation, the Purchaser and Rio Tinto plc to Become the Target of Securities Class Actions, Oppression Claims and Derivative Lawsuits Which Could Result in Costs and May Delay or Prevent the Arrangement from Being Completed

Securities class action lawsuits, oppression and derivative lawsuits may be brought against companies that have entered into an agreement to acquire a public company or to be acquired. Shareholders and third parties may also attempt to bring claims against the Corporation, the Purchaser or Rio Tinto plc seeking to restrain the Arrangement or seeking monetary compensation or other remedies. Even when the lawsuits are without merit, defending against these claims can result in costs and divert Management time and resources. Additionally, if an injunction prohibiting consummation of the Arrangement is obtained by a third party, such injunction may delay or prevent the Arrangement from being completed.

Allegations Raised by the Pentwater Funds Regarding Potential Oppression Claims and Derivative Lawsuits Against the Corporation and Rio Tinto Could Result in Costs and May Delay or Prevent the Arrangement from Being Completed

The Pentwater Funds are currently lead plaintiffs in a securities law class action proceeding against the Corporation, certain of its current and former officers as well as Rio Tinto in the Southern District of New York, which class action was dismissed as against the Corporation and its current and former officers on or around September 2, 2022 (the “SDNY Proceeding”). On September 20, 2022, the Pentwater Funds filed materials in the SDNY Proceeding advising that the Pentwater Funds may commence oppression and derivative claims under the YBCA. The Pentwater Funds allege in their court filing that Rio Tinto caused Turquoise Hill to forgive a US$2,400,000,000 loan (the “Carry Loan Forgiveness”) owed by Erdenes to Turquoise Hill in order to resolve claims arising from Rio Tinto’s alleged misconduct as Manager of the Oyu Tolgoi mine. The Pentwater Funds have also advised the New York court that they seek to vary the terms of the Plan of Arrangement that the Pentwater Funds allege will release the claims that are the subject to the SDNY Proceeding and other claims belonging to Turquoise Hill minority investors. Counsel to the Pentwater Funds and SailingStone have also requested confirmation from the Corporation and Rio Tinto that the Plan of Arrangement will not settle, compromise, release, or determine without liability any oppression or derivative claims (as those terms are defined in the YBCA) brought by any current or former Shareholder, whether or not they have been asserted in a proceeding by the date of any Court approval of the Plan of Arrangement. The Corporation has responded to the Pentwater Funds and SailingStone confirming that the Plan of Arrangement is designed to provide finality with respect to the rights and claims of the Shareholders but that the Plan of Arrangement will not compromise or release the claims of the plaintiffs in the SDNY Proceeding or the claims of the plaintiffs in the related class action commenced in January 2021 in the Superior Court in the District of Montréal against the Corporation and certain of its current and former officers (collectively, the “Existing Claims”). Rio Tinto has made the same representation to the Pentwater Funds and SailingStone.

The Pentwater Funds and SailingStone may seek to vary the terms of the Plan of Arrangement that were agreed to by the Purchaser and the Corporation in order to allow other litigation claims, including claims relating to the Carry Loan Forgiveness, to be brought or continued following the consummation of the Arrangement. Absent such a change to the Plan of Arrangement, any claims that Minority Shareholders might have based on or in any way relating to any Share (other than those asserted in the Existing Claims) would be deemed to have been settled, compromised, released and determined without liability to Turquoise Hill, Rio Tinto and their respective officers and directors.

In connection with the Carry Loan Forgiveness, the independent directors of the Corporation considered Rio Tinto’s performance as Manager and whether Rio Tinto should bear disproportionate responsibility for the Carry Loan Forgiveness. The independent directors were also aware of the assertions by certain Minority Shareholders that Rio Tinto should bear disproportionate responsibility for any loan forgiveness on account of the Manager’s breach of its obligations to OT LLC. The work of the independent directors was undertaken by a special committee of the Board that had a mandate to review the project cost overruns and schedule delays announced by the Corporation in July 2019 as well as and the performance of the Manager. The work of this committee was performed in parallel with the work of the Special Committee in overseeing the negotiations of a comprehensive agreement with the Government of Mongolia and the A&R HoA.

The agreements reached with the Government of Mongolia and those reached with Rio Tinto under the terms of the A&R HoA led to the Reset and the Carry Loan Forgiveness, providing a comprehensive solution that allowed all parties to move forward in a manner that would advance the development of Oyu Tolgoi for the benefit of all of Turquoise Hill’s stakeholders. The result of the Special Committee’s review and the negotiations between the Corporation and Rio Tinto was announced in the January 24, 2022 press release regarding the Reset.

In assessing whether the Carry Loan Forgiveness and the terms of the agreements with the Government of Mongolia and A&R HoA were in the best interests of the Corporation, the independent directors, with the advice of external advisors, considered the following non-exhaustive list of considerations: the proposed agreements with the Government of Mongolia and the A&R HoA; views expressed by the Government of Mongolia and various Minority Shareholders with respect to Rio Tinto’s performance as Manager; Rio Tinto’s position with respect to the performance of the Manager; inherent risks in large underground project development; and the terms of the agreements between the Corporation, OT LLC, and Rio Tinto, including those which establish a “gross fault” standard for liability for the Manager and the absence of guarantees with respect to project cost or time for completion.

The Special Committee further considered the significant benefits of resolving all matters amongst the parties, including enabling the parties to proceed with the undercut, avoiding further delays that would likely arise if the parties were unable to resolve outstanding issues and the additional costs and potential value destruction of such delays as well as the value of the concessions offered by Rio Tinto in terms of the A&R HoA. After weighing these and other considerations, the Special Committee determined that it would be in the best interests of the Corporation to obtain a comprehensive resolution of outstanding issues between all parties involved in the Oyu Tolgoi underground project that enables the project to move forward. The Special Committee recommended to the Board that the Corporation enter into the A&R HoA and agree not to assert any claims of breach of any obligation of Rio Tinto or its affiliates under any agreement between the Corporation or any of its Subsidiaries and Rio Tinto or any of its affiliates based on facts then available to and known by the Corporation.

While the independent directors of the Corporation believe that the Carry Loan Forgiveness was in the best interests of the Corporation, the Pentwater Funds have alleged in the SDNY Proceeding that the Carry Loan Forgiveness was the result of oppressive conduct on the part of Rio Tinto and could be the basis for claims that the Pentwater Funds intend to bring in Canadian courts, including potentially in connection with the Court approval of the Plan of Arrangement. The independent directors of the Corporation believe that claims based on the allegations of the Pentwater Funds, including any based on the Corporation’s and its affiliates’ contractual rights and obligations under agreements with Rio Tinto, are without merit. However, defending against such claims could result in costs and delay to the closing of the Arrangement.

Rights of Former Minority Shareholders after the Arrangement

Following the completion of the Arrangement, former Minority Shareholders will no longer have an interest in the Corporation, its assets, revenues or profits. In the event that the value of Corporation’s assets or business, prior, at or after the Effective Date, exceeds the implied value of the Corporation under the Arrangement, the former Minority Shareholders will not be entitled to additional consideration for their Shares.

The Absence of Verification by the Corporation of the Information Regarding the Purchaser and Rio Tinto plc Included in, or Which May Have Been Omitted From, this Circular

All information regarding the Purchaser and Rio Tinto plc contained in this Circular, including any such information under the heading “Special Factors – Background to the Arrangement”, has been provided by the Purchaser and Rio Tinto plc, unless otherwise indicated. Although the Corporation has no knowledge that any statement contained herein taken from, or based on, such information and records or information provided by the Purchaser or Rio Tinto plc is untrue or incomplete, the Corporation assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by the Purchaser or Rio Tinto plc to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Corporation. Any inaccuracy or material omission in the information provided by the Purchaser or Rio Tinto plc for inclusion in this Circular could result in unanticipated liabilities or expenses, increase the cost of the Arrangement or adversely affect the current and future operations, financial condition and prospects of the Corporation.

The Diversion of the Attention of the Corporation’s Management

The pendency of the Arrangement could cause the attention of Management to be diverted from the day-to-day operations of the Corporation. These disruptions could be exacerbated by any delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of the Corporation.

Interests of Certain Persons in the Arrangement

Certain directors and executive officers of the Corporation have interests in the Arrangement that are different from, or in addition to, the interests of Shareholders generally, including, but not limited to, those interests discussed under the heading “The Arrangement – Interest of Certain Persons in the Arrangement; Benefits from the Arrangement”. In considering the recommendation of the Unconflicted Board of Directors to vote in favour of the Arrangement Resolution, Minority Shareholders should consider these interests.

The Resulting Tax Payable by Most Shareholders

The Arrangement will be a taxable transaction for most Shareholders and, as a result, Taxes will generally be required to be paid by such Shareholders on any income and gains that result from receipt of the Consideration under the Arrangement. Shareholders are advised to carefully read the summaries of certain Canadian and U.S. federal income tax considerations under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” and to consult with their own tax advisors to determine the tax consequences of the Arrangement to them.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date of this Circular, of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Shares who disposes of Shares under the Arrangement and who, for purposes of the Tax Act and at all relevant times, deals at arm’s length with each of Turquoise Hill and the Purchaser, is not affiliated with Turquoise Hill or the Purchaser and holds the Shares as capital property (a “Holder”). Generally, the Shares will be capital property to a Holder provided the Holder does not hold those Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary does not apply to a Holder that acquired Shares pursuant to a PSU, RSU, DSU or other equity-based employment compensation plan. Any such Holder should consult their own tax advisors.

The summary is based on the current provisions of the Tax Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”) published in writing and publicly available as of the date hereof, and takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed, but no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, administrative policy or practice, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those discussed herein.

THIS SUMMARY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS IS OF A GENERAL NATURE ONLY AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE TO ANY PARTICULAR HOLDER. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR HOLDER. CONSEQUENTLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE SPECIFIC CANADIAN FEDERAL, PROVINCIAL, TERRITORIAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE ARRANGEMENT, HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders whose Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Shares and any other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult with their own tax advisors if they contemplate making such an election.

The following portion of this summary is not applicable to a Resident Holder (a) that is a “financial institution” (as defined in the Tax Act for purposes of certain rules in the Tax Act, referred to as the “mark-to-market rules”), (b) that is a “specified financial institution” (as defined in the Tax Act), (c) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (d) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency, (e) that is exempt from Tax under Part I of the Tax Act, or (f) that has or will enter into a “derivative forward agreement” (as defined in the Tax Act) in respect of the Shares. Any such Resident Holder should consult its own tax advisors with respect to the tax consequences of the Arrangement.

Disposition of Shares under the Arrangement

Under the Arrangement, Resident Holders (other than Dissenting Resident Holders) will transfer their Shares to the Purchaser in consideration for a cash payment of C$43.00 per Share, and will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such Shares immediately before the disposition and any reasonable costs of disposition. The taxation of capital gains and capital losses is discussed below under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

Dissenting Resident Holders of Shares

A Resident Holder who is a holder of Shares and who validly exercises Dissent Rights under the Arrangement (a “Dissenting Resident Holder”) will be deemed to have transferred its Shares to the Purchaser and will be entitled to receive a payment from the Purchaser of an amount equal to the fair value of the Dissenting Resident Holder’s Shares.

In general, a Dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that such payment (other than any portion thereof that is interest awarded by a court) exceeds (or is less than) the aggregate of the adjusted cost base of the Shares to the Dissenting Resident Holder immediately before their transfer to the Purchaser pursuant to the Arrangement and any reasonable costs of the disposition. See “Certain Canadian Federal Income Tax

Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”. A Dissenting Resident Holder will be required to include in computing its income any interest awarded by a court in connection with the Arrangement.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three (3) preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation may be reduced by the amount of any dividends received (or deemed to be received) by it in respect of a Share (and, in certain circumstances, a share exchanged for such share) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may apply are urged to consult their own tax advisors.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders are urged to consult their own tax advisor with respect to the potential application of alternative minimum tax.

Additional Refundable Tax

A Resident Holder, including a Dissenting Resident Holder, that is throughout the year a “Canadian-controlled private corporation” as defined in the Tax Act, or a “substantive CCPC” (as defined in the Tax Proposals), may be liable to pay an additional refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include interest and taxable capital gains.

Holders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, the Shares in a business carried on or deemed to be carried on in Canada (a “Non-Resident Holder”). Special rules contained in the Tax Act, which are not discussed in this summary, may apply to a non-resident person that is an insurer carrying on an insurance business in Canada and elsewhere.

Disposition of Shares under the Arrangement

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Shares to the Purchaser under the Arrangement unless such Shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. See the discussion below under the heading “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada– Taxable Canadian Property”.

Taxable Canadian Property

Generally, the Shares will not be taxable Canadian property to a Non-Resident Holder at the time of disposition provided that the Shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder does not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through on or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of Turquoise Hill, and (ii) more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

Even if the Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Shares will not be included in computing the Non-Resident Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Shares constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. Shares will generally be treaty-protected property of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty or convention, be exempt from tax under the Tax Act. In the event that Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences are as described above under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada– Capital Gains and Capital Losses”.

Non-Resident Holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Shares constitute treaty-protected property.

Dissenting Non-Resident Holders

A Non-Resident Holder who validly exercises Dissent Rights under the Arrangement (a “Dissenting Non-Resident Holder”) will be deemed to have transferred such Dissenting Non-Resident Holder’s Shares to the Purchaser and will be entitled to receive a payment from the Purchaser of an amount equal to the fair value of the Dissenting Non-Resident Holder’s Shares. Any interest awarded by a court in connection with the Arrangement and paid or deemed to be paid to a Dissenting Non-Resident Holder will not be subject to Canadian withholding tax, unless such interest constitutes “participating debt interest” for purposes of the Tax Act. Non-Resident Holders who intend to dissent from the Arrangement are urged to consult their own tax advisors.

Dissenting Non-Resident Holders will generally be subject to the same treatment described above under the headings “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares under the Arrangement”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations for U.S. Shareholders with respect to the disposition of Shares pursuant to the Arrangement. This summary does not address the U.S. federal income tax considerations with respect to Shareholders who are not U.S. Shareholders. This summary also does not address the U.S. federal income tax consequences to beneficial owners of any rights to acquire Shares, or any rights to share in the appreciation of Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, it does not address U.S. estate and gift tax consequences, tax consequences arising under the alternative minimum tax or tax consequences under any state, local or non-U.S. tax laws.

This discussion is not a complete analysis or listing of all of the possible U.S. federal income tax consequences of the disposition of Shares and does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth under “Certain United States Federal Income Tax Considerations” deals only with U.S. Shareholders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who have not at any time owned, nor were treated as owning, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of shares of all classes of our stock.

In addition, this discussion of U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Shareholders, such as financial institutions, regulated investment companies, traders in securities who elect to mark-to-market their securities, tax-exempt entities, insurance companies, partnerships, persons holding Shares as part of a hedging, integrated or conversion transaction or as part of a “straddle,” U.S. expatriates, persons who acquired their Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, dealers in securities or currencies, persons subject to the “applicable financial statements” rules of Section 451 of the Code and holders whose “functional currency” is not the U.S. dollar.

As used herein, the term “U.S. Shareholder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

(a)	an individual citizen or resident of the United States;

(b)	a corporation created or organized under the laws of the United States or any state thereof and the District of Columbia;

(c)	an estate the income of which is subject to United States federal income taxation regardless of its source; or

(d)

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons as described in Section 7701 (a) (30) of the Code have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. treasury regulations (the “Treasury Regulations”) to be treated as a U.S. person.

If a partnership or other flow-through entity holds Shares, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and upon the activities of the partnership or other flow-through entity. If you are a partner or other owner of a partnership or other flow-through entity holding Shares, you should consult your tax advisor.

Shareholders of Shares who are not U.S. Shareholders (“Non-U.S. Shareholders”), should also consult their own tax advisors, particularly as to the applicability of any tax treaty.

The following discussion is based upon:

•	the Code;

•	U.S. judicial decisions;

•	administrative pronouncements;

•	existing and proposed Treasury Regulations; and

•	the Canada – U.S. Income Tax Treaty.

Any of the above is subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and described here.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Shareholder and no opinion or representation with respect to the U.S. federal income tax consequences to any Shareholder is made. Shareholders are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state, local and applicable non-U.S. tax laws of the acquisition, ownership and disposition of Shares.

Disposition of Shares under the Arrangement

A U.S. Shareholder’s initial tax basis in the Shares will generally be their cost to the Shareholder. A U.S. Shareholder’s adjusted tax basis in the Shares will generally be the same as their cost, but may differ for various reasons including the receipt by such Shareholder of a distribution that was not made up wholly of earnings and profits. Subject to the discussion of passive foreign investment companies below, gain or loss realized by a U.S. Shareholder on the disposition of Shares under the Arrangement will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference (if any) between the U.S. Shareholder’s adjusted tax basis (determined in U.S. dollars) in the Shares and the U.S. dollar value of the amount realized on the disposition of such Shares. Capital gains of non-corporate U.S. Shareholders, including individuals, derived with respect to the disposition of Shares held for more than one (1) year are subject to a maximum U.S. federal income tax rate of 23.8%. However, legislative proposals have been made to raise the rate of tax applicable to capital gains. The deductibility of capital losses is subject to limitations. In the case of a non-corporate U.S. Shareholder, the federal tax rate applicable to capital gains will depend upon:

•	the Shareholder’s holding period for the Shares, with a preferential rate available for Shares held for more than one (1) year; and

•	the Shareholder’s marginal tax rate for ordinary income.

Any gain realized will generally be treated as U.S. source gain, and loss realized by a U.S. Shareholder generally will also be treated as from sources within the United States.

A Non-U.S. Shareholder of Shares generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Shares unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Shareholder of a trade or business in the United States; or

•

in the case of any gain realized by an individual Non-U.S. Shareholder, such Non-U.S. Shareholder is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

Passive Foreign Investment Company

We believe that our Shares should not be treated as stock of a passive foreign investment company (a “PFIC”) for United States federal income tax purposes. In general, we will be a PFIC with respect to a U.S. Shareholder if, for any taxable year in which the U.S. Shareholder held our Shares, either:

•	at least 75% of our gross income for the taxable year was passive income; or

•	at least 50% of the average value of our assets was attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income includes, among other things, income such as:

•	dividends;

•	interest;

•	rents or royalties, other than certain rents or royalties derived from the active conduct of trade or business;

•	annuities; and

•	gains from assets that produce passive income.

If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, a U.S. Shareholder that did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to special rules with respect to any gain realized on the disposition of Shares under the Arrangement.

Under the PFIC rules,

•	the gain would be allocated ratably over the U.S. Shareholder’s holding period for the Shares;

•	the amount allocated to the taxable year in which the gain is realized and to taxable years prior to the first year in which we were classified as a PFIC would be taxable as ordinary income; and

•

the amount allocated to each other prior year would be subject to tax as ordinary income at the highest tax rate in effect for that tax year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

The PFIC tax consequences described above generally would not apply to a U.S. Shareholder that had timely made a qualified electing fund election or a mark-to-market election with respect to such U.S. Shareholder’s Shares. We have not provided and do not intend to provide the information necessary for U.S. Shareholders to make qualified electing fund elections with respect to their Shares. A U.S. Shareholder that has made a mark-to-market election is urged to consult its tax adviser regarding the U.S. federal income tax consequences of the Arrangement. If the Corporation was treated as a PFIC, a U.S. Shareholder generally would be required to file IRS Form 8621 disclosing certain information regarding its ownership of Shares, including information regarding distributions on the Shares and the amount of gain realized upon the disposition of Shares pursuant to the Arrangement. The application of the PFIC rules to the disposition of Shares is extremely complex. Each U.S. Shareholder is urged to consult its tax adviser regarding the potential application of the PFIC rules to the Arrangement.

Receipt of Foreign Currency

The amount of Canadian dollars received in connection with the Arrangement will generally be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such amount, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to the U.S. dollar value thereof on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders that use the accrual method. Each U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

United States Backup Withholding and Information Reporting

A U.S. Shareholder will generally be subject to information reporting, on IRS Form 1099, with respect to proceeds of the disposition of our Shares under the Arrangement that are paid within the United States or through some U.S.-related financial intermediaries to U.S. Shareholders, unless the U.S. Shareholder is a corporation or comes within certain other categories of exempt recipients. A U.S. Shareholder that is not an exempt recipient will generally be subject to backup withholding with respect to the proceeds from the disposition of the Shares unless the U.S. Shareholder timely provides a taxpayer identification number and complies with the other applicable requirements of the backup withholding rules. A U.S. Shareholder who fails to provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Shareholders will generally be subject to information reporting and possible backup withholding with respect to the proceeds of the disposition of the Shares effected within the United States, unless the holder certifies to its foreign status or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the holder is a U.S. Shareholder. Payments of proceeds from the disposition of the Shares within the United States by a payor within the United States to a Non-U.S. Shareholder will be subject to backup withholding if such holder fails to provide appropriate certification, which includes a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-US person. In the case of such payments by a payor within the United States to a foreign partnership other than a foreign partnership that qualifies as a “withholding foreign partnership” within the meaning of the Treasury Regulations, the partners of such partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Consequences to Dissenting U.S. Shareholders

A U.S. Shareholder that exercises Dissent Rights and is paid cash in exchange for all of its Shares generally is expected to be subject to U.S. federal income tax consequences substantially similar to those described above (except that any amounts that are or are deemed to be interest for U.S. federal income tax purposes will be taxed as ordinary income). Each U.S. Shareholder considering the exercise of Dissent Rights is urged to consult its tax adviser regarding the tax consequences of exercising such rights in light of such U.S. Shareholder’s particular circumstances.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant unaffiliated Shareholders (being the Shareholders excluding the Purchaser and its affiliated entities (as such term is defined for the purposes of the MI 61-101)) access to corporate files of the Corporation or the Purchaser or (b) obtain counsel or appraisal services at the expense of the Corporation or the Purchaser.

DISSENTING SHAREHOLDERS’ RIGHTS

If you are a registered Shareholder, you are entitled to dissent from the Arrangement Resolution in the manner provided in Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement.

The following description of the Dissent Rights of registered Shareholders is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the “fair value” of his, her or its Shares, and is qualified in its entirety by the reference to the full text of the Interim Order which is attached as Appendix E to this Circular, the full text of the Plan of Arrangement which is attached as Appendix B to this Circular and the full text of Section 193 of the YBCA which is attached as Appendix G to this Circular.

A registered Shareholder who intends to exercise Dissent Rights should carefully consider and strictly comply with the provisions of Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. Failure to strictly comply with the provisions of that section, as modified by the Interim Order and/or the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all rights thereunder. It is suggested that Shareholders wishing to avail themselves of their rights under those provisions seek their own legal advice, as failure to comply strictly with them may prejudice their Dissent Rights. It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights.

The Court hearing the application for the Final Order also has the discretion to alter the Dissent Rights described herein.

Under the Interim Order, a registered Shareholder who fully complies with the dissent procedures in Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement, is entitled, when the Arrangement becomes effective, in addition to any other rights such Shareholder may have, to dissent and to be paid the fair value of his, her or its Shares by the Purchaser, determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is adopted. A registered Shareholder who intends to exercise Dissent Rights must do so with respect to all of the Shares registered in the Dissenting Shareholder’s name that either: (i) they hold on their own behalf; or (ii) they hold on behalf of any one beneficial Shareholder.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Shareholders are entitled to exercise Dissent Rights. Some, but not all, of the Shares have been issued in the form of a global certificate registered in the name of CDS & Co. and, as such, CDS & Co. is the registered holder of those Shares. Accordingly, a non-registered holder of Shares who wishes to exercise Dissent Rights must make arrangements for the Shares beneficially owned by him, her or it, as the case may be, to be registered in his, her or its, as the case may be, name through their Intermediary prior to the time the Dissent Notice is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such Shares to exercise Dissent Rights on his, her or its, as the case may be, behalf.

Notwithstanding Subsection 193(5) of the YBCA, a registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement Resolution must send to Turquoise Hill a Dissent Notice, which Turquoise Hill must receive, c/o Dustin Isaacs, Chief Legal Officer and Corporate Secretary, at 1 Place Ville Marie, Suite 3680, Montréal, Québec, Canada, H3B 3P2, Canada, with copies to each of: (i) Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, Canada, H3B 1R1, Attention: Steve Malas, email: steve.malas@nortonrosefulbright.com, and Orestes Pasparakis, email: orestes.pasparakis@nortonrosefulbright.com; (ii) McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Eva Bellissimo, email: ebellissimo@mccarthy.ca; and Shea Small, email: ssmall@mccarthy.ca; and (iii) TSX Trust Company, 1200-1 Toronto Street, Toronto, Ontario, Canada, M5C 2V6, Attention: Proxy Department, or at 1600-2001 Robert-Bourassa Blvd., Montréal, Québec, Canada, H3A 2A6, Attention: Proxy Department, by no later than 4:00 p.m. (Montréal time) on October 28, 2022 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) Business Day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting), and must otherwise strictly comply with the dissent procedures described in this Circular, the Interim Order, the Plan of Arrangement and Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement.

Registered Shareholders who validly exercise Dissent Rights as set out in the YBCA, as modified by the Interim Order and/or the Plan of Arrangement, will be deemed to have transferred their Shares to the Purchaser free and clear of any Liens, as of the Effective Date, and if they: (i) ultimately are entitled to be paid the fair value for their Shares will be entitled to be paid the fair value of such Shares by the Purchaser, notwithstanding anything to the contrary in Section 193 of the YBCA, which fair value shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution was adopted, and will not be entitled to any other payment or consideration (including any payment that would be payable under the Arrangement had they not exercised their Dissent Rights), or (ii) are ultimately not entitled, for any reason, to be paid fair value for their Shares, will be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Shareholder.

The filing of a Dissent Notice does not deprive a registered Shareholder of the right to vote at the Meeting. However, a Shareholder’s Dissent Notice sent with respect to the Arrangement shall be deemed to be and shall be automatically revoked if such Shareholder has voted in favour of the Arrangement Resolution, whether in person, virtually or by proxy. There is no right to a partial Dissent. A Dissenting Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution (in respect of some or all of their Shares) will have automatically revoked their Dissent Notice.

A vote against the Arrangement Resolution will not constitute a Dissent Notice.

If the Arrangement is approved, the Dissenting Shareholder who sent a Dissent Notice or the Corporation may apply to the Court to fix the fair value of the Dissenting Shareholder’s Dissent Shares and the Court shall make an order fixing the fair value of such Dissent Shares, giving judgment in that amount against the Corporation in favour of the Dissenting Shareholder and fixing the time by which the Corporation must pay that amount to the Dissenting Shareholder. Under the terms of the Plan of Arrangement, the Purchaser is obligated to pay any such amount to the Dissenting Shareholder. Any judicial determination of fair value may result in delay of receipt by a Dissenting Shareholder of Consideration for such Dissenting Shareholder’s Dissent Shares.

On the Effective Date, a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid by the Purchaser the fair value of his, her or its, as the case may be, Dissent Shares as determined pursuant to Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement. Pursuant to the Plan of Arrangement, in no case will the Corporation, the Purchaser or any other Person be required to recognize any Dissenting Shareholder as a Shareholder after the Effective Date, and the names of such Shareholders will be deleted from the list of registered Shareholders at the Effective Date. In addition to any other restrictions under Section 193 of the YBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of RSUs, PSUs and DSUs; and (ii) other Shareholders who entered into the Voting Agreements.

The above is only a summary of some of the provisions of the YBCA pertaining to Dissent Rights, as modified by the Interim Order and/or the Plan of Arrangement, which are technical and complex. If you are a Shareholder holding Shares and wish to directly or indirectly exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement, will prejudice your Dissent Rights. We urge any Shareholder who is considering dissenting to the Arrangement to consult their own tax advisor with respect to the income tax consequences to them of such action. For a general summary of certain Canadian Federal income tax considerations for a Dissenting Shareholder, see: “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Dissenting Non-Resident Holders.”

DEPOSITARY

TSX Trust will act as the depositary for the receipt of share certificates or DRS Advices representing Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders (other than any Dissenting Shareholders) pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by the Corporation against certain liabilities under applicable Securities Laws and expenses in connection therewith.

No fee or commission is payable by any holder of Shares who transmits its Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, the Corporation will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Arrangement.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact our proxy solicitor, Kingsdale, at 1-888-370-3955 (toll-free in North America), or by calling collect at 416-867-2272 (outside of North America) or by email at contactus@kingsdaleadvisors.com. Questions on how to complete the letter of transmittal should be directed to the Corporation’s depositary, TSX Trust, at 1-800-387-0825 (toll-free within North America) or at 416-682-3860 (outside of North America) or by email at shareholderinquiries@tmx.com.

APPROVAL BY THE DIRECTORS

The Board has approved the contents and delivery of this Circular.

(signed) Dustin Isaacs

Dustin Isaacs

Chief Legal Officer and Corporate Secretary

GLOSSARY OF TERMS

“1-Day Premium” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“2020 OTTR” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Scope of Review”.

“A&R HoA” means the Amended and Restated Heads of Agreement dated January 24, 2022 between the Corporation and RTIHL.

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement, any offer, proposal or inquiry from any Person or group of Persons (other than the Purchaser or any affiliate of the Purchaser), whether or not in writing and whether or not delivered to the Shareholders, relating to: (a) any direct or indirect acquisition, purchase, disposition (or any lease, royalty, joint venture, long-term supply agreement or other arrangement, in each case, having the same economic effect as a sale), through one or more transactions, of (i) the assets of the Corporation and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Corporation and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of the Corporation or 20% or more of any voting or equity securities of any one or more of any of the Corporation’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole (in each case, determined based upon the most recently publicly available consolidated financial statements of the Corporation); (b) any direct or indirect takeover bid, tender offer, exchange offer, sale or issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Corporation or any of its Subsidiaries; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving the Corporation or any of its Subsidiaries that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Corporation or any of its Subsidiaries; or (d) any other similar transaction or series of transactions involving the Corporation or any of its Subsidiaries.

“Adjusted Resource Case” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Oyu Tolgoi Model”.

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

“Arrangement” means the arrangement of the Corporation under Section 195 of the YBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order (with the prior written consent of the Corporation and the Purchaser, each acting reasonably).

“Arrangement Agreement” means the arrangement agreement dated September 5, 2022 among the Corporation, the Purchaser and Rio Tinto plc, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Arrangement Resolution” means the resolution of the Shareholders approving the Plan of Arrangement to be considered at the Meeting and as set forth in Appendix A to this Circular.

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the YBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement.

“Authorization” means, with respect to any Person, any authorization, Order, permit, approval, grant, licence, concession, registration, consent, right, notification, condition, franchise, privilege, certificate, judgement, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person.

“Benefit Plans” means all health, welfare, dental, vision, sickness, death, life, cafeteria, flexible spending, supplemental unemployment benefit, bonus, change of control, loan, allowance, spending account, profit sharing, insurance, incentive, incentive compensation, or deferred compensation plans, share purchase, share options, share compensation, or other equity-based compensation plans, disability, pension or retirement income or savings plans, vacation or other paid time off, parental leave, severance, employment or individual consulting agreements and any other material employee compensation arrangement or benefit plans, trust, funds, policies, programs, arrangements, or practices which are (a) sponsored, maintained, contributed to or required to be contributed to by the Corporation or its Subsidiaries (other than OT LLC), or (b) for which the Corporation or its Subsidiaries (other than OT LLC) has any actual or contingent liability or obligation with respect to any current or former employee, officer, director or independent contractor of the Corporation or any of its Subsidiaries (other than OT LLC), excluding Statutory Plans, plans of Rio Tinto plc or its Subsidiaries of which employees, officers, directors or independent contractors of the Corporation or any of its Subsidiaries (other than OT LLC) are beneficiaries, and plans for which Rio Tinto plc or its Subsidiaries has any actual or contingent liability or obligation with respect to any current or former employee, officer, director or independent contractor of the Corporation or any of its Subsidiaries (other than OT LLC), but including the DSU Plan, the PSU Plan and RSU Plan.

“Blakes” means Blake, Cassels & Graydon LLP, the legal counsel to the Special Committee.

“BMO” means Bank of Montreal.

“BMO August 31st Fairness Opinion” means the opinion of BMO Capital Markets to the effect that, as of August 31, 2022, and subject to the assumptions, limitations and qualifications contained therein, the Consideration contemplated to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Term Sheet and the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates), a copy of which is attached as Appendix D to this Circular.

“BMO August 31st Presentation” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“BMO Capital Markets” means BMO Nesbitt Burns Inc.

“BMO Corporation Information” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“BMO Fairness Opinions” means, collectively, the BMO August 31st Fairness Opinion and the BMO September 5th Fairness Opinion.

“BMO Management Memo” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“BMO Manager Information” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“BMO Presentations” means, collectively, the BMO September 5th Presentation and the BMO August 31st Presentation.

“BMO RT Certificates” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“BMO September 5th Fairness Opinion” means the opinion of BMO Capital Markets to the effect that, as of September 5, 2022, and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by the Shareholders (other than the Purchaser and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Purchaser and its affiliates), a copy of which is attached as Appendix D to this Circular.

“BMO September 5th Presentation” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“BMO TRQ Certificates” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“Board of Directors” or “Board” means the board of directors of the Corporation as the same is constituted from time to time.

“Board Recommendation” means the unanimous recommendation of the Unconflicted Board of Directors to the Minority Shareholders that they vote in favour of the Arrangement Resolution.

“Broadridge” means Broadridge Financial Solutions, Inc.

“Business Day” means any day, other than a Saturday, a Sunday or any day on which banks are closed or authorized to be closed for business in London, United Kingdom or Montréal, Québec, provided however that for the purposes of counting the number of Business Days elapsed, each Business Day will be deemed to commence at 9:00 a.m. (Montréal time) and end at 5:00 p.m. (Montréal time) on the applicable day.

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities Laws, rules and regulations and published policies thereunder of any other province or territory of Canada.

“Carry Loan Forgiveness” has the meaning ascribed thereto under “Risk Factors – Risks Related to the Arrangement – Uncertainty Surrounding the Arrangement”.

“CDS & Co.” means the Canadian Depository for Securities.

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to Subsection 192(11) of the YBCA giving effect to the Arrangement.

“Change in Recommendation” has the meaning ascribed thereto under “Arrangement Agreement – Termination of the Arrangement Agreement”.

“Circular” means the notice of the Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986.

“Co-Lending Facility” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“Conflicted Directors” means Alfred P. Grigg and Stephen Jones.

“Consideration” means C$43.00 in cash per Share.

“Contract” means any written or oral contract, agreement, license, franchise, lease, arrangement, commitment, joint venture, partnership or other right or obligation to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject.

“Corporation” or “Turquoise Hill” means Turquoise Hill Resources Ltd., a corporation governed by the laws of Yukon.

“Corporation Disclosure Letter” means the disclosure letter delivered by the Corporation to the Purchaser setting out certain disclosure relating to the Corporation dated September 5, 2022.

“Court” means the Supreme Court of Yukon or other competent court, as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variances thereof.

“COVID-19 Measures” means (a) measures undertaken by the Corporation or its Subsidiaries to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, curfew, shut down, closure, sequester, travel restrictions issued by any Governmental Entity, or any other public health directives, guidelines or recommendations; and (b) other commercially reasonable business practices adopted by the Corporation or its Subsidiaries, in each case in connection with or in response to COVID-19.

“CRA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“Cuprum” means Cuprum Metals PTE Ltd., a wholly owned Subsidiary of the Corporation.

“Depositary” means TSX Trust Company.

“DIP” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Director” means the Director appointed pursuant to Section 107 of the YBCA.

“Disclosure Documents” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Assumptions and Limitations”.

“Dissent Notice” means a written objection to the Arrangement Resolution provided by a Dissenting Shareholder in accordance with the dissent procedure set out in Section 193 of the YBCA, as modified by the Interim Order and/or the Plan of Arrangement.

“Dissent Rights” means the rights of dissent granted in favour of registered Shareholders in respect of the Arrangement pursuant to and in the manner set forth in Section 193 of the YBCA, as modified by the Interim Order.

“Dissent Shares” means the Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights in accordance with the YBCA and the terms of the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“Dissenting Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Dissenting Non-Resident Holders”.

“Dissenting Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Dissenting Resident Holders of Shares”.

“Dissenting Shareholder” means any registered Shareholder who has duly and validly exercised its Dissent Rights in accordance with the YBCA and the terms of the Interim Order and the Plan of Arrangement, and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered Shareholder in accordance with the YBCA, as modified by the Interim Order and/or the Plan of Arrangement.

“DRS Advice” means a Direct Registration System (DRS) advice.

“DSU Plan” means the Corporation’s deferred share unit plan dated July 29, 2021.

“DSUs” means outstanding deferred share units granted under the DSU Plan.

“Early Advance” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement– Rio Tinto Initial Proposal”.

“Early Advance Agreement” means the secured early advance funding agreement dated September 5, 2022 among Cuprum, as borrower, the Corporation, and the Purchaser, as initial lender.

“Early Advance Facility” has the meaning ascribed thereto under “Early Advance Funding Agreement”.

“Early Advance Maturity Date” has the meaning ascribed thereto under “Third Amended And Restated Heads Of Agreement”.

“EBITDA” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Approach to Value”.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. Yukon time on the Effective Date, or such other time as the Corporation and Purchaser may agree to in writing before the Effective Date.

“Enthalpy” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement”.

“Entrée” means Entrée Resources Limited.

“Equity Mandate” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Independence of TD Securities”.

“Erdenes” means Erdenes Oyu Tolgoi LLC.

“EV” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Approach to Value”.

“Exchanges” means the TSX and the NYSE.

“Excluded Shares” means the 102,196,643 Shares owned by Rio Tinto.

“Existing Claims” has the meaning ascribed thereto under “Risk Factors – Risks Related to the Arrangement – Uncertainty Surrounding the Arrangement”.

“Expense Reimbursement Amount” means US$15,000,000.

“Exploration Assets” means any exploration projects owned by the Corporation that are not held directly or indirectly by OT LLC.

“Fairness Opinions” means, collectively, the BMO Fairness Opinions and the TD Fairness Opinion.

“FCF” means free cash flow.

“Final Hearing” has the meaning ascribed thereto under “Certain Legal Matters – Court Approvals and Completion of the Arrangement – Final Order”.

“Final Order” means the final order of the Court in a form acceptable to the Purchaser and the Corporation, each acting reasonably, pursuant to Section 195 of the YBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both the Purchaser and the Corporation, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both the Purchaser and the Corporation, each acting reasonably).

“Financial and other Information” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“Forecasts” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets - Financial Projections”.

“Formal Valuation” means the formal valuation of the Shares provided by TD Securities to the Special Committee in accordance with the requirements of MI 61-101, which concluded that, as at August 31, 2022 and based upon TD Securities’ analysis and subject to the assumptions, limitations and qualifications set forth therein, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share, as further described under “Special Factors – Formal Valuation and TD Fairness Opinion”, and in the Formal Valuation and TD Fairness Opinion, a copy of which is attached as Appendix C to this Circular.

“Future EV / EBITDA” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Approach to Value”.

“FX” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Commodity Price and Exchange Rate Assumptions”.

“G&A” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Corporate G&A Assumptions”.

“Governmental Entity” means: (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign; (b) any stock exchange, including the TSX and the NYSE, as applicable; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing.

“Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“IASB” means International Accounting Standards Board.

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

“IIROC” means Investment Industry Regulatory Organization of Canada.

“Information” has the meaning ascribed thereto under “Arrangement Agreement – Representations and Warranties”.

“Initial Equity Offering” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement– Background to the Timing of Rio Tinto’s Initial Proposal”.

“Initial Proposal” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Rio Tinto Initial Proposal”.

“Interested Parties” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Independence of TD Securities”.

“Interim Order” means the interim order of the Court dated September 27, 2022 concerning the Arrangement under Section 195 of the YBCA, in a form acceptable to both the Corporation and the Purchaser, each acting reasonably, containing, among other things, orders and directions with respect to the Arrangement and the holding of the Meeting, a copy of which is attached as Appendix E to this Circular.

“Intermediary” has the meaning ascribed thereto in the Notice of Meeting.

“Intervening Event” means any event, change, effect, development, occurrence, state of fact or circumstance with respect to the Corporation and its Subsidiaries, taken as a whole, that (i) is neither known, nor reasonably foreseeable by (or, if known or reasonably foreseeable, the consequences or the probability or magnitude of such consequences were not known to, or reasonably foreseeable by), the Special Committee as of or prior to the execution and delivery of the Arrangement Agreement, (ii) first occurs, arises or becomes known to the Special Committee after the execution and delivery of the Arrangement Agreement and on or prior to obtaining the Shareholder Approvals and (iii) has had, or would reasonably be expected to have, a material positive effect on the business, assets, properties, affairs, projects (including the development thereof), operations, condition (financial or otherwise) or results of operations or liabilities (contingent or otherwise and whether contractual or otherwise) of the Corporation and its Subsidiaries, taken as a whole; provided, however, that any event, change, effect, development, occurrence, state of fact or circumstance resulting from or arising in connection with or related to (A) any Acquisition Proposal or any inquiry or communications or announcements or matters relating thereto, (B) the execution, announcement or pendency of the Arrangement Agreement or the Arrangement or the consummation of the transactions contemplated hereby, (C) any action taken (or omitted to be taken) by the Corporation or any of its Subsidiaries or the Purchaser or any of its affiliates that is required to be taken (or omitted to be taken) pursuant to the Arrangement Agreement or any other agreement between or among any such persons, (D) any action that is taken (or omitted to be taken) by the Corporation or any of its Subsidiaries at the written request, or with the prior written consent, of the Purchaser, (E) a breach of the Arrangement Agreement by the Corporation, (F) the Corporation meeting or exceeding any internal or public projections, forecasts, guidance or estimates, including of revenues, earnings, cash flows, production and other financial and operational metrics (it being understood that the facts or circumstances giving rise or contributing to meeting or exceeding any such items to the extent not otherwise excluded may be taken into account in determining if an Intervening Event has occurred), (G) any change in the market price or trading volume or holders of any securities of the Corporation (it being understood that the facts or circumstances giving rise or contributing to such change in market price or trading volume to the extent not otherwise excluded from being an Intervening Event may be taken into account in determining if an Intervening Event has occurred), (H) any change in the price of or market for copper or gold, (I) any fluctuations in currency exchange, interest or inflation rates, (J) any change in applicable generally acceptable accounting principles, including IFRS, after the date of the Arrangement Agreement, (K) any change in applicable Laws after the date of the Arrangement Agreement or (L) any announcements, reports, proposals or communications by or with the shareholders of the Corporation, analysts or proxy advisory services, shall not, individually or in the aggregate, constitute an Intervening Event.

“Intervening Event Notice” means written notice to the Purchaser describing an Intervening Event in reasonable detail provided by the Corporation upon becoming aware of an Intervening Event.

“Intervening Event Period” means the period ending on the earlier of five (5) Business Days following receipt by the Purchaser of Intervening Event Notice and the third (3rd) Business Day prior to the Meeting.

“Investment Agreement” means the Investment Agreement dated October 6, 2009 among the Government of Mongolia, OT LLC, the Corporation and RTIH in respect of Oyu Tolgoi.

“IRS” means the U.S. Internal Revenue Service.

“Kingsdale” means Kingsdale Advisors, the Corporation’s proxy solicitation agent.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, by-laws, statutes, codes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, codes, constitutions or other similar requirements, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, and, for greater certainty, includes the terms and conditions of any Authorization of or from any Governmental Entity, Canadian Securities Laws, and U.S. Securities Laws.

“Letter of Transmittal” means the form of letter of transmittal accompanying this Circular sent to registered Shareholders in respect of the disposition of their Shares, pursuant to the Arrangement.

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Low Relative Capital Requirement Developers” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Management” means the management of the Corporation.

“Manager” means Rio Tinto OT Management Limited, a Subsidiary of Rio Tinto plc, and manager of Oyu Tolgoi.

“Material Adverse Effect” means any event, change, occurrence, effect, development, state of facts or circumstances that, individually or in the aggregate with other events, changes, occurrences, effects, developments, states of facts or circumstances has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, affairs, projects (including the development thereof), operations, condition (financial or otherwise) or results of operations or liabilities (contingent or otherwise and whether contractual or otherwise) of the Corporation and its Subsidiaries taken as a whole except any such event, change, occurrence, effect, state of facts or circumstances resulting from or arising in connection with:

(a)    any change, development or condition generally affecting the copper mining industry;

(b)    any change in the price of copper or gold;

(c)    any change in global, national or regional political conditions (including any temporary facility takeover for emergency purposes, outbreak of hostilities or war or acts of terrorism or any escalation);

(d)    any earthquake, flood or other natural disaster;

(e)    any epidemic, pandemic or general outbreaks of illness (including COVID-19 and its continuing effect on working restrictions and the local, national and global economy) or any worsening of the foregoing;

(f)    any change in general economic, business, banking, regulatory, political or market conditions or in financial, credit, currency, commodities or securities markets in Canada, the United States or globally;

(g)    any change in applicable generally acceptable accounting principles, including IFRS, after the date of the Arrangement Agreement;

(h)    any fluctuations in currency exchange, interest or inflation rates;

(i)    any change in applicable Laws after the date of the Arrangement Agreement (provided that this paragraph (i) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws);

(j)    the execution, announcement and pendency of the Arrangement Agreement or the consummation of the transactions contemplated thereby;

(k)    certain other specific matters as disclosed by the Corporation to the Purchaser;

(l)    any change in the business, finances or affairs of OT LLC caused by the actions or inactions of the Manager in its capacity as such;

(m)    the actions or inactions expressly required by the Arrangement Agreement or that are taken (or omitted to be taken) with the prior written consent of the Purchaser or mandated by the Manager, Technical Committee or Operating Committee (provided that this paragraph (m) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences resulting from the execution and delivery of the Arrangement Agreement or the consummation of the transactions contemplated by the Arrangement Agreement or the performance of obligations under the Arrangement Agreement);

(n)    any change in the market price or trading volume of any securities of the Corporation (it being understood that the causes underlying such changes in market price or trading volume may be taken into account, to the extent permitted by the Arrangement Agreement, in determining whether a Material Adverse Effect has occurred); or

(o)    the failure, in and of itself, of the Corporation to meet any internal, published or public projections, forecasts, guidance or estimates, including of revenues, earnings, cash flows or other financial operating metrics before, on or after the date of this Arrangement Agreement (it being understood that the causes underlying such failure may be taken into account, to the extent not referred to in paragraphs (a) to (n) above, in determining whether a Material Adverse Effect has occurred);

provided, however, that paragraphs (a) to and including (o) above do not apply to the extent that any such event, change, occurrence, effect, development, state of facts or circumstances disproportionately adversely affect the Corporation and its Subsidiaries, taken as a whole, compared to other mining companies primarily operating in the copper sector.

“Material Contract” means in respect of the Corporation or any of its Subsidiaries (other than OT LLC), any Contract:

(a)    that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect;

(b)    regarding the sale or the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise, with a purchase price in excess of US$5,000,000 that has been entered into since September 1, 2020 or under which one or more of the parties has material ongoing obligations including executory indemnification, earn-out or other liabilities;

(c)    that is a lease, sublease, license or right of way or occupancy agreement for Real Property, Surface Rights or Mineral Rights which is material to the business of the Corporation and its Subsidiaries, taken as a whole;

(d)    that provides for the establishment of, investment in or formation of any partnership or joint venture with any Person in which the interest of the Corporation or any of its Subsidiaries exceeds US$5,000,000;

(e)    relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset of the Corporation or any of its Subsidiaries, in each case relating to indebtedness in excess of US$5,000,000;

(f)    relating to any future offering or issuance of securities of the Corporation;

(g)    restricting the incurrence of indebtedness by the Corporation or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any licenses on any properties of assets of the Corporation or any of its Subsidiaries;

(h)    under which the Corporation or any of its Subsidiaries is obligated to make or expects to receive payments in excess of US$5,000,000 in any 12-month period or US$5,000,000 over the remaining term of the contract;

(i)    that provides for the supply of essential infrastructure, goods or services (including electricity supply, transmission, fuel, and transportation) or right of first refusal or “most favoured nation” obligation in favour of another Person;

(j)    that creates an exclusive dealing arrangement (including exclusive sales, agency and distribution agreements) or right of first offer;

(k)    that purports to limit or restrict the Corporation or any of its affiliates in any material respect from engaging in any line of business or in any geographic area;

(l)    under which the Corporation has granted any Person registration rights (including demand and piggy-back registration rights);

(m)    providing for contractual severance or change of control payments; or

(n)    that limits or restricts (A) the ability of the Corporation or any of its Subsidiaries to engage in any business activity or carry on business or acquire an interest in real property or minerals in any geographic area, or (B) the scope of Persons to whom the Corporation or any of its Subsidiaries may sell products or deliver services;

provided, however, that Material Contract shall not include (i) any Contract to which the Purchaser or any of its affiliates is a party; or (ii) any agreement or joint venture entered into with Entrée.

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (implemented in Québec as Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions).

“Mineral Rights” means all mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) held by the Corporation or its Subsidiaries in respect of the Exploration Assets.

“Minority Approval” has the meaning ascribed thereto under “Summary of Arrangement – Purpose of the Meeting”.

“Minority Shareholders” means the holders of Minority Shares.

“Minority Shares” means all of the issued and outstanding Shares other than the Excluded Shares.

“MSP” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Shareholder Loans and Other Corporate Adjustments”.

“NAV” means net asset value.

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer Regulation (implemented in Québec as Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer).

“NOBO” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting – Non-Registered Shareholders”.

“Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”.

“Non-U.S. Shareholder” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“Notice of Meeting” means the notice of special meeting of Shareholders dated September 27, 2022 accompanying this Circular.

“NPV” means net present value.

“NPV of Cash Flows” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“NYSE” means the New York Stock Exchange.

“OBO” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting – Non-Registered Shareholders”.

“Operating Committee” means the operating committee of OT LLC, comprised of two (2) nominees of the Purchaser (with one (1) such nominee acting as chair) and two (2) nominees of the Corporation.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, settlements, stipulations, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“OT Certificate” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion - Scope of Review”.

“OT LLC” means Oyu Tolgoi LLC.

“Outside Date” means January 31, 2023, or such later date as may be agreed to in writing by the Parties.

“Oyu Tolgoi” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement”.

“P/NAV” means price to NAV.

“Parties” means the Corporation, the Purchaser, and Rio Tinto, and “Party” means any one of them, as the context requires.

“Peer Companies” means, collectively, the Peer Developer Companies and the Peer Producer Companies.

“Peer Developer Companies” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Peer Producer Companies” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Pentwater Funds” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting – Principal Shareholders”.

“Permitted Liens” means, in respect of the Corporation or any of its Subsidiaries, any one or more of the following:

(a)    Liens for Taxes or charges for electricity, gas, power, water and other utilities not at the time due and payable or otherwise contested in good faith or for which adequate reserves have been established;

(b)    restrictions, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements, or other registered agreements or instruments in favour of any Governmental Entity, easements, rights-of-way, servitudes, or other similar rights in or with respect to Real Property, Surface Rights or Mineral Rights granted to or reserved by other persons or properties, which individually or in the aggregate do not materially impair the use of or the operation of the business of the Corporation or any of its Subsidiaries or the property subject thereto and provided that same have been complied with;

(c)    inchoate or statutory Liens or privileges imposed by Law such as contractors, subcontractors, carriers, warehousemen’s, mechanics, builder’s, workers, suppliers, and materialmen’s and others in respect of the construction, maintenance, repair or operation of real or personal property;

(d)    any security given to a public or private utility or other service provider or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such person in the ordinary course of its business, but only to the extent relating to costs and expenses for which payment is not due;

(e)    municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property and any other restrictions affecting or controlling the use, marketability or development of real property;

(f)    any right reserved to or vested in any Governmental Entity by the terms of any permit, licence, certificate, order, grant, classification (including any zoning laws and ordinances and similar legal requirements), registration or other consent, approval or authorization acquired by such person from any Governmental Entity or by any Law, to terminate any such permit, licence, certificate, order, grant, classification, registration or other consent, approval or authorization or to require annual or other payments as a condition to the continuance thereof and which in the aggregate do not materially impair the use of or the operation of the business of the Corporation or any of its Subsidiaries or the property subject thereto;

(g)    the reservations, exceptions, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Entity of any owned, leased or licenced Real Property, Surface Rights or Mineral Rights;

(h)    any minor encroachments by any structure located on the Real Property, Surface Rights or Mineral Rights onto any adjoining lands and any minor encroachment by any structure located on adjoining lands onto the Real Property, Surface Rights or Mineral Rights that do not materially adversely affect the use of the Real Property, Surface Rights or Mineral Rights or otherwise materially impair business operations at the affected properties;

(i)    such other immaterial imperfections or immaterial irregularities of title or Lien that, in each case, do not materially adversely affect the use of the Real Property, Surface Rights or Mineral Rights or assets subject thereto or otherwise materially adversely impair business operations of such properties; and

(j)    purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” includes any individual, corporation, limited liability company, unlimited liability company, partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, capital venture fund, trust, association, body corporate, trustee, executor, administrator, legal representative, estate, government (including any Governmental Entity) and any other form of entity or organization, whether or not having legal status.

“Petition” means the Petition for the Final Order, a copy of which is attached as Appendix F to this Circular.

“PFIC” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company”.

“Plan of Arrangement” means the plan of arrangement, set forth in Appendix B to this Circular, and any amendments or variations thereto made in accordance with the Arrangement Agreement and the Plan of Arrangement or upon the direction of the Court (with the prior written consent of the Corporation and the Purchaser, each acting reasonably) in the Final Order.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto under “Arrangement Agreement – Covenants – Pre-Acquisition Reorganization”.

“Precedent Developer Transactions” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Precedent Producer Transactions” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“Preliminary TD Securities Presentations” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Other Presentations by TD Securities”.

“Pre-payment Agreement” means the pre-paid copper concentrate sale arrangement dated as of July 6, 2022 between the Corporation and OT LLC.

“Private Placement Agreement” means the private placement agreement dated October 18, 2006 between the Corporation and the Purchaser.

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity.

“PSU Plan” means the Corporation’s performance share unit plan dated July 29, 2021.

“PSUs” means outstanding performance share units granted under the PSU Plan.

“Purchaser” or “RTIHL” means Rio Tinto International Holdings Limited, a company existing under the laws of the United Kingdom.

“Purchaser Reimbursement Event” has the meaning ascribed thereto under “Arrangement Agreement – Expense Reimbursement – Purchaser Reimbursement Event”.

“Real Property” means all real property leased, subleased or owned by the Corporation or any of its Subsidiaries in connection with the operation of the Corporation’s or such Subsidiary’s business as it is now being conducted.

“Record Date” means September 19, 2022.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals of, registration and filing with, Governmental Entities, or the expiry, waiver or termination of any waiting period imposed by Law or any Governmental Entity, in each case, necessary to proceed with the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement.

“Reimbursement Event” has the meaning ascribed thereto under “Arrangement Agreement – Expense Reimbursement – Reimbursement Event”.

“Representative” means any officer, director, employee, representative, (including any financial or other advisor) or agent of the Corporation or any of its Subsidiaries.

“Re-Profiling” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“Reset” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada”.

“Resolution 92” means a resolution passed by the Parliament of Mongolia in November 2019 mandating the Government of Mongolia to take necessary measures to ensure the benefits to Mongolia of Oyu Tolgoi, including comprehensive measures to improve the implementation of the Investment Agreement.

“Resolution 103” means a resolution passed by the Parliament of Mongolia in December 2021 to resolve the outstanding issues among the Corporation, Rio Tinto and the Government of Mongolia in relation to the implementation of Resolution 92.

“Resource Case” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Oyu Tolgoi Model”.

“Response Letter” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“Revised Proposal” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Equity Offering and Revised Proposal”.

“Rio Tinto” means, collectively, Rio Tinto plc and its affiliates other than the Corporation and its Subsidiaries.

“RSU Plan” means the Corporation’s restricted share unit plan dated July 29, 2021.

“RSUs” means outstanding restricted stock units granted under the RSU Plan.

“RT Advance” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“SailingStone” means SailingStone Capital Partners LLC.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” means a Schedule 13E-3 transaction statement under Section 13(e) of the U.S. Exchange Act and Rule 13E-3 thereunder, together with any amendments thereof or supplements thereto.

“SDNY Proceeding” has the meaning ascribed thereto under “Risk Factors – Risks Related to the Arrangement – Uncertainty Surrounding the Arrangement”.

“SEC” means the U.S. Securities and Exchange Commission.

“Second A&R HoA” means the Second Amended and Restated Heads of Agreement dated May 18, 2022, between the Corporation and RTIHL.

“Securities Act” means the Securities Act (Québec) and the rules, regulations and published policies made thereunder.

“Securities Laws” means Canadian Securities Laws and U.S. Securities Laws.

“Selected Transactions” means, collectively, the Precedent Developer Transactions and the Precedent Producer Transactions.

“Shareholders” means the registered and/or beneficial holders of Shares.

“Shareholder Approvals” has the meaning ascribed thereto under “The Arrangement – Shareholder Approval of the Arrangement”.

“Shareholder Loans” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Formal Valuation of the Shares – Shareholder Loans and Other Corporate Adjustments”.

“Shares” means the common shares in the share capital of the Corporation.

“Special Committee” means the special committee of independent directors of the Corporation formed in connection with the transactions contemplated by the Arrangement Agreement and comprised of Maryse Saint-Laurent (Chair), George R. Burns, R. Peter Gillin, Russel C. Robertson and, following her appointment to the Board on May 11, 2022, Caroline Donally.

“SSD” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Background to the Timing of Rio Tinto’s Initial Proposal”.

“Statutory Plans” means statutory benefit plans which the Corporation and any of its Subsidiaries are required to participate in or comply with, including any benefit plan administered by any federal, provincial or state Governmental Entity and any benefit plans administered pursuant to applicable health, Tax, workplace safety insurance, and employment insurance Laws.

“Subject Shares” means, in connection with a Voting Agreement, such number of Shares held or owned by the Shareholder that is party to such Voting Agreement, being all of the Shares owned legally or beneficially, either directly or indirectly, by such Shareholder or over which such Shareholder exercises control or direction, either directly or indirectly, and shall further include any Shares acquired by such Shareholder after the date of the Voting Agreement.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions (implemented in Québec as Regulation 45-106 respecting Prospectus Exemptions), in force as of the date of the Arrangement Agreement.

“Surface Rights” means all licenses of occupation and other surface access rights held by the Corporation or its Subsidiaries in respect of the Exploration Assets.

“Tax” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity (whether foreign or domestic), whether computed on a separate, consolidated, unitary, combined or other basis, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales, use and goods and services taxes, GST, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, environmental taxes, capital taxes, production taxes, recapture, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing; (ii) any fine, penalty, interest or addition to amounts described in (i), (iii) or (iv); (iii) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing, an indemnity or payment of or for any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (iv) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract, by statute or by operation of Law.

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended.

“Tax Planning” includes determining cost basis, paid-up capital, fair market value, surplus balances and other attributes relevant for the purposes of the Tax Act or any other applicable Law.

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“TD Corporation Information” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Assumptions and Limitations”.

“TD Engagement Agreement” means the engagement agreement dated May 15, 2022 pursuant to which the Special Committee engaged TD Securities as professional advisor to provide the Formal Valuation and the TD Fairness Opinion.

“TD Fairness Opinion” means the opinion of TD Securities to the effect that, as of August 31, 2022, and subject to the assumptions, limitations and qualifications set forth in the Formal Valuation and the TD Fairness Opinion and such other matters that TD Securities considered relevant, the Consideration to be received by the Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders, a copy of which is attached as Appendix C to this Circular.

“TD Information” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Assumptions and Limitations”.

“TD Management Memo” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Scope of Review”.

“TD Manager Information” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Assumptions and Limitations”.

“TD RT Certificate” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Scope of Review”.

“TD Securities” means TD Securities Inc.

“TD TRQ Certificate” has the meaning ascribed thereto under “Special Factors – Formal Valuation and TD Fairness Opinion – Scope of Review”.

“Technical Committee” means the technical committee of OT LLC established with respect to Oyu Tolgoi, which consists of two (2) members of the Purchaser, two (2) members of the Corporation and a chair appointed by the Purchaser.

“Term Sheet” has the meaning ascribed thereto under “Special Factors – Background to the Arrangement – Equity Offering and Revised Proposal”.

“Third A&R HoA” means the Third Amended and Restated Heads of Agreement dated September 5, 2022, between the Corporation and the Purchaser.

“Transfer” has the meaning ascribed thereto under “The Arrangement – Voting Agreements”.

“Treasury Regulations” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“TRQ Forecasts” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Summary of Fairness Opinions”.

“TRQ FV Forecasts” has the meaning ascribed thereto under “Formal Valuation and TD Fairness Opinion”.

“TSX” means the Toronto Stock Exchange.

“TSX Trust” means TSX Trust Company, the Corporation’s transfer agent.

“Unconflicted Board of Directors” means the Board excluding the Conflicted Directors.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act, the Sarbanes-Oxley Act, and all other federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as well as the rules, regulations, policies and orders of the NYSE.

“U.S. Shareholder” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“VIF” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting – Appointment of Proxyholders”.

“Voting Agreements” means the voting and support agreements dated September 5, 2022 and made between the Purchaser and all independent directors and executive officers of the Corporation setting forth the terms and conditions on which such directors and officers have agreed to vote their Shares in favour of the Arrangement Resolution.

“WACC” has the meaning ascribed thereto under “Special Factors – Fairness Opinions of BMO Capital Markets – Presentations by BMO Capital Markets – Financial Analyses”.

“YBCA” means the Business Corporations Act (Yukon), and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

CONSENT OF TD SECURITIES INC.

To:	The Special Committee of the Board of Directors of Turquoise Hill Resources Ltd.

We refer to the formal valuation and fairness opinion report of our firm dated August 31, 2022 (the “TD Formal Valuation and Fairness Opinion”) attached as Appendix C to the management proxy circular dated September 27, 2022 (the “Circular”) of Turquoise Hill Resources Ltd. (the “Corporation”) which we prepared for the Special Committee of the Board of Directors of the Corporation.

In connection with the Arrangement (as defined in the Circular), we hereby consent to the inclusion of the TD Formal Valuation and Fairness Opinion as Appendix C to the Circular, to the filing of the TD Formal Valuation and Fairness Opinion with the securities regulatory authorities in the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and to the inclusion of the summary of the TD Formal Valuation and Fairness Opinion, and the reference thereto, in the Circular. In providing our consent, we do not intend that any person other than the Special Committee and the Board of Directors of the Corporation shall be entitled to rely upon the TD Formal Valuation and Fairness Opinion.

(signed) TD Securities Inc.

Toronto, Ontario, Canada

September 27, 2022

CONSENT OF BMO NESBITT BURNS INC.

To:	The Special Committee of the Board of Directors of Turquoise Hill Resources Ltd.

We refer to the fairness opinions report of our firm dated August 31, 2022 and September 5, 2022 (the “BMO Capital Markets Fairness Opinions”) attached as Appendix D to the management proxy circular dated September 27, 2022 (the “Circular”) of Turquoise Hill Resources Ltd. (the “Corporation”) which we delivered to the Special Committee of the Board of Directors of the Corporation.

We hereby consent to the inclusion of the BMO Capital Markets Fairness Opinions as Appendix D to the Circular, to the filing of the BMO Capital Markets Fairness Opinions with the securities regulatory authorities in the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and to the inclusion of a summary of the BMO Capital Markets Fairness Opinions, and the reference thereto, in the Circular. In providing our consent, we do not intend that any person other than the Special Committee of the Board of Directors of the Corporation shall be entitled to rely upon the BMO Capital Markets Fairness Opinions.

(signed) BMO Nesbitt Burns Inc.

Toronto, Ontario, Canada

September 27, 2022

APPENDIX A

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 195 of the Business Corporations Act (Yukon) involving Turquoise Hill Resources Ltd. (the “Company”), pursuant to the arrangement agreement among the Company, Rio Tinto plc and Rio Tinto International Holdings Limited (the “Purchaser”) dated September 5, 2022, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of the Company dated September 27, 2022 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Circular, is hereby authorized, approved and adopted.

3.

The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4.

The Company is hereby authorized to apply for a final order from the Supreme Court of Yukon (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of the Company (the “Company Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of the Company (other than interested directors) are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.

Any officer or director of the Company is hereby authorized, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of the Company or otherwise, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

A-1

APPENDIX B

PLAN OF ARRANGEMENT

UNDER SECTION 195

OF THE BUSINESS CORPORATIONS ACT (YUKON)

See attached.

PLAN OF ARRANGEMENT UNDER SECTION 195 OF THE

BUSINESS CORPORATIONS ACT (Yukon)

ARTICLE 1

INTERPRETATION

1.1	DEFINITIONS

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in NI 45-106, in force as of the date of this Agreement, provided that, for purposes of this Agreement, a reference to an affiliate of the Parent or the Purchaser does not include the Company and its Subsidiaries and a reference to an affiliate of the Company does not include the Parent, the Purchaser or their respective Subsidiaries which are not also Subsidiaries of the Company;

“Arrangement” means the arrangement of the Company under Section 195 of the YBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order (with the prior written consent of both the Company and the Purchaser, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement made as of September 5, 2022 among the Purchaser, the Parent and the Company, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B to the Arrangement Agreement which is subject to (i) an affirmative vote by the holders of 66 2/3% of the Company Shares voted on the resolution in person or by proxy at the Company Meeting; and (ii) an affirmative vote by a majority of the Company Shares held by the minority Company Shareholders (excluding for this purpose the votes attached to Company Shares held or controlled by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101) voted on the resolution in person or by proxy at the Company Meeting;

“Authorization” means, with respect to any Person, any authorization, Order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“Business Day” means any day, other than a Saturday, a Sunday or any day on which banks are closed or authorized to be closed for business in London, United Kingdom or Montreal, Quebec, provided however that for the purposes of counting the number of Business Days elapsed, each Business Day will be deemed to commence at 9:00 a.m. (Montreal time) and end at 5:00 p.m. (Montreal time) on the applicable day;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities Laws, rules and regulations and published policies thereunder of any other province or territory of Canada;

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to subsection 195(11) of the YBCA giving effect to the Arrangement;

“Company” means Turquoise Hill Resources Ltd., a corporation incorporated under the YBCA;

“Company Convertible Security” means Company DSUs, Company RSUs and Company PSUs;

“Company DSU Plan” means the Company’s deferred share unit plan dated July 29, 2021;

“Company DSUs” means outstanding deferred share units granted under the Company DSU Plan;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company PSU Plan” means the Company’s performance share unit plan dated July 29, 2021;

“Company PSUs” means outstanding performance share units granted under the Company PSU Plan;

“Company RSU Plan” means the Company’s restricted share unit plan dated July 29, 2021;

“Company RSUs” means outstanding restricted stock units granted under the Company RSU Plan;

“Company Shareholders” means the registered and/or beneficial holders of Company Shares;

“Company Shares” means the common shares in the capital of the Company;

“Consideration” means $43.00 in cash per Company Share;

“Court” means the Supreme Court of the Yukon, or other competent court, as applicable;

“Depositary” means TSX Trust Company;

“Dissent Rights” has the meaning specified in Section 4.1;

“Dissent Shares” means the Company Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights in accordance with the YBCA and the terms of the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder who has duly and validly exercised its Dissent Rights in accordance with the YBCA and the terms of the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such registered Company Shareholder in accordance with the YBCA and the terms of the Interim Order;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. Yukon time on the Effective Date, or such other time as the Company and Purchaser agree to in writing before the Effective Date;

“ETA” means Part IX of the Excise Tax Act (Canada);

“Final Order” means the final order of the Court in a form acceptable to both the Purchaser and the Company, each acting reasonably, pursuant to Section 195 of the YBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both the Purchaser and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both the Purchaser and the Company, each acting reasonably);

“Governmental Entity” means: (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign; (b) any stock exchange, including the TSX and NYSE, as applicable; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“GST” means all Taxes payable under the ETA (including, for greater certainty, harmonized sales tax) or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any analogous or successor provision thereto of like or similar effect;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to the YBCA in a form acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably);

“Law” or “Laws” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, by-laws, statutes, codes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, codes, constitutions or other similar requirements, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is biding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, and, for greater certainty, includes the terms and conditions of any Authorization of or from any Governmental Entity, Canadian Securities Laws, and U.S. Securities Laws;

“Letter of Transmittal” means the letter of transmittal sent to registered Company Shareholders for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“Parent” means Rio Tinto plc, a corporation incorporated under the laws of the United Kingdom;

“Person” includes any individual, corporation, limited liability company, unlimited liability company, partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, capital venture fund, trust, association, body corporate, trustee, executor, administrator, legal representative, estate, government (including any Governmental Entity) and any other form of entity or organization, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and this Plan of Arrangement or upon the direction of the Court (with the prior written consent of the Company and the Purchaser, each acting reasonably) in the Final Order;

“Purchaser” means Rio Tinto International Holdings Limited, a corporation incorporated under the laws of the United Kingdom;

“Subsidiary” has the meaning ascribed thereto in the NI 45-106, in force as of the date of this Agreement;

“Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity (whether foreign or domestic), whether computed on a separate, consolidated, unitary, combined or other basis, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales, use and goods and services taxes, GST, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, environmental taxes, capital taxes, production taxes, recapture, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing; (ii) any fine, penalty, interest or addition to amounts described in (i), (iii) or (iv); (iii) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing, an indemnity or payment of or for any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (iv) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract, by statute or by operation of Law;

“Tax Act” means the Income Tax Act (Canada);

“TSX” means the Toronto Stock Exchange;

“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act, the Sarbanes-Oxley Act, and all other federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as well as the rules, regulations, policies and orders of the NYSE; and

“YBCA” means the Business Corporations Act (Yukon), and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof.

1.3	Currency.

All references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.4	Gender and Number.

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.5	Certain Phrases, etc.

The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limiting the generality of the foregoing” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

1.6	Statutes.

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2

EFFECT OF ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon the Purchaser, the Parent, the Company, the Depositary, the registrar and transfer agent of Company, all registered and beneficial Company Shareholders, including Dissenting Shareholders and holders of Company Convertible Securities.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, five minutes apart, except where noted, without any further authorization, act or formality:

(a)

each Company DSU, Company PSU, and Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested), to the extent applicable, respectively, shall be deemed to be unconditionally vested and such Company DSU, Company PSU, or Company RSU, as the case may be, shall, without any further action by or on behalf of a holder the Company DSU, Company PSU, or Company RSU, be deemed to be assigned and transferred by such holder to the Company (free and clear of all Liens) in exchange for a cash payment equal to the Consideration for each Company DSU, Company PSU (taking into account the applicable performance multiplier for each Company PSU), or Company RSU, respectively, and such Company DSU, Company PSU, or Company RSU shall immediately be cancelled;

(b)

concurrently with the step described in Section 3.1(a), (i) each holder of Company DSUs, Company PSUs, and Company RSUs, respectively, shall cease to be a holder of such Company DSUs, Company PSUs, or Company RSUs (ii) each such holder’s name shall be removed from each applicable register maintained by Company, (iii) the Company DSU Plan and Company RSU Plan and all agreements relating to the Company DSUs, Company PSUs, and Company RSUs shall be terminated and shall be of no further force and effect, and (iv) each such holder shall thereafter have only the right to receive, from the Company as described in Section 5.1 below, the consideration that they are entitled to receive pursuant to Section 3.1(a), at the time and in the manner specified therein;

(c)

each of the Dissent Shares shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a claim against the Purchaser under the YBCA, as modified by the Interim Order, for the amount determined under Section 4.1, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares as set out in Section 4.1;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of Company Shares maintained by or on behalf of Company; and

(iii)

the Purchaser shall be deemed to be the transferee of such Company Shares free and clear of all Liens, and the Purchaser shall be entered in the registers of Company Shares maintained by or on behalf of Company, as the holder of such Company Shares;

(d)

each Company Share outstanding immediately prior to the Effective Time (other than Company Shares held by any of (A) a Dissenting Shareholder who has validly exercised its Dissent Right, of (B) the Purchaser, the Parent or any of their respective affiliates) shall, without any further action by or on behalf of a holder of Company Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Company Share held, and:

(i)

the holders of such Company Shares shall cease to be the holders thereof and to have any rights as holders of such Company Shares other than the right to be paid the Consideration by the Depositary in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Company Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of all Liens) and the Purchaser shall be entered in the register of the Company Shares maintained by or on behalf of the Company;

it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

(a)

In connection with the Arrangement, each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Company Shares held by such Company Shareholder pursuant to and in the manner set forth in Section 193 of the YBCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding Section 193(5) of the YBCA, the written objection to the Arrangement Resolution referred to in Section 193(5) of the YBCA must be received by Company not later than 4:00 p.m. (Montreal time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(i)	are ultimately entitled to be paid by the Purchaser fair value for their Dissent Shares (1) shall be deemed not to have participated in the transactions in

Article 3 (other than Section 3.1(c)); (2) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to the Purchaser in accordance with Section 3.1(c); (3) will be entitled to be paid the fair value of such Dissent Shares by the Purchaser, which fair value, notwithstanding anything to the contrary contained in the YBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Company Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

(ii)

are ultimately not entitled, for any reason, to be paid by the Purchaser fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder and shall be entitled to receive, and shall receive, only the consideration set forth in Section 3.1(d).

(b)

In no event shall the Parent, the Purchaser or the Company or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial holder of Company Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of the Company as at the Effective Time.

(c)

For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Dissent Rights with respect to Company Shares in respect of which a Person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

ARTICLE 5

CERTIFICATES AND PAYMENT

5.1	Certificates and Payments

(a)

Following receipt of the Final Order and in any event no later than the Business Day prior to the Effective Date, the Purchaser shall deliver or cause to be delivered to the Depositary sufficient funds to satisfy the aggregate Consideration payable to the Company Shareholders in accordance with Section 3.1(d), which cash shall be held by the Depositary in escrow as agent and nominee for such former Company Shareholders for distribution thereto in accordance with the provisions of this Article 5.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1(d), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Company Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder, as soon as practicable, the Consideration that such Company Shareholder has the right to receive under the Arrangement for such Company Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)

On or as soon as practicable after the Effective Date, the Company will make payment of the aggregate amount payable to the holders of Company Convertible Securities in accordance with Section 3.1(a). On or as soon as practicable after the Effective Date, the Company shall pay or cause to be paid the amounts, net of applicable withholdings, to be paid to holders of Company Convertible Securities pursuant to this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of Company, or (ii) by cheque or similar means (delivered to such holder of Company Convertible Securities, as reflected on the register maintained by or on behalf of Company in respect of the Company Convertible Securities).

(d)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Company Shares (other than Company Shares held by the Purchaser, the Parent or any of their respective affiliates) shall be deemed at all times to represent only the right to receive from the Depositary in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1(d), less any amounts withheld pursuant to Section 5.3.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser, Parent and the Company in a manner satisfactory to the Purchaser, Parent and the Company, each acting reasonably, against any claim that may be made against the Purchaser, Parent and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

The Purchaser, the Company, the Parent and the Depositary, as applicable, shall be entitled to deduct and withhold, or to direct any Person to deduct and withhold on their behalf, from any consideration or other amounts otherwise payable or otherwise deliverable to any of the Company Shareholders, the holders of Company RSUs, Company PSUs or Company DSUs or any other Person under this Plan of Arrangement or the Arrangement Agreement such amounts as the Purchaser, the Company, the Parent or the Depositary, as applicable, reasonably determines are required to be deducted or withheld from such consideration or other amount payable under any provision of any Law in respect of Taxes. Any such amounts will be deducted and withheld from the Consideration or such other amount payable pursuant to this Plan of Arrangement or the Arrangement Agreement, remitted to the relevant Governmental Entity, and treated for all purposes under this Plan of Arrangement as having been paid to the Company Shareholders, the holders of Company RSUs, Company PSUs or Company DSUs or any other Person in respect of which such deduction, withholding and remittance was made.

5.4	Limitation and Proscription

To the extent that a former Company Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then

(a)

the Consideration that such former Company Shareholder was entitled to receive shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration,

(b)	the Consideration that such former Company Shareholder was entitled to receive shall be delivered to the Purchaser or Company, as applicable, by the Depositary,

(c)	the certificates formerly representing Company Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date, and

(d)

any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature.

5.5	No Liens

Any exchange or transfer of Company Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.6	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Shares, Company RSU, Company DSUs and Company PSUs issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Shares (other than the Purchaser, Parent or any of their respective affiliates), Company RSUs, Company DSU, Company PSUs, and of the Company, the Purchaser, Parent, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares and Company RSU, Company DSUs and Company PSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendments

(a)

The Purchaser and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of the Company and the Purchaser and filed with the Court, and, if made following the Company Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Company Shareholders and communicated to the Company Shareholders if and as required by the Court, and in either case in the manner required by the Court. The Parent shall be deemed to have agreed and consented to any amendment, modification and/or supplement to this Plan of Arrangement if agreed and consented to by the Purchaser.

(b)

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by the Company and the Purchaser, may be proposed by the Company and the Purchaser at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if it is agreed to in writing by each of the Company and the Purchaser and, if required by the Court, by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made by the Company and the Purchaser without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Company and the Purchaser is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Company Shareholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX C

FORMAL VALUATION AND FAIRNESS OPINION OF TD SECURITIES INC.

See attached.

TD Securities Inc. 66 Wellington Street West TD Bank Tower, 9th Floor Toronto, Ontario, M5K 1A2

August 31, 2022

The Special Committee of the Board of Directors

Turquoise Hill Resources Ltd.

1 Place Ville-Marie, Suite 3680

Montreal, QC, H3B 3P2

To the Special Committee of the Board of Directors:

TD Securities Inc. (“TD Securities”) understands that Turquoise Hill Resources Ltd. (“Turquoise Hill” or the “Company”) has reached an agreement in principle and entered into a term sheet with Rio Tinto International Holdings Ltd. (“Rio Tinto”) in respect of an arrangement (the “Arrangement”) whereby Rio Tinto would acquire all of the outstanding common shares of Turquoise Hill (the “Shares”) that Rio Tinto does not already own for consideration of C$43.00 in cash per Share (the “Consideration”). TD Securities understands that Rio Tinto and its affiliates currently own approximately 51% of the issued and outstanding Shares. The above description is summary in nature. TD Securities understands that additional details of the Arrangement will be provided in an information circular (the “Circular”) to be mailed to the holders of Shares of Turquoise Hill (the “Turquoise Hill Shareholders”).

TD Securities understands that a committee of independent members of the Board of Directors of Turquoise Hill (the “Special Committee”) was constituted to, among other things, supervise the preparation of a formal valuation required by Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”, or the “Rules”) and to make a recommendation regarding the Arrangement to the Board of Directors of Turquoise Hill (the “Turquoise Hill Board”). The Special Committee has retained TD Securities to prepare and deliver to the Special Committee: (i) a formal valuation (the “Valuation”) of the Shares in accordance with the requirements of MI 61-101; and (ii) an opinion (the “Fairness Opinion” and together with the Valuation, the “Valuation and Fairness Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the Turquoise Hill Shareholders, other than Rio Tinto and its affiliates, in connection with the Arrangement.

ENGAGEMENT OF TD SECURITIES

TD Securities was first contacted by the Special Committee on March 14, 2022 and was formally engaged by the Special Committee pursuant to an engagement agreement (the “Engagement Agreement”) dated May 15, 2022. On August 31, 2022, at the request of the Special Committee, TD Securities orally delivered to the Special Committee the substance of the Valuation and Fairness Opinion. The Valuation and Fairness Opinion contained herein provide the same conclusions, in writing, as of August 31, 2022. The terms of the Engagement Agreement provide that TD Securities will receive fees totaling C$3,500,000 for its services and is to be reimbursed for its reasonable out-of-pocket expenses.

Furthermore, Turquoise Hill has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims (including shareholder actions, derivative and otherwise), actions, suits, proceedings, investigations, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement. The fees payable to TD Securities under the Engagement Agreement are not contingent in whole or in part upon the conclusions reached by TD Securities in the Valuation and Fairness Opinion or in the outcome of the Arrangement.

Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Valuation

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and Fairness Opinion in the Circular, along with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF TD SECURITIES

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions, including in connection with transactions that are subject to the formal valuation requirements of MI 61-101.

The Valuation and Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”), but IIROC has not been involved in the preparation or review of the Valuation and Fairness Opinion.

INDEPENDENCE OF TD SECURITIES

Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated entity or affiliated entity or issuer insider (as such terms are defined in MI 61-101) of Turquoise Hill, Rio Tinto or any of their respective associated entities or affiliated entities (collectively, the “Interested Parties”); (ii) is an advisor to any of the Interested Parties in connection with the Arrangement other than to the Special Committee pursuant to the Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Arrangement.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, have not acted as lead or co-lead manager on any offering of securities of the Interested Parties, and have not had a material financial interest in any transaction involving the Interested Parties during the 24 months preceding the date on which TD Securities was first contacted with respect to the Arrangement, other than as described herein. TD Securities and/or its affiliates have been engaged by the Interested Parties on the following mandates, or have provided the following services to such entities: (i) mandated as joint bookrunner by Turquoise Hill with respect to a potential equity financing effective November 2021 (the “Equity Mandate”); (ii) advisor to a special committee of Turquoise Hill’s independent directors with respect to the evaluation of financing alternatives available to Turquoise Hill from April 2020 to April 2021; (iii) an affiliate of TD Securities provides a US$330 million commitment to Rio Tinto’s US$7.5 billion revolving credit facility, holding title of “Bookrunner & Mandated Lead Arranger”, together with 18 other banks at the same commitment level (no active lead role) and 7 banks at a lower lending tier; (iv) an affiliate of TD Securities acted as a passive bookrunner (4.5% syndicate position) in a US$1.25 billion bond financing for Rio Tinto in October 2021; and (v) an affiliate of TD Securities provides banking services, including cash management, trade finance, foreign exchange, interest rate hedging and commodities trading, to Rio Tinto.

The fees paid to TD Securities in connection with the foregoing activities, together with the fees payable to TD Securities pursuant to the Engagement Agreement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in

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the Valuation and Fairness Opinion. Other than the Equity Mandate, there are no understandings or agreements between TD Securities and the Interested Parties with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. TD Securities and its affiliates may in the future, in the ordinary course of their respective businesses, provide banking services or credit facilities to the Interested Parties.

TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, or any other Interested Party.

SCOPE OF REVIEW

In connection with the Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation of) or carried out, among other things, the following:

1.	Audited financial statements of Turquoise Hill, and management’s discussion and analysis related thereto, for the fiscal years ended December 31, 2021, 2020 and 2019;

2.	Unaudited financial statements of Turquoise Hill, and management’s discussion and analysis related thereto, for the fiscal quarters ended March 31, 2022 and June 30, 2022;

3.	Annual reports, annual information forms, and management information circulars of Turquoise Hill for its most recent three fiscal years as outlined above;

4.	Financial statements of Oyu Tolgoi LLC (“OT LLC”) and analysis related thereto for the fiscal years ended December 31, 2021 and 2020;

5.

National Instrument 43-101 Oyu Tolgoi 2020 technical report titled “Oyu Tolgoi 2020 Technical Report” prepared in accordance with the requirements of National Instrument 43-101 – Standards of Disclosure for Mineral Projects with an effective date of June 30, 2020 (the “2020 OTTR”);

6.

Discussions with senior management of Turquoise Hill, including but not limited to, various opportunities and risks relating to the Oyu Tolgoi mine (“Oyu Tolgoi”), Oyu Tolgoi’s long-term prospects and other issues and matters deemed relevant by TD Securities;

7.	Discussions with the Special Committee and independent legal counsel to the Special Committee;

8.	Representations contained in a certificate dated August 31, 2022, from senior officers of Turquoise Hill (the “Certificate”);

9.	Memorandum from Turquoise Hill to TD Securities dated August 31, 2022 regarding the Certificate (the “Management Memo”);

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10.

Representations contained in a certificate dated August 31, 2022, from a director of Rio Tinto OT Management Limited (the “Rio Tinto Certificate”), such company being the manager of Oyu Tolgoi (the “Manager”);

11.	Representations to Turquoise Hill contained in a form of certificate dated August 31, 2022, from the Chief Executive Officer and Chief Financial Officer of OT LLC (the “OT Certificate”);

12.	Meetings with OT LLC management on June 2, 2022 and visit to Oyu Tolgoi on June 3, 2022 (the “Site Visit”);

13.	Financial models provided by OT LLC and Turquoise Hill management;

14.

Non-public technical reports, trade-off and expansion studies, management presentations, engineering reports, budget documents, and other relevant internal project evaluation materials relating to Oyu Tolgoi;

15.	Draft term sheet dated August 31, 2022 outlining the proposed terms of the Arrangement (the “Term Sheet”);

16.	Various research reports prepared by equity research analysts regarding Turquoise Hill and other selected public entities considered relevant;

17.	Public information relating to the business, operations, financial performance and trading history of Turquoise Hill and other selected public entities considered relevant;

18.	Public information with respect to certain other transactions of a comparable nature considered relevant;

19.	Discussions with Enthalpy PTY Ltd., a mining technical consulting firm engaged by TD Securities in connection with the Valuation; and

20.

Other financial, legal and operating information and materials provided by Turquoise Hill and the Manager and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not reviewed any draft of the Circular as no such draft was available as of August 31, 2022, the date the Valuation and Fairness Opinion was rendered. TD Securities did not meet with the auditors of Turquoise Hill and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of Turquoise Hill and OT LLC referred to above and any reports of the auditors thereon.

PRIOR VALUATIONS

Turquoise Hill has represented in the Certificate to TD Securities that, to the best of senior management’s knowledge, information and belief after reasonable inquiry, there have been no valuations or appraisals relating to Turquoise Hill or any of its subsidiaries or any of their respective material assets or material liabilities (“material assets” and “material liabilities” have the meanings ascribed thereto in the Certificate, as described below) made by or on behalf of Turquoise Hill or, to the knowledge of Turquoise Hill, any other person, in the preceding 24 months.

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ASSUMPTIONS AND LIMITATIONS

With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation in all material respects of all financial and other data and information filed by Turquoise Hill with securities regulatory or similar authorities (including under Turquoise Hill’s profiles on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov), provided to it by or on behalf of Turquoise Hill, OT LLC, Rio Tinto, the Manager or their respective representatives or affiliates in respect of Turquoise Hill and/or Oyu Tolgoi, or otherwise obtained by TD Securities, including the certificates identified above (collectively, the “Information”). The Valuation and Fairness Opinion is conditional upon such accuracy, completeness and fair presentation in all material respects of the Information. Subject to the exercise of professional judgment, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of Turquoise Hill and Rio Tinto, reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

The interim Chief Executive Officer and the Chief Financial Officer of Turquoise Hill, on behalf of Turquoise Hill and not in their personal capacities and without personal liability, have represented to TD Securities in the Certificate, among other things, that to the best of their knowledge, information and belief after reasonable inquiry: (i) Turquoise Hill has no information or knowledge of any facts, public or otherwise, not specifically provided to TD Securities or otherwise contained to in the Company Information (as defined below) relating to Turquoise Hill which would reasonably be expected to affect materially the Valuation or Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information, data and other material as filed by Turquoise Hill under its profile on SEDAR and/or provided to TD Securities by or on behalf of Turquoise Hill or its representatives in respect of Turquoise Hill and its subsidiaries (within the meaning thereof in the Securities Act (Ontario) (the “Securities Act”)) in connection with the Arrangement (collectively, the “Company Information”) is or, in the case of historical Company Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical Company Information did not, at the date of preparation, contain any untrue statement of a material fact (as such term is defined in the Securities Act), or omit to state a material fact necessary to make such Company Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the Company Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed in a filing by Turquoise Hill that is publicly available on SEDAR or disclosed to TD Securities or updated by more current information provided to TD Securities by Turquoise Hill which would have or which would reasonably be expected to have a material effect on the Valuation; (iv) any portions of the Company Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable belief of Turquoise Hill, are (or were at the time of preparation and, in the case of forecasts, projections or estimates prepared in connection with the Valuation and provided to TD Securities, continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Turquoise Hill or any of its subsidiaries or any of their respective material assets or material liabilities made by or on behalf of Turquoise Hill or, to the knowledge of

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Turquoise Hill, any other person, in the preceding 24 months; (vi) except as otherwise publicly disclosed by Turquoise Hill, there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Turquoise Hill or any of its subsidiaries communicated to or in which Turquoise Hill has been involved during the preceding 24 months which have not been disclosed to TD Securities. For the purposes of paragraphs (v), (vi) and (vii), “material assets”, “material liabilities”, “material property” and “material transaction” include assets, liabilities, property or a transaction of Turquoise Hill or its subsidiaries having a gross value greater than or equal to US$100,000,000; (vii) since the last date on which Company Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by Turquoise Hill or any of its subsidiaries; (viii) other than as disclosed in the Company Information, neither Turquoise Hill nor any of its subsidiaries has any contingent liabilities that are material to Turquoise Hill and its subsidiaries on a consolidated basis and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, Turquoise Hill or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect Turquoise Hill; (ix) all financial material, documentation and other data concerning Turquoise Hill and its subsidiaries, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Turquoise Hill; (x) Turquoise Hill has no information or knowledge of any agreements, undertakings, commitments or understandings (whether written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared by Turquoise Hill in connection with the Arrangement for filing with regulatory authorities or delivery or communication to securityholders of Turquoise Hill (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not contained, do not and will not contain, any misrepresentation (as defined in the Securities Act), and the Disclosure Documents have complied, comply and will comply with all requirements under applicable laws; (xii) there is no plan or proposal for any material change in the affairs of Turquoise Hill which has not been disclosed to TD Securities; (xiii) since the dates on which the Company Information was provided to TD Securities, there has been no material change (as such term is defined in the Securities Act) or change in material facts, financial or otherwise, in or relating to the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise), business, operations or prospects of Turquoise Hill or any of its subsidiaries and Turquoise Hill is in compliance in all material respects with its continuous disclosure obligations under applicable securities laws; and (xiv) Turquoise Hill, except as disclosed to TD Securities, has not received any request from any applicable regulatory authority, stock exchange or similar body for any information, meeting or hearing relating to the Arrangement or any disclosure document or other document prepared in connection with the Arrangement, and is not subject to any cease trading, restraining or similar order or the initiation of any meeting, hearing, proceeding, litigation or investigation by a regulatory or judicial authority or other person with respect to the Arrangement.

In connection with the Certificate: (i) the Management Memo was intended to provide additional context regarding the source and nature of the information delivered to TD Securities, including the fact that certain information was provided by the Manager, which is an affiliate of Rio Tinto, and by OT LLC; (ii) the Rio Tinto Certificate was provided to TD Securities whereby the Manager represented to TD Securities that (a) with the exception of forecasts, projections or estimates referred to in (d) below, the information, data and other material provided to Turquoise Hill by or on behalf of the Manager or its representatives in respect of Oyu Tolgoi (excluding for the avoidance of doubt any information, data or other material provided by OT LLC) in connection with the Arrangement (collectively, the “Manager Information”) is or, in the case of historical Manager Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical Manager Information did not, at the date of preparation, (A) contain any untrue statement of a material fact (as such term is defined in the Securities Act), or (B) omit to state a material fact necessary to make such Manager Information not misleading in the light of

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circumstances in which it was presented; (b) the Manager has no information or knowledge of any facts with respect to Oyu Tolgoi, not contained in the Manager Information, Turquoise Hill’s public disclosure or otherwise provided to OT LLC or Turquoise Hill, which would reasonably be considered material to a determination of the fair value of Oyu Tolgoi prepared for the purposes of MI 61-101; (c) to the extent that any of the Manager Information identified in (a) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to Turquoise Hill or updated by more current information provided to Turquoise Hill which would have or which would reasonably be expected to have a material effect on the Valuation; (d) any portions of the Manager Information provided by or on behalf of the Manager to Turquoise Hill which constitute forecasts, projections or estimates were prepared using assumptions which, in the reasonable belief of the Manager, were at the time of preparation reasonable in the circumstances; and (e) other than as disclosed in the Manager Information or Turquoise Hill’s public disclosure, there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Oyu Tolgoi at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect Oyu Tolgoi; and (iii) the OT Certificate was provided to Turquoise Hill whereby OT LLC made certain representations to Turquoise Hill in support of the representations made in the Certificate.

In preparing the Valuation and Fairness Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the Term Sheet and will not contain any term, condition or other provision that materially affects the Valuation and Fairness Opinion, that all conditions precedent to the consummation of the Arrangement can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Arrangement will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Arrangement are valid and effective and comply in all material respects with all applicable laws and regulatory requirements, that all required documents have been or will be distributed to the Turquoise Hill Shareholders in accordance with applicable laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable laws and regulatory requirements. In its analysis in connection with the preparation of the Valuation and Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities, Turquoise Hill, Rio Tinto and their respective subsidiaries and affiliates or any other party involved in the Arrangement. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of, and has relied upon, both the audited and unaudited financial statements forming part of the Information. The Valuation and Fairness Opinion is conditional on all such assumptions being correct.

The Valuation and Fairness Opinion has been provided for the exclusive use of the Special Committee and for inclusion in the Circular relating to the Arrangement and is not intended to be, and does not constitute, a recommendation that Turquoise Hill take, or that any Turquoise Hill Shareholder vote in favor of or otherwise take, any action in connection with the Arrangement.

The Valuation and Fairness Opinion may not be used or relied upon by any person other than the Special Committee or for any other purpose without the express prior written consent of TD Securities. The Valuation and Fairness Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Turquoise Hill, nor does it address the underlying business decision to implement the Arrangement or any other term or aspect of the Arrangement or any agreements entered into or to be entered into in connection with implementing the Arrangement. In

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considering fairness, from a financial point of view, of the Consideration to be received by the Turquoise Hill Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement, TD Securities considered the Arrangement from the perspective of Turquoise Hill Shareholders (other than Rio Tinto and its affiliates) generally and did not consider the specific circumstances of any particular Turquoise Hill Shareholder, including with regard to income tax considerations. TD Securities expresses no opinion with respect to future trading prices of securities of Turquoise Hill. The Valuation and Fairness Opinion is rendered as of August 31, 2022 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Turquoise Hill and its subsidiaries and affiliates as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Valuation and Fairness Opinion and, although TD Securities reserves the right to change, withdraw or supplement the Valuation and Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to change, withdraw or supplement the Valuation and Fairness Opinion after such date. In preparing the Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Shares or other securities of Turquoise Hill, or any business combination or other extraordinary transaction involving Turquoise Hill, nor did TD Securities negotiate with any other party in connection with any such transaction involving Turquoise Hill. TD Securities has not undertaken an independent evaluation, appraisal or physical inspection (other than the Site Visit) of any assets or liabilities of Turquoise Hill or any of its subsidiaries or affiliates. TD Securities is not an expert on, and did not render advice to the Special Committee or Turquoise Hill regarding, legal, accounting, regulatory, operating, permitting or tax matters. TD Securities has relied upon, without independent verification, the assessment of the Special Committee and their respective legal, accounting, tax or regulatory advisors with respect to legal, accounting, tax or regulatory matters. The Valuation and Fairness Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express prior written consent of TD Securities.

The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.

OVERVIEW OF TURQUOISE HILL

Turquoise Hill is an international mining company focused on the operation and further development of the Oyu Tolgoi copper-gold mine in southern Mongolia, which is the Company’s principal and only material mineral resource property. Turquoise Hill’s ownership of Oyu Tolgoi is held through a 66% interest in OT LLC; the remaining 34% interest is held by Erdenes Oyu Tolgoi LLC, a Mongolian state-owned entity.

Turquoise Hill is headquartered in Montreal, Canada and is listed on the Toronto Stock Exchange and New York Stock Exchange under the symbol “TRQ”. A summary of Turquoise Hill’s recent trading history is provided in Appendix A: Share Trading History.

Oyu Tolgoi Overview

Oyu Tolgoi is one of the world’s largest copper-gold mines, located in the South Gobi region of Mongolia, approximately 550 km south of Ulaanbaatar, and 80 km north of the Mongolia-China border. Consisting of five known mineralized deposits, the first of those (the Oyut deposit) achieved commercial production in 2013 and is currently being mined as an open pit using conventional drill, blast, load, and haul methods. A second deposit, Hugo North (Lift 1), is under development as an underground operation using the block caving mining method while the other three deposits, Hugo North (Lift 2), Hugo South and Heruga, are expected to be mined in the future.

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Historical Oyu Tolgoi Production of Metals in Concentrates

Commodity	Units	2013	2014	2015	2016	2017	2018	2019	2020	2021	H1 2022
Cu Produced	kt	77	148	202	201	157	159	146	150	163	61
Au Produced	koz	157	589	653	300	114	285	242	182	468	107
Ag Produced	koz	489	893	1,223	1,420	974	914	867	876	977	412

Source: Company filings.

VALUATION OF THE SHARES

Definition of Fair Market Value

For purposes of the Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, TD Securities has made no downward adjustment to the fair market value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement on the Shares, or the fact that the Shares held by Turquoise Hill Shareholders, other than that Rio Tinto and its affiliates, do not form part of a controlling interest.

Approach to Value

The Valuation is based upon techniques and assumptions that TD Securities considered appropriate in the circumstances for the purpose of arriving at an opinion as to the range of fair market value of the Shares. Fair market value of the Shares was analyzed on a going concern basis, as Turquoise Hill is expected to continue as a going concern, and was expressed as an amount per Share. In determining the fair market value of the Shares, based on its experience, TD Securities has relied primarily on a Net Asset Value (“NAV”) analysis and, as a secondary methodology, has considered a future enterprise value (“EV”) to forward earnings before interest, taxes, depreciation, and amortization (“EBITDA”) multiples analysis (“Future EV / EBITDA”).

Oyu Tolgoi Model

TD Securities relied on a financial model prepared by Turquoise Hill management, which is based on the April 2022 Oyu Tolgoi Life of Mine Model prepared by management at OT LLC and includes mineral reserves and resources from the open pit Oyut deposit and Oyu Tolgoi’s four underground deposits – Hugo North Lift 1, Hugo North Lift 2, Hugo South and Heruga (the “Resource Case”). Based on guidance and certain technical judgements from Turquoise Hill management, the financial model was adjusted for certain near-term updates and longer-term opportunities to get to the “Adjusted Resource Case”. These adjustments included: (i) capital expenditure reforecast, completed in Q2 2022; (ii) accelerated ramp-up of Panel 0 of Hugo North Lift 1; (iii) debottlenecking of the mill to improve throughput; (iv) mining of the Hugo North Lift 1 high-grade structural pillars; and (v) resequencing of deposits to move development of Hugo South forward in the mine plan. The Adjusted Resource Case was approved by the Special Committee for TD Securities’ use for purposes of the Valuation and Fairness Opinion.

A summary of the key outputs of the Adjusted Resource Case is set forth in Appendix B: Oyu Tolgoi Operating and Financial Summary.

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Commodity Price and Exchange Rate Assumptions

Forecast commodity prices and foreign exchange rate (“FX”) assumptions are a critical determinant of the outcome of the NAV and Future EV / EBITDA analysis. Future commodity prices and exchange rates are very difficult to predict and different views can have a very significant impact on resulting net present values. TD Securities selected its commodity price forecast based on a review of equity research analysts’ commodity price estimates and spot prices, which TD Securities believes is representative of that used by financial and industry participants in evaluating assets. FX projections are based on the underlying rates used by management. The financial model was created on a US dollar basis, however there are embedded exchange rate assumptions that underpin certain cost assumptions. Only a portion of cost inputs are exposed to movements in foreign currencies, other than the US dollar.

	Selected Price Deck
	H2 2022	2023	2024	2025	2026	Long-Term
Copper (US$/lb)	$3.60	$3.75	$3.85	$3.85	$3.85	$3.50
Gold (US$/oz)	$1,750	$1,750	$1,750	$1,700	$1,675	$1,600
Silver (US$/oz)	$20.00	$20.00	$22.00	$22.00	$22.00	$22.00
Molybdenum (US$/lb)	n/a	n/a	n/a	n/a	n/a	$11.00

Adjusted Resource Case Embedded FX
MNT / USD	2,890
CNY / USD	6.45

Discount Rate Assumptions

TD Securities generally uses, as a starting point, an 8% real discount rate for producing base metal mines and a 10% real discount rate for development stage base metal projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks. TD Securities believes this methodology is representative of that used by financial and industry participants in evaluating mining assets and is consistent with the application of discount rates in connection with the precedent transactions and related value approaches in this letter.

A number of asset-specific factors influenced the selection of the discount rate:

•	Oyu Tolgoi is a world-class producing asset with an operating open pit, processing infrastructure, and additional near-term production expected from the underground project;

•	Long mine life provides increased optionality and additional opportunities may exist to optimize mine plan and deposit sequencing in the future;

•

Oyu Tolgoi has a significant development component in the underground project which is currently in construction and has commenced initial ore production. The underground expansion has experienced several cost overruns and delays, and is subject to risks which include the impact of COVID-19, inflation, supply disruption, and skilled workforce availability;

•	Increased technical risk associated with running a large block cave mining operation; and

•

Political and sovereign risk associated with developing and operating a mine in Mongolia (for example, past negotiations with the Government of Mongolia have resulted in the forgiveness of US$2.4 billion in carry account loans).

Other data points were considered, including: (i) the 2020 OTTR uses an 8% discount rate; (ii) research analysts covering Turquoise Hill use a range of discount rates from 8% to 12% (median of 10%); and (iii)

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average discount rates used by research analysts and available to TD Securities in relevant precedent transactions range from 8% to 11% (median of 9%).

Based on the foregoing, TD Securities selected a real discount rate of 10%.

Corporate G&A Assumptions

The Adjusted Resource Case includes annual corporate general and administrative expenses (“G&A”), which are the corporate expenses that are not directly attributable to the mine, of approximately US$27 million per annum.

Synergies Assumptions

TD Securities reviewed and considered whether any distinctive material value would accrue to Rio Tinto or any other purchaser through the acquisition of all of the Shares. It was concluded that there would be synergies available to Rio Tinto and to certain other mining industry participants that would potentially acquire 100% of the Shares in order to achieve a business combination with Turquoise Hill. Specifically, TD Securities considered synergies that might accrue as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; and (ii) savings of other corporate expenses including personnel and head office costs. After discussions with management of Turquoise Hill, it was determined that additional categories of synergies were unlikely to be achievable, including operating synergies considering Rio Tinto, through the Manager, is currently the operator of the mine. Based on information received from Rio Tinto and guidance provided by Turquoise Hill management, synergies that could be achievable by Rio Tinto were estimated to range from US$10 – US$20 million per annum. TD Securities reflected such amounts in its valuation of the Shares. TD Securities is not aware of other potential purchasers of Turquoise Hill that could achieve synergies greater than the synergies that could be achieved by Rio Tinto.

Shareholder Loans and Other Corporate Adjustments

In accordance with the Amended and Restated Shareholders’ Agreement dated June 8, 2011 governing OT LLC, Turquoise Hill has funded OT LLC’s cash requirements beyond internally generated cash flows by a combination of equity investment and shareholder debt. For amounts funded by debt (the “Shareholder Loans”), OT LLC must repay such amounts, including accrued interest before it can pay common share dividends. As at June 30, 2022 the aggregate outstanding balance of the Shareholder Loans was approximately US$8.6 billion, including accrued interest of approximately US$2.5 billion, and bears interest at LIBOR + 6.5%. The Shareholder Loans have no fixed repayment date or maturity schedule and are repaid by OT LLC’s cash flows in subordination to the repayment of the project finance facilities, but must be repaid in full prior to any dividends being paid. Given that Turquoise Hill owns 66% of OT LLC, that portion of the Shareholder Loans are inter-company, and therefore only 34% of the Shareholder Loans value is included in the NAV.

TD Securities valued the Shareholder Loans by selecting a market rate to discount the future loan repayments. In selecting a pre-tax nominal market interest rate range of 12%—14%, TD Securities considered, among other things, the expected duration, assessment of sovereign risk and asset risk, and the subordinated nature of the Shareholder Loans.

TD Securities incorporated several other corporate adjustments, including adjustments for: (i) tax dispute recovery; (ii) expected transfer taxes on the Entrée Resources Limited (“Entrée”) license transfer; (iii) Canadian taxes; (iv) management services payments paid to Rio Tinto and Turquoise Hill (“MSP”); (v) guarantee fees paid to Rio Tinto; (vi) unconsolidated investments; and (vii) integration costs.

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NAV Analysis

TD Securities calculated consolidated NAV by taking the net present value (“NPV”) of Turquoise Hill’s interest in Oyu Tolgoi and adjusting for other assets, liabilities and corporate adjustments in the manner that TD Securities determined to be the most appropriate to the nature of each particular asset and liability. To arrive at the Oyu Tolgoi NPV, TD Securities relied on the attributable, unlevered, after-tax free cash flows projected in the Adjusted Resource Case, discounted to June 30, 2022 using a 10% real discount rate. Adjustments were then made to account for the value of: (i) cash and cash equivalents; (ii) debt; (iii) corporate G&A (iv) G&A synergies; (v) Shareholder Loans; and (vi) other corporate adjustments, as described above. A summary of the NAV is provided below:

(In US$ millions, except per share data)	Attributable	Discount Rate	Model
Oyu Tolgoi	66%	10%	$9,278

Mining Asset NAV			$9,278

Cash(1)	100%	n/a	$488
Debt(2)	66%	n/a	($2,836)
Corporate G&A	100%	10%	($293)
G&A Synergies(3)	100%	10%	$157
Shareholder Loans(4)	34%	13% nominal	$2,386
Other Corporate Adjustments(5)			($473)

Total Corporate Adjustments			($572)

Total Corporate NAV			$8,707

Fully -Diluted Shares Outstanding (mm)			201.2
Total Corporate NAVPS (US $)			$43.27
Total Corporate NAVPS (C$)(6)			$56.59

Note: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.

(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.

(3)	Annual synergies of US$10-US$20mm at midpoint of range.

(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at midpoint of range (12%—14%).

(5)	Includes Entrée transfer taxes and Canadian tax at midpoint of ranges, tax dispute recovery, MSP, guarantee fee, unconsolidated investments and integration costs.
(6)	Converted to C$ NAV per share using spot CAD/USD FX rate of 0.7646.

Oyu Tolgoi NPV Sensitivity Analysis

To illustrate the effects of variations in key assumptions, TD Securities performed a variety of sensitivity analyses on the Oyu Tolgoi NPV. The table below shows eight key sensitivities to TD Securities’ calculated Oyu Tolgoi NPV.

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Metric	Sensitivity		Impact on Oyu Tolgoi NPV (US $mm)
Discount Rate	- 2 + 2	% %	$ ($	2,430 1,751)
Copper Price	+ 10 - 10	% %	$ ($	1,611 1,621)
Copper Production	+ 10 - 10	% %	$ ($	1,611 1,621)
Operating Costs	+ 10 - 10	% %	($ $	526 488)
Gold Price	+ 10 - 10	% %	$ ($	264 278)
Gold Production	+ 10 - 10	% %	$ ($	264 278)
Sustaining Capex	+ 10 - 10	% %	($ $	244 243)
Remaining Development Capex	+ 10 - 10	% %	($ $	173 173)

Note: Discount rate sensitivity calculated by adding / subtracting 2%; other sensitivities calculated by applying +/- 10% factor to underlying assumption.

TD Securities also reviewed various other upside and downside sensitivities specific to Oyu Tolgoi. These were not explicitly included in the Adjusted Resource Case due to the level of uncertainty surrounding the underlying assumptions.

Comparable Precedent Transaction Analysis

TD Securities identified a list of comparable precedent transactions involving companies and assets in the copper sector which are pending or have been concluded and for which there is sufficient public information to derive value multiples. The comparable precedent transactions approach consists of selecting appropriate value benchmarks based on transactions of a comparable nature and applying these value benchmarks to the appropriate Turquoise Hill metrics. TD Securities focused on selecting transactions involving companies and assets considered most comparable to Turquoise Hill, taking into account criteria such as: asset size, commodity mix, stage, geographic location, and grade. TD Securities identified and reviewed 21 comparable precedent transactions.

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Summary of Comparable Precedent Transactions

Date	Acquiror	Target (% Acquired)(1)	Country	Transaction Value (100%)	P / NAV(2)	EV / CY+1 EBITDA(2)
				(US$mm)	(x)	(x)
7-Aug-22	BHP	OZ Minerals(3)	Australia	$6,280	1.12x	9.6x
17-Mar-22	Metals Acquisition Corp	CSA(4)	Australia	$1,100	1.13x	4.5x(5)
30-Nov-21	Capstone	Mantos	Chile	$1,354	0.69x	4.5x
14-Oct-21	South32	Sierra Gorda (45%)	Chile	$3,778	0.72x	4.1x
23-Sep-21	Sandfire Resources	MATSA	Spain	$1,865	1.02x	3.0x
10-Mar-19	Newcrest Mining	Red Chris (70%)	British Columbia	$1,152	1.31x	n/a
4-Dec-18	Sumitomo	QB2 (30%)	Chile	$3,322	2.43x	n/a
28-Sep-18	Inalum	Grasberg (40%)	Indonesia	$8,750	0.97x	n/a
5-Sep-18	Zijin	Nevsun	Serbia	$1,406	0.94x	12.2x
14-Jun-18	Mitsubishi Corporation	Quellaveco (21.9%)	Peru	$2,522	1.00x	n/a
31-Aug-17	First Quantum	Cobre Panama (LS-Nikko) (10%)	Panama	$5,106	0.77x	n/a
13-Feb-17	Glencore	Mutanda (31%)	DRC	$3,394	0.86x	4.2x(5)
15-Nov-16	BHR Partners	Tenke Fungurume (24%)	DRC	$4,733	1.10x	10.0x
9-May-16	China Molybdenum	Tenke Fungurume (56%)	DRC	$4,732	1.06x	10.1x
15-Feb-16	Sumitomo Metal Mining	Morenci (13%)	Arizona	$7,692	1.30x	10.7x
30-Jul-15	Antofagasta	Zaldivar (50%)	Chile	$2,010	1.12x	7.3x
8-May-15	Guangdong Rising Assets Mgmt.	PanAust Limited (77%)	Laos	$1,423	0.82x	5.6x
6-Oct-14	Lundin	Candelaria (80%)	Chile	$2,250	1.04x	4.6x
13-Apr-14	MMG, GUOXIN, CITIC	Las Bambas	Peru	$5,850	0.97x	n/a
28-Apr-13	Capstone Mining	Pinto Valley	Arizona	$650	0.96x	3.1x
28-Nov-12	First Quantum	Inmet	Various	$3,286	0.85x	5.1x

Source: Company filings, broker research reports.

(1)	Transactions without a stated % acquired were en bloc 100% acquisitions.

(2)	Based on analyst consensus estimates.

(3)	Proposal made by BHP rejected by OZ Minerals.

(4)	Pending.
(5)	Based on calendar year (“CY”) figure.

TD Securities analyzed precedent price to NAV (“P/NAV”) multiples and Future EV / EBITDA multiples based on the median of equity research analyst estimates of the targets’ NAV and EBITDA, respectively, at the date of each precedent transaction. Based on the above analysis, TD Securities selected a range of multiples from 0.75x to 1.10x P/NAV and 3x to 6x Future EV / EBITDA for Turquoise Hill, to be applied under the valuation approaches considered below.

Trading Comparables Analysis

TD Securities also reviewed the market trading multiples of selected base metal companies that it considered relevant to determine whether a public market trading analysis might imply values which exceed values determined by the comparable precedent transactions approach. Based on this review, TD Securities concluded that the public market trading approach implied values that were generally equal to or below the values determined by the comparable precedent transactions analysis.

For the purposes of its review of market trading multiples, TD Securities identified and reviewed six publicly traded copper-focused base metals companies (as set forth in Appendix C: Trading Comparables Summary).

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NAV Analysis Methodology

Based on its experience, TD Securities has relied on the NAV analysis as its primary value methodology. Under this approach, TD Securities applied a selected range of P/NAV precedent transaction multiples to the mining asset NAV calculated for Oyu Tolgoi to derive an implied value range for Turquoise Hill’s interest in Oyu Tolgoi. TD Securities then adjusted for the values of certain other assets, liabilities, and corporate adjustments, as deemed appropriate, to arrive at an en bloc equity value for Turquoise Hill.

Summary of NAV Approach

For the NAV approach, TD Securities applied a selected range of P/NAV multiples of 0.75x to 1.10x based on a review of relevant comparable precedent transactions, as described above. This approach implies a range of values for the Shares of C$38.83 to C$64.62 per Share.

			NAV Approach
(In US$ millions, except per share data)	Attributable	Discount Rate	Low	–	High
Mining Assets
Oyu Tolgoi	66%	10%		$9,278

Mining Asset NAV				$9,278
Selected Multiple			0.75x	—	1.10x

Mining Asset Value			$6,959	—	$10,206

Corporate Adjustments
Cash(1)	100%	n/a		$488
Debt(2)	66%	n/a		($2,836)
Corporate G&A	100%	10%		($293)
G&A Synergies(3)	100%	10%	$105	—	$210
Shareholder Loans(4)	34%	12% - 14% nom.	$2,205	—	$2,584
Other Corporate Adjustments(5)			($653)	—	($417)

Total Corporate Adjustments			($985)	—	($264)

Implied Equity Value			$5,974	—	$9,942

Fully-Diluted Shares Outstanding (mm)				201.2

Implied Share Price (US $)			$29.69	—	$49.41

Implied Share Price (C$)(6)			$38.83	—	$64.62

Note: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.

(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.

(3)	Annual synergies of US$10-US$20mm.

(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at range of 12%—14%.

(5)	Includes tax dispute recovery, Entrée transfer taxes, Canadian tax, MSP, guarantee fee, unconsolidated investments and integration costs.

(6)	Converted to C$ using spot CAD/USD FX rate of 0.7646.

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Future EV / EBITDA Multiples Analysis Methodology

Based on its experience, as a secondary methodology, TD Securities considered a Future EV / EBITDA multiples analysis. This methodology was broken into two components, a near-term period and a longer-term period. For the near-term period, Oyu Tolgoi attributable, unlevered, after-tax free cash flows (“FCF”) through 2030 (representing the first fully ramped-up underground production year), as reflected in the Adjusted Resource Case, were discounted to present value as at June 30, 2022 using a 10% discount rate. For the longer-term period, a selected range of EV / EBITDA precedent transaction multiples (as described below) was applied to the average EBITDA for years 2030 – 2036, as reflected in the Adjusted Resource Case, which was then discounted to June 30, 2022. The present value of the near-term period was then added to the range of present values for the longer-term period to calculate the mining asset value. TD Securities then adjusted for the values of certain other assets, liabilities, and corporate adjustments set forth in the below table, as deemed appropriate, to arrive at an en bloc equity value for Turquoise Hill.

Summary of Future EV / EBITDA Approach

For the Future EV / EBITDA approach, TD Securities applied a selected range of EV / EBITDA multiples of 3x to 6x based on a review of relevant comparable precedent transactions, as described above. This approach implies a range of values for the Shares of C$38.11 to C$58.16 per Share.

			Future EV / EBITDA
(In US$ millions, except per share data)	Attributable	Discount Rate	Low	–	High
Present Value of FCF (H2 2022 - 2030)	66%	10%		$4,362
Future EBITDA (Avg. 2030 - 2036)	66%	n/a		$1,709

Selected Multiple			3x	–	6x

Present Value of Future Value	66%	10%	$2,392		$4,784
Mining Asset Value			$6,754	–	$9,146

Cash(1)	100%	n/a		$488
Debt(2)	66%	n/a		($2,836)
Corporate G&A (H2 2022 - 2030)	100%	10%		($166)
G&A Synergies (H2 2022 - 2030)(3)	100%	10%	$58	–	$116
Shareholder Loans(4)	34%	12% - 14% nom.	$2,205	–	$2,584
Other Corporate Adjustments(5)			($639)	–	($383)

Total Corporate Adjustments			($890)	–	($197)

Implied Equity Value			$5,863	–	$8,949

Fully-Diluted Shares Outstanding (mm)				201.2
Implied Share Price (US $)			$29.14	–	$44.47
Implied Share Price (C$)(6)			$38.11	–	$58.16

Note: Figures may not sum exactly to totals due to rounding.

(1)	Cash held at Turquoise Hill level (100%) plus cash at OT LLC level (66% attributable to Turquoise Hill) at June 30, 2022 value date.
(2)	Based on fair market value as disclosed in Turquoise Hill’s Q2 2022 financial statements.
(3)	Annual synergies of US$10-US$20mm.
(4)	Levered nominal cash flows of Shareholder Loans repayment discounted at range of 12%—14%.

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(5)	Includes tax dispute recovery, Entrée transfer taxes, Canadian tax, MSP, guarantee fee, unconsolidated investments and integration costs.
(6)	Converted to C$ using spot CAD/USD FX rate of 0.7646.

VALUATION SUMMARY

The following table summarizes the range of the fair market value of the Shares based on the methodologies described above. In arriving at fair market value of the Shares, TD Securities did not attribute specific quantitative weight to any particular valuation methodology. TD Securities made qualitative judgments based on TD Securities’ experience in rendering such opinions and on prevailing circumstances as to the significance and relevance of each valuation methodology.

(C$ per share)	Value of Turquoise Hill Shares
	Low	High
NAV Approach	$38.83	$64.62
Future EV / EBITDA Approach	$38.11	$58.16

Sensitivity Analysis

To illustrate the effects of variations in key assumptions, TD Securities also performed a sensitivity analysis on the value of the Shares under the NAV approach, as outlined below:

NAV Approach – Low (0.75x P/NAV)

NAV Approach – High (1.10x P/NAV)

Note: Highlighted share values reflect the low and high end of the NAV approach range.

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VALUATION CONCLUSION

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of August 31, 2022, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share.

FAIRNESS OPINION

Approach to Fairness

In considering the fairness of the Consideration to be received by the Turquoise Hill Shareholders, other than Rio Tinto and its affiliates, in connection with the Arrangement, TD Securities considered and relied upon, among other things:

1.	a comparison of the Consideration to the fair market value of the Shares as determined in the Valuation; and

2.

a comparison of the premiums implied by the Consideration to the trading prices of the Shares prior to announcement of the Arrangement, to the premiums implied by selected precedent transactions involving mining companies and selected acquisition of remaining interest transactions.

Comparison of the Consideration to the Fair Market Value of the Shares

The Consideration to be received by the Turquoise Hill Shareholders, other than Rio Tinto and its affiliates, in connection with the Arrangement is within the range of fair market value of the Shares as at August 31, 2022, as determined by TD Securities in the Valuation.

Comparison of Implied Premiums

TD Securities considered the premium implied by the Consideration to the trading price of the Shares prior to the day of public announcement of the initial proposal by Rio Tinto, dated March 13, 2022, and premiums implied by Canadian mining large cap takeover transactions and Canadian target remaining interest acquisitions, calculated based on the unaffected closing price on the date prior to the transaction announcement.

	Premium to Unaffected
	Median	Average
Base Metals Transactions(1)	34.2%	40.8%
Precious Metals Transactions(2)	33.3%	35.5%
All Base and Precious Metals Transactions	34.2%	36.9%
Acquisition of Remaining Interest Transactions(3)	21.3%	25.1%
Turquoise Hill Premium Implied by the Consideration(4)	67.4%

(1)	Includes base metal transactions with a Canadian-listed target and transaction value greater than US$500mm since 2011.
(2)	Includes precious metal transactions with a Canadian-listed target and transaction value greater than US$500mm since 2011.
(3)

Includes transactions since 2005, identified by TD Securities in which an acquiror owning at least 10% of a Canadian-listed target successfully acquired the remaining interest in the target held by public shareholders and where the implied equity value of the target was greater than US$500mm.

(4)	Based on Turquoise Hill’s closing share price on the TSX on March 11, 2022, prior to Rio Tinto’s initial proposal.

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Although TD Securities did not consider any specific transaction to be directly comparable to the Arrangement, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the premium implied by the Consideration is above the median and average premiums implied by the selected Canadian mining large cap takeover transactions and Canadian target remaining interest acquisitions.

FAIRNESS OPINION CONCLUSION

Based upon and subject to the foregoing, and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of August 31, 2022, the Consideration to be received by the Turquoise Hill Shareholders, other than Rio Tinto and its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Turquoise Hill Shareholders.

Yours very truly,

/s/ TD Securities Inc.
TD SECURITIES INC.

Member of TD Bank Group

APPENDIX A: SHARE TRADING HISTORY

	TSX(1)			NYSE(2)
Calendar Period	High	Low	Volume	High	Low	Volume
	(C$)	(C$)		(US$)	(US$)
2021
January	$18.58	$12.97	7,164,393	$14.62	$10.14	5,472,371
February	$21.09	$14.43	7,019,796	$16.85	$11.30	4,635,507
March	$22.58	$16.67	12,274,110	$18.20	$13.14	6,259,817
April	$24.65	$20.31	4,856,746	$19.63	$16.14	4,825,455
May	$26.45	$19.41	7,260,926	$21.89	$16.04	5,999,073
June	$22.32	$19.35	4,140,155	$18.56	$15.66	3,400,285
July	$21.67	$16.06	4,999,477	$17.39	$12.57	4,527,380
August	$20.59	$17.01	3,626,760	$16.85	$13.25	3,197,369
September	$20.13	$17.92	3,501,281	$16.00	$13.98	1,987,818
October	$19.42	$14.74	5,783,835	$15.68	$12.00	3,273,217
November	$19.80	$12.15	7,617,860	$15.55	$9.76	4,907,723
December	$22.00	$17.41	3,682,946	$17.18	$13.61	3,895,416
2022
January	$23.83	$18.15	5,016,858	$18.92	$14.32	4,532,534
February	$27.40	$22.30	3,364,599	$21.60	$17.58	3,127,721
March(3)	$27.84	$24.00	2,244,719	$22.00	$18.73	1,818,286

Source: Bloomberg.

(1)	Based on the data for Bloomberg ticker “TRQ CT Equity”.
(2)	Based on the data for Bloomberg ticker “TRQ UN Equity”.
(3)	Up to and including March 11, 2022.

The closing prices of the Shares on March 11, 2022, the last trading day prior to the public announcement of Rio Tinto’s initial proposal were C$25.68 and US$20.13 on the TSX and NYSE, respectively.

Member of TD Bank Group

APPENDIX B: OYU TOLGOI OPERATING AND FINANCIAL SUMMARY

		Annual Average
			First 10	First 20
		Life of Mine	Years	Years
Cu Produced	kt	286	390	436
CuEq. Produced	kt	348	460	504
Net Revenue	US$mm	$2,332	$3,177	$3,386
Operating Costs	US$mm	($854)	($944)	($981)

EBITDA	US$mm	$1,479	$2,234	$2,406

Capital Expenditures	US$mm	($441)	($712)	($620)
Sustaining Capital	US$mm	($348)	($476)	($385)
Development Capital	US$mm	($93)	($236)	($235)
Tax	US$mm	($218)	($153)	($321)
Working Capital and Other	US$mm	($1)	($6)	($3)

Unlevered Free Cash Flow	US$mm	$818	$1,362	$1,462

Note: Figures may not sum exactly to totals due to rounding.

Note: Full year 2022 figures are included for purposes of average calculations. Sustaining capital includes VAT and closure costs.

Member of TD Bank Group

APPENDIX C: TRADING COMPARABLES SUMMARY

Company	Market Capitalization	P /NAV(1)
	(US$mm)	(x)
First Quantum Minerals	$12,667	0.75x
Ivanhoe Mines	$8,022	0.71x
Lundin Mining	$4,098	0.62x
Capstone Copper	$1,561	0.36x
Hudbay Minerals	$1,167	0.58x
Ero Copper	$886	0.58x

Source: Company filings, Capital IQ, broker research reports.

Note: Based on Capital IQ market data as of closing prices on August 30, 2022.

(1)	Based on analyst consensus estimates.

Member of TD Bank Group

APPENDIX D

FAIRNESS OPINIONS OF BMO NESBITT BURNS INC.

See attached.

August 31, 2022

Special Committee of the Board of Directors

Turquoise Hill Resources Ltd.

Suite 3680 1 Place Ville-Marie

Montreal, Quebec, Canada

H3B 3P2

Members of the Special Committee:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Turquoise Hill Resources Ltd. (the “Company”) and Rio Tinto plc and Rio Tinto International Holdings Limited (collectively the “Acquiror”) propose to enter into a term sheet to be effective August 31, 2022 (the “Term Sheet”) pursuant to which, among other things, the Acquiror would acquire all of the outstanding common shares of the Company (“Shares”), other than any Shares owned directly or indirectly by the Acquiror, for a price equal to C$43.00 in cash per Share (the “Consideration”) by way of an arrangement under the Business Corporations Act (Yukon) (the “Arrangement”). Subject to the Company and the Acquiror entering into a definitive arrangement agreement (the “Arrangement Agreement”), the terms and conditions of the Arrangement will be summarized in the Company’s management proxy circular (the “Circular”) to be mailed to holders of the Shares (the “Shareholders”) in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Arrangement.

We have been retained to provide financial advice to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of the Company, including our opinion (the “Opinion”) to the Special Committee as to the fairness from a financial point of view of the Consideration to be received by the Shareholders (other than the Acquiror and its affiliates) pursuant to the Arrangement. This opinion letter has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of this fairness opinion.

ENGAGEMENT OF BMO CAPITAL MARKETS

The Company initially contacted BMO Capital Markets regarding a potential advisory assignment in March 2022. BMO Capital Markets was formally engaged by the Company pursuant to an agreement effective as of March 29, 2022 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Special Committee with various advisory services in connection with the Arrangement including, among other things, the provision of the Opinion.

BMO Capital Markets will receive a fee for rendering the Opinion. We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon the successful completion of the Arrangement. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

INDEPENDENCE OF BMO CAPITAL MARKETS

Neither BMO Capital Markets, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Act”) or the rules made thereunder) of the Company, the Acquiror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Company and the Special Committee pursuant to the Engagement Agreement; (ii) acting as financial advisor to the Company and the Board of Directors on a renewed partnership with the Government of Mongolia, announced on January 24, 2022; (iii) various trading products, cash management, and trade finance services to certain of the Acquiror’s affiliates including the Company; and (iv) acting as lender to certain of the Acquiror’s affiliates.

There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings. BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Arrangement. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly-owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

OVERVIEW OF THE COMPANY

The Company is an international mining company focused on the operation and continued development of the Oyu Tolgoi copper-gold mine in Mongolia, which is the Company’s principal and only material mineral resource property. The Company’s ownership of the Oyu Tolgoi mine is held through a 66% interest in Oyu Tolgoi LLC. Erdenes Oyu Tolgoi LLC, a Mongolian state-owned entity, holds the remaining 34% interest. Rio Tinto plc and its wholly-owned subsidiaries own approximately 50.8% of the outstanding Shares.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	a draft of the Term Sheet dated August 31, 2022, outlining the preliminary terms and conditions of a proposed transaction;

2.

certain publicly available information relating to the business, operations, financial condition and trading history of the Company, the Acquiror and other selected public companies we considered relevant;

3.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

4.

internal management forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) and budgets prepared or provided by or on behalf of management of the Company;

5.	the NI 43-101 Technical Report on Oyu Tolgoi, Ömnögovi Aimag, Mongolia, dated August 28, 2020 (effective June 30, 2020);

6.	discussions with legal counsel to the Special Committee;

7.	discussions with management of the Company relating to the Company’s current business, plans, financial condition and prospects;

8.

a site visit to the Oyu Tolgoi mine from June 1, 2022 to June 4, 2022 which was comprised of presentations provided by various representatives of Oyu Tolgoi LLC as well as tours to the open pit mine, underground development area and concentrator;

9.	public information with respect to selected precedent transactions we considered relevant;

10.	historical commodity prices and the impact of various forward-looking commodity pricing assumptions on the business, prospects and financial forecasts of the Company;

11.	various reports published by equity research analysts and industry sources we considered relevant;

12.	discussions with representatives of TD Securities Inc., the independent valuator, regarding the formal valuation and their perspectives on preliminary indications on value of the Shares;

13.

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company (the “Company Certificate”);

14.	a memorandum from the Company addressed to us and dated August 31, 2022 regarding the Company Certificate (the “Company Memo”);

15.

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by a director of Rio Tinto OT Management Limited, such company being the manager of the Oyu Tolgoi mine (the “Manager Certificate”);

16.

the final form of a certificate of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to senior officers of the Company by senior officers of Oyu Tolgoi LLC (the “OT Certificate”); and

17.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by BMO Capital Markets.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to BMO Capital Markets, in their capacities as officers of the Company and on behalf of the Company and not in their personal capacities, and without personal liability, to the best of their knowledge, information and belief after reasonable inquiry, in a letter of representation delivered as of the date hereof, among other things, that: (i) with the exception of forecasts, projections or estimates (including, without limitation, estimates of future resource or reserve additions), the financial and other information, data, advice, opinions, representations and other material provided to BMO Capital Markets orally by or on behalf of the Company, or in writing by the Company or any of its subsidiaries (as defined in National Instrument 45-106 Prospectus Exemptions) or any of its or their representatives in connection with BMO Capital Markets’ engagement (the “Financial and other Information”), was, at the date such Information was provided to BMO Capital Markets, and (other than historical Financial and other Information) is as of the date hereof, complete, true and correct in all material respects, and did not and (other than historical Financial and other Information) does not contain a misrepresentation (as defined in the Act); and (ii) with respect to any portions of the Financial and other Information that constitute historical Information, since the dates on which such Financial and other Information was provided to BMO Capital Markets, except as disclosed publicly or to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, which would have or which could reasonably be expected to have a material effect on the Opinion.

In connection with the Company Certificate: (i) the Company Memo was intended to provide additional context regarding the source and nature of the information delivered to BMO Capital Markets, including the fact that certain information was provided by the Manager, which is an affiliate of Rio Tinto, and by Oyu Tolgoi LLC; (ii) the Manager Certificate was provided to BMO Capital Markets whereby the Manager represented to BMO Capital Markets, among other things, that (a) with the exception of forecasts, projections or estimates referred to in (d) below, certain specified information, data and other material provided to the Company by or on behalf of the Manager or its representatives in respect of the Oyu Tolgoi mine (excluding for the avoidance of doubt any information, data or other material provided by Oyu Tolgoi LLC) in connection with the proposed transaction (collectively, the “Manager Information”) is or, in the case of historical Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical Information did not, at the date of preparation, (A) contain any untrue statement of a material fact (as such term is defined in the Act), or (B) omit to state a material fact necessary to make such Information not misleading in the light of circumstances in which it was presented; (b) the Manager has no information or knowledge of any facts with respect to the Oyu Tolgoi mine, not contained in the Manager Information, the Company’s public disclosure or otherwise provided to Oyu Tolgoi LLC or the Company, which would reasonably be considered material to a determination of the fair value of the Oyu Tolgoi mine prepared for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”); (c) to the extent that any of the Manager Information identified in (a) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to the Company or updated by more current information provided to the Company which would have or which would reasonably be expected to have a material effect on this valuation; (d) any portions of the Manager Information provided by or on behalf of the Manager to the Company which constitute forecasts, projections or estimates were prepared using assumptions which, in the reasonable belief of the Manager, were at the time of preparation reasonable in the circumstances; and (e) other than as disclosed in the Manager Information or the Company’s public disclosure, there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Oyu Tolgoi mine at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect the Oyu Tolgoi mine; and (iii) the

OT Certificate was provided to the Company whereby Oyu Tolgoi LLC made certain representations in support of the representations made in the Certificate in relation to Oyu Tolgoi LLC.

In preparing the Opinion, we have assumed that the executed Arrangement Agreement will not differ in any material respect from the arrangement agreement contemplated to be executed by the draft Term Sheet that we reviewed, and that the Arrangement will be consummated in accordance with the terms and conditions of the Arrangement Agreement without waiver of, or amendment to, any term or condition that is in any way material to our analyses.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Term Sheet.

The Opinion is provided to the Special Committee for its exclusive use only in considering the Term Sheet and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement or a recommendation to the Special Committee or the Board of Directors to enter into the Term Sheet or the Arrangement Agreement. Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Term Sheet and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal advisors with respect to such matters. In addition, the Opinion does not address the relative merits of the Term Sheet or the Arrangement as compared to any strategic alternatives that may be available to the Company.

The preparation of the Opinion is a complex process and is not necessarily amenable to being partially analyzed or summarized. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. BMO Capital Markets believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Opinion. This opinion letter should be read in its entirety.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw the Opinion.

APPROACH TO FAIRNESS

In considering the fairness of the Consideration under the Term Sheet from a financial point of view to the Shareholders (other than the Acquiror and its affiliates), BMO Capital Markets principally considered and relied upon, among other things, the following: (i) a comparison of the Consideration to the results of a net asset value analysis of the Company; (ii) a comparison of the multiples implied by the Consideration to an analysis of publicly traded companies deemed comparable to the Company; (iii) a comparison of the multiples implied by the Consideration to an analysis of selected precedent transactions; (iv) a comparison of the premium to various unaffected trading price benchmarks implied by the Consideration, to an analysis of precedent transactions; (v) a comparison of the Consideration to the results of a discounted cash flow analysis using a weighted average cost of capital of the Company; and (vi) a review of the results of a broad canvass of selected strategic counterparties to a potential transaction with the Company.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, the Consideration contemplated to be received by the Shareholders (other than the Acquiror and its affiliates) pursuant to the Term Sheet and the Arrangement is fair from a financial point of view to the Shareholders (other than the Acquiror and its affiliates).

Yours truly,

/s/ BMO Nesbitt Burns Inc.
BMO Nesbitt Burns Inc.

September 5, 2022

Special Committee of the Board of Directors

Turquoise Hill Resources Ltd.

Suite 3680 1 Place Ville-Marie

Montreal, Quebec, Canada

H3B 3P2

Members of the Special Committee:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Turquoise Hill Resources Ltd. (the “Company”) and Rio Tinto plc and Rio Tinto International Holdings Limited (collectively the “Acquiror”) propose to enter into an arrangement agreement to be effective September 5, 2022 (the “Arrangement Agreement”) pursuant to which, among other things, the Acquiror would acquire all of the outstanding common shares of the Company (“Shares”), other than any Shares owned directly or indirectly by the Acquiror, for a price equal to C$43.00 in cash per Share (the “Consideration”) by way of an arrangement under the Business Corporations Act (Yukon) (the “Arrangement”). The terms and conditions of the Arrangement will be summarized in the Company’s management proxy circular (the “Circular”) to be mailed to holders of the Shares (the “Shareholders”) in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Arrangement.

We have been retained to provide financial advice to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of the Company, including our opinion (the “Opinion”) to the Special Committee as to the fairness from a financial point of view of the Consideration to be received by the Shareholders (other than the Acquiror and its affiliates) pursuant to the Arrangement. This opinion letter has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of this fairness opinion.

ENGAGEMENT OF BMO CAPITAL MARKETS

The Company initially contacted BMO Capital Markets regarding a potential advisory assignment in March 2022. BMO Capital Markets was formally engaged by the Company pursuant to an agreement effective as of March 29, 2022 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Special Committee with various advisory services in connection with the Arrangement including, among other things, the provision of the Opinion.

BMO Capital Markets will receive a fee for rendering the Opinion. We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon the successful completion of the Arrangement. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

INDEPENDENCE OF BMO CAPITAL MARKETS

Neither BMO Capital Markets, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Act”) or the rules made thereunder) of the Company, the Acquiror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Company and the Special Committee pursuant to the Engagement Agreement; (ii) acting as financial advisor to the Company and the Board of Directors on a renewed partnership with the Government of Mongolia, announced on January 24, 2022; (iii) various trading products, cash management, and trade finance services to certain of the Acquiror’s affiliates including the Company; and (iv) acting as lender to certain of the Acquiror’s affiliates.

There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings. BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Arrangement. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly-owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

OVERVIEW OF THE COMPANY

The Company is an international mining company focused on the operation and continued development of the Oyu Tolgoi copper-gold mine in Mongolia, which is the Company’s principal and only material mineral resource property. The Company’s ownership of the Oyu Tolgoi mine is held through a 66% interest in Oyu Tolgoi LLC. Erdenes Oyu Tolgoi LLC, a Mongolian state-owned entity, holds the remaining 34% interest. Rio Tinto plc and its wholly-owned subsidiaries own approximately 50.8% of the outstanding Shares.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	a draft of the Arrangement Agreement dated September 2, 2022;

2.

a draft amending agreement to the Heads of Agreement entered into between the Company and the Acquiror dated April 9, 2021, further amended by the Amended and Restated Heads of Agreement dated January 24, 2022 and May 18, 2022, outlining the funding plan for the development of the Oyu Tolgoi mine (the “Third Amended and Restated Heads of Agreement”), dated September 2, 2022;

3.

certain publicly available information relating to the business, operations, financial condition and trading history of the Company, the Acquiror and other selected public companies we considered relevant;

4.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

5.

internal management forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) and budgets prepared or provided by or on behalf of management of the Company;

6.	the NI 43-101 Technical Report on Oyu Tolgoi, Ömnögovi Aimag, Mongolia, dated August 28, 2020 (effective June 30, 2020);

7.	discussions with legal counsel to the Special Committee;

8.	discussions with management of the Company relating to the Company’s current business, plans, financial condition and prospects;

9.

a site visit to the Oyu Tolgoi mine from June 1, 2022 to June 4, 2022 which was comprised of presentations provided by various representatives of Oyu Tolgoi LLC as well as tours to the open pit mine, underground development area and concentrator;

10.	public information with respect to selected precedent transactions we considered relevant;

11.	historical commodity prices and the impact of various forward-looking commodity pricing assumptions on the business, prospects and financial forecasts of the Company;

12.	various reports published by equity research analysts and industry sources we considered relevant;

13.

discussions with representatives of TD Securities Inc. (“TD”), the independent valuator, regarding the formal valuation by TD that determined that, as of August 31, 2022, and based on TD’s analysis and subject to the assumptions, limitations and qualifications to be set forth in TD’s written valuation, the fair market value of the Shares is in the range of C$42.00 to C$58.00 per Share;

14.

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company (the “Company Certificate”);

15.	a memorandum from the Company addressed to us and dated August 31, 2022 regarding the Company Certificate (the “Company Memo”);

16.

a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by a director of Rio Tinto OT Management Limited, such company being the manager of the Oyu Tolgoi mine (the “Manager Certificate”);

17.

the final form of a certificate of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to senior officers of the Company by senior officers of Oyu Tolgoi LLC (the “OT Certificate”); and

18.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by BMO Capital Markets.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting the best currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to BMO Capital Markets, in their capacities as officers of the Company and on behalf of the Company and not in their personal capacities, and without personal liability, to the best of their knowledge, information and belief after reasonable inquiry, in a letter of representation delivered as of the date hereof, among other things, that: (i) with the exception of forecasts, projections or estimates (including, without limitation, estimates of future resource or reserve additions), the financial and other information, data, advice, opinions, representations and other material provided to BMO Capital Markets orally by or on behalf of the Company, or in writing by the Company or any of its subsidiaries (as defined in National Instrument 45-106 Prospectus Exemptions) or any of its or their representatives in connection with BMO Capital Markets’ engagement (the “Financial and other Information”), was, at the date such Information was provided to BMO Capital Markets, and (other than historical Financial and other Information) is as of the date hereof, complete, true and correct in all material respects, and did not and (other than historical Financial and other Information) does not contain a misrepresentation (as defined in the Act); and (ii) with respect to any portions of the Financial and other Information that constitute historical Information, since the dates on which such Financial and other Information was provided to BMO Capital Markets, except as disclosed publicly or to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, which would have or which could reasonably be expected to have a material effect on the Opinion.

In connection with the Company Certificate: (i) the Company Memo was intended to provide additional context regarding the source and nature of the information delivered to BMO Capital Markets, including the fact that certain information was provided by the Manager, which is an affiliate of Rio Tinto, and by Oyu Tolgoi LLC; (ii) the Manager Certificate was provided to BMO Capital Markets whereby the Manager represented to BMO Capital Markets, among other things, that (a) with the exception of forecasts, projections or estimates referred to in (d) below, certain specified information, data and other material provided to the Company by or on behalf of the Manager or its representatives in respect of the Oyu Tolgoi mine (excluding for the avoidance of doubt any information, data or other material provided by Oyu Tolgoi LLC) in connection with the proposed transaction (collectively, the “Manager Information”) is or, in the case of historical Information was, at the date of preparation, true, complete and accurate in all material respects and does not or, in the case of historical Information did not, at the date of preparation, (A) contain any untrue statement of a material fact (as such term is defined in the Act), or (B) omit to state a material fact necessary to make such Information not misleading in the light of circumstances in which it was presented; (b) the Manager has no information or knowledge of any facts with respect to the Oyu Tolgoi mine, not contained in the Manager Information, the Company’s public disclosure or otherwise provided to Oyu Tolgoi LLC or the Company, which would reasonably be considered material to a determination of the fair value of the Oyu Tolgoi mine prepared for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”); (c) to the extent that any of the Manager Information identified in (a) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to the Company or updated by more current information provided to the Company which would have or which would reasonably be expected to have a material effect on this valuation; (d) any portions of the Manager Information provided by or on behalf of the Manager to the Company which constitute forecasts, projections or estimates were prepared using assumptions which, in the reasonable belief of the Manager, were at the time of preparation reasonable in the circumstances; and (e) other than as disclosed in the Manager Information or the Company’s public disclosure, there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Oyu Tolgoi mine at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which would be reasonably expected to, in any way, materially adversely affect the Oyu Tolgoi mine; and (iii) the OT Certificate was provided to the Company whereby Oyu Tolgoi LLC made certain representations in support of the representations made in the Certificate in relation to Oyu Tolgoi LLC.

In preparing the Opinion, we have assumed that the executed Arrangement Agreement and the Third Amended and Restated Heads of Agreement will not differ in any material respect from the respective drafts that we reviewed, and that the Arrangement will be consummated in accordance with the terms and conditions of the Arrangement Agreement without waiver of, or amendment to, any term or condition that is in any way material to our analyses.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Arrangement.

The Opinion is provided to the Special Committee for its exclusive use only in considering the Arrangement and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement or a recommendation to the Special Committee or the Board of Directors to enter into the Arrangement Agreement. Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Arrangement and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal advisors with respect to such matters. In addition, the Opinion does not address the relative merits of the Arrangement as compared to any strategic alternatives that may be available to the Company.

The preparation of the Opinion is a complex process and is not necessarily amenable to being partially analyzed or summarized. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. BMO Capital Markets believes that our analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Opinion. This opinion letter should be read in its entirety.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw the Opinion.

APPROACH TO FAIRNESS

In considering the fairness of the Consideration under the Arrangement from a financial point of view to the Shareholders (other than the Acquiror and its affiliates), BMO Capital Markets principally considered and relied upon, among other things, the following: (i) a comparison of the Consideration to the results of a net asset value analysis of the Company; (ii) a comparison of the multiples implied by the Consideration to an analysis of publicly traded companies deemed comparable to the Company; (iii) a comparison of the multiples implied by the Consideration to an analysis of selected precedent transactions; (iv) a comparison of the premium to various unaffected trading price benchmarks implied by the Consideration, to an analysis of precedent transactions; (v) a comparison of the Consideration to the results of a discounted cash flow analysis using a weighted average cost of capital of the Company; and (vi) a review of the results of a broad canvass of selected strategic counterparties to a potential transaction with the Company.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, the Consideration to be received by the Shareholders (other than the Acquiror and its affiliates) pursuant to the Arrangement is fair from a financial point of view to the Shareholders (other than the Acquiror and its affiliates).

Yours truly,

/s/ BMO Nesbitt Burns Inc.
BMO Nesbitt Burns Inc.

APPENDIX E

INTERIM ORDER

See attached.

Form 44 (Rule 43(3)) SUPREME COURT OF YUKON TURQUOISE HILL RESOURCES LTD.	S.C. No. 22-A0074

Petitioner

INTERIM ORDER

BEFORE THE HONOURABLE	)	TUESDAY, the 27th
JUSTICE WENCKEBACH	)	day of SEPTEMBER, 2022

THE APPLICATION of the Petitioner, Turquoise Hill Resources Ltd. (“Turquoise Hill” or the “Company”), coming on for hearing at Whitehorse, Yukon, on the 27th day of September 2022, and on hearing Orestes Pasparakis, lawyer for the Company, and on reading the Petition and the Affidavit of Maryse Saint-Laurent affirmed September 22, 2022 (the “Saint-Laurent Affidavit”).

FOR THE PURPOSES OF THIS ORDER:

(a)

the capitalized terms not defined in this Order (the “Interim Order”) shall have the meanings attributed to them in the draft management proxy circular of the Company which is attached as Exhibit “A” to the Saint-Laurent Affidavit; and

(b)	all references to “Arrangement” used herein mean the arrangement as set forth in the Plan of Arrangement attached as Appendix B to the management proxy circular of the Company (the “Circular”).

IT IS HEREBY ORDERED THAT:

General

1.	The Company shall seek approval of the Arrangement by its Shareholders in the manner set forth below.

The Meeting

2.	The Company shall call and conduct a special meeting (the “Meeting”) of Shareholders on or about 10:30 a.m. (Montreal time) on November 1, 2022. At the Meeting, the

Shareholders will consider and vote upon a resolution to approve the Arrangement substantially in the form attached as Appendix A to the Circular (the “Arrangement Resolution”) and such other business as may properly be brought before the Meeting or any adjournment or postponement thereof, all as more particularly described in the Circular.

3.

A quorum at the Meeting shall be at least one individual present at the commencement of the Meeting holding, or representing by proxy, Shares carrying not less than thirty-three and one-third percent (33 and 1/3%) of the votes eligible to be cast at the Meeting.

4.	Each Share entitled to be voted at the Meeting will entitle the holder to one vote at the Meeting in respect of the Arrangement Resolution and any other matters to be considered at the Meeting.

5.

The record date for Shareholders entitled to receive notice of and vote at the Meeting shall be September 19, 2022 (the “Record Date”). The only persons entitled to receive notice of and vote, in person or by proxy, on the Arrangement Resolution, or such other business as may be properly brought before the Meeting (including at any re-convened Meeting), shall be those Shareholders who hold Shares as of the close of business on the Record Date.

6.

The Meeting shall be called, held and conducted in accordance with the applicable provisions of the Business Corporations Act, RSY 2002, c. 20, as amended (the “YBCA”), the articles and by-laws of the Company in effect at the relevant time, the Circular, the rulings and directions of the Chair of the Meeting, this Interim Order and any further Order of this Court. To the extent there is any inconsistency or discrepancy between this Interim Order and the YBCA or the articles or by-laws of the Company, the terms of this Interim Order shall govern.

Conduct of the Meeting

7.

The only persons entitled to attend the Meeting shall be Shareholders or their authorized proxy holders, the Company’s directors and officers, the Company’s auditors, the Company’s legal counsel, representatives and legal counsel of other parties to the Arrangement, and such other persons who may be permitted to attend by the Chair of the Meeting.

8.	The Chair of the Meeting shall be at liberty to call on the assistance of the Company’s legal counsel at any time as the Chair may consider necessary or appropriate during the Meeting.

9.

The Meeting shall be conducted in person and virtually by live audio webcast on November 1, 2022 at 10:30 a.m. (Montreal time). The Shareholders shall be permitted to attend at and participate in the Meeting in person or virtually, substantially as described in the Circular. Any Shareholder who participates in the Meeting virtually will be deemed to be present at the Meeting.

10.	The number of votes required to pass the Arrangement Resolution shall be:

(a)	not less than two thirds of the votes cast by Shareholders present (in person or virtually) or represented by proxy at the Meeting, and

(b)

a simple majority of the votes cast by the Shareholders present (in person or virtually) or represented by proxy at the Meeting excluding the votes cast by those persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.

11.	To be valid, a proxy must be deposited with TSX Trust Company in the manner described in the Circular.

12.	Shareholders shall be entitled to revoke their proxies in accordance with subsection 150(4.1) of the YBCA provided that any instrument in writing delivered pursuant to subsection 150(4.1) of the YBCA:

(a)

is received by the TSX Trust Company at the address in paragraph 30 of this Interim Order and received by no later than 5:00 p.m. (Montreal time) on October 28, 2022 (or if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sunday and statutory holidays, prior to the commencement of the reconvened Meeting); or

(b)	delivered to the person presiding at the Meeting before it commences.

13.	The accidental omission to give notice of the Meeting or the non-receipt of the notice shall not invalidate any resolution passed or proceedings taken at the Meeting.

14.

The Company is authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present, if applicable) and for such period or periods of time as the Company deems advisable, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders in respect of the adjournment or postponement. Notice of such adjournment or postponement may be given by such method as the Company determines is appropriate in the circumstances. If the Meeting is adjourned or postponed in accordance with this Interim Order, the references to the Meeting in this Interim Order shall be deemed to be the Meeting as adjourned or postponed.

Amendments to the Arrangement

15.

The Company is authorized to make such amendments, revisions or supplements to the Arrangement as it may determine necessary or desirable, provided that such amendments, revisions or supplements are made in accordance with and in the manner contemplated by the Arrangement. The Arrangement so amended, revised or supplemented shall be deemed to be the Arrangement submitted to the Meeting and the subject of the Arrangement Resolution, without need to return to this Court to amend this Interim Order.

Amendments to Meeting Materials

16.

The Company is authorized to make such amendments, revisions or supplements (“Additional Information”) to the Circular, form of proxy (“Proxy”), notice of the Meeting (“Notice of Meeting”), form of letter of transmittal (“Letter of Transmittal”) and Petition (“Petition”) as it may determine, and the Company may disclose such Additional Information, including material changes, by the method and in the time most reasonably practicable in the circumstances as determined by the Company. Without limiting the generality of the foregoing, if any material change or material fact arises between the date of this Interim Order and the date of the Meeting, which change or fact, if known prior to mailing of the Circular, would have been disclosed in the Circular, then:

(a)	the Company shall advise the Shareholders of the material change or material fact by disseminating a news release (a “News Release”) in accordance with applicable securities laws and the rules and policies of the Toronto Stock Exchange and the New York Stock Exchange; and

(b)

provided that the News Release describes the applicable material change or material fact in reasonable detail, the Company shall not be required to deliver an amendment to the Circular to the Shareholders or otherwise give notice to the Shareholders of the material change or material fact other than disseminating and filing the News Release.

Dissent Rights

17.

The registered holders of Shares are, subject to the provisions of this Interim Order and the Arrangement, accorded the right to dissent under section 193 of the YBCA with respect to the Arrangement Resolution and the right to be paid the fair value of their Shares by the Purchaser (notwithstanding anything to the contrary in section 193 of the YBCA) in respect of which such right to dissent was validly exercised.

18.	In order for a registered Shareholder (a “Dissenting Shareholder”) to exercise such right to dissent under section 193 of the YBCA:

(a)

notwithstanding subsection 193(5) of the YBCA, the Dissenting Shareholder’s written objection to the Arrangement Resolution must be received by the Company, with a copy to each of (i) the Company’s solicitors; (ii) the Purchaser’s solicitors; and (iii) TSX Trust Company, at the addresses in paragraph 30 below, not later than 4:00 p.m. (Montreal time) on October 28, 2022, or 4:00 p.m. on the day that is two (2) Business Days immediately preceding the date that any adjournment or postponement of the Meeting is reconvened or held, as the case may be;

(b)	a vote against the Arrangement Resolution, whether in person or by proxy, shall not constitute a written objection to the Arrangement Resolution as required under clause 18(a) herein;

(c)	a Dissenting Shareholder shall not have voted any of their Shares at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(d)	the Dissenting Shareholder may not exercise the right to dissent in respect of only a portion of the Shareholder’s Shares, but may dissent only with respect to all of the Shares held by the Shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder; and

(e)	the exercise of such right to dissent must otherwise comply with the requirements of section 193 of the YBCA, as modified and supplemented by this Interim Order and the Arrangement.

19.

The fair value of the consideration to which a Dissenting Shareholder is entitled pursuant to the Arrangement shall be determined as of the close of business on the day before the day on which the Arrangement Resolution is approved by the Shareholders and shall be paid to the Dissenting Shareholders by the Purchaser as contemplated in the Arrangement and this Interim Order.

20.	Dissenting Shareholders who validly exercise their right to dissent, as set out in paragraphs 17 and 18 above, and who:

(i)

are determined to be entitled to be paid the fair value of their Shares, shall be deemed to have transferred such Shares as of the effective time of the Arrangement (the “Effective Time”), without any further act or formality and free and clear of all liens, claims and encumbrances to the Purchaser in exchange for the fair value of the Shares; or

(ii)

are, for any reason (including, for clarity, any withdrawal by any Dissenting Shareholder of their dissent) determined not to be entitled to be paid the fair value for their Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder and such Shares will be deemed to be exchanged for the consideration under the Arrangement, but in no event shall the Company, the Purchaser or any other person be required to recognize such Shareholders as holders of Shares after the Effective Time, and the names of such Shareholders shall be removed from the register of Shares.

21.

Subject to further order of this Court, the rights available to Shareholders under the YBCA and the Arrangement to dissent from the Arrangement Resolution shall constitute full and sufficient dissent rights for the Shareholders with respect to the Arrangement Resolution.

22.

Notice to the Shareholders of their right to dissent with respect to the Arrangement Resolution and to receive, subject to the provisions of the YBCA and the Arrangement, the fair value of the consideration to which a Dissenting Shareholder is entitled pursuant to the Arrangement, shall be sufficiently given by including information with respect to this right as set forth in the Circular which is to be sent to Shareholders in accordance with paragraph 23 of this Interim Order.

Notice

23.

The Circular, substantially in the form attached as Exhibit “A” to the Saint-Laurent Affidavit, with such amendments thereto as counsel to the Company may determine necessary or desirable (provided such amendments are not inconsistent with the terms of this Interim Order), and including the Notice of the Meeting, the Petition and this Interim Order, together with any other communications or documents determined by the Company to be necessary or advisable, including the Proxy and the Letter of Transmittal, (collectively, the “Meeting Materials”), shall be sent to those Shareholders who hold Shares as of the Record Date, the directors of the Company and the auditors of the Company, by one or more of the following methods:

(a)

in the case of registered Shareholders, by pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books and records of the Company as of the Record Date not later than 21 days prior to the Meeting;

(b)

in the case of non-registered Shareholders, by providing sufficient copies of the Meeting Materials to intermediaries, in accordance with National Instrument 54 -101 – Communication With Beneficial Owners of Securities of a Reporting Issuer; and

(c)

in the case of the directors and auditors of the Company, by email, pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to the individual directors or firm of auditors, as applicable, not later than 21 days prior to the date of the Meeting.

24.	Delivery of the Meeting Materials in the manner directed by this Interim Order shall be deemed to be good and sufficient service upon the Shareholders, the directors and auditors of the Company of:

(a)	the Petition;

(b)	this Interim Order; and

(c)	the Notice of the Meeting.

Final Application

25.

Subject to further order of this Court, and provided that the Shareholders have approved the Arrangement in the manner directed by this Court and the directors of the Company have not revoked their approval, the Company may proceed with an application for a final Order of the Court approving the Arrangement (the “Final Order”) on November 4, 2022 at 10:00 a.m. (Whitehorse time) or as soon thereafter as counsel may be heard. Subject to the Final Order and to the filing of Articles of Arrangement in accordance with the YBCA, the Company, all Shareholders and all other persons affected will be bound by the Arrangement in accordance with its terms.

26.

Any Shareholder or other interested party (each an “Interested Party”) desiring to appear and make submissions at the application for the Final Order is required to file with this Court and serve upon the Company, on or before November 2, 2022 at 4:00 p.m., an Appearance and Response in the respective forms prescribed by the Rules of Court of the Supreme Court of Yukon, together with a copy of all material on which the Interested Party intends to rely at the application for the Final Order, as well as an outline of the Interested Party’s proposed submissions. Service of the Interested Party’s material on the Company shall be effected by service on the Company’s solicitors in accordance with paragraph 30 of this Interim Order.

27.

In the event that the application for the Final Order is adjourned, only those parties appearing before this Court for the Final Order, and those Interested Parties serving an Appearance and Response in accordance with paragraph 26 of this Interim Order, shall have notice of the adjourned date.

Case Management

28.	The requirement that this matter be subject to case management in accordance with Rule 36 of the Rules of Court is hereby dispensed with.

Leave to Vary Interim Order

29.	The Company is entitled at any time to seek leave to vary this Interim Order upon such terms and the giving of such notice as this Court may direct.

General Notice

30.	Any notice to be provided pursuant to this Interim Order to the Company, the Company’s solicitors, the Purchaser’s solicitors or to the TSX Trust Company shall be provided to the following:

To the Company:

Turquoise Hill Resources Ltd.

1 Place Ville Marie Suite 3680

Montreal, Quebec, Canada, H3B 3P2

Attention: Dustin Isaacs, Chief Legal Officer and Corporate Secretary

To the Company’s Solicitors:

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal, Québec, Canada, H3B 1R1

Attention: Steve Malas and Orestes Pasparakis

steve.malas@nortonrosefulbright.com; and

Orestes.pasparakis@nortonrosefulbright.com

To the Purchaser’s Solicitors:

McCarthy Tétrault LLP

Toronto-Dominion Bank Tower

66 Wellington Street West, Suite 5300

P.O. Box 48

Toronto, ON, M5K 1E6

Attention: Eva Bellissimo and Shea Small

ebellissimo@mccarthy.ca and ssmall@mmccarthy.ca

To TSX Trust Company:

TSX Trust Company

1200-1 Toronto Street

Toronto, ON, M5C 2V6

Attention: Proxy Department

OR

1600-2001 Robert-Bourassa Blvd.

Montreal, Quebec, H3A 2A6

Attention: Proxy Department

“Signed”
P/Clerk of the Court

APPROVED AS THE ORDER MADE:

/s/ Orestes Pasparakis
Orestes Pasparakis,

Lawyer for the Petitioner,
Turquoise Hill Resources Limited.

S.C. No.

SUPREME COURT OF YUKON

TURQUOISE HILL RESOURCES LTD.

Petitioner

INTERIM ORDER

TUCKER CARRUTHERS

301-303 Alexander Street

Whitehorse, Yukon Y1A 2L5

Our file# 220604

James R. Tucker

jtucker@yukonlaw.com

Tel: (867) 667.2099 ext. 1001

APPENDIX F

PETITION FOR THE FINAL ORDER

See attached.

Form 2	S.C. No. 22-A0074

(Rules 10(1), 54(3) and 64(15))

SUPREME COURT OF YUKON

TURQUOISE HILL RESOURCES LTD.

Petitioner

PETITION

THIS IS THE PETITION OF: TURQUOISE HILL RESOURCES LTD. ON NOTICE TO: THE SHAREHOLDERS OF TURQUOISE HILL RESOURCES LTD.

Let all persons whose interests may be affected by the order sought TAKE NOTICE that the petitioner applies to court for the relief set out in this petition.

APPEARANCE REQUIRED

IF YOU WISH TO BE NOTIFIED of any further proceedings, YOU MUST GIVE NOTICE of your intention by filing an APPEARANCE in Form 9 in this court within the time for appearance and YOU MUST ALSO DELIVER a copy of the Appearance to the petitioner’s address for delivery, which is set out in this petition.

YOU OR YOUR LAWYER may file the APPEARANCE. You may obtain an APPEARANCE form at the registry.

IF YOU FAIL to file the Appearance within the proper time for appearance, the petitioner may continue this application without further notice to you.

TIME FOR APPEARANCE

Where this Petition is served on a person in Yukon, the time for appearance by that person is 7 days from the service (not including the day of service).

Where this Petition is served on a person outside Yukon, the time for appearance by that person after service is 21 days in the case of a person residing anywhere within Canada, 28 days in the case of a person residing in the United States of America, and 42 days in the case of a person residing elsewhere,

or, where the time for appearance has been set by order of the court, within that time.

TIME FOR RESPONSE

IF YOU WISH TO RESPOND to the Petition, you must, on or before 8 days from the end of the time for appearance provided for above,

(a)	deliver to the petitioner

(i)	2 copies of a Response in Form 11, and

(ii)	2 copies of each affidavit on which you intend to rely at the hearing, and

(b)	deliver to every other party of record

(i)	one copy of a Response in Form 11, and

(ii)	one copy of each affidavit on which you intend to rely at the hearing.

(1)	The address of the registry is:

The Law Courts

2134 Second Avenue

Whitehorse, Yukon

Y1A 5H6

Telephone: (867) 667-5937

Fax: (867) 393-6212

(2)	The petitioner’s ADDRESS FOR DELIVERY (Required: Residential address or business address AND postal address in Yukon) is:

Tucker Carruthers

301-303 Alexander Street

Whitehorse, Yukon Y1A 2L5

Attention: James R. Tucker

Email address: jtucker@yukonlaw.com

(3)	The name and office address of the petitioner’s lawyer is:

Tucker Carruthers

301-303 Alexander Street

Whitehorse, Yukon Y1A 2L5

Attention: James R. Tucker

Email address: jtucker@yukonlaw.com

AND

Norton Rose Fulbright Canada LLP

222 Bay Street, Suite 3000, P.O. Box 53,

Toronto ON M5K 1E7

Attention: Orestes Pasparakis

Email address: orestes.pasparakis@nortonrosefulbright.com

PETITION

THE PETITIONER, Turquoise Hill Resources Ltd. (Turquoise Hill or the Company) applies, pursuant to Section 195 of the Business Corporations Act, RSY 2002, c. 20, as amended (the YBCA), for:

1.

a final order (the Final Order) approving a proposed arrangement whereby Rio Tinto International Holdings Limited (the Purchaser) will acquire all of the issued and outstanding common shares of Turquoise Hill that the Purchaser, Rio Tinto plc (together with the Purchaser, Rio Tinto) or any of their affiliates do not already own (the Minority Shares) for an all cash purchase price of $43.00 per share (the Arrangement).

THE PETITIONER WILL RELY ON Section 195 of the YBCA and Rules 3, 10, 47 and 48 of the Rules of Court.

The Affidavit of Maryse Saint-Laurent, affirmed September 22, 2022, will be relied on at the hearing, and such other material as counsel may advise.

The facts upon which this Petition is based are as follows:

The Petitioner

1.

Turquoise Hill is a corporation governed by the YBCA with its registered and records office at 301-303 Alexander Street, Whitehorse, Yukon, Y1A 2L5 and its head office registered head office at Suite 3680, 1 Place Ville-Marie, Montreal, Quebec, Canada, H3B 3P2.

2.

Turquoise Hill’s common shares trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol TRQ. The Company is a reporting issuer in all the provinces and territories of Canada. As at the close of business on September 19, 2022, the Company had a total of 201,231,446 issued and outstanding common shares (the Shares).

3.

Turquoise Hill is a mining company focused on the operation and continued development of the Oyu Tolgoi copper-gold mine in Mongolia (the Oyu Tolgoi Property), which is the Company’s principal and only material mineral resource property. The Oyu Tolgoi Property contains one of the largest known copper and gold deposits in the world.

4.

Turquoise Hill’s ownership of the Oyu Tolgoi Property is held through a 66% interest in Oyu Tolgoi LLC (OT LLC). The remaining 34% interest is held by Erdenes Oyu Tolgoi LLC, a Mongolian state-owned enterprise.

Relationship with Rio Tinto

5.

Rio Tinto and its affiliates hold an approximate 50.8% majority interest in Turquoise Hill (102,196,643 Shares). Two members of Turquoise Hill’s current board of eight directors (the Board) are persons employed by Rio Tinto (the Conflicted Directors).

6.

Rio Tinto and its affiliates and Turquoise Hill and its affiliates have entered into a series of agreements pursuant to which Rio Tinto has provided operational, management and financial support to further the development and operation of the Oyu Tolgoi Property.

7.	Rio Tinto (through its subsidiary Rio Tinto OT Management Limited) is also responsible for the day-to-day management of the Oyu Tolgoi Property.

The First Rio Tinto Proposal

8.

On March 14, 2022, Rio Tinto publicly announced a non-binding proposal to acquire the approximately 49.2% of the outstanding Shares of Turquoise Hill held by the Company’s shareholders other than Rio Tinto and its affiliates (the Minority Shareholders) for cash consideration of $34.00 per Share (the Initial Proposal).

9.

In response to the Initial Proposal, the Board formed a special committee of independent directors (the Special Committee) to review and consider the Initial Proposal. The mandate of the Special Committee also included, among other things, responsibility for considering other alternatives and the Company’s liquidity needs and financing options.

10.

The Special Committee retained BMO Nesbitt Burns Inc. (BMO) as its financial advisor to undertake financial advisory and investment banking services, Blake, Cassels & Graydon LLP as its legal advisor, and TD Securities Inc. (TD) as an independent valuator to prepare a formal valuation of the Shares of the Company in accordance with Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions and a fairness opinion.

The Special Committee Recommends Against the First Proposal

11.

The Special Committee concluded, in consultation with its financial advisors, that Rio Tinto’s offer price of $34.00 per Share did not fairly reflect the fundamental and long-term strategic value of the Company’s majority ownership of the Oyu Tolgoi Property.

12.	On August 15, 2022, the Special Committee announced that it was terminating its review and consideration of the Initial Proposal.

Rio Tinto’s Subsequent Offers

13.	On August 24, 2022, Rio Tinto submitted an improved non-binding proposal to the Special Committee at a price of $40.00 per Share.

14.

The offer led to arm’s-length negotiations between the Special Committee and Rio Tinto. Ultimately, these negotiations led to a proposal pursuant to which Rio Tinto would acquire the Minority Shares for $43.00 per Share in cash (the $43 Offer) to be given effect by the Arrangement.

The Special Committee Recommends the $43 Offer

15.	The Special Committee received opinions from its financial advisors relating to the $43 Offer and the Arrangement:

a.

TD delivered a detailed presentation and provided an oral opinion to the Special Committee that, as of August 31, 2022, and based on their analysis and subject to the assumptions, limitations and qualifications to be set forth in their written valuation and fairness opinion (the TD Valuation and Fairness Opinion), (i) the fair market value of the Shares is in the range of $42.00 to $58.00 per Share; and (ii) the $43 Offer is fair, from a financial point of view, to the Minority Shareholders; and

b.

BMO also presented a financial analysis and provided its oral opinions to the Special Committee that, as of August 31, 2022 and September 5, 2022, and subject to the assumptions, limitations and qualifications to be set out in BMO’s written fairness opinions, the consideration of $43.00 Offer is fair, from a financial point of view, to the Minority Shareholders (the BMO Fairness Opinions).

16.

TD’s compensation is not in any way tied to the conclusions it reached in the TD Valuation and Fairness Opinion nor is its compensation tied in any way to the completion of the Arrangement or any other transaction. Similarly, BMO is paid a flat fee to provide the BMO Fairness Opinions, regardless of the conclusions expressed therein. However, as the Special Committee’s financial advisor, BMO will also receive a success fee in the event the Arrangement (or other transaction) is completed in accordance with the terms of its engagement. In addition to providing oral opinions, TD provided the TD Valuation and Fairness Opinion and BMO provided the BMO Fairness Opinions to the Special Committee in writing.

17.

Having considered the input from its independent advisors, the Special Committee determined in all of the circumstances that the Arrangement is in the best interests of Turquoise Hill and fair to the Minority Shareholders and that the Minority Shareholders should be given the opportunity to consider the offer.

18.

The Special Committee unanimously decided to recommend that the Board: (i) determine that the Arrangement is in the best interests of the Company; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favour of a resolution approving the Arrangement (the Arrangement Resolution).

The Board Approves the Arrangement

19.

The Board (excluding the Conflicted Directors), upon receiving the unanimous recommendation of the Special Committee, unanimously determined that the Arrangement is in the best interests of Turquoise Hill and fair to the Minority Shareholders, and unanimously determined to recommend to the Minority Shareholders that they vote in favour of the Arrangement Resolution.

The Arrangement Agreement

20.	The Company entered into an arrangement agreement with Rio Tinto (the Arrangement Agreement) on September 5, 2022.

21.

Pursuant to the Arrangement Agreement, the Purchaser will acquire the Minority Shares for consideration of $43.00 cash per Share, which transaction is to be implemented by way of a court-approved plan of arrangement under the YBCA.

22.

The consummation of the Arrangement is subject to a number of conditions customary to transactions of this nature, including, among others: (i) the approval of 66 and 2/3% of votes cast by the Company’s shareholders (including Rio Tinto) at a special meeting of shareholders; (ii) the approval of a simple majority of the votes cast by Minority Shareholders at such meeting; and (iii) court approval.

The Interim Order

23.

Within this proceeding, the Company intends to bring an application seeking an interim order (the Interim Order) for the Court’s approval of the Company holding a meeting of shareholders on Tuesday, November 1, 2022 at which the Company’s shareholders will consider and, if thought advisable, pass, with or without amendments, the Arrangement Resolution to approve the Arrangement pursuant to Section 195 of the YBCA (the Meeting).

24.

The Interim Order is also intended to address matters related to the Meeting, including but not limited to, approval of the conduct of the Meeting, and the delivery of materials relating to the Meeting (the Meeting Materials), including the Company’s Notice of Special Meeting of Shareholders and Management Proxy Circular (the Circular) and form of proxy, to shareholders.

25.

The Circular describes, among other things, the background leading to the Arrangement, the terms of the Arrangement, and the steps the Company’s shareholders may take to vote. The Circular will attach a copy of the Interim Order and the Petition as Appendices E and F, respectively.

26.

It is also proposed that, pursuant to the terms of the Interim Order, notice of these proceedings shall be given simultaneously with the delivery of the Meeting Materials in the manner contemplated by the Interim Order, that such notice be deemed to be good and sufficient notice of these proceedings, and that no further service of any materials in these proceedings be made on any persons other than those who file an Appearance and Response pursuant to the terms of the Interim Order.

The Meeting

27.

The record date for the Meeting is September 19, 2022 (the Record Date). Only those shareholders who hold Shares as of close of business on the Record Date shall be entitled to receive notice of, attend and vote at the Meeting. The record date was published in the Globe & Mail and filed to SEDAR on September 12, 2022.

28.	It is intended that the Meeting Materials shall be sent in accordance with the Interim Order, with compliance therewith constituting good and sufficient notice of the Meeting.

29.

Quorum for the Meeting will be at least one individual present at the commencement of the Meeting holding, or representing by proxy the holder or holders of, Shares carrying in the aggregate not less than thirty-three and one-third percent (33 and 1/3%) of the votes eligible to be cast at the Meeting, consistent with the terms of the Company’s bylaws.

30.	The Company proposes that the Meeting be held both in person and virtually and that shareholders who participate in the Meeting virtually will be deemed to be present at the Meeting.

Dissent Right

31.

Each registered shareholder will be granted rights of dissent (the Dissent Rights) in respect of the Arrangement Resolution pursuant to and in the manner set forth in Section 193 of the YBCA, as modified by the Interim Order and the Plan of Arrangement.

32.

The Dissent Rights are set out in detail in Section 193 of the YBCA, the Interim Order and the Plan of Arrangement and are summarized in the Circular, all of which will be provided to all of the Company’s shareholders.

Support for the Arrangement

33.

All independent directors and executive officers of the Company have entered into voting and support agreements to vote their Minority Shares in favour of the Arrangement Resolution, subject to certain customary exceptions.

34.

SailingStone Capital Partners, which claims to own approximately 2.16% of Turquoise Hill’s Shares, and Pentwater Capital Management LP, which claims to own approximately 13.77% of Turquoise Hill’s Shares, have publicly stated that they do not support the Arrangement.

35.	The Company intends to hold the Meeting of the Company’s shareholders to seek shareholder approval for the Arrangement.

No Other Affected Securityholders

36.	Turquoise Hill has no securityholders that will be affected by the Arrangement other than holders of Shares.

Approval of the Arrangement

37.	Turquoise Hill seeks the Final Order from this Court approving the Arrangement.

38.

Subject to approval of the Arrangement by the requisite majorities of the Company’s shareholders, the Arrangement will meet all statutory requisites under the YBCA. The Arrangement has a valid business purpose, has been put forward by the Company in good faith, and is fair and reasonable.

39.

The Arrangement is recommended by the independent Special Committee, approved by the Board (excluding the Conflicted Directors), supported by fairness and valuation opinions from the independent financial advisors to the Special Committee, and includes the Dissent Rights.

The petitioner estimates that the application will take 2 hours.

Dated September 22, 2022	/s/ Orestes Pasparakis
Orestes Pasparakis
Lawyer for the Petitioner, Turquoise Hill
Resources Ltd.

Dated September 22, 2022	/s/ James R. Tucker
James R. Tucker
Lawyer for the Petitioner, Turquoise Hill
Resources Ltd.

NOTICE OF CASE MANAGEMENT CONFERENCE

TAKE NOTICE that this proceeding is exempt from mandatory Case Management Conference under the authority of Practice Direction Civil-10.

Dated September 22, 2022	/s/ Orestes Pasparakis
Orestes Pasparakis
Lawyer for the Petitioner, Turquoise Hill
Resources Ltd.

Dated September 22, 2022	/s/ James R. Tucker
James R. Tucker
Lawyer for the Petitioner, Turquoise Hill
Resources Ltd.

S.C. No._________

SUPREME COURT OF YUKON

TURQUOISE HILL RESOURCES LTD.

Petitioner

PETITION

TUCKER CARRUTHERS

301-303 Alexander Street

Whitehorse, Yukon Y1A 2L5

Our file# 220604

James R. Tucker

jtucker@yukonlaw.com

Tel: (867) 667.2099 ext. 1001

APPENDIX G

SECTION 193 OF THE BUSINESS CORPORATIONS ACT (YUKON)

“193(1) Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a) amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

(b) amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

(c) amalgamate with another body corporate, otherwise than under section 186;

(d) be continued under the laws of another jurisdiction under section 191; or

(e) sell, lease or exchange all or substantially all its property under paragraph 192(1)(c).

(2) A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a) at or before any meeting of shareholders at which the resolution is to be voted on; or

(b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after learning that the resolution was adopted and of the right to dissent.

(5.1) The execution or exercise of a proxy does not constitute a written objection for the purposes of subsection (5).

(6) An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2),

(a) by the corporation; or

(b) subject to subsection (6.1), by a shareholder if an objection under subsection (5) has been sent by the shareholder to the corporation,

to set the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(6.1) A shareholder who has sent an objection under subsection (5) ceases to be a dissenting shareholder and is not entitled to make an application under subsection (6) or to claim under this section if

(a) the shareholder votes, in person or by proxy, in favour of the resolution referred to in subsection (1) or (2); or

(b) the shareholder withdraws the objection by written notice to the corporation.

(7) If an application is made under subsection (6), the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay an amount considered by the directors to be the fair value of the shares to that shareholder.

(8) Unless the Supreme Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant; or

(b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9) Every offer made under subsection (7) shall

(a) be made on the same terms; and

(b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of that shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order setting the fair value of the shares.

(11) A dissenting shareholder

(a) is not required to give security for costs in respect of an application under subsection (6); and

(b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Supreme Court may give directions for

(a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation;

(b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

(c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares;

(d) the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent;

(e) the appointment and payment of independent appraisers, and the procedures to be followed by them;

(f) the service of documents; and

(g) the burden of proof on the parties.

(13) On an application under subsection (6), the Supreme Court shall make an order

(a) setting the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application;

(b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders; and

(c) setting the time within which the corporation must pay that amount to a shareholder.

(14) On

(a) the action approved by the resolution from which the shareholder dissents becoming effective;

(b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for that shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise; or

(c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Paragraph (14)(a) does not apply to a shareholder referred to in paragraph (5)(b).

(16) Until one of the events mentioned in subsection (14) occurs,

(a) the shareholder may withdraw the dissent; or

(b) the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17) The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder because of subsection (14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

(a) the pronouncement of an order under subsection (13); or

(b) the making of an agreement between the shareholder and the corporation as to the payment to be made for the shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Even though a judgment has been given in favour of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to having full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

(21) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the Supreme Court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (3), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance with such terms and conditions as the Supreme Court thinks fit.”

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